Form 10-K405, Exhibit 13
period 1996-12-31
WATERS CORP /DE/
filed 1997-03-31
CIK 1000697

                                                                    EXHIBIT 13.1

                                      1996
                            The year in measurement

                                    [LOGO]

                                    Waters
                                 Annual Report

                [FRONT COVER - VISUAL DEPICTION OF AN ASPIRIN]

Waters(TM) Corporation (NYSE: WAT) is the world's leading supplier of high performance liquid chromatography instrumentation and consumables, as well as thermal analysis products. Around the world, Waters products are used by pharmaceutical, industrial and university research and development laboratories. For these markets, we provide technology that helps break matter down to its molecular level. By turning analytical data into useful information, Waters helps its clients understand the complexities of chemistry and life itself.

Financial Highlights
--------------------


Adjusted Financial Results (A):
                                                                             Percentage
($ in thousands, except per share data)                      1996       1995     Change
------------------------------------------------------------------------------------------
For the year:

Net sales                                                $391,113   $332,972       17%

Operating income                                           71,229     56,267       26%

Income from continuing operations before income taxes      56,489     38,621       46%

Net income available to common stockholders                44,338     30,700       44%

Income per common share from continuing operations       $   1.40   $   1.02       37%

At year end:

Total assets                                             $365,502   $299,816

Stockholders' equity                                       57,780     58,118

Return on assets                                             12.1%      10.2%

Return on equity                                             76.7%      52.8%

(A) Adjusted financial results for 1996 reflect adjustments to reported results of operations necessary to eliminate nonrecurring charges related to the May 1996 acquisition of TA Instruments, Inc. and the Company's April 1996 tender for its then remaining subordinated debt. These amounts had no related tax effects. Adjusted financial results for 1995 reflect adjustments to reported results primarily necessary to eliminate nonrecurring charges related to the Company's November 1995 initial public offering ("IPO"), reduce interest expense to reflect the capital structure achieved with the Company's IPO, and record related income tax effects. A reconciliation of reported results to adjusted results follows in the table below.


                                                                      1996       1995
---------------------------------------------------------------------------------------
Net (loss) income available to common stockholders -
 as reported                                                        $ (3,326)  $  1,099
Adjustments:
  Eliminate revaluation of acquired inventory                         (6,100)      (925)
  Eliminate charge to SG&A for one-time acceleration of
    compensatory stock option vesting                                      -     (3,567)
  Eliminate expensed in-process research and development
    related to the TAI acquisition                                   (19,300)         -
  Eliminate management fee under agreement terminated in
    conjunction with the Company's IPO                                     -     (5,393)
  Adjust interest expense to reflect financing associated with
     post-IPO capital structure                                            -    (11,494)
  Adjust tax provision for items above                                     -      3,881
  Eliminate extraordinary loss from early extinguishment of debt     (22,264)   (12,112)
  Adjust preferred stock dividend and accretion to reflect
  Company's current capital structure                                      -          9
  Total adjustments                                                   47,664     29,601
Net income available to common stockholders - as adjusted           $ 44,338   $ 30,700

                               President's Letter

                                   [GRAPHIC]

The year just concluded was successful not only financially for Waters, with sales growth of 17% and earnings growth of 37% (excluding nonrecurring items), but was a year of significant strategic progress for the company as well. First, in our core chromatography business, we launched a revolutionary new instrument platform, The Alliance(TM) System; and second, we acquired TA Instruments(TM) and its thermal analysis technology, providing Waters with a major new complementary growth opportunity.

  The Alliance System debuted at The Pittsburgh Conference in March 1996, and has been quickly established as the HPLC performance leader. Customer response has been extremely positive and has driven HPLC growth rates to double-digit levels in the second half of 1996.

  By July 1996, the Alliance System had been introduced in all regions of the world. Encouragingly, the Company's strong second-half performance was broad based with all major regions contributing equally to sales growth.

  The success of the Alliance System underscores the real growth opportunity for us in our core markets. The Alliance System enables customers to improve their results through better chromatography. Customers clearly see this performance advantage and are encouraging us to continue to provide state-of-the-art HPLC solutions for their applications.

  We intend to meet these customer needs by continuing to invest in our three major platform areas: our instrumentation, principally with the Alliance System; our software, with our market leading Millennium(R) Chromatography Manager Software; and chemistry, with a full range of consumable products, led by our novel Symmetry(R) product line.

  No one is better positioned than Waters to provide a full range of state-of-the-art technologies in each of these important areas, and we intend to introduce important new products in each of these areas during 1997.

  TA Instruments is the world leader in the field of thermal analysis -- a technology complementary to HPLC which is particularly important for the analysis of polymers and plastics. We acquired TA Instruments in May 1996 for its technology and market leadership in a section of the analytical instrument marketplace where we had been underrepresented and where we saw opportunity. We were also attracted to TA Instruments by its culture and management which is very similar to Waters, with an emphasis on strong customer service, state-of-the-art products and application solutions for customers. TA Instruments' performance in 1996 exceeded our expectations, and ended 1996 with growth rates in the solid double digits. This business has a strong pipeline of new products in development, and we are optimistic about our opportunity to maintain and extend our competitive position. We believe that, with TA Instruments, we have a strengthened foundation in the industrial marketplace that can accelerate its growth by acquiring products and businesses which augment the base business.

  We also made key investments to improve our infrastructure in 1996. We successfully converted legacy information systems in Europe and Asia to new state-of-the-art business systems based on software from SAP AG. These systems were delivered on time and on budget. Over the next 18 months, the United States and the remainder of our international operations will be converted as well. With these new systems in place, our information systems architecture will be ready to support our 21st century growth strategy.

  As we look to 1997 and the future, the success we experienced and the investments we made in 1996 make us confident in our ability to sustain above-average performance in our very competitive industry. I'd like to thank our customers for their continued support and the worldwide Waters organization for its hard work and dedication in 1996, both of which made such a successful year possible.



Sincerely,


/s/ Douglas A. Berthiaume


Douglas A. Berthiaume
Chairman, President, and
Chief Executive Officer

We gauge
  our results

on an international basis. No matter how you measure it, the world is getting smaller. And that means Waters is an increasingly global corporation. Today, two thirds of our sales come from outside of the United States. While Japan and Europe remain our largest international markets, our fastest growth is expected to come from emerging markets -- particularly in the Pacific Rim. But no matter where the customer is, our more than 2,000 employees throughout the world have been extremely successful at taking the Waters philosophy, fitting it to local needs, and delivering solutions that result in satisfied customers.


Bar graph that illustrates revenue by geography as follows:
        United States - 38%
        Europe - 30%
        Japan - 12%
        Asia/Pacific Rim - 9%
        Rest of World - 11%

Visual depiction of the German Deutsche Mark with overlays that illustrate revenue by geography as follows:
        United States - 38%
        Europe - 30%
        Japan - 12%
        Asia/Pacific Rim - 9%
        Rest of World - 11%


Local sales & support worldwide.

48 offices in 29 countries.

How do You Measure Achievement?
-------------------------------

CHART (no data points)
[Caption]   Alliance HPLC Systems -- improving the quality of HPLC results

When it comes to Waters, one could argue that the most accurate way to measure success is with a High Performance Liquid Chromatography (HPLC) system. After all, that is precisely what we help our customers do every day, in every corner of the globe. For example, we're aiding customers in their quest to create and manufacture important new drugs. We're making sure that the taste quality of their food and beverage products is consistent. We're helping them comply with governmental regulations, keeping water cleaner. And we're providing knowledge that allows them to make major medical breakthroughs.

  What is it that we do? In simple terms, we provide the tools that make analytical measurements, and then turn analytical data into usable information. In more complex terms, HPLC separates the individual chemical components of liquids (or chemical mixtures that can be converted into a liquid state), so they can be identified, purified or quantified. This helps chromatographers (analytical chemists, biochemists, materials scientists and other professionals) make smarter decisions faster. Or it gives them confidence that their chemical formulations are identical, batch after batch, year after year. It lets them know, with precision, if there is something in their product that does not belong there. Examples of industries where HPLC is employed include pharmaceutical, food, beverage and industrial chemical companies, as well as government agencies, universities and research institutes.

  Shaped By The Past, Present And Future. Waters pioneered HPLC, back in the 1960's. And today, the future of HPLC is bright, both in the short and long term. The size of the HPLC market is currently estimated at $1.9 billion. And, with a market share estimated to be twice that of our nearest competitor, Waters is the world's largest supplier of HPLC technologies.

CHART (no data points)
[Caption]   Symmetry HPLC Columns -- a new standard for reproducibility

  Our customers include most Fortune 500 companies, in addition to major corporations all over the world. And their products are things you use every day. From cola to aspirin, from tires to perfume.

  Reviewing Our First Year As A Public Company. While increases in orders, sales and profitability can be easily measured, other things, just as important to the success of a company, are more difficult to quantify. One such intangible is the spirit and culture of an organization. For Waters, 1996 was a year filled with enthusiasm and a sense of purpose. Based in large part on the successful launch of our Alliance HPLC system concept and excitement about the introduction of several new products in 1997, Waters employees have a heightened sense of pride and teamwork, and a dedication to maintaining their position as the industry's innovative leader.

CHART (no data points)
[Caption]   Millennium Chromatography Software for HPLC and GC results management

The sweet

   smell of success The worldwide analytical instrument market size is estimated at $11.0 billion, and HPLC is the largest segment. From manufacturing the world's most sophisticated fragrances, to making motor oil, laboratories invest in numerous different technologies, depending on their analytical needs. HPLC, however, represents the single largest segment, since over 80% of compounds known to science can be characterized by HPLC. Complementary technologies like thermal analysis, which we acquired with the TA Instruments, Inc. purchase in 1996, give scientists additional means to characterize not only chemical mixtures but the associated physical properties of materials made of these mixtures, such as plastics, rubber and other highly engineered materials.

Linear chart that illustrates estimated worldwide demand in 1996 for analytical instrumentation (in billions of U.S. dollars) as follows:
        High performance liquid chromatography - $1.9
        Molecular spectroscopy - $1.6
        Molecular bioinstrumentation - $1.5
        Gas-phase chromatography - $1.4
        Surface sciences - $1.2
        Atomic spectroscopy - $1.1
        Other analytical techniques - $1.0
        Physical properties - $0.9
        Mass spectroscopy - $0.4

Visual depiction of a perfume bottle with overlays that illustrate the estimated worldwide demand in 1996 for analytical instrumentation (in billions of U.S. dollars) as follows:

        High performance liquid chromatography - $1.9
        Molecular spectroscopy - $1.6
        Molecular bioinstrumentation - $1.5
        Gas-phase chromatography - $1.4
        Surface sciences - $1.2
        Atomic spectroscopy - $1.1
        Other analytical techniques - $1.0
        Physical properties - $0.9
        Mass spectroscopy - $0.4

The new standard by which all other
-----------------------------------
   HPLC systems will be measured
   -----------------------------


CHART (no data points)
[Caption]   Alliance HPLC Systems -- a bold new direction in HPLC

In March of 1996, Waters launched a new breed of HPLC instrument: The Alliance System. The importance of this introduction to Waters cannot be overemphasized. Not only was the technology judged an unqualified success by our customers, but it was also a shining example of the spirit of innovation and teamwork that defines the Waters work force worldwide.

  To truly grasp the significance of the Alliance System concept, it is necessary to understand a few things about the HPLC industry. For years, major instrument suppliers had been marginally improving their HPLC systems. And fundamental system design had remained basically unchanged. The prevailing attitude was that maximum performance and reliability had been reached. Customers and equipment suppliers were satisfied with what they had. Waters challenged that attitude and, with the Alliance System, sent HPLC in a bold new direction. With technology that made results dramatically more accurate and reliable. And gave customers a reason to reevaluate what they should expect from an HPLC system.

  Fundamental to the Alliance System concept was the industry's first system that combined solvent and sample management. The functional integration of a new design for solvent delivery with the world's most respected autosampler brought more consistent performance, enhanced reproducibility and higher quality results.

  Reaction to the Alliance System was swift and clear. At Pittcon, the HPLC industry's biggest trade show, the Alliance System was the talk of the town. American Laboratory magazine called our Alliance System the "most impressive product introduction in HPLC" at Pittcon. Instrument Business Outlook, a major industry publication covering the show, noted "Alliance is a major step forward in HPLC instrumentation that will set a new standard for performance."

In October, a blue-ribbon panel of independent scientists, educators, and science journalists appointed by France's Institut National des Sciences Applique[_]s (INSA) awarded our Alliance System its top innovation award at a ceremony at INSA LABO, one of Europe's most highly-regarded industry exhibitions.

  But more important was the reaction of customers. Both ours and our competitors'. Orders for the Alliance System far exceeded our most optimistic forecasts. And because the worldwide launch was just completed in July, the full impact to the Waters bottom line is still being realized. Just as importantly, the Alliance System has greatly added to our ability to compete for new business in strategic accounts.

  We believe the Alliance System concept is the most important new HPLC product in the past 15 years. Moreover, it will provide the basis for the Waters approach to HPLC for many years to come.

CHART (no data points)
[Caption]   Integrity System for positive compound identification

And Alliance represents our commitment to developing the most innovative products and technologies.

  More Integrity Than Ever. Mass spectrometry is a powerful detection technique for HPLC. It provides much more sensitive and sophisticated information about HPLC samples. Until the launch of the Waters Integrity(TM) System in 1994, these instruments were extremely large, costly and difficult to use. The benchtop Integrity System changed everything, truly bringing mass spec to the masses.

  In 1996, Waters brought the power of Alliance HPLC System performance to Integrity Systems and orders nearly doubled compared to the previous year.

  During 1997, Waters plans to introduce a new mass spectrometry detector coupled with our Alliance System to take advantage of oppor-tunities in the high-growth pharmaceutical analysis segment of the instrument market. Scientists will be able to generate higher-quality results in less time, helped by relational database technology to organize this increased productivity.

The business of
     making people
feel better. The pharmaceutical industry is our largest market. By all indications, 1996 was the best year ever for this important customer segment. According to the Pharmaceutical Research and Manufacturers of America, sales of ethical pharmaceuticals were expected to have topped $96 billion and research and development spending to have exceeded $15 billion, both new records. The number of new biotechnology drugs in production increased 21% in 1996. These factors significantly contributed to the overall growth of our core HPLC business in 1996.

Linear timeline indicating HPLC pharmaceutical applications in numerical order from 1 to 8 as follows:
        1 - Discovery of new chemical entities
        2 - Toxicological studies
        3 - Impurity profiling
        4 - Clinical trials
        5 - Stability analyses
        6 - Bulk drug assays
        7 - Dissolution testing
        8 - Content uniformity analyses

Visual depiction of a drug capsule that illustrates the significance of HPLC in pharmaceutical research, development and quality control during the discovery phase, clinical phase, and commercial phase:
        Discovery of new chemical entities (Discovery and clinical phases) Toxicological studies (Discovery and clinical phases)
        Impurity profiling (Clinical phase)
        Clinical trials (Clinical and commercial phases)
        Stability analyses (Clinical phase)
        Bulk drug assays (Clinical and commercial phases)
        Dissolution testing (Clinical and commercial phases)
        Content uniformity analyses (Clinical and commercial phases)

                        Analyzing the Analytical Column
                        -------------------------------

CHART (no data points)
[Caption]     Symmetry Columns -- for improved run-to-run reproducibility

  After the instrument itself, the second critical component of an HPLC system is the analytical column. The analytical column actually separates the sample's constituents from one another, so that their concentrations can be accurately measured.

  Obviously, the success of any HPLC separation depends on the quality of the analytical column in which that separation takes place. What's more, the consistency of the column is critical, so that methods used can be repeated or transferred to other sites with exactly the same results.

  With this in mind, Waters developed the Symmetry(R) line of columns, launched in late 1994. Our goal was to create the first world-class standard for columns to be used in the next generation of drug assays. We succeeded in bringing to market a product that is unsurpassed in performance, column-to-column reproducibility and durability.

  In fact, much like our Alliance System is changing what customers expect from HPLC instruments, Symmetry columns have reset customer expectations in terms of analytical columns.

  Today, many pharmaceutical companies around the world are using Symmetry columns in the research and development phases of various new, important drugs. And once a column

CHART (no data points)
[Caption]     Oasis HLB Extraction Cartridges for HPLC sample preparation is specified for a given drug, it becomes tied to a drug company's overall strategy for ensuring the quality of that product -- meaning sales for the column continue as long as the drug is manufactured.

  In 1996, sales of Symmetry columns increased by almost 50%, exceeding our revenue projections. The vast majority of columns went to pharmaceutical accounts. Many of these columns were used in the development of products that will soon be coming to market. That means future sales of Symmetry columns should continue to grow strongly.

  Broadening Our Product Line. The past year also saw the introduction of Oasis(TM) HLB single-use, disposable sample preparation cartridges. Launched in November at the annual meeting of the American Association of Pharmaceutical Scientists, Oasis HLB cartridges are based on a patented* polymeric sorbent technology that makes it faster and easier to prepare HPLC samples by eliminating all but the compounds of interest.

  Oasis HLB cartridges are the industry's first product of its type, and the first from our new polymeric technology platform. And they represent one of Waters' most important new sample preparation product platforms ever, since they provide access to a $50 million market opportunity not addressed by Waters today.

Good chemistry As one might expect, Waters has many customers in the chemical and material industries. HPLC and thermal analysis come into play in the production of a diverse group of these products. From the coating on CDs to the waterproofing on coats. From semiconductors to semi-tractor tires, Waters technologies are an integral part of the development and manufacturing process.

Linear chart that depicts chemical industry applications in the following order:
        Competitive product analysis
        Incoming raw material inspection
        Process development and control
        Materials research
        Analytical support services
        Methods development
        Environmental testing

Visual depiction of compact disk with a pie chart overlay that illustrates chemical industry applications as follows:
        Competitive product analysis
        Incoming raw material inspection
        Process development and control
        Materials research
        Analytical support services
        Methods development
        Environmental testing



        . Thousands of Laboratories
          ---------

              . HPLC Essential
                ----

        . TAI's Biggest Market
          -----

A New Measure of Intelligence
-----------------------------

CHART (no data points)
[Caption]     Millennium Chromatography Software for HPLC results management

  Generating reams of accurate, consistent results is one thing. Using them intelligently is another. Two initiatives that Waters began last year should have a substantial impact on helping customers employ their chromatography systems with greater intelligence than ever before. And these projects will also have a strong influence on the future of Waters for many years to come. The first of these is a new software system that makes it easier for chromatographers to manage information. The second makes conventional service and support obsolete, and draws upon Waters' unparalleled intellectual capital to help customers in new ways. Both initiatives also represent significant new areas for revenue growth and increased market penetration.

  The New Millennium Comes Early. There are several reasons why managing information is important to the chromatography process. When customers use chromatography for research purposes, they need fast, flexible access to the data files for the myriad of tests they have run - which may number into the hundreds or thousands. And when applying for government approval of a drug, or after a drug is put into production, exact records are critical. Information management can also turn a difficult government audit into a much more manageable process.

  Millennium software is the industry-leading, best-selling liquid chromatography software. More than 14,000 copies of Millennium software have been sold to date. That makes it the world's leading software platform for liquid chromatography data management. Millennium software is available in versions for individual computer workstations and for networked chromatography computer workstations. Orders for our Millennium net-working products grew a robust 50% in 1996, as more companies adopt Millennium software as their data management software standard.

  This year, Waters is scheduled to release the newest state-of-the-art version of Millennium software, to coincide with the migration of thousands of laboratories to Microsoft(R) Windows(R) 95 and Windows NT(R). With a rich feature set and powerful capabilities, this new version of Millennium software will be one of the most sophisticated and powerful applications ever developed for the Windows environment.

  The Right Connections. No other company has a longer history of HPLC innovation and experience than Waters. This is the basis of an exciting new approach to support and service: Waters Connections(TM) program. It represents an efficient new way to provide service for our customers, while improving overall responsiveness and emphasizing preventive maintenance. It also allows us to aggressively market a mix of service products better suited to individual client needs.

CHART (no data points)
[Caption]     Industry-leading Millennium Chromatography Software

  After-sale service and support is one of our fastest-growing areas of business. The Connections suite of service products should make it only more so. Using our experienced technicians, as well as the Internet and CD-ROM, Connections service products will furnish customers with application information, education, performance assurance and regulatory compliance assistance.

  And, we will increase our emphasis on preventive maintenance; in the end that means more uptime and improved productivity for our customers, and more effectively managed business for us.

       It's all
important
  (and profitable) Whether we're helping companies formulate or fortify a new fruit juice for their kiwi raspberry drink or develop a more powerful antacid, no other supplier of HPLC products has the depth and breadth of line that Waters offers. With leading-edge offerings in instrumentation, consumables and data management software, we offer a one-stop source for our customers. This focus, we believe, will continue to differentiate us from our major competition. And since all of our major product lines are still early in their life-cycle, the groundwork is set for strong performance for some time to come.

Bar graph that illustrates revenue by product line as follows:
	Instrumentation and software - 63%
	Service and support - 20%
	Consumables - 17%

Visual depiction of a sliced Kiwi fruit with a pie chart overlay that illustrates revenue by product line as follows:

        Instrumentation and software - 63%
        Service and support - 20%
        Consumables - 17%


        Instrumentation & Software:
        . Alliance HPLC Systems
        . Millennium Chromatography Software
        . Thermal Analysis Systems
        Service and Support:
        . Connections Program
        Consumables:
        . Symmetry Columns
        . Oasis HLB Cartridges
        . over 50 thousand sold!

New Directions and New Opportunities
------------------------------------

CHART (no data points)
[Caption]     TA Instruments Dynamic Mechanical Analyzer for measuring the mechanical properties of materials

  The largest market for HPLC products and services remains the pharmaceutical industry. While 1996 was perhaps the best year in history for sales to this market, 1997 looks even brighter. The Pharmaceutical Research and Manufacturers of America estimates that in 1997 R & D spending by pharmaceutical companies will exceed last year's total by 11%. Presently there are nearly 7,000 pharmaceuticals and biopharmaceuticals in development by more than 900 therapeutic drug companies worldwide.1 There is also a renewed focus on streamlining the drug approval process. These are all factors which bode well for the use of HPLC. Since Waters' core technology is well-suited to this market, we are well-positioned to capitalize on the anticipated growth.

  One of the most significant events this past year was our acquisition of TA Instruments, Inc. (TAI). TAI is the world leader in thermal analysis, the most common measurement technique for characterizing polymers. Examples of polymers include rubber, plastics, proteins and starch. There are strong complementary relationships between the information obtained by our HPLC technology and thermal analysis. It is these relationships that we believe will bring new advantages to companies involved with the development, fabrication and quality control of high performance materials.

  The worldwide market for thermal analysis and related products is close to $250 million, and many of TAI's current customers are also Waters' customers.

  Consistent with our philosophy of adding complementary capabilities in other areas of expertise, TAI will strengthen our position in the very important chemical marketplace. Acquisitions of this type profitably expand and leverage our customer base.

  New Allies. Also key to the future are new partnerships designed to create additional value for our customers. One example is our strategic partnership with Source for Automation, Inc. (Milford, Mass.). Together we are working to take their expertise in automated sample extraction and combine it with HPLC to establish an entirely new solution for auto-mated content uniformity testing for pharmaceutical companies. A second partnership with Wyatt Technology Corp. (Santa Barbara, Calif.) strengthens our offering for polymer characterization by combining our Alliance System platform with their patented light-scattering detector technology.

  Another example of new opportunity is software that links Millennium workstations or client/server systems to virtually any commercial Laboratory Information Management system, allowing scientists to better track all analyses performed on their samples.

  These and other alliances will give us new capabilities that will expand our marketplace.

  It's All Important. There are four keys to the success of an HPLC procedure. First, the instrument that performs the procedure must be accurate and reliable. Second, it is imperative that the analytical column, or the consumable element used for every test, be of high quality and consistency. Third, the data management software used for organizing, analyzing and storing results and methods must be flexible, powerful and easy to use. And finally, companies that employ HPLC must have access to service and support that help them get the most out of their applications. If just one of these elements is not up to par, the entire procedure is compromised.

  Waters is the only company in the world that has industry-leading technology in all four of these areas. Moving forward, we intend to leverage each of them, and combine them more powerfully, to serve our customers more completely, and solidify our position as the definitive, single resource for HPLC solutions.

  In short, as we look both back and ahead, one might sum up our first year as a public company stating that, by virtually any measure, 1996 was a successful year. Yet, we would like to think of it another way: as just the beginning.



1. Scrip Magazine, Review Issue of 1996,
PJB Publications, London, England

  A strong
        foundation for
future growth Waters' management team has the good fortune to lead an organization that is rich in intellectual capital, and that possesses a highly skilled work force. This combination of motivated and talented individuals will be instrumental in moving Waters to even greater profitability and productivity. Our management and employees are working together to implement new systems and technologies that will increase our competitive advantage, and lay the groundwork for future growth.

Photograph of Waters' executive officers from top-left to bottom-right as follows:
 Brian K. Mazar - Vice President, Human Resources and Investor Relations Philip S. Taymor - Senior Vice President and Chief Financial Officer Devette W. Russo - Vice President, Chromatography Consumables Division John R. Nelson - Senior Vice President, Research, Development, and
    Engineering
 Thomas W. Feller - Senior Vice President, Operations
 Douglas A. Berthiaume - Chairman, President, and Chief Executive Officer Arthur G. Caputo - Senior Vice President, Worldwide Sales and Marketing


[Captions to art (group shot) on page by self ]




Brian K. Mazar
Vice President, Human Resources
and Investor Relations

Philip S. Taymor
Senior Vice President
and Chief Financial Officer

Devette W. Russo
Vice President,
Chromatography
Consumables Division

John R. Nelson
Senior Vice President
Research, Development,
and Engineering

Thomas W. Feller
Senior Vice President
Operations

Douglas A. Berthiaume
Chairman, President, and
Chief Executive Officer

Arthur G. Caputo
Senior Vice President
Worldwide Sales and Marketing

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

Financial Table of Contents
---------------------------

Management's Discussion and Analysis of Financial
Condition and Results of Operations........................................  29
Report of Independent Accountants..........................................  36
Consolidated Financial Statements..........................................  37
Notes to Consolidated Financial Statements.................................  41
Quarterly Results..........................................................  54
Selected Financial Data....................................................  55
Directory..................................................................  56

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                             Waters Corporation and Subsidiaries
Management's Discussion and Analysis of
Financial Condition and Results of Operations

OVERVIEW
Waters Corporation ("Waters" or the "Company") is the world's largest manufacturer, distributor and provider of high performance liquid chromatography ("HPLC") instruments, columns and other consumables, and related service. The Company has the largest HPLC market share in the United States, Europe and non-Japan Asia and has a leading position in Japan. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. With its acquisition of TA Instruments, Inc. ("TAI") in May 1996, Waters is also the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers. Waters Corporation was established to acquire the predecessor Waters Chromatography Division ("Predecessor") of Millipore Corporation ("Acquisition") on August 18, 1994. Waters Corporation became a publicly traded company with its initial public offering ("IPO") in November 1995.

   After sales growth of 8% in 1995, sales for the year ended December 31, 1996 grew by 17% over the comparable prior year period. Sales growth increased as a result of the introduction of new products, improvement in the HPLC market and the effect of the TAI acquisition. While some product prices have increased and others have decreased over the past three years, overall pricing has remained generally stable.

   Waters has improved operating income levels in 1995 and 1996 on the strength of sales growth, significant cost reductions and operating leverage. In particular, as a result of measures taken in conjunction with the Acquisition and restructuring actions completed in late 1994, the Company reduced annual operating spending by over $20 million in 1995. These savings reduced cost of sales; selling, general and administrative expenses; and, to a lesser extent, research and development spending. The Company has continued to benefit from these cost reduction measures and has augmented them with new initiatives in 1996.

   Excluding 1996 nonrecurring charges related to the purchase of TAI and 1995 nonrecurring charges related to the Company's IPO and purchase of Phase Separations Limited; operating income for the year ended December 31, 1996 was $71.2 million, a 26% increase over the $56.3 million generated in 1995. Excluding 1995 nonrecurring charges and 1994 nonrecurring charges related to the Acquisition of the Predecessor in August 1994; 1995 operating income represented a 72% increase over 1994 primarily as a result of the $20 million of spending reductions. Excluded 1996 nonrecurring charges were as follows: $6.1 million of revaluation of acquired inventory and $19.3 million of expensed in-process research and development. Excluded 1995 nonrecurring charges were as follows:
$0.9 million of revaluation of acquired inventory, $5.4 million of management fees under a management services agreement terminated in conjunction with the Company's IPO and $3.6 million of expense included in selling, general and administrative expenses for the one-time acceleration of vesting of certain compensatory stock options in the fourth quarter. Excluded 1994 nonrecurring charges were as follows: $38.4 million of revaluation of inventory, $53.9 million of expensed in-process research and development, $0.6 million of management fees and $3.5 million of restructuring charges associated with the Acquisition of the Predecessor.

   Based upon the re-engineering of its operations, the Company believes it can continue to leverage its infrastructure to support additional sales without a corresponding increase in costs.

   During 1996, approximately 63% of the Company's combined net sales were derived from operations outside the United States. The Company believes that the geographic diversity of its sales reduces its dependence on any particular region. The U.S. dollar value of these revenues varies with currency exchange fluctuations, and such fluctuations can affect the Company's results from period to period. In 1996, each 1% average strengthening of the U.S. dollar would have decreased reported net sales by approximately $2.4 million while each 1% weakening of the dollar would have increased reported net sales by $2.4 million. The impact on net income and cash flow would have been significantly less as a result of local currency expenditures. Prior to the fourth quarter of 1995, the Company periodically entered into forward exchange contracts (which had initial maturities of 24 months or less) to economically hedge a significant portion of the U.S. dollar value of its anticipated future international cash flows. Generally accepted accounting principles required that those contracts outstanding at period end be valued at current market value with the resulting unrealized gain or loss reflected in the statements of operations for the period even though they economically hedged anticipated future cash flows. In the fourth quarter of 1995, the Company ceased to economically hedge anticipated future international cash flows and therefore liquidated those particular forward currency contracts. As of December 31, 1996, the Company's outstanding forward currency contracts amounted to $3.3 million and hedged the dollar value equivalent of specified customer commitments. The Company does not speculate in foreign currencies.

EFFECT OF ACQUISITION ON RESULTS OF OPERATIONS
The consummation of the Acquisition of the Predecessor affected the Company's results of operations following the Acquisition in certain significant respects. The Acquisition was structured as an asset purchase which created certain tax benefits from the revaluation of inventory, property, plant and equipment and intangible assets. The Company adjusted upward the historical book value of certain assets in accordance with generally accepted accounting principles. Consequently, depreciation and amortization expense related to goodwill and other intangibles increased subsequent to the Acquisition as did interest expense related to debt used to finance the Acquisition.

                                             Waters Corporation and Subsidiaries

OPERATING INCOME DATA
Because of the revaluation of the assets and liabilities of the Predecessor and the related impact on cost of sales and expenses, the financial statements of the Predecessor for periods prior to August 19, 1994 are not strictly comparable to those of subsequent periods. However, the following table combines 1994 data for the Predecessor and Company in order to facilitate management's discussion of financial results.

                                         Company Year Ended    Company Year Ended   Combined Year Ended
                                          December 31, 1996     December 31, 1995     December 31, 1994
-------------------------------------------------------------------------------------------------------
Net sales                                         $ 391,113             $ 332,972              $307,154
Cost of sales                                       145,254               126,216               123,186
Revaluation of acquired inventory(A)                  6,100                   925                38,424
                                                  -----------------------------------------------------
   Gross profit                                     239,759               205,831               145,544
SG&A expenses(B)                                    148,513               132,746               129,738
R&D expenses                                         20,898                17,681                20,189
Expensed in-process R&D(A)                           19,300                    --                53,918
Goodwill and purchased technology amortization(C)     5,219                 3,629                 1,227
Management fee(A)                                         -                 5,393                   552
Restructuring charge(A)                                   -                     -                 3,500
                                                  -----------------------------------------------------
   Operating income (loss)                        $  45,829             $  46,382              $(63,580)
                                                  =====================================================

(A) Non-recurring charges.
(B) The year ended December 31, 1995 includes a $3,567 non-recurring charge for one-time acceleration of vesting of compensatory stock options.
(C) For the 1994 period, amount reflects amortization only for the period August 19, 1994 to December 31, 1994.

RECENT EVENTS
On May 1, 1996, the Company acquired all of the common stock of TAI for $84 million in cash, subject to certain adjustments, financed by drawings on the revolving credit facility under the New Bank Credit Agreement. As a result, the Company recorded nonrecurring charges for the revaluation of acquired inventory of $6.1 million and expensed in-process research and development of $19.3 million during the second and third quarters of 1996. TAI develops, manufactures, sells and services thermal analysis and rheology instrumentation which is used for the physical characterization of polymers and related materials. Thermal analysis and rheology are among the most prevalent techniques employed in the analysis of polymers and other organic/inorganic materials. TAI is the global market leader in the field of thermal analysis. Net sales for TAI were approximately $14 million through April 30, 1996 and $47 million in 1995.

   On March 6, 1996, the Company increased the maximum availability under the New Bank Credit Agreement to $300 million in order to simplify its capital structure and provide additional financial flexibility. On March 7, 1996, the Company commenced a tender offer pursuant to which the $75 million in aggregate principal amount of Senior Subordinated Notes, which were not previously redeemed, were purchased on April 4, 1996. The Company recorded a $22.3 million extraordinary loss in the second quarter of 1996 due to the early extinguishment of its Senior Subordinated Notes.


COMPANY YEAR ENDED DECEMBER 31, 1996 COMPARED TO COMPANY YEAR ENDED DECEMBER 31, 1995

Net Sales

Net sales for 1996 were $391.1 million, compared with $333.0 million for the year ended December 31, 1995, an increase of 17%. Excluding the adverse effects of a stronger U.S. dollar, net sales increased by 20% in 1996. TAI accounted for 10% points of growth while the Company's core HPLC business grew by 10% points, excluding currency effects. HPLC growth was generally broad-based across geographies and end-user markets. The Company's international HPLC business sales increased by 11% and the U.S. HPLC business, which had been flat for the past several years, grew by 9% primarily from strong demand for its products in general and the impact of new product introductions. In particular, in March 1996, Waters successfully introduced its new family of AllianceTM HPLC systems which provide customers more accurate and consistent results and increased sample handling capacity, and are more compact and easier to maintain than conventional component systems.

Gross Profit

Gross profit for 1996 was $239.8 million compared to $205.8 million for 1995, an increase of $34.0 million or 17% over the comparable period of the prior year. Excluding nonrecurring charges for revaluation of acquired inventory related to purchase accounting for acquisitions ($6.1 million related to TAI in 1996 and $0.9 million related to Phase Separations Limited in 1995), gross profit increased by 19% in 1996. Gross profit as a percentage of sales excluding revaluation charges increased to 62.9% in 1996 from 62.1% in 1995 reflecting increased sales volume and improved manufacturing productivity.

                                             Waters Corporation and Subsidiaries

Selling, General and Administrative Expenses

Selling, general and administrative expenses for 1996 were $148.5 million, compared to $132.7 million for 1995. As a percentage of net sales, selling, general and administrative expenses decreased to 38% for 1996 from 39.9% for 1995, reflecting continued emphasis on expense controls. The $15.8 million or 12% increase in total expenditures primarily reflected the addition of TAI to the Company's operations.

Research and Development Expenses

Research and development expenses were $20.9 million for 1996 and $17.7 million for 1995, a $3.2 million or 18% increase from prior year levels. Current year spending increased with new HPLC product development programs and the addition of TAI's research and development expenses in the current year. In 1996, Waters introduced its new AllianceTM systems and a variety of other new products. The Company continues to invest significantly in the development of new and improved HPLC detection, consumable and data products, as well as newly acquired thermal analysis and rheology products.

Goodwill and Purchased Technology Amortization

Goodwill and purchased technology amortization for 1996 was $5.2 million, an increase of $1.6 million from the prior year. This increase was primarily related to the acquisition of TAI.

Expensed In-Process Research and Development

In 1996, the Company expensed $19.3 million of the purchase price for TAI related to acquired in-process research and development. Generally accepted accounting principles prohibit capitalization of research and development expenditures.

Management Fee

There were no management fees incurred during 1996. Until November 1995, the Company paid AEA Investors, Inc. ("AEA") and Bain Capital, Inc. ("Bain") an annual fee of $1.5 million plus out of pocket expenses for general management, financial and other corporate advisory services. The agreement was terminated for a one-time fee of $4.0 million in conjunction with the Company's IPO.

Operating Income

Operating income for 1996 was $45.8 million, a decrease of $0.6 million from the prior year. This decrease reflects $25.4 million of nonrecurring charges related to the TAI acquisition ($6.1 million of revaluation of acquired inventory and $19.3 million of expensed in-process research and development). Excluding revaluation of acquired inventory charges in 1996 and 1995, the 1996 expensed in-process research and development, the 1995 accelerated compensatory stock option vesting charge and the 1995 management fees under the terminated Management Services Agreement; operating income was $71.2 million for the year ended December 31, 1996 and represented a $14.9 million or 26% increase over 1995. Waters has improved operating income levels in 1996 on the strength of sales growth and continued focus on cost reduction in all operating areas.

Interest Expense, Net

Net interest expense decreased $15.6 million or 51%, from $30.3 million in 1995 to $14.7 million in 1996. Contemporaneously with the IPO, the Company retired $25 million of Senior Subordinated Notes, and retired all outstanding indebtedness under its senior credit facility dated August 18, 1994 ("Prior Bank Credit Agreement") with proceeds from the IPO and the New Bank Credit Agreement. In April 1996, the Company completed the successful tender for its then remaining $75 million of Senior Subordinated Notes, financing the repurchase with borrowings under the New Bank Credit Agreement. The current year interest expense decrease reflects the reduced debt levels and more favorable interest rates under the New Bank Credit Agreement.

Unrealized Losses (Gains) on Future Cash Flow Hedges

During 1995, the Company periodically entered into forward exchange contracts to economically hedge a significant portion of the U.S. dollar value of its anticipated future international cash flows. Generally accepted accounting principles required that those contracts outstanding at period end be valued at current market value with the resulting unrealized gain or loss reflected in the statement of operations for the period even though they economically hedged anticipated future international cash flows. For the year ended December 31, 1995, the Company reported unrealized losses of $1.1 million.

Realized (Gains) on Cash Flow Hedges

In the fourth quarter of 1995, the Company ceased to hedge anticipated future international cash flows and therefore liquidated those particular forward currency contracts. During 1995, the Company realized a $2.3 million gain on cash flow hedges.

                                             Waters Corporation and Subsidiaries

Provision for Income Taxes

The Company's effective income tax rate for 1996, excluding nonrecurring, nondeductible charges, was 19.9% compared to 18.1% in 1995. Including these nonrecurring, nondeductible charges related to the purchase of TAI, the 1996 effective income tax rate was 36.1% in 1996. The Company continued to benefit from net operating loss carryforwards which substantially offset U.S. taxable income in 1996 and 1995.

Income from Continuing Operations

Income from continuing operations for 1996 was $19.9 million, compared to $14.1 million for 1995. Excluding nonrecurring charges in both years related to the revaluation of acquired inventory, 1996 expensed in-process research and development, 1995 management fees and the 1995 accelerated compensatory stock option vesting charge, the Company generated $45.3 million of income in 1996 compared to $24.0 million in 1995. The improvement over the prior year was a result of sales growth, continued focus on cost reductions in all operating areas, and interest expense reduction.

Early Extinguishment of Debt

In the second quarter of 1996, the Company recorded an extraordinary loss of $22.3 million related to the early extinguishment of debt in connection with the tender for its remaining $75 million of Senior Subordinated Notes. In the fourth quarter of 1995, the Company recorded an extraordinary loss of $12.1 million related to the early extinguishment of debt in connection with the IPO. The Company utilized the net proceeds from its IPO, its New Bank Credit Agreement and operating cash flow to retire $25 million of Senior Subordinated Notes and $81.4 million of principal outstanding under the Prior Bank Credit Agreement. Company Year Ended December 31, 1995 Compared to Combined Predecessor and Company Year Ended December 31, 1994

COMPANY YEAR ENDED DECEMBER 31, 1995 COMPARED TO COMBINED PREDECESSOR AND COMPANY YEAR ENDED DECEMBER 31, 1994

Net Sales

Net sales for 1995 were $333.0 million, compared with $307.2 million for the year ended December 31, 1994, an increase of 8%. Excluding the benefits of a weaker U.S. dollar, consolidated net sales for 1995 increased by 5% compared to the prior year period. The Company's international business benefited from improved market conditions and weakening of the U.S. dollar. International sales increased by 14% and growth was geographically broad-based. The U.S. business was flat with the prior year. On a worldwide basis, pharmaceutical customer demand, which accounted for over 40% of the Company's business, grew strongly in 1995. Company revenues reflected increased demand for new products introduced in 1994. In particular, the Company experienced strong demand for its consumable Symmetry(R) column products, which provide more accurate and reproducible chromatography results. Sales growth was also generated by the Company's new IntegrityTM product, which combines the separation, quantification and detection capabilities of HPLC with the identification and characterization capabilities of benchtop MS detection.

Gross Profit

Gross profit for 1995 was $205.8 million, versus $145.5 million for 1994, an increase of $60.3 million or 41% over the comparable period of the prior year, due to significantly lower charges for revaluation of acquired inventory, higher sales volumes and productivity improvements. In the year ended December 31, 1994, the Company charged $38.4 million to cost of sales related to the revaluation of inventory acquired as part of the Acquisition. In the year ended December 31, 1995, the Company charged $0.9 million to cost of sales related to the revaluation of inventory acquired in conjunction with the July 1995 purchase of Phase Separations Limited. Moreover, the Company took various measures to reduce costs in conjunction with the Acquisition and as part of a restructuring in late 1994, including consolidating manufacturing plants and reducing the number of employees. Excluding revaluation of acquired inventory charges, gross profit for 1995 was $206.8 million, versus $184.0 million for 1994, an increase of 12% over the comparable period of the prior year and gross profit margins of 62.1% for 1995 exceeded 59.9% margins for 1994.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for 1995 were $132.7 million, compared to $129.7 million for 1994. As a percentage of net sales, selling, general and administrative expenses decreased to 39.9% for 1995 from 42.2% for 1994. This decrease was primarily the result of re-engineering measures adopted in connection with the Acquisition and fourth quarter restructuring in 1994. The Company eliminated excess facilities, consolidated administrative operations, reduced staffing and replaced corporate overhead with a less costly stand-alone infrastructure. Cost reduction impacts were partly offset by the increased translated dollar value of international expenses due to the weak U.S. dollar and a $4.6 million charge for compensatory stock option expense, including a one-time charge of $3.6 million for the accelerated vesting of certain of these options.

Research and Development Expenses

Research and development expenses for 1995 were $17.7 million, $2.5 million below prior year levels due to three factors. First, 1994 results included particularly high spending levels related to the Company's IntegrityTM HPLC-MS system. Research and development spending levels for 1994 were 9% higher than those of 1993. HPLC-MS spending has been reduced to levels typical after the completion of initial development. Second, the Company eliminated certain administrative and supervisory redundancies within its research and development organization by consolidating two research and development organizations into one after the Acquisition. Third, the Company modified its product development approach in 1995 and funded slightly fewer programs with more spending per program in order to shorten time to market and improve productivity.

                                             Waters Corporation and Subsidiaries

The Company continued to invest in those programs important to its future, including benchtop mass spectrometry detection capabilities, a new solvent delivery module, network data products and new column chemistries.

Expensed In-Process Research and Development

In 1994, the Company wrote off $53.9 million of the Acquisition purchase price related to in-process research and development acquired from the Predecessor. Generally accepted accounting principles prohibit capitalization of research and development expenditures.

Goodwill and Purchased Technology Amortization

Goodwill and purchased technology amortization for 1995 was $3.6 million, an increase of $2.4 million from the prior period and primarily relates to the Acquisition on August 18, 1994.

Management Fee

For the year ended December 31, 1995, the Company incurred $5.4 million of expense for financial advice and consulting and other services from AEA and Bain, an increase of $4.8 million from the prior period under the professional services agreement dated August 18, 1994 among AEA, Bain, and the Company ("Management Services Agreement"). The increase was due primarily to a $4.0 million charge to terminate this agreement in connection with the Company's IPO in November 1995.

Operating Income

Operating income for 1995 was $46.4 million, an increase of $110.0 million from the prior year loss. $92.3 million of this operating income increase resulted from nonrecurring Acquisition related charges. Excluding revaluation of acquired inventory charges in 1994 and 1995, the 1995 accelerated compensatory stock option vesting charge, 1994 and 1995 management fees under the terminated Management Services Agreement and the 1994 expensed in-process research and development and restructuring charges; operating income of $56.3 million for the year ended December 31, 1995 was $23.5 million greater than that of the comparable period in 1994, a 72% increase.

Interest Expense, Net

Interest expense for 1995 was $30.3 million, an increase of $17.5 million as compared with $12.8 million for 1994. This increase was due to borrowings which financed the Acquisition on August 18, 1994.

Unrealized Losses (Gains) on Future Cash Flow Hedges

As discussed in the Overview above, until the fourth quarter of 1995, the Company periodically entered into forward exchange contracts to economically hedge the U.S. dollar value of a portion of its anticipated future international cash flows. The Company reported unrealized losses of $1.1 million in 1995 and unrealized gains of $0.9 million in 1994.

Realized (Gains) Losses on Cash Flow Hedges

In the fourth quarter of 1995, the Company liquidated all outstanding forward exchange contracts which hedged future cash flows. For the year ended December 31, 1995, the Company realized a $2.3 million gain on cash flow hedges contracted in prior periods to hedge its currency exposure.

Provision for Income Taxes

The Company's effective income tax rate for 1995 was 18.1%. The Predecessor's effective income tax rate for the period from January 1, 1994 to August 18, 1994 was 28.6%. The Company's 1995 tax rate was lower than the Predecessor's 1994 rate due to the benefit of net operating loss carryforwards from 1994 which substantially offset U.S. taxable income. The Company recorded a tax provision for the period from August 19 to December 31, 1994 while it reported operating losses as certain foreign subsidiaries generated taxable income.

Income from Continuing Operations

Income from continuing operations for 1995 was $14.1 million, compared to a loss of $77.9 million in the prior year comparable period. Non-recurring charges related to the Acquisition depressed 1994 profit levels. In addition, 1995 improvements in operating profitability were offset by higher interest expense related to the Acquisition and nonrecurring charges primarily related to the Company's IPO.

Early Extinguishment of Debt

In the fourth quarter of 1995, the Company recorded an extraordinary loss of $12.1 million related to the early extinguishment of debt. The Company utilized the net proceeds from its IPO, its New Bank Credit Agreement and operating cash flow to retire $25.0 million of Senior Subordinated Notes and $81.4 million of principal outstanding under the Prior Bank Credit Agreement.

                                             Waters Corporation and Subsidiaries

LIQUIDITY AND CAPITAL RESOURCES

Upon consummation of the Acquisition, liquidity requirements increased significantly due to debt service costs associated with borrowings.

   On April 4, 1996, the Company consummated a tender offer ("Tender Offer") pursuant to which the remaining $75 million in aggregate principal amount of its 12.75% Senior Subordinated Notes ("Senior Subordinated Notes") were purchased. The aggregate purchase price paid by the Company in connection with the Tender Offer was $90.6 million. In the second quarter of 1996, the Company recorded an extraordinary loss of $22.3 million related to the early extinguishment of the Senior Subordinated Notes.

   The Company's new bank credit agreement ("New Bank Credit Agreement") is a revolving credit facility with maximum availability of $300 million with the following principal terms. The loans under the New Bank Credit Agreement bear interest for each quarter at a per annum rate equal to, at the Company's option,
(i) the Base Rate plus an amount which will vary between zero and 0.50% or (ii) Eurodollar Rate (as defined) plus an amount which will vary between 0.50% and 1.50%, based upon certain Company performance criteria for the previous four quarters. The availability under the New Bank Credit Agreement will decrease under certain circumstances such as in the event of asset sales and issuance of equity, will decrease by $45 million in each of the years 1998 and 1999, and will terminate in 2000. At December 31, 1996, the interest rate on the Company's New Bank Credit Agreement was approximately 6.6%. The New Bank Credit Agreement imposes certain restrictions on the Company and certain of its subsidiaries, including restrictions on its ability to incur indebtedness, pay dividends, make acquisitions, make investments, grant liens, sell its assets and engage in certain other activities. Indebtedness under the New Bank Credit Agreement is secured by substantially all of the assets of the Company. The Company's existing availability under the New Bank Credit Agreement was $87.5 million as of December 31, 1996. The Company was in compliance with all of its debt covenants under the New Bank Credit Agreement as of December 31, 1996.

   The Company generated $53.2 million in cash from operating activities during 1996 primarily as a result of (i) $45.3 million in operating income before extraordinary items and non-cash charges for the revaluation of acquired inventory and expensed in-process research and development and (ii) $16.7 million of depreciation and amortization of intangible assets, offset by (iii) a $9.0 million increase in accounts receivable and changes in other net assets and liabilities.

   Net cash of $93.1 million used in investing activities for 1996 primarily reflected (i) the $83.3 million used to acquire TAI and (ii) $10.1 million used for additions to property, plant and equipment.

   Net cash of $34.7 million provided by financing activities reflected borrowings to finance the acquisition of TAI and the premium paid to tender for the Senior Subordinated Notes, offset by repayments made from the Company's operating cash flows.

   In October 1996, the Company entered into a fifteen (15) month debt swap agreement with Credit Lyonnais - New York to hedge the U.S. dollar value of its investments in the net assets of certain European subsidiaries. The Company swapped $35.4 million in notional amount of floating rate LIBOR borrowings for equivalent notional amounts in six European currencies of borrowings at fixed interest rates averaging approximately 3.2% per annum. At representative interest rates and currency exchange rates in effect at October 29, 1996, the date of the transaction, the Company lowered its annual interest costs by approximately $1.1 million over the term of the swap agreement. The Company could also incur higher or lower principal payments over the term of the swap agreement depending on future related foreign currency rates. At currency exchange rates in effect on December 31, 1996, the principal repayment amount would have been $35.2 million.

   In June 1996, the Company entered into a three-year debt swap agreement with Bankers Trust Company to hedge the U.S. dollar value of its investment in the net assets of TAI's Japanese subsidiary. The Company swapped $7.5 million in notional amount of floating rate LIBOR borrowings for 818 million Yen notional amount of borrowings at a fixed rate of 2.02%. At representative interest rates and currency exchange rates in effect at June 26, 1996, the effective date of the agreement, the Company lowered its annual interest costs by approximately $0.3 million over the term of the swap agreement. The Company could also incur higher or lower principal repayments over the term of the swap agreement depending on future currency rates for the Yen. At currency exchange rates in effect on December 31, 1996, the principal repayment amount would have been $7.1 million.

   In March and April of 1996, the Company entered into several interest rate protection agreements. These agreements provide payments to the Company if the three month LIBOR rate, as defined, exceeds 6% in 1997 and 6.5% in 1998 and 1999 on aggregate borrowings of $183 million in 1997 and $70 million and $30 million in 1998 and 1999, respectively. At December 31, 1996, the fair value of these agreements was $0.7 million.

   In January 1996, the Company entered into a three-year debt swap agreement with the Bank of Boston to hedge the U.S. dollar value of its investment in the net assets of its Japanese subsidiary. The Company swapped $22 million in notional amount of floating rate LIBOR borrowings for 2.3 billion Yen notional amount of borrowings at a fixed interest rate of 1.525% per annum. At representative interest rates and currency exchange rates in effect at January 23, 1996, the effective date of the agreement, the Company lowered its annual interest costs by approximately $0.9 million over the term of the swap. The Company could also incur higher or lower principal repayments over the term of the swap agreement depending on future currency rates for the Yen. At currency exchange rates in effect on December 31, 1996, the principal repayment amount would have been $20.1 million.

   The Company believes that existing cash balances and cash flow from operating activities together with borrowings available under the New Bank Credit Agreement will be sufficient to fund future working capital needs, capital spending requirements and debt service requirements of the Company in the foreseeable future.

                                             Waters Corporation and Subsidiaries

ENVIRONMENTAL MATTERS

The Company's facilities are subject to federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. The Company does not currently anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, such requirements. The Company does not currently anticipate any material capital expenditures for environmental control facilities. Some risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future. In particular, the Company might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Although it is difficult to predict future environmental costs, the Company does not anticipate any material adverse effect on its operations, financial condition or competitive position as a result of future costs of environmental compliance. In connection with the Acquisition, Millipore Corporation agreed to retain environmental liabilities resulting from pre-Acquisition operations of the Company's facilities.

RECENTLY ADOPTED ACCOUNTING STANDARDS

Accounting for Stock-Based Compensation

In 1996, the Company adopted the disclosure provisions of SFAS No. 123 which specifies a fair value based method of accounting for stock based compensation plans.

CAUTIONARY STATEMENT

Certain statements contained herein are forward looking. Many factors could cause actual results to differ from these statements, including loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products by the HPLC or thermal analysis industries, changes in the healthcare market and the pharmaceutical industry, changes in distribution of the Company's products, and interest rate and foreign exchange fluctuations.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Waters Corporation:

We have audited the accompanying consolidated balance sheets of Waters Corporation and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and December 31, 1995 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Waters Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits. We have also audited the financial statements of the Waters Chromatography Division of Millipore Corporation ("Predecessor") for the period January 1, 1994 to August 18, 1994. Our report, dated February 10, 1995 includes an explanatory paragraph which describes certain costs and expenses presented in the financial statements which represent allocations and management's estimates of the cost of services provided to the Predecessor by Millipore Corporation.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waters Corporation and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and the period from August 19, 1994 to December 31, 1994 in conformity with generally accepted accounting principles.



/s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
January 22, 1997

                                             Waters Corporation and Subsidiaries
Consolidated Balance Sheets



(In thousands, except per share data)                                         December 31, 1996     December 31, 1995
---------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                          $     639             $   3,233
   Accounts receivable, less allowances for doubtful accounts of $1,712
       and $1,513 at December 31, 1996 and 1995, respectively                            88,112                76,087
   Inventories                                                                           47,351                41,459
   Other current assets                                                                   7,930                 2,847
   Net current assets of discontinued operations held for sale                                -                 3,694
                                                                                      -------------------------------
       Total current assets                                                             144,032               127,320
Property, plant and equipment, net                                                       74,777                70,261
Other assets                                                                             36,058                29,024
Goodwill, less accumulated amortization of $4,818 and $2,364 at December 31,
     1996 and 1995, respectively                                                        110,635                72,491
Net long term assets of discontinued operations held for sale                                 -                   720
                                                                                      -------------------------------
   Total assets                                                                       $ 365,502             $ 299,816
                                                                                      ===============================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable and current portion of long term debt                                $   1,736             $   1,933
   Accounts payable                                                                      17,509                16,757
   Deferred revenue                                                                      10,491                 6,945
   Accrued retirement plan contributions                                                  2,787                 6,010
   Accrued income taxes                                                                   1,700                 2,494
   Accrued other taxes                                                                    4,951                 3,900
   Other current liabilities                                                             43,631                32,896
                                                                                      -------------------------------
       Total current liabilities                                                         82,805                70,935
Long term debt                                                                          210,470               158,500
Redeemable preferred stock                                                                7,153                 6,232
Other liabilities                                                                         7,294                 6,031
                                                                                      -------------------------------
       Total liabilities                                                                307,722               241,698
Stockholders' Equity:
   Common stock, par value $0.01 per share 50,000 shares authorized,
       28,923 and 28,796 shares issued and outstanding at December 31,
       1996 and 1995, respectively                                                          289                   288
   Additional paid-in capital                                                           145,717               145,318
   Deferred stock option compensation                                                      (826)               (1,076)
   Accumulated deficit                                                                  (87,808)              (85,403)
   Translation adjustments                                                                  408                  (605)
   Minimum pension liability adjustment                                                       -                  (404)
                                                                                      -------------------------------
       Total stockholders' equity                                                        57,780                58,118
                                                                                      -------------------------------
       Total liabilities and stockholders' equity                                     $ 365,502             $ 299,816
                                                                                      ===============================

The accompanying notes are an integral part of the consolidated financial statements

Consolidated Statements of Operations

                                            Waters Corporation and Subsidiaries

                                                            Company                             Predecessor
                                        -----------------------------------------------     --------------------
                                        Year Ended    Year Ended
                                        December      December       August 19, 1994 to      January 1, 1994 to
(In thousands, except per share data)   31, 1996      31, 1995       December 31, 1994       August 18, 1994
-----------------------------------------------------------------------------------------------------------------
Net sales                               $  391,113    $ 332,972      $  131,057 $            $176,097
Cost of sales                              145,254      126,216          49,740                73,446
Revaluation of acquired inventory            6,100          925          38,424                     -
                                        -------------------------------------------------------------
   Gross profit                            239,759      205,831          42,893               102,651
Selling, general and administrative
  expenses                                 148,513      132,746          44,522                85,216
Research and development expenses           20,898       17,681           6,790                13,399
Goodwill and purchased technology
  amortization                               5,219        3,629           1,227                     -
Expensed in-process research and
  development                               19,300            -          53,918                     -
Management fee                                   -        5,393             552                     -
Restructuring charge                             -            -           3,500                     -
                                        -------------------------------------------------------------
   Operating income (loss)                  45,829       46,382         (67,616)                4,036
Interest expense, net                       14,740       30,315          12,011                   828
Unrealized losses (gains) on future
  cash flow hedges                               -        1,142            (923)                    -
Realized (gains) on cash flow hedges             -       (2,317)             -                      -
                                        -------------------------------------------------------------
   Income (loss) from continuing
     operations before income taxes         31,089       17,242         (78,704)                3,208
Provision for income taxes                  11,230        3,129           1,487                   916
                                        -------------------------------------------------------------
   Income (loss) from continuing
     operations                             19,859       14,113         (80,191)                2,292
Income (loss) from discontinued
  operations, net of tax effect                  -            -             787                  (448)
Estimated (loss) on disposal of
  discontinued operations                        -            -          (8,000)                    -
                                        -------------------------------------------------------------
   Income (loss) before extraordinary
     item                                   19,859       14,113         (87,404)                1,844
Extraordinary (loss) on early
  retirement of debt                       (22,264)     (12,112)              -                     -
                                        -------------------------------------------------------------
     Net (loss) income                      (2,405)       2,001         (87,404)               $1,844
Less: accretion of and 6% dividend on                                                          ======
  Preferred stock                              921          902             330
                                        ---------------------------------------
   Net (loss) income available to
     common stockholders                 $  (3,326)     $ 1,099       $ (87,734)
                                        =======================================

(Loss) income per common share:
   Income (loss) per common share
     from continuing operations          $     .60      $   .54       $   (3.38)
   (Loss) per common share from
     discontinued operations                     -            -            (.30)
   Extraordinary (loss) per common
     share                                    (.71)        (.49)              -
                                        ---------------------------------------
   Net (loss) income per common share   $     (.11)     $   .05       $   (3.68)
                                        ---------------------------------------
Weighted average number of common
  shares                                    31,628       24,582          23,852
                                        =======================================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows
                                            Waters Corporation and Subsidiaries

                                                            Company                             Predecessor
                                        -----------------------------------------------     --------------------
                                        Year Ended    Year Ended
                                        December      December       August 19, 1994 to      January 1, 1994 to
(In thousands, except per share data)   31, 1996      31, 1995       December 31, 1994       August 18, 1994
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net (loss) income                    $  (2,405)    $ 2,001        $  (87,404)             $ 1,844
   Adjustments to reconcile net (loss)
     income to net cash provided by
     operating activities:
       Net (income) loss from
         discontinued operations                -           -              (787)                  448
       Unrealized losses (gains) on
         future cash flow hedges                -       1,142              (923)                    -
       Estimated loss on disposal of
         discontinued operations                -           -             8,000                     -
       Deferred income taxes               (4,200)          -                 -                     -
       Depreciation and amortization        9,334       7,709             2,501                 5,197
       Amortization of capitalized
         software and intangible
         assets                             7,375       6,065             1,893                 1,126
       Amortization of debt issuance
         costs                              1,055       2,731               993                     -
       Compensatory stock option expense      250       4,565                 -                     -
       Expensed in-process research and
         development                       19,300           -            53,918                     -
       Extraordinary loss on early
         retirement of debt                22,264      12,112                 -                     -
   Change in operating assets and
     liabilities:
       (Increase) decrease in accounts
          receivable                       (8,981)     10,212           (38,127)               18,186
       Decrease (increase) in
         inventories                        5,430       5,583            44,324                (2,492)
       (Increase) decrease in other
         current assets                      (410)     (1,073)              970                (2,248)
       Decrease (increase) in other
         assets                             1,218      (1,277)             (568)                  453
       Increase (decrease) in accounts
         payable and other current
         liabilities                        4,992      (1,661)           16,397                 1,583
       Increase (decrease) in deferred
         revenue                            2,541         (32)            (317)                 1,380
       (Decrease) increase in accrued
         retirement plan contributions     (5,329)      1,637              109                  (809)
       Increase (decrease) in other
         liabilities                        3,283      (4,511)           5,012                   503
                                        -------------------------------------------------------------------------
   Net cash provided by continuing
     operations                            55,717      45,203            5,991                25,171
   Net cash provided by discontinued
     operations                                 -       1,039            1,418                   478
                                        -------------------------------------------------------------------------
       Net cash provided by operating
         activities                        55,717      46,242            7,409                25,649
Cash flows from investing activities:
   Additions to property, plant and
     equipment                            (10,064)     (6,260)          (1,524)               (3,901)
   Software capitalization and other
     intangibles                           (3,758)     (3,618)            (667)               (2,034)
   Payment to acquire predecessor
     net assets                                 -           -          (310,456)                   -
   Business acquisitions, net of cash
     acquired                             (83,349)     (7,469)                -                    -
   Loans to officers                         (425)     (2,062)                -                    -
   Realized loss on contracts hedging
     net asset value                            -      (1,457)                -                    -
   Proceeds from sale of discontinued
     operations                             4,497       6,477                 -                    -
                                        -------------------------------------------------------------------------
   Net cash (used in) investing
     activities by continuing
     operations                           (93,099)    (14,389)          (312,647)             (5,935)
   Net investing activities of
     discontinued operations                    -        (154)              (594)               (508)
                                        -------------------------------------------------------------------------
       Net cash (used in) investing
         activities                       (93,099)    (14,543)          (313,241)             (6,443)
Cash flows from financing activities:
   Proceeds from long term borrowings           -      84,286            275,813                   -
   Proceeds from issuance of common stock       -      86,152             66,628                   -
   Repayment (issuance) of notes and
     accrued interest                           -       5,309             (5,055)                  -
   Net borrowings (repayment) of bank
     debt                                 126,902    (175,000)                 -                   -
   Retirement of Senior Subordinated
     Notes                                (91,219)    (28,188)                 -                   -
   Transactions with parent company             -           -                  -             (18,739)
   Payments for debt issuance costs        (2,282)     (2,211)           (15,111)                  -
   Dividend paid                                -     (16,195)                 -                   -
   Proceeds from stock options
     exercised                              1,322           -                  -                   -
                                        -------------------------------------------------------------------------
       Net cash provided by (used in)
         financing activities              34,723     (45,847)           322,275             (18,739)
Effect of exchange rate changes on
  cash and cash equivalents                    65         642               (171)                  -
                                        -------------------------------------------------------------------------
       (Decrease) increase in cash
          and cash equivalents             (2,594)    (13,506)            16,272                 467
Cash and cash equivalents at beginning
  of period                                 3,233      16,739                467                   -
                                        -------------------------------------------------------------------------
       Cash and cash equivalents at
         end of period                  $     639    $  3,233           $ 16,739               $ 467
                                        =========================================================================

Supplemental cash flow information:
   Income taxes paid                    $   3,401    $  1,924           $    217               $   -
   Interest paid                        $  15,941    $ 30,370           $  7,247               $   -

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Stockholders' Equity

                                           Waters Corporation and Subsidiaries

                                                       Additional       Deferred                                        Cumulative
                                               Common     Paid-In   Stock Option                  Notes  Accumulated   Transaction
(In thousands)                                  Stock     Capital   Compensation  Warrants   Receivable      Deficit   Adjustments
----------------------------------------------------------------------------------------------------------------------------------
Initial capital contribution
   at August 19, 1994 (restated)                $ 215  $  67,824    $       -     $  3,200    $  (4,925)   $       -    $       -
Net loss for the period August 19, 1994 to
   December 31, 1994                                -          -            -            -            -      (87,404)           -
Translation adjustment for the period
   August 19, 1994 to December 31, 1994             -          -            -            -            -            -       (1,120)
Accretion of preferred stock                        -       (108)           -            -            -            -            -
Interest income on notes receivable                 -          -            -            -         (130)           -            -
Dividend payable on preferred stock                 -       (222)           -            -            -            -            -
                                                ---------------------------------------------------------------------------------
Balance December 31, 1994                         215     67,494            -        3,200       (5,055)     (87,404)      (1,120)
Net income for the year ended
   December 31, 1995                                -          -            -            -            -        2,001            -
Translation adjustment for the year ended
   December 31, 1995                                -          -            -            -            -            -           515
Proceeds from stock offering                       63     86,089            -            -            -            -             -
Accretion of preferred stock                        -       (301)           -            -            -            -             -
Interest income on notes receivable                 -          -            -            -         (254)           -             -
Dividend payable on preferred stock                 -       (600)           -            -            -            -             -
Repayment of notes receivable                       -          -            -            -        5,309            -             -
Minimum pension liability adjustment                -          -            -            -            -            -             -
Warrants exercised                                 10      3,190            -       (3,200)           -            -             -
Compensatory stock options issued                   -      5,641       (5,641)           -            -            -             -
Compensatory stock option expense                   -          -        4,565            -            -            -             -
Dividend paid                                       -    (16,195)           -            -            -            -             -
                                                ----------------------------------------------------------------------------------
Balance December 31, 1995                         288    145,318       (1,076)           -            -       (85,403)        (605)
Net (loss) for the year ended
   December 31, 1996                                -          -            -            -            -        (2,405)           -
Translation adjustment for the year ended
   December 31, 1996                                -          -            -            -            -             -        1,013
Accretion of preferred stock                        -       (321)           -            -            -             -            -
Dividend payable on preferred stock                 -       (600)           -            -            -             -            -
Minimum pension liability adjustment                -          -            -            -            -             -            -
Compensatory stock option expense                   -          -          250            -            -             -            -
Stock options exercised                             1      1,320            -            -            -             -            -
                                                -----   --------     ---------   ---------     --------      --------     --------
Balance December 31, 1996                       $ 289   $145,717     $   (826)   $       -     $      -      $(87,808)    $    408
                                                =====   ========     ========    =========     ========      ========     ========

                                                   Minimum
                                                   Pension
                                                 Liability
(In thousands)                                  Adjustment   Total
------------------------------------------------------------------
Initial capital contribution
   at August 19, 1994 (restated)                $   -   $ 66,314
Net loss for the period August 19, 1994 to
   December 31, 1994                                -    (87,404)
Translation adjustment for the period
   August 19, 1994 to December 31, 1994             -     (1,120)
Accretion of preferred stock                        -       (108)
Interest income on notes receivable                 -       (130)
Dividend payable on preferred stock                 -       (222)
                                                ------------------
Balance December 31, 1994                           -    (22,670)
Net income for the year ended
   December 31, 1995                                -      2,001
Translation adjustment for the year ended
   December 31, 1995                                -        515
Proceeds from stock offering                        -     86,152
Accretion of preferred stock                        -       (301)
Interest income on notes receivable                 -       (254)
Dividend payable on preferred stock                 -       (600)
Repayment of notes receivable                       -      5,309
Minimum pension liability adjustment             (404)      (404)
Warrants exercised                                  -          -
Compensatory stock options issued                   -          -
Compensatory stock option expense                   -      4,565
Dividend paid                                       -    (16,195)
                                                ------------------
Balance December 31, 1995                         404     58,118
Net (loss) for the year ended
   December 31, 1996                                -     (2,405)
Translation adjustment for the year ended
   December 31, 1996                                -      1,013
Accretion of preferred stock                        -       (321)
Dividend payable on preferred stock                 -       (600)
Minimum pension liability adjustment              404        404
Compensatory stock option expense                   -        250
Stock options exercised                             -      1,321
                                                -----   --------
Balance December 31, 1996                       $   -   $ 57,780
                                                =====   ========

The accompanying notes are an integral part of the consolidated financial statements.

                                             Waters Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(In thousands, except per share data)



1. DESCRIPTION OF BUSINESS

Organization and Basis of Presentation

Waters Corporation ("Waters" or the "Company") is a holding company which owns all and only the common stock of Waters Technologies Corporation. Waters is the world's largest manufacturer, distributor and provider of high performance liquid chromatography ("HPLC") instruments, chromatography columns and other consumables, and related service. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. With its acquisition of TA Instruments, Inc. ("TAI") in May 1996, the Company is also the world's leader in thermal analysis instrumentation products which are used in a complementary fashion to analyze polymers.

   In November 1995, the Company completed its initial public offering ("IPO"). Prior to this date, the Company was known as WCD Investors, Inc. and Waters Technologies Corporation was known as Waters Corporation. Waters acquired substantially all of the assets ("Acquisition") of the Waters Chromatography Division ("Predecessor") of Millipore Corporation ("Millipore") on August
18, 1994. Pursuant to the purchase method of accounting, acquired assets and liabilities were revalued to their fair market value. The excess of the purchase price over the fair market value of the net assets acquired was recorded as goodwill. Because of the revaluation of the assets and liabilities and its related impact on the statement of operations, the financial statements of the Predecessor for the periods prior to August 19, 1994 are not strictly comparable to those of the Company subsequent to that date. Therefore, Predecessor financial statements have been presented separately from Company financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the dates of the financial statements and (iii) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, most of which are wholly owned. All material inter-company balances and transactions have been eliminated.

Translation of Foreign Currencies

For most of the Company's foreign operations, assets and liabilities are translated into U. S. dollars at exchange rates prevailing on the balance sheet date while revenues and expenses are translated at average exchange rates prevailing during the period. Any resulting translation gains or losses are included in translation adjustments in the consolidated balance sheet.

Cash and Cash Equivalents

Cash equivalents primarily represent highly liquid investments, with original maturities of 90 days or less, in repurchase agreements and money market funds which are convertible to a known amount of cash and carry an insignificant risk of change in value. The Company has periodically maintained balances in various operating accounts in excess of federally insured limits.

Concentration of Credit Risk

The Company sells its products to a significant number of large and small customers throughout the world, with over 40% of 1996 net sales to the pharmaceutical industry. None of the Company's individual customers account for more than two percent of annual Company sales. The Company performs continuing credit evaluation of its customers and generally does not require collateral, but, in certain circumstances may require letters of credit. Historically, the Company has not experienced significant bad debt losses.

Inventory

The Company values all of its inventories at the lower of cost or market on a first-in, first-out basis (FIFO).

Income Taxes

Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Prior to the Acquisition, the Predecessor's operations were included in the consolidated tax returns of Millipore and all related income tax payments were made by Millipore.

                                             Waters Corporation and Subsidiaries

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is provided using straight line methods over the following estimated useful lives; leasehold improvements - lives of the related leases, buildings - 33 years, and production and other equipment - 5 to 10 years. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated from the balance sheet and related gains or losses are reflected in income.

Software Development Costs

The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standard No. 86. Capitalized costs are amortized to cost of sales on a straight-line basis over the estimated useful lives of the related software products, generally three to five years. Capitalized software included in other assets, net of accumulated amortization, was $10,379 and $8,418 at December 31, 1996 and 1995, respectively.

Purchased Technology and Goodwill

Purchased technology is recorded at its fair market value as of the acquisition date and is amortized over its estimated useful life, ranging from four to fifteen years for current purchased technology components. Goodwill is amortized on a straight-line basis over its useful life, 40 years for current goodwill components. Impairment of purchased technology and goodwill is measured on the basis of whether anticipated future undiscounted operating cash flows expected from the acquired business will recover the recorded respective intangible asset balances over the remaining amortization period. At December 31, 1996, no such impairment of assets was indicated. Purchased technology included in other assets was $6,805 and $8,667, net of accumulated amortization of $4,343 and $2,482, at December 31, 1996 and 1995, respectively.

Debt Issuance Costs

Debt issuance costs are amortized over the life of the related debt using the effective interest method. At December 31, 1996 and 1995, debt issuance costs included in other assets amounted to $3,551 and $7,874, net of accumulated amortization of $935 and $912, respectively.

Revenue Recognition

Sales of products and services are recorded based on product shipment and performance of service, respectively. Proceeds received in advance of product shipment or performance of service are recorded as deferred revenue in the balance sheet.

Product Warranty Costs

The Company provides for estimated warranty costs at the point of sale.

Field Service Expenses

All expenses of the Company's field service organization are included in selling, general and administrative expenses.

Reclassification

Certain amounts in previous years' financial statements have been reclassified to conform to current presentation.

Income (Loss) Per Share

Income (loss) per common share is based on the weighted average number of common shares and common share equivalents outstanding during the periods presented. Common share equivalents result from outstanding options and warrants to purchase common stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, using the treasury stock method until shares are actually issued, all common share equivalents issued and options granted by the Company at a price less than the IPO price during the twelve months preceding the IPO date in November 1995 have been included in computing income (loss) per common share for 1995 and 1994. Accretion of and cumulative dividends on preferred stock have been included in computing income (loss) per share.

   Supplemental unaudited pro forma income (loss) per common share amounts, calculated as if the IPO had taken place at the beginning of the respective periods, were $0.35 and $(2.75) for the year ended December 31, 1995 and for the period August 19, 1994 to December 31, 1994,

                                             Waters Corporation and Subsidiaries

respectively. These calculations, required by APB Opinion No. 15 "Earnings per Share", make supplemental pro forma adjustments to data as reported for the repayment of debt and common stock issued due to the IPO, and not for other nonrecurring items. The calculations are as follows:

                                                                                            1995                   1994
                                                                                         (Unaudited)            (Unaudited)
---------------------------------------------------------------------------------------------------------------------------
Net income (loss) available to common stockholders, as reported                           $  1,099             $ (87,734)
Pro forma adjustments for interest expense, assuming that the IPO occurred at
  the beginning of the period                                                                9,407                 4,820
                                                                                          ------------------------------
    Net income (loss) used for supplemental pro forma income (loss) per common
      share calculation                                                                   $ 10,506             $ (82,914)
                                                                                          ------------------------------
Weighted average number of common shares outstanding, as reported                           24,582                23,852
Adjustment necessary assuming shares issued in the IPO were outstanding for the
  full period                                                                                5,529                 6,250
                                                                                          ------------------------------
    Weighted average common shares in supplemental pro forma income (loss) per
      common share calculation                                                              30,111                30,102
                                                                                          ------------------------------
Supplemental pro forma income (loss) per common share                                     $    .35             $   (2.75)
                                                                                          ==============================

3. Business Combinations
In May 1996, the Company purchased TAI for $83,349 excluding transaction costs. The acquisition was financed through borrowings under the current bank credit agreement. TAI develops, manufactures, sells and services thermal analysis and rheology instruments which are used for the physical characterization of polymers and related materials. Thermal analysis and rheology are among the most prevalent techniques employed in the analysis of polymers and other organic/inorganic materials. TAI is the global market leader in the field of thermal analysis. Net sales for TAI were approximately $14,000 for the period from January 1, 1996 to April 30, 1996 and $47,000 in 1995. The acquisition was accounted for by the purchase method and the excess purchase price was allocated to the assets and liabilities of TAI based upon their estimated fair values. Principle components of this excess amount included the revaluation of certain inventories ($6,100), in-process research and development projects ($19,300) and goodwill ($43,780). The technological feasibility of in-process research and development projects had not yet been established at the date of acquisition and had no alternative future use.

   The following unaudited Pro Forma results of operations for the years ended December 31, 1996 and December 31, 1995 give effect to the TAI acquisition as if the transaction had occurred at the beginning of each such period. The financial data are based on the historical consolidated financial statements for the Company and TAI and the assumptions and adjustments made upon the TAI acquisition. The Pro Forma results of operations exclude the 1996 charges for the revaluation of acquired inventory and expensed in-process research and development associated with the acquisition and do not (i) purport to represent what the Company's results would have been if the TAI acquisition had occurred as of the beginning of the periods, or (ii) what such results will be for any future periods. The financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto included elsewhere in this report.

                                                                                       Pro Forma Results For the Year Ended
                                                                                     December 31, 1996      December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------
Net sales                                                                                   $  405,308             $  379,569
Income from continuing operations                                                               44,786                 16,867
Net income                                                                                      22,522                  4,755

Income per common share from continuing operations                                          $     1.39             $     0.65
Net income per common share                                                                 $     0.68             $     0.16

   In July 1995, the Company purchased Phase Separations Limited, a United Kingdom company, for approximately $7,500. Phase Separations Limited is a manufacturer of chromatography consumable products. This acquisition was also accounted for by the purchase method.

   The total purchase price paid to acquire the Predecessor on August 18, 1994 was approximately $358,000, including related costs, and exceeded the historical book value of the net assets acquired. The Acquisition was accounted for by the purchase method and the excess purchase price was allocated to the assets and liabilities of the Predecessor based upon their estimated fair values. Principal components of this excess amount included the revaluation of certain inventories ($38,424), in-process research and development projects ($53,918), purchased technology ($10,748) and goodwill ($70,022). The technological feasibility of in-process research and development projects had not yet been established at the date of acquisition and had no alternative future use.

                                             Waters Corporation and Subsidiaries

4. DISCONTINUED OPERATIONS

On December 31, 1994, the Company announced a plan to sell its process mass spectrometry business. The largest operation was sold in July 1995 for proceeds, net of associated costs, of approximately $6,500. Remaining operations were sold in January 1996 for proceeds, net of associated costs, of approximately $4,500. The results of this business prior to 1995 have been classified as discontinued operations in the consolidated statements of operations. A reserve of $8,000 was recorded in December 1994 for the estimated loss on disposition of this business. This reserve was reduced by actual losses for the year ended December 31, 1995 which aggregated $546. The net assets of the business had been segregated in the 1995 consolidated balance sheet.

5. Property, Plant and Equipment

Property, plant and equipment consist of the following:



                                       December 31, 1996      December 31, 1995
-------------------------------------------------------------------------------
Land                                          $    3,092             $    3,092
Leasehold improvements                             1,083                  1,206
Buildings and improvements                        29,171                 28,653
Production and other equipment                    53,414                 43,499
Construction in progress                           7,746                  3,965
                                            -----------------------------------
                                                  94,506                 80,415
Less: accumulated depreciation
  and amortization                               (19,729)               (10,154)
                                            -----------------------------------
   Property, plant and equipment, net         $   74,777             $   70,261
                                            ===================================

6. Inventories

Inventories are classified as follows:
                                        December 31, 1996      December 31, 1995
--------------------------------------------------------------------------------
Raw material                              $  14,860                 $  10,719
Work in progress                              6,180                     4,201
Finished goods                               26,311                    26,539
                                        ----------------------------------------
   Total inventories                      $  47,351                 $  41,459
                                        ========================================
7. Debt

On August 18, 1994, the Company issued $100,000 of 12.75% Senior Subordinated Notes, series B due 2004 ("Senior Subordinated Notes") and entered into an original bank credit agreement ("Prior Bank Credit Agreement") which provided for term loans of up to $205,000. As required by the Prior Bank Credit Agreement, the Company also entered into an interest rate protection agreement on borrowing levels of $100,000 in September 1994. As explained below, all of these arrangements were subsequently terminated and refinanced.

   Contemporaneously with the IPO, the Company retired all outstanding indebtedness under the Prior Bank Credit Agreement with net proceeds from the IPO and bank financing under a new bank credit agreement ("New Bank Credit Agreement"). The New Bank Credit Agreement is a revolving credit facility with maximum availability of $175,000 on the IPO date which was subsequently increased to $300,000 in March 1996. The loans under the New Bank Credit Agreement bear interest for each calendar quarter at a per annum rate equal to, at the Company's option, (i) a floating rate based on the prime rate plus an amount which will vary between zero and 0.50% or (ii) the applicable Eurodollar rate plus an amount which will vary between 0.50% and 1.50%, based upon certain Company performance criteria for the previous four quarters. Amounts available under the New Bank Credit Agreement will decrease under certain circumstances and, in any case, by $45,000 in each of 1998 and 1999. The agreement terminates on November 22, 2000. Borrowings under the New Bank Credit Agreement are collateralized by substantially all of the Company's assets.

   On December 29, 1995, the Company redeemed $25,000 of Senior Subordinated Notes principal for a call premium of $3,188. In connection with the early retirement of the Prior Bank Credit Agreement and the $25,000 of Senior Subordinated Notes principal, the Company recorded a $12,112 extraordinary loss in 1995 for the write-off of associated unamortized debt issuance costs, the call premium and the associated interest rate protection premium.

   On April 4, 1996, the Company consummated a tender offer ("Tender Offer") to repurchase the remaining $75,000 in principal amount of 12.75% Senior Subordinated Notes. The aggregate purchase price paid by the Company in connection with the Tender Offer was $90,600. The Company funded this redemption through additional borrowings under the New Bank Credit Agreement. In the second quarter of 1996, the Company recorded an extraordinary loss of $ 22,264 related to the early extinguishment of the Senior Subordinated Notes.

                                             Waters Corporation and Subsidiaries

   Under its various loan agreements, the Company is required to meet certain covenants, including certain restrictions on dividend payments, none of which is considered restrictive to the operations of the Company. The Company was in compliance with all of its debt covenants under the New Bank Credit Agreement as of December 31, 1996.

   At December 31, 1996, the Company had aggregate borrowings outstanding under the New Bank Credit Agreement of $212,460 and approximately $87,540 in additional borrowings available. The weighted average interest rate on the New Bank Credit Agreement borrowings was approximately 6.6% at December 31, 1996. At December 31, 1995, the interest rate on the $75,000 principal amount of Senior Subordinated Notes outstanding was fixed at 12.75% and the weighted average interest rate on the New Bank Credit Agreement borrowings was approximately 6.7%. The Company's foreign subsidiaries had available short-term lines of credit totaling $8,545 at December 31, 1996 and December 31, 1995. At December 31, 1996 and December 31, 1995, borrowings amounted to $1,990 at a weighted average interest rate of approximately 7.1% and $1,933 at a weighted average interest rate of approximately 4.0%, respectively.

   In January 1996, the Company entered into a three-year debt swap agreement with the Bank of Boston to hedge the U.S. dollar value of its investment in the net assets of its Japanese subsidiary. The Company swapped $22,000 in notional amount of floating rate LIBOR borrowings for 2,300,000 Yen notional amount of borrowings at a fixed interest rate of 1.525% per annum. At representative interest rates and currency exchange rates in effect at January 23, 1996, the effective date of the agreement, the Company lowered its annual interest costs by approximately $900 over the term of the swap agreement. The Company could also incur higher or lower principal repayments over the term of the swap agreement. At currency exchange rates in effect on December 31, 1996, the principal repayment amount would have been $20,114.

   In March and April 1996, the Company entered into several interest rate protection agreements. These agreements provide payments to the Company if the three month LIBOR rate, as defined, exceeds 6% in 1997 and 6.5% in 1998 and 1999 on aggregate borrowings of $183,000 in 1997 and $70,000 and $30,000 in 1998 and 1999, respectively. At December 31, 1996, the fair value of these agreements was $741.

   In June 1996, the Company entered into a three-year debt swap agreement with Bankers Trust Company to hedge the U.S. dollar value of its investment in the net assets of TAI's Japanese subsidiary. The Company swapped $7,500 in notional amount of floating rate LIBOR borrowings for 817,500 Yen notional amount of borrowings at a fixed interest rate of 2.02% per annum. At representative interest rates and currency exchange rates in effect at June 26, 1996, the effective date of the agreement, the Company lowered its annual interest costs by approximately $266 over the term of the swap agreement. The Company could also incur higher or lower principal payments over the term of the swap agreement. At currency exchange rates in effect on December 31, 1996, the principal repayment amount would have been $7,057.

   In October 1996 the Company entered into a fifteen (15) month debt swap agreement with Credit Lyonnais - New York to hedge the U.S.
dollar value of its investments in the net assets of certain European subsidiaries. The Company swapped $35,400 in notional amount of floating rate LIBOR borrowings for equivalent notional amounts in six European currencies of borrowings at fixed interest rates averaging approximately 3.2% per annum. At representative interest rates and currency exchange rates in effect at October 29, 1996, the date of the transaction, the Company lowered its annual interest costs by approximately $1,100 over the term of the swap agreement. The Company could also incur higher or lower principal payments over the term of the swap agreement. At currency exchange rates in effect on December 31, 1996, the principal repayment amount would have been $35,229.

                                             Waters Corporation and Subsidiaries

8. Income Taxes
Income tax data for 1996, 1995, and 1994 follow in the tables below:

                                                                 Company                                 Predecessor
                                      ------------------------------------------------------------       ------------
                                             Year Ended         Year Ended      August 19, 1994 to    January 1, 1994 to
(In thousands)                        December 31, 1996  December 31, 1995       December 31, 1994       August 18, 1994
------------------------------------------------------------------------------------------------------------------------
The components of income (loss) from
 continuing operations before income
 taxes were as follows:
   Domestic                                 $  33,534           $ 18,322          $  (77,320)                $15,953
   Foreign                                     (2,445)            (1,080)             (1,384)                (12,745)
                                            ------------------------------------------------------------------------
       Total                                $  31,089           $ 17,242          $  (78,704)                $ 3,208
                                            ========================================================================
The components of the current and
 deferred income tax provision on
 continuing operations were as follows:
   Current                                  $  15,430            $ 3,129            $  1,487                 $   916
   Deferred                                    (4,200)                -                   -                       -
                                            ------------------------------------------------------------------------
       Total                                $  11,230           $  3,129            $  1,487                 $   916
                                            ========================================================================

The components of the provision for income
 taxes on continuing operations were as
 follows:
   Federal                                   $  4,576           $    -              $     -                  $  916
   State                                          900               300                  129                     -
   Foreign                                      5,754             2,829                1,358                     -
                                            ------------------------------------------------------------------------
       Total                                 $ 11,230           $ 3,129             $  1,487                 $  916
                                            ========================================================================

The differences between income taxes
 computed at the United States
 statutory rate and the provision for
 income taxes are summarized as follows:
   Federal tax computed at U.S. statutory
    income tax rate                          $ 10,881           $ 6,035             $(27,546)               $ 1,123
   State income tax, net of federal income
    tax benefit                                   585               300               (5,156)                    -
   Deferred tax assets not benefited
    (benefited)                               (16,823)           (6,271)              35,080                     -
   Net effect of foreign operations             7,339             2,858                   -                      -
   Nondeductible acquisition costs              8,890                -                    -                      -
   Other                                          358               207                 (891)                  (207)
                                            ------------------------------------------------------------------------
       Provision for income taxes            $ 11,230         $   3,129              $ 1,487                 $  916
                                            ========================================================================

The tax effects of temporary differences
 and carryforwards which gave rise to
 deferred tax liabilities and deferred
 tax (assets) were as follows:
   Acquired net operating loss
    carryforwards                            $ (3,995)        $     -                $    -                  $   -
 Estimated loss on disposal of
  discontinued operations                        (991)          (1,900)               (3,200)                    -
 Goodwill amortization                        (11,731)         (12,808)              (20,677)                    -
 Depreciation and capitalized software          3,919            3,357                    -                      77
 Deferred financing                              (146)          (2,569)                   -                      -
 Deferred compensation                         (2,344)          (1,840)                   -                      -
 Tax credit carryforwards                      (1,221)          (1,221)                   -                      -
 Other                                         (3,610)             513                   189                    (77)
 Net operating loss carryforward              (16,905)         (17,704)              (11,392)                    -
 Valuation allowance                           32,824           34,172                35,080                     -
                                            ------------------------------------------------------------------------
       Total deferred taxes                  $ (4,200)         $    -                $    -                  $   -
                                            ========================================================================


                                             Waters Corporation and Subsidiaries

At December 31, 1996 the Company had a U.S. net operating loss carryforward of approximately $35,000 which begins to expire in the year 2009. The Company's ability to use the net operating loss carryforward is limited under Internal Revenue Code Section 382, however the company feels such limitation is not material. The Company had foreign net operating loss carryforwards of approximately $8,000, some of which begin to expire in the year 2000 and some of unlimited duration. The goodwill amortization represents the difference between the book and tax treatment for both goodwill and in-process research and development. The deferred tax asset of $4,200 is included as part of other current assets in the consolidated balance sheet. Realization of deferred tax assets is contingent upon future taxable income. The valuation allowance relates to the uncertainty of realizing the deferred tax assets. The tax benefit of the acquired net operating loss carryforwards of $9,986 will reduce goodwill but not tax expense when it is realized.

   The Company's effective tax rate before the nondeductible acquisition related expenses for the twelve month period ended December 31, 1996 was 19.9%. The Company benefited from net operating loss carryforwards which offset U.S. taxable income in 1996.

9. Leases

Lease agreements, expiring at various dates through 2019, cover buildings, office equipment and automobiles. Rental expense was approximately $6,474 in 1996, $5,684 in 1995 and $3,262 in 1994. In 1994, 1995 and 1996, the Company's
rent expense included amounts previously allocated to and not classified as direct rent expense of the Predecessor. Future minimum rents payable as of December 31, 1996 under non-cancelable leases with initial terms exceeding one year were as follows:

                      ------------------------
                      1997              $5,824
                      1998               4,544
                      1999               3,352
                      2000               1,950
                      2001               1,388
                      thereafter         2,362

10.  Common Stock

Prior to the IPO, the authorized common stock of the Company consisted of 919 shares of Class A, 10 shares of Class B and 194 shares of Class C common stock. All general voting power was vested in the holders of the Class B common stock. The holders of the Class A, Class B and Class C common stock were entitled to receive dividends and distributions from the current and accumulated earnings and profits, as declared by the Board of Directors, in proportion to the number of shares of common stock held. In September 1995, the Company declared and paid a $16,195 distribution to its securityholders.

   Contemporaneously with the IPO, the Company completed a reclassification in which each share of Class A, Class B, and Class C common stock was converted into a specified number of shares of a single class of Common Stock ("Reclassification"). At the same time, the authorized number of shares of common stock was increased to 50,000 shares with a par value of $.01 per share. Holders of Common Stock are entitled to one vote per share. In November 1995, the Company issued 6,250 shares of Common Stock in an IPO for net proceeds of $86,152.

11. Redeemable Preferred Stock

On August 18, 1994, as part of the consideration for the Acquisition, the Company authorized and issued one hundred shares of Redeemable Preferred Stock (''Preferred Stock'') with a par value of $.01 per share to Millipore. The Preferred Stock has a liquidation value of $10,000 and earns an annual 6% cumulative dividend based upon the liquidation value. Any accumulated but unpaid dividends are added to the liquidation value. The Company may, at any time, redeem the Preferred Stock at the current liquidation value but in no event later than August 18, 2006. The Preferred Stock was recorded at its estimated fair value of $5,000 on the date of issuance. The excess of the liquidation value over the fair market value is being accreted by periodic charges to additional paid-in capital from the date of issue through August 18, 2006. During the years ended December 31, 1996, 1995, and 1994, $321, $301, and $108, respectively, were charged against additional paid-in capital to reflect the accretion from fair value to the liquidation value and $600, $600 and $222, respectively, were charged against additional paid-in capital for the accumulated but unpaid dividends. At December 31, 1996, the liquidation preference was $11,422.

                                             Waters Corporation and Subsidiaries

12. Stock Compensation and Purchase Plans

The Company has four stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan under SFAS 123. In adopting SFAS 123 in 1996, the Company elected footnote disclosure only. Had compensation cost for the Company's four stock-based compensation plans been recorded based on the fair value of awards at grant date consistent with the method prescribed by SFAS 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below:


                                                         1996          1995
-------------------------------------------------------------------------------
Net (loss) income available to
 common stockholders                As reported       $(3,326)      $ 1,099
                                    SFAS 123 fair
                                     value, net of
                                     taxes             (1,174)         (487)
                                    APB 25 offset,
                                     net of taxes         176           493
                                                      ---------------------
                                    Pro forma         $(4,324)      $ 1,105
                                                      =====================

Net (loss) income per common share  As reported       $ (0.11)        $0.05
                                    SFAS 123 fair
                                     value, net of
                                     taxes              (0.04)        (0.02)
                                    APB 25 offset,
                                     net of taxes        0.01          0.02
                                                      ---------------------
                                    Pro forma         $ (0.14)       $ 0.05
                                                      =====================

The above initial phase-in period pro forma disclosures under SFAS 123 are not likely to be representative of the effects on reported net income for future years.

The fair value of each option grant under SFAS 123 is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents the annualized weighted-average values of the significant assumptions used to estimate the fair values of the options:

Options issued                                            358           663
Risk-free interest rate                                   6.4%          7.0%
Expected life in years                                    7.4           7.5
Expected volatility                                       0.674         0.6928
Expected dividends                                        0             0

The following table details the weighted-average exercise price and fair values of options on the date of grant where:

Option exercise prices are less than the market price
   Exercise price                                                    $ 9.50
   Fair value                                                        $10.51
Option exercise prices are equal to the market price
   Exercise price                                                    $ 4.07
   Fair value                                                        $ 3.07
Option exercise prices exceed the market price
   Exercise price                                      $ 34.21       $12.89
   Fair value                                          $ 20.89       $ 2.16

The following table details the weighted-average remaining contractual life of options outstanding at December 31, 1996 by range of exercise prices:

                                                                               Remaining
                                          Number of   Exercise       Contractual Life of
Exercise Price Range             Shares Outstanding      Price       Options Outstanding
----------------------------------------------------------------------------------------
$ 0.00 to $ 5.00                              1,077     $ 4.00             7.8 Years
$ 5.01 to $10.00                              1,307     $ 9.50             7.9 Years
$10.01 to $20.00                              2,520     $16.28             7.7 Years
$20.01 to $40.00                                358     $34.21             9.3 Years
                                              -----
                                              5,262
                                              =====

Stock Option Plans

On May 7, 1996, the Company's shareholders approved the 1996 Long-Term Incentive Plan ("1996 Plan"), which provides for the granting of 1,000 shares of Common Stock, consisting of stock options, stock appreciation rights ("SARs"), restricted stock, and other types of awards. Under the 1996 Plan, the exercise price for stock options may not be less than the fair market value of the underlying stock at the date of grant. The 1996 Plan is scheduled to terminate on May 7, 2006, unless extended for a period of up to five years by action of the Board of Directors. Options granted may be either incentive stock options or non-qualified options. Options generally will expire no later than ten years after the date on which they are granted and will become exercisable as directed by the Compensation Committee of the Board of Directors. An SAR may be granted alone or in conjunction with an option or other award. No SARs, restricted stock, or other types of awards were outstanding as of December 31, 1996.

                                             Waters Corporation and Subsidiaries

The Company's 1994 Stock Option Plan (''1994 Plan'') provided for the granting of 205 common stock options to certain key employees of Waters. Stock options under the 1994 Plan allowed the purchase of Class A Common Stock of the Company. Concurrent with the Reclassification, total options to purchase Class A Common Stock of the Company were converted into 5,035 options to purchase shares of Common Stock. The exercise price of the options is determined by a committee of the Board of Directors (''Board'') of the Company. Options granted have a term of ten years and vest in five equal installments on the first five anniversaries after the grant.

On September 14, 1995, the Board amended certain existing stock option agreements as follows: (i) outstanding options for 971 and 129 shares granted in August 1994 and January 1995, respectively, which had a variable exercise price dependent on future events, were amended to fix the exercise price at $9.50 per share and (ii) outstanding options for 2,431 and 129 shares granted in August 1994 and January 1995, respectively, were amended to fix both the number of shares as originally granted and to fix the exercise price at $16.28 per share. On September 14, 1995, certain of these amended options had an exercise price below estimated fair value. Accordingly, the Company recorded $5,641 of deferred compensation expense to be recognized over the vesting period of the underlying options. In October 1995, the Board accelerated the vesting period of 1,100 outstanding stock options. Accordingly, the Company immediately charged $3,567 of noncash compensatory stock option expense to selling, general and administrative expenses in 1995.

Non-Employee Director Plans

On May 7, 1996, the Company's shareholders approved the 1996 Non-Employee Director Deferred Compensation Plan ("Deferred Compensation Plan") and the 1996 Non-Employee Director Stock Option Plan ("Director Stock Option Plan"). Under the Deferred Compensation Plan, outside directors may elect to defer their fees and credit such fees to either a cash account which earns interest at a market-based rate or to a common stock unit account, for which 100 shares of Common Stock have been reserved. Under the Director Stock Option Plan, each outside director will receive an option to purchase one thousand shares of Common Stock, and up to fifty thousand shares of Common Stock may be issued under such plan. On May 24, 1996 the Compensation Committee granted options to purchase six thousand shares of Common Stock under the Director Stock Option Plan. Options have a term of ten years and, with the exception of options granted in 1996, which vest in one year, vest in five equal installments on the first five anniversaries following the date of grant and have option prices no less than fair market value at the date of grant.

The following table summarizes stock option activity for the plans after giving effect to the Reclassification:

                                Weighted Average        Number
                                  Exercise Price     of Shares   Price Per Share
--------------------------------------------------------------------------------
Granted                                  $ 12.06         4,372  $ 4.00 to $16.28
                                         ---------------------------------------
   Outstanding at December 31,
    1994                                   12.06         4,372  $ 4.00 to $16.28
Granted                                     9.76           663  $ 4.00 to $16.28
                                         ---------------------------------------
   Outstanding at December 31,
    1995                                 $ 11.76         5,035  $ 4.00 to $16.28
Granted                                    34.21           358  $34.21 to $34.50
Exercised                                 (10.48)         (128) $ 4.00 to $16.28
Canceled                                  (34.21)           (3) $          34.21
                                         =======================================
   Outstanding at December 31, 1996      $ 13.31         5,262  $ 4.00 to $34.50
                                         =======================================
   Options exercisable at December 31,
    1996                                 $ 11.30         2,439
                                                         =====
   Available for grant at December 31,
    1996                                                   699
                                                           ===
Employee Stock Purchase Plan

On February 26, 1996, the Company adopted the 1996 Employee Stock Purchase Plan under which eligible employees may contribute up to 15% of their earnings toward the quarterly purchase of the Company's Common Stock. The plan makes available 250 shares of the Company's Common Stock commencing October 1, 1996. As of December 31, 1996, four thousand three hundred thirty six shares have been issued under the plan. Each plan period lasts three months beginning on January 1, April 1, and October 1 of each year. The purchase price for each share of stock is the lesser of 90% of the market price on the first day of the plan period or 100% of the market price on the last day of the plan period. No compensation expense is recorded in connection with the plan.

13. Warrant

On August 18, 1994, the Company issued a warrant (''Warrant'') to purchase 34 shares of Class A Common Stock and 10 shares of Class C Common Stock in connection with the Company's financing under the Prior Bank Credit Agreement. The Warrant had an exercise price of $.01 per share. The Company valued the Warrant based upon the difference between the fair market value of the Company's common stock as of the date of issuance and the exercise price of the Warrant. The fair market value of the Company's common stock was determined by the cash consideration per share paid by the original investors at the time of the Acquisition. The estimated fair market value of $3,200 for the Warrant was recorded as a component of stockholders' equity.

   In connection with the Reclassification, the Warrant allowed for the purchase of 1,064 shares of the Common Stock at an exercise price of $.01 per share. In October 1995, the Company issued 1,064 shares of Common Stock upon the exercise of the Warrant.

                                             Waters Corporation and Subsidiaries

14. Foreign Currency Contracts

The Company has periodically entered into forward exchange contracts to hedge the impact of foreign currency fluctuations on the U.S. dollar value of certain anticipated and specified future foreign cash flows and foreign net asset values. The unrealized gains and losses on outstanding contracts at period end which relate to anticipated future cash flows are recorded in unrealized gains (losses) on future cash flow hedges in the statements of operations. The realized gains and losses on these contracts and on those contracts relating to specified future foreign cash flows are recorded as realized gains (losses) on cash flow hedges. In December 1995, the Company liquidated those outstanding contracts which hedged anticipated future cash flows. Gains (losses) on contracts hedging net asset values generated a reduction in translation adjustments of $1,313 for the year ended December 31, 1995.

At December 31, 1996 and 1995, the Company had outstanding forward exchange contracts amounting to $3,342 and $3,400, respectively, which hedged the dollar value equivalent of specified future customer commitments. These contracts have an initial maturity of less than three months and mature in the period in which the local currency cash flow is expected.

15. Retirement Plans

Prior to the Acquisition, retirement benefits were provided to employees through the Millipore Corporation Employees' Participation and Savings Plan (''Millipore Participation Plan'') and the Retirement Plan for Employees of Millipore Corporation (''Millipore Retirement Plan''). Subsequent to the Acquisition, the Company adopted two new retirement plans for employees effective August 19, 1994; the Waters Employee Investment Plan, a defined contribution plan, and the Waters Retirement Plan, a defined benefit cash balance plan, which supersede the aforementioned Millipore Corporation Participation and Retirement plans.

   Waters employees' accumulated benefit balances in the Millipore Participation Plan were valued as of September 30, 1994 and transferred to the Waters Employee Investment Plan. Millipore and the Company have not yet agreed on the final valuation of the amount of benefits transferable from the Millipore Retirement Plan on behalf of Waters employees as of the Acquisition date. Upon agreement of a final valuation, Millipore will transfer the Waters Employees' accumulated benefit balances to the Waters Retirement Plan.

   Waters is currently asserting a claim against Millipore under procedures specified in the purchase and sale agreement for the Predecessor. Waters contends that Millipore has undervalued the amount of assets it is obligated to transfer from the Millipore Retirement Plan to the Waters successor plan. Waters believes it has meritorious arguments and should prevail, although the outcome is not certain. The Company believes that any outcome of the proceeding will not be material to the Company.

   Employees hired prior to the Acquisition date were eligible to participate in the Waters Employee Investment Plan as of the Acquisition date. Employees hired after this date but before October 1, 1996 were eligible after one year of service. As of October 1, 1996, new or existing employees are eligible after one month of service. Employees may contribute from 1%-15% of eligible pay on a pre-tax basis. The Company makes a matching contribution of 50% for contributions up to 6% of eligible pay after one year of service. Employees are 100% vested in company matching contributions upon becoming eligible for the plan. For the years ended December 31, 1996 and December 31, 1995, the Company's matching contributions amounted to $1,318 and $1,280, respectively. Effective December 31, 1996, the TA Instruments, Inc. Savings and Investment Plan was merged into the Waters Employee Investment Plan. TAI's matching contributions from May 1, 1996 to December 31, 1996 were $127.

   U.S. employees are eligible to participate in the Waters Retirement Plan after one year of service. The Company makes an annual contribution to each employee's account as a percentage of eligible pay based on years of service. In addition, each employee's account is credited for investment returns at the beginning of each year for the prior year at the average 12 month Treasury Bill rate plus 0.5%, limited to a minimum rate of 5% and a maximum rate of 10%. An employee does not vest until the completion of five years of service at which time the employee becomes 100% vested. Years of service under the Millipore Retirement Plan count toward participation and vesting under the Waters Retirement Plan. As of December 31, 1996, the TA Instruments, Inc. Employees' Pension Plan ("TAI Pension Plan") was merged into the Waters Retirement Plan. Participants in the TAI Pension Plan as of December 31, 1996 will have an opening account balance established equal to the present value of their December 31, 1996 accrued benefit under the TAI Pension Plan. TAI employees eligible for early retirement as of December 31, 1996 will continue to accrue benefits under the TAI formula to the extent that it provides a larger benefit than their cash balance account in the Waters Retirement Plan.

   Summary data for the Waters Retirement Plan at December 31, 1996 and 1995 are presented in the following table. These amounts include the effect of the TAI acquisition as of December 31, 1996.

                                             Waters Corporation and Subsidiaries

                                                                 Year Ended               Year Ended
                                                           December 31, 1996        December 31, 1995
-----------------------------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
   benefits of $9,127 and $4,194, respectively                     $ (9,305)             $  (4,323)
                                                                   --------------------------------
   Projected benefit obligation for service rendered to date       $(10,552)             $  (4,424)
   Estimated plan assets at fair value                               13,988                  2,087
                                                                   --------------------------------
       Projected benefit obligation (in excess of) less than
        fair value of assets                                          3,436                 (2,337)
   Unrecognized prior service costs                                    (734)                   273
   Unrecognized net actuarial (gain) loss                            (3,910)                   505
   Minimum pension liability adjustment                                   -                   (677)
                                                                   -------------------------------
       (Accrued) pension cost included in the financial
         statements                                                $ (1,208)             $  (2,236)
                                                                   ===============================
   Intangible asset                                                $      -              $     273
                                                                   ===============================


                              Year Ended          Year Ended          Year Ended
                       December 31, 1996   December 31, 1995   December 31, 1994
--------------------------------------------------------------------------------

Net periodic pension
 cost includes the
 following components:
   Service cost                $  2,025            $ 1,780             $  543
   Interest cost                    938                321                 68
   Return on plan assets           (700)              (137)               (60)
   Amortization and deferral         (5)                (8)               (16)
                               ----------------------------------------------
     Net periodic pension cost $  2,258            $ 1,956             $  535
                               ==============================================

The projected benefit
 obligation was calculated
 using the following
 assumptions:
   Discount rate                   7.75%              7.25%              8.75%
   Return on assets                8.50%              8.50%              8.50%
   Increases in compensation
    levels                         4.75%              4.50%              5.00%

Millipore did not perform separate actuarial calculations for the Predecessor's portion of its Retirement Plan. As a result, data is not available for the plan for the period from January 1, 1994 to August 18, 1994.

16. Post-retirement Benefits Other than Pensions

The Company sponsors several unfunded defined benefit post-retirement plans covering U.S. employees. The plans provide medical insurance benefits and are, depending on the plan, either contributory or non-contributory.

Net periodic post-retirement benefit cost included the following components:


                                                               Company                                  Predecessor
                                     ------------------------------------------------------------       -----------
                                            Year Ended          Year Ended     August 19, 1994 to    January 1, 1994 to
                                     December 31, 1996   December 31, 1995      December 31, 1994       August 18, 1994
-----------------------------------------------------------------------------------------------------------------------
Service cost-benefits attributed
 to service during the year
 Interest cost on accumulated post-
  retirement benefit obligation               $  95              $   82                 $  37                   257
Net amortization and deferral                    69                  64                    35                   174
   Net periodic post-retirement
    benefit cost                                (83)                (83)                  (21)                  (29)
                                              ---------------------------------------------------------------------
                                              $  81               $  63                 $  51                 $ 402
                                              =====================================================================

                                             Waters Corporation and Subsidiaries

Summary information on the Company's plan at December 31, 1996, and 1995 is presented in the following table:

                                     Year Ended              Year Ended
                                     December 31, 1996       December 31, 1995
------------------------------------------------------------------------------
Accumulated post-retirement benefit
 obligation:
   Retirees                                 $  137             $  152
   Fully eligible active plan
    participants                               229                 45
   Other active plan participants              682                608
Unrecognized amounts:
   Prior service costs                       1,348              1,556
   Net loss (gain)                              33                 16
                                            -------------------------
Accrued post retirement benefit cost        $2,429             $2,377
                                            =========================

   The Company's accrued post-retirement benefit obligation was $2,429 and $2,377 at December 31, 1996 and 1995, respectively, and is included in other liabilities in the balance sheet. This obligation pertains only to active employees of the Company at the time of the Acquisition and employees hired subsequent to the Acquisition. The obligation to fund post retirement benefits for retired employees prior to the Acquisition has been retained by Millipore.

   The discount rate used in determining the accumulated post-retirement benefit obligation was 7.75%, and 7.25% as of December 31, 1996 and 1995, respectively. Increases in the health care cost trend rate do not result in any additional costs to the Company.

17. Related Party Transactions

In 1996 and 1995, the Company made loans to certain executive officers of the Company. The loans are collateralized by a pledge of shares of common stock held by these executive officers. The 1995 loans bear interest at 5.83% per annum and mature on December 1, 2000. The additional loans made in 1996 bear interest at 5.65% per annum and mature on January 8, 2001. Loans receivable of $2,487 at December 31, 1996 and $2,062 at December 31, 1995 are included in other assets in the balance sheet at December 31, 1996 and December 31, 1995, respectively.

   In connection with the consummation of the Acquisition, the Company and Millipore entered into a Transition Support and Service Agreement (''Transition Agreement'') whereby Millipore agreed to (i) lease office space, (ii) transfer certain personnel, (iii) provide management information systems, administrative, distribution and facilities management support, (iv) provide access to its telephone network, and (v) supply professional support services. The Company believes that the costs incurred under the Transition Agreement are representative of the charges that would be levied by independent third parties for similar services. The Company incurred net expenses pursuant to this agreement of $4,165, $5,210 and $5,621 for the years ended December 31, 1996 , 1995, and 1994, respectively.

   During the years ended December 31, 1996, 1995, and 1994, the Company sold product and services totaling $86, $104, and $203, respectively, to Millipore.

   In conjunction with the Acquisition, the Company assumed a deferred compensation liability of $4,925 from Millipore to certain key executives of Waters. The liability incurred interest at an annual rate of 7.05%. This liability plus accrued interest was paid to the executives on September 14, 1995. Interest expense for the years ended December 31, 1995 and 1994 was $254 and $130, respectively.

   In connection with the Acquisition, the Company entered into a ten-year Management Services Agreement with AEA Investors, Inc. and Bain Capital, Inc. pursuant to which they agreed to pay AEA Investors, Inc. and Bain Capital, Inc. an aggregate annual management fee of $1,500, plus out-of-pocket expenses. Pursuant to the Management Services Agreement, AEA Investors, Inc. and Bain Capital, Inc. provided general management, financial and other corporate advisory services to the Company. Pursuant to this agreement, AEA Investors, Inc. and Bain Capital, Inc. received a cash financial advisory fee of $8,000 at the closing of the Acquisition. The management fee for the period August 19, 1994 to December 31, 1994 was $552. In connection with the IPO, the Management Services Agreement was terminated for a fee of $4,000. Management fees excluding the termination fee were $1,393 for the year ended December 31, 1995.

   On August 18, 1994, the Company issued common stock at fair market value to senior management in exchange for notes receivable in the amount of $4,925. The notes receivable earned interest at an annual interest rate of 7.05%. Interest income on the notes receivable for the year ended December 31, 1995 was $254. The notes receivable were collateralized by the shares of common stock owned by senior management of the Company. Accordingly, the notes receivable were recorded as a reduction of stockholders' equity during the period they were outstanding. On September 14, 1995, the notes were repaid in full.

                                             Waters Corporation and Subsidiaries

18. Business Segment Information

The Company operates in one business segment and in the geographical segments indicated in the table below. Sales are reflected in the segment from which the sales are made. The United States segment includes Puerto Rico. The other international segment includes Canada, South America, Australia, India, Eastern Europe and countries in the former Soviet Union. Transfer sales between geographical areas are generally made at a discount from list price.

Company, 1996

                                United States      Europe       Japan       Asia      Other Int'l     Elimination       Total
----------------------------------------------------------------------------------------------------------------------------------
Sales:
   Unaffiliated sales              $  145,578    $ 118,433   $  48,876   $ 34,828      $  37,230      $     -        $  384,945
   Unaffiliated export sales
    to Asia                               283           -           -          -              -             -               283
   Unaffiliated export sales to
    Other Int'l                         5,885           -           -          -              -             -             5,885
   Transfers between areas            122,575           -           -          -              -         (122,575)            -
                                   --------------------------------------------------------------------------------------------
Total sales                        $  274,321    $ 118,433   $  48,876   $ 34,828      $  37,230      $ (122,575)    $  391,113
                                   ============================================================================================
Income from operations             $   45,748    $      67   $     672   $   (221)     $     423            (860)    $   45,829
                                   ============================================================================================
Total assets                       $  385,891    $ 108,111   $  23,507   $  9,655      $  17,889      $ (179,551)    $  365,502
                                   ============================================================================================

Company, 1995                   United States      Europe       Japan       Asia      Other Int'l     Elimination       Total
----------------------------------------------------------------------------------------------------------------------------------
Sales:
   Unaffiliated sales              $  116,065    $ 103,144   $  47,941   $ 26,787      $  33,749       $     -       $  327,686
   Unaffiliated export sales
    to Asia                               464           -           -          -              -              -              464
   Unaffiliated export sales to
    Other Int'l                         3,947          875          -          -              -              -            4,822
   Transfers between areas            107,506           -           -          -              -        (107,506)             -
                                   --------------------------------------------------------------------------------------------
Total sales                        $  227,982    $ 104,019   $  47,941   $ 26,787      $  33,749      $(107,506)     $  332,972
                                   ============================================================================================
Income from operations             $   44,780    $   1,610   $   2,422   $ (1,416)     $  (1,014)            -       $   46,382
                                   ============================================================================================
Total assets                       $  343,768    $  75,464   $  20,537   $ 11,010      $  18,402      $(169,365)     $  299,816
                                   ============================================================================================
Company, August 19, 1994
   to December 31, 1994
                                United States      Europe       Japan       Asia      Other Int'l     Elimination       Total
----------------------------------------------------------------------------------------------------------------------------------
Sales:
   Unaffiliated sales              $  47,663      $  39,203   $  17,095   $10,450       $  13,359      $     -        $  127,770
   Unaffiliated export sales to
    Asia                               1,072             -           -         -               -             -             1,072
   Unaffiliated export sales to
    Other Int'l                        2,022            193          -         -               -             -             2,215
   Transfers between areas            43,881             -           -         -               -        (43,881)              -
                                   ---------------------------------------------------------------------------------------------
Total sales                        $  94,638       $ 39,396    $  17,095   $10,450       $  13,359     $(43,881)      $  131,057
                                   =============================================================================================
Loss from operations
 pre-restructuring                 $ (63,973)      $    240    $     789   $(1,204)      $      32     $     -        $  (64,116)
Restructuring charge                    (498)          (960)      (1,660)     (320)            (62)          -            (3,500)
                                   =============================================================================================
Loss from operations post-
 restructuring                     $ (64,471)       $  (720)    $   (871)  $(1,524)      $     (30)    $     -         $ (67,616)
                                   =============================================================================================
Total assets                       $ 331,113        $ 79,291    $  21,503  $12,058       $  18,640     $ (131,007)     $ 331,598
                                   =============================================================================================

Predecessor, January 1, 1994
   to August 18, 1994
                                United States      Europe       Japan       Asia      Other Int'l     Elimination       Total
----------------------------------------------------------------------------------------------------------------------------------
Sales:
   Unaffiliated sales             $  70,101         $ 47,373     $  26,242   $10,711      $  17,253     $   -          $  171,680
   Unaffiliated export sales to
    Asia                              1,441              -              -         -              -          -               1,441
   Unaffiliated export sales to
    Other Int'l                       2,717              259            -         -              -          -               2,976
   Transfers between areas           65,064              -              -         -              -       (65,064)             -
                                 ------------------------------------------------------------------------------------------------
Total sales                      $  139,323         $ 47,632     $  26,242    $10,711     $  17,253     $(65,064)      $  176,097
                                 ================================================================================================
Income from operations           $   16,781         $ (8,109)    $    (706)   $(2,045)    $  (1,885)    $    -         $    4,036
                                 ================================================================================================

Quarterly Results
                                             Waters Corporation and Subsidiaries

The Company's (Predecessor's) unaudited quarterly results are summarized below (In thousands except per share data):


1996                                        First Quarter     Second Quarter      Third Quarter     Fourth Quarter        Total
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                       $85,313           $ 95,965            $ 98,414          $ 111,421        $ 391,113
Cost of sales                                    32,114             35,199              36,631             41,310          145,254
Revaluation of acquired inventory                    -               2,440               3,660                 -             6,100
                                                ----------------------------------------------------------------------------------
   Gross profit                                  53,199             58,326              58,123             70,111          239,759
Selling, general and administrative expenses     33,429             35,963              38,360             40,761          148,513
Research and development expenses                 4,668              5,074               5,544              5,612           20,898
Goodwill and purchased technology amortization      931              1,431               1,615              1,242            5,219
Expensed in-process research and development         -              19,300                  -                  -            19,300
                                                ----------------------------------------------------------------------------------
   Operating income (loss)                       14,171             (3,442)             12,604             22,496           45,829
Interest expense, net                             3,954              3,480               3,706              3,600           14,740
Unrealized loss on future cash flow hedges-          -                  -                   -                  -                -
                                                 ---------------------------------------------------------------------------------
   Income (loss) from continuing operations
    before income taxes                           10,217            (6,922)              8,898             18,896           31,089
Provision (credit) for income taxes                2,042             2,932               2,502              3,754           11,230
                                                ----------------------------------------------------------------------------------
   Income (loss) from continuing operations        8,175            (9,854)              6,396             15,142           19,859
Extraordinary item - (loss) on early retirement
    of debt                                           -            (22,264)                 -                  -           (22,264)
                                                 ---------------------------------------------------------------------------------
   Net income (loss)                               8,175           (32,118)              6,396             15,142           (2,405)
Less: accretion of and dividend on Preferred
  Stock                                              229               229                 231                232              921
                                                 ---------------------------------------------------------------------------------
   Net loss available to common stockholders     $ 7,946         $ (32,347)          $   6,165           $ 14,910         $ (3,326)
                                                 =================================================================================

Per share information:
   Income from continuing operations             $   .26         $    (.32)          $    .19            $    .47         $    .60
   Extraordinary (loss) per common share              -               (.70)                -                   -              (.71)
                                                 ---------------------------------------------------------------------------------
   Net (loss) per common share                   $  . 26         $   (1.02)          $    .19            $    .47         $   (.11)
                                                 =================================================================================
Weighted average number of common shares
 outstanding                                      30,925            31,782             31,888              31,919           31,628
                                                 =================================================================================


1995                                        First Quarter     Second Quarter      Third Quarter     Fourth Quarter        Total
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                        $77,554         $  84,328          $  80,634            $  90,456       $ 332,972
Cost of sales                                     30,282            31,275             30,761               33,898         126,216
Revaluation of acquired inventory                     -                 -                 371                  554             925
                                                 ---------------------------------------------------------------------------------
   Gross profit                                   47,272            53,053             49,502               56,004         205,831
Selling, general and administrative
  expenses                                        31,823            32,593             33,259               38,700         136,375
Management fee                                       387               383                389                4,234           5,393
Research and development expenses                  4,096             4,418              4,346                4,821          17,681
                                                 ---------------------------------------------------------------------------------
   Operating income (loss)                        10,966            15,659             11,508                8,249          46,382
Interest expense, net                              8,119             7,955              7,614                6,627          30,315
Foreign currency contracts losses (gains)          3,886             2,461             (6,669)                (853)         (1,175)
                                                 ---------------------------------------------------------------------------------
   (Loss) Income from continuing operations
     before income taxes                          (1,039)            5,243             10,563                2,475          17,242
(Credit) provision for income taxes                 (199)              876              1,993                  459           3,129
                                                 ---------------------------------------------------------------------------------
   (Loss) before extraordinary item                 (840)            4,367              8,570                2,016          14,113
Extraordinary item - (loss) on early retirement
 of debt                                              -                 -                  -               (12,112)        (12,112)
                                                 ---------------------------------------------------------------------------------
   Net income (loss)                                (840)            4,367              8,570              (10,096)          2,001
Less: accretion of and dividend on Preferred
  Stock                                              222               226                227                  227             902
                                                 ---------------------------------------------------------------------------------
   Net loss available to common stockholders     $(1,062)         $  4,141          $   8,343             $(10,323)        $ 1,099
                                                 =================================================================================

Per share information:
   (Loss) income from continuing operations      $  (.04)         $    .17          $     .35             $    .07         $   .54
   Extraordinary (loss) per share                      -                 -                 -                  (.45)           (.49)
                                                 ---------------------------------------------------------------------------------
   Net (loss) income per share                   $  (.04)         $    .17          $     .35             $   (.38)        $   .05
                                                 =================================================================================
Weighted average number of common shares
 outstanding                                      23,852           23,852              23,852               26,774           24,582
                                                 =================================================================================

Selected Financial Data

                                             Waters Corporation and Subsidiaries

                                                         The Company                             Predecessor Business
                                          ------------------------------------------    --------------------------------------------
                                           Year Ended    Year Ended    August 19 to     January 1 to     Year Ended    Year Ended
                                          December 31,  December 31,    December 31,       August 18,   December 31,  December 31,
                                                 1996          1995            1994             1994           1993          1992
------------------------------------------------------------------------------------------------------------------------------------

Statement of Operations Data:
Net sales                                    $391,113      $332,972       $131,057          $176,097      $ 304,927      $ 309,287
Cost of sales                                 145,254       126,216         49,740            73,446        124,387        123,342
Revaluation of acquired inventory               6,100           925         38,424                -              -              -
                                             -------------------------------------------------------------------------------------
   Gross profit                               239,759       205,831         42,893           102,651        180,540        185,945
Selling, general and administrative
 expenses                                     148,513       132,746         44,522            85,216        132,452        138,318
Research and development expenses              20,898        17,681          6,790            13,399         18,525         19,142
Goodwill and purchased technology
 amortization                                   5,219         3,629          1,227                -              -              -
Expensed in-process research and
 development                                   19,300            -          53,918                -              -              -
Management fee                                     -          5,393            552                -              -              -
Restructuring charge                               -             -           3,500                -          13,000             -
                                             -------------------------------------------------------------------------------------
   Operating income (loss)                     45,829        46,382        (67,616)            4,036         16,563         28,485
Interest expense, net (1)                      14,740        30,315         12,011               828          2,072          2,107
Unrealized losses (gains) on future cash
 flow hedges                                       -          1,142           (923)               -              -              -
Realized (gains) on cash flow hedges               -         (2,317)            -                 -              -              -
                                             -------------------------------------------------------------------------------------
   Income (loss) from continuing operations
     before income taxes                       31,089        17,242        (78,704)            3,208         14,491         26,378
Provision for income taxes                     11,230         3,129          1,487               916          4,169          6,180
                                             -------------------------------------------------------------------------------------
   Income (loss) from continuing operations    19,859        14,113        (80,191)            2,292         10,322         20,198
Income (loss) from discontinued operations,
   net of tax                                      -             -             787              (448)            (9)           108
Estimated (loss) on disposal of discontinued
 operations                                        -             -          (8,000)               -               -             -
                                            --------------------------------------------------------------------------------------
   Income (loss) before extraordinary item     19,859        14,113        (87,404)            1,844          10,313        20,306
Extraordinary item-(loss) on early
 retirement of debt                           (22,264)      (12,112)            -                 -               -             -
                                            ---------------------------------------------------------------------------------------
Income (loss) before cumulative effect of
 change in accounting principal                (2,405)        2,001        (87,404)            1,844          10,313         20,306
Cumulative effect of change in accounting
 principle (2)                                     -             -              -                 -               -          (2,228)

                                            ---------------------------------------------------------------------------------------
   Net income (loss)                        $  (2,405)        2,001        (87,404)         $  1,844        $ 10,313       $ 18,078
                                                                                            =======================================
Less: accretion of and dividend on
 Preferred Stock                                  921           902            330
                                            ======================================
   Net income (loss) available to common
    stockholders                            $  (3,326)      $ 1,099      $ (87,734)
                                            ======================================

Income (loss) per common share:
   Income (loss) per common share from
    continuing operations                   $     .60       $   .54      $   (3.38)
Loss per common share from discontinued
  operations                                       -             -            (.30)
Extraordinary loss per common share              (.71)         (.49)            -
                                            --------------------------------------
Net income (loss) per common share          $    (.11)      $    05      $   (3.68)
                                            ======================================
Weighted average number of common shares       31,628        24,582         23,852
                                            ======================================
Balance Sheet Data (at period end):
Working capital                             $  61,227       $56,385      $  87,357                           $100,528     $ 112,905
Total assets                                  365,502       299,816        331,598                            189,592       199,513
Long-term debt, including current
 maturities (1)                               210,470       158,500        275,000                                 -             -
Redeemable preferred stock                      7,153         6,232          5,330                                 -             -
Stockholders' equity (deficit)/parent
 company investment                            57,780        58,118        (22,670)                           149,095       163,157

(1) Interest expense through August 18, 1994 was an allocation of Millipore's worldwide net interest expense based upon the ratio of the Predecessor's net assets to Millipore's net assets. No debt obligations of Millipore were reflected on the Predecessor's balance sheets.
(2) In 1992, the Company recorded an after tax charge to income of $2.2 million for the adoption of the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

Directors                                Officers
---------                                --------
Douglas A. Berthiaume                    Douglas A. Berthiaume
Chairman, President,                     Chairman, President,
and Chief Executive Officer              and Chief Executive Officer
Waters Corporation
                                         Arthur G. Caputo
Joshua Bekenstein                        Senior Vice President
Managing Director                        Worldwide Sales
Bain Capital, Inc.                       and Marketing

Philip Caldwell                          Thomas W. Feller
Senior Managing Director                 Senior Vice President
Lehman Brothers Inc.                     Operations
and Retired Chairman and
Chief Executive Officer,                 John R. Nelson
Ford Motor Company                       Senior Vice President
                                         Research and Development
Edward Conard
Managing Director                        Philip S. Taymor
Bain Capital, Inc.                       Senior Vice President
                                         Finance and Administration
Thomas P. Salice                         and Chief Financial Officer
Managing Director
AEA Investors, Inc.                      Brian K. Mazar
                                         Vice President
Marc Wolpow                              Human Resources
Managing Director                        and Investor Relations
Bain Capital, Inc.
                                         Devette W. Russo
                                         Vice President
                                         Chromatography
                                         Consumables Division



Transfer                                     Stockholders'
--------                                     ------------
Agent                                        Meeting
-----                                        -------

Bank of Boston                               Date:       May 6, 1997, 11 a.m.
c/o Boston EquiServe, L.P.                   Place:      Waters Corporation
P.O. Box 8040                                            34 Maple Street
Boston, Massachusetts 02266-8040                         Milford, Massachusetts
617-575-3120                                 Directions: Call 800-252-4752 Ext. 3314
Internet address: http://www.equiserve.com
                                             Stocklist
Auditors                                     ---------
--------                                     Symbol
                                             ------
Coopers and Lybrand L.L.P.                   NYSE: WAT
One Post Office Square
Boston, Massachusetts 02109                  Form 10K
                                             --------
Attorneys
---------                                    A copy of the Company's 10K,
Kirkland and Ellis                           filed with the Securities and Exchange
Citicorp Center                              Commission, is available without
153 East 53rd Street                         charge upon written request to:
39th Floor
New York, New York 10022                     Waters Corporation
                                             34 Maple Street
                                             Milford, Massachusetts 01757

                                             Offices
                                             -------

                                             Corporate Headquarters
                                             Waters Corporation
                                             34 Maple Street
                                             Milford, Massachusetts 01757
                                             Phone: 508-478-2000
                                             Toll free: 800-252-4752
                                             FAX: 508-872-1990
                                             Email: info@waters.com
                                             Internet address:
                                             http://www.waters.com

                                             Waters, Millennium, and Symmetry
                                             are registered trademarks of Waters
                                             Corporation. Alliance, Integrity, TA
                                             Instruments, Oasis, Connections, and
                                             Spherisorb are trademarks of Waters
                                             Corporation. Microsoft, Windows,
                                             and Windows NT are trademarks
                                             of Microsoft Corporation.