Form 10-K405, Exhibit 13
period 1996-12-31
WATERS CORP /DE/
filed 1997-03-31
CIK 1000697

                                                                    EXHIBIT 13.2

                       [LETTERHEAD OF COOPERS & LYBRAND]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Waters Corporation:

We have audited the accompanying consolidated balance sheets of Waters Corporation and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Waters Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                                /s/ Coopers & Lybrand L.L.P.
                                Coopers & Lybrand L.L.P.

Boston, Massachusetts
January 22, 1997