Form 10-K405, Exhibit 13
period 1996-12-31
WATERS CORP /DE/
filed 1997-03-31
CIK 1000697

                                                                    EXHIBIT 13.3

                       [LETTERHEAD OF COOPERS & LYBRAND]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Millipore Corporation:

We have audited the accompanying statements of operations and cash flows of the Waters Chromatography Division of Millipore Corporation (the "Predecessor") for the period from January 1, 1994 to August 18, 1994. These financial statements are the responsibility of Millipore Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Certain costs and expenses presented in the financial statements represent allocations and management's estimates of the costs of services provided to the Waters Chromatography Division by Millipore Corporation. As a result, the financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had the Waters Chromatography Division operated as a non-affiliated entity.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Waters Chromatography Division of Millipore Corporation for the period from January 1, 1994 to August 18, 1994 in conformity with generally accepted accounting principles.



                                /s/ Coopers & Lybrand L.L.P.
                                Coopers & Lybrand L.L.P.

Boston, Massachusetts
February 10, 1995