Form 10-K405, Exhibit 13
period 1997-12-31
WATERS CORP /DE/
filed 1998-03-31
CIK 1000697

                                                                    EXHIBIT 13.1

[Front Cover]

Waters

1997 Annual Report

THE RIGHT FORMULA FOR EXPANSION

[Cover Image]

A photograph of U.S. and foreign coins superpositioned over drawn representation of a molecule.

[Inside front cover]

Waters Corporation (NYSE:WAT) is the world's leading supplier of high performance liquid chromatography (HPLC) instrumentation and consumables, as well as thermal analysis and mass spectrometry (MS) products. Around the world, Waters(R) products are used by pharmaceutical, industrial, university and government research & development, quality assurance and environmental testing laboratories. For these customers, we provide technology that gives scientists fundamental data on chemical mixtures and materials. Then, by turning these analytical data into useful information, we help scientists understand the complexities of chemistry and life itself.


FINANCIAL HIGHLIGHTS

ADJUSTED FINANCIAL RESULTS (A):



($ in thousands, except per share data)                         1997                    1996               Increase

For the year:

Net Sales                                                      $465,470               $391,113            19%

Operating income                                               $ 92,687               $ 71,229            30%

Percentage of Sales                                                19.9%                  18.2%

Income from operations before income taxes                     $ 78,967               $ 56,489            40%

Net income available to common stockholders                    $ 62,270               $ 44,338            40%

Net income per basic common share                              $   2.14               $   1.54            39%


Net income per diluted common share                            $   1.94               $   1.40            39%

Return on average assets                                           13.6%                  13.3%

Return on average equity                                           65.0%                  54.2%

At year end:

Total assets                                                  $ 552,059               $365,502

Stockholders' equity                                           $ 62,297               $ 57,780

Employees                                                         2,640                  2,135

(A) Adjusted financial results for 1997 reflect reported results of operations excluding nonrecurring charges related to the September 1997 acquisition of Micromass Limited ($16,500 of revaluation of acquired inventory and $55,000 of expensed in-process research and development). Adjusted financial results for 1996 reflect reported results of operations excluding nonrecurring charges related to the May 1996 acquisition of TA Instruments, Inc. and the Company's April 1996 tender for its then remaining subordinated debt ($6,100 of revaluation of acquired inventory, $19,300 of expensed in-process research and development and $22,264 of extraordinary loss on early retirement of debt). Excluded amounts had no related tax effects. Net income per basic common share for 1997 and 1996 were computed based upon weighted average shares of common stock outstanding of 29,127 and 28,841, respectively. Net income per diluted common share for 1997 and 1996 were computed based upon weighted average shares of common stock and equivalents outstanding of 32,168 and 31,628, respectively.

LETTER TO SHAREHOLDERS

[Photographs]


Three photographs of Douglas A. Berthiaume, Chairman, President, and Chief Executive Officer on a 35mm film strip.

During 1997, we significantly expanded our technological and market reach within the broad $12 billion analytical instrument marketplace. We began this expansion with the 1996 acquisition of TA Instruments/TM/, Inc., the world leader in thermal analysis, and continued this year with the acquisition of Micromass Limited in September which brought to Waters a world leader in mass spectrometry. We have increased the market we serve by 50% from the approximate $2 billion liquid chromatography market to a total of $3 billion of the analytical laboratory market and stand well-positioned to increase our penetration of this expanded market.

Over the past several years as we have evaluated important developments in both the analytical instrument marketplace and in liquid chromatography, we have focused, in particular, on the growing importance of mass spectrometry and adopted a long-term strategy to develop this capability. In 1994, we introduced a first generation benchtop LC-MS System with our Integrity/TM/ product. Then in 1997, we accelerated our efforts in mass spectrometry with the completion of the merger between Waters and Micromass Limited. We can now offer our customers state-of-the-art capabilities utilizing quadrupole, magnetic sector and time-of-flight technologies, and we can deliver these capabilities through a sales, marketing and distribution organization that is unsurpassed in the industry. Although Micromass has been part of Waters for only a brief period, it appears that the combination will be even more powerful than our original expectations. Optimism is very high at Waters and, more importantly, within our worldwide customer base. We believe that the field of LC-MS will be the fastest growing segment of the analytical marketplace over the next five years and, with the Waters-Micromass combination, no other competitor is better positioned to develop and advance this technology.

Our core business also performed extremely well in 1997. Led by our Alliance/TM/ System's success, our chromatography business ended the year with strong double-digit unit growth, and we have continued to introduce innovative products and maintain a rich new product pipeline to sustain our growth into the future. In the fourth quarter alone, we introduced a new UV absorbance detector (2487), a system for combinatorial drug discovery, and our keynote Millennium(R)/32/ which expands and extends our industry leading chromatography software position. Millennium/32/, which takes full advantage of the Windows NT(R) platform, is well suited for the needs of large customers, particularly pharmaceutical customers, to control and network large numbers of liquid chromatographs.

Other areas of our business have also continued to keep pace. Our TA Instruments thermal analysis and rheology product lines grew at double-digit rates in 1997, and we believe, continued to gain marketshare. We also extended our chromatography consumables position with the acquisition of YMC, Inc. in August, received very good response to our new Oasis/TM/ HLB sample preparation product line and continued to introduce successful extensions of our Symmetry(R) column product line.

Finally, through the Waters Connections/SM/ Program, we reemphasized that extraordinary customer assurance and support is a foundation of Waters' commitment to its customers. Waters is earmarking significant resources to maintain our well-earned reputation for service and support.

Our efforts have been rewarded with outstanding financial performance in 1997. Sales grew 19% to $465.5 million, while earnings per diluted share before nonrecurring charges grew by 39% to $1.94 per share. Operating cash flow was an impressive $113 million for the year. Fourth quarter performance was particularly outstanding with the strongest incoming order rate in over five years.

This is an exciting time for Waters. We are challenged by scientists who are looking for innovative solutions. They have growing requirements for more productivity, ease-of-use and higher throughput in their analytical laboratories. Their needs are driving them to more sophisticated systems incorporating powerful mass detectors and state-of-the-art computer software, with networking capabilities to link their global research activities.

Their companies are allocating unprecedented levels of human and financial resources to speed their products to market. I believe Waters is superbly positioned with products and technologies to continue to aid these chemists in their mission.

Sincerely,

Douglas A. Berthiaume

Chairman, President, and Chief Executive Officer

DISCOVERING THE MOLECULAR STRUCTURE FOR MANAGED GROWTH

If a successful business could distill and measure the essence of intelligent growth and expansion, what would the result look like? It should come as no surprise that, at Waters, we're trying to do just that. After all, we're experts in helping companies break down matter to its most primary level. So as you might imagine, we take a relatively scientific approach to our business. While we invest in many technologies and technology extensions, we employ a disciplined decision- making process based equally on very sound business and scientific principles. For example, we will not invest in a technology, no matter how brilliant, if we cannot identify clear and compelling commercial applications and if we are not convinced the technology has an extremely good chance of contributing significantly to our bottom line. Likewise, we will not enter a marketplace, no matter how promising, without technology that we believe is superior and will remain so.

Our philosophy has served both us and our shareholders well this past year. And over the past four decades, it is this kind of thinking that has helped make Waters one of the most respected names in our industry. Respected by our customers, our employees and, yes, even our competitors.

In 1996 - 1997, we made a number of important strategic decisions that have helped us expand our product offerings and the markets where we have a major presence. These are the first careful steps to help us grow beyond our traditional High Performance Liquid Chromatography (HPLC) technologies. And while our roots are clearly still in HPLC, we are becoming more diverse, playing in a much larger marketplace. By adding mass spectrometry and thermal analysis to our core strength in HPLC, we can offer more comprehensive solutions to analytical laboratories worldwide.

The bottom line is that we are now a more diverse company. And one that is better able to respond to the increasing demands for advances in laboratory productivity.

[Figure Caption]

In 1997, the market for liquid chromatography products was nearly $2.0 billion. With recent acquisitions, Waters is now a leader in the thermal analysis and mass spectrometry arenas, and is participating in a worldwide market estimated at $3.0 billion annually.

[Photograph]

Glass flask partially filled with bluish liquid sitting atop columns of financial (bond market) data.

On the following pages we will tell you more about how business and science intersect in four elements critical to our continued growth: developing and bringing to market leading edge technologies, identifying and serving the right markets, providing uncompromising customer service, and making intelligent additions to our product offerings. But first, it may be helpful to take a quick refresher course on exactly what our business is.

In broad terms, Waters and its subsidiaries provide the tools (instrumentation, software, consumables and customer support) that make very specific analytical measurements, and then turn these data into usable information. The technologies we provide scientists -HPLC, thermal analysis and mass spectrometry - supply information on the chemical composition, material properties and structural profiles of natural and synthetic substances. This information allows scientific professionals - chemists, biochemists, and materials scientists - to make better decisions about the directions their research should take. Or it tells them that their chemical formulations are identical, batch after batch, year after year. It lets them know, with precision, if there is something in their product that does not belong there. Our technologies are used on a daily basis by pharmaceutical, food, beverage, chemical and industrial companies, as well as government agencies, universities and research institutes.

[Figure Caption]

As of the end of last year, Waters' stock price had increased more than 150% since its I.P.O. in November of 1995.

[Photograph]

Results of an HPLC peptide analysis laid over business section of a newspaper.

HOW TECHNOLOGICAL BREAKTHROUGHS END UP ON THE BOTTOM LINE

[Photographs]

Bar graph illustrating revenues as follows:

For 1995, $332.9 million
For 1996, $391.1 million
For 1997, $465.5 million

Waters generated revenues of $332.9 million in 1995, $391.1 million in 1996 and $465.5 million in 1997, putting year over year revenue growth at over 17% since becoming an independent company in late 1994.

Most companies say they want to provide good products for their customers. At Waters, we take this idea a bit further. Quite simply, our goal is to provide the best products in every category in which we choose to compete.

Consider the Alliance System. A product of our most significant investment in research and development, and the result of a remarkable team effort at Waters, Alliance was launched in 1996. It instantly set a new standard for performance and reliability in the HPLC industry. It also helped us win customers in numerous new accounts. And extensions of the Alliance product line will provide a strong foundation for our HPLC business for many years to come. Later in this report, we will talk about how our recent acquisition of Micromass Limited, a mass spectrometry company, allows us to combine complementary technologies to bring scientists new capabilities in LC-MS that are full of commercial promise.

In 1997, our Millennium/32/ software, the new version of the industry's best-selling product, redefined chromatography information management. It is the first true 32-bit program of its kind, and easier to use yet more powerful than existing software. Written for the Microsoft(R) Windows environment, Millennium/32/ is the backbone of our networking strategy. It is also year 2000-compliant. And as many labs migrate to Windows NT and Windows(R) 95, Millennium/32/ is the logical choice for software standardization.

In addition to the instrument and the software, the third critical element of analyzing a chemical mixture by HPLC is the HPLC column, which separates a sample's constituents from one another, so that their concentrations can be accurately measured. Columns are consumable products, and once a particular column brand is specified for an HPLC method, regulatory compliance often dictates that the same column brand be specified for years to come. The Waters Symmetry(R) line of columns is recognized as being unsurpassed in performance and column-to-column reproducibility. This reproducibility is important, so that methods can be transferred to sites around the world and yield exactly the same results.

Last year Waters launched the Oasis line of single-use, disposable sample preparation products. Oasis products are used to prepare complex samples such as plasma for follow-up analysis of drugs and their metabolites by HPLC and LC-MS. The introduction of this product line gives Waters access to a $50 million market segment in which we previously did not participate.

[Figure Caption]

Millennium/32/ software (above), Symmetry columns (right), and the Alliance System (far right) represent the three keys necessary for a successful HPLC procedure.

[Illustrations]

Line drawings of the following Waters products: Millennium/32/ Software, Symmetry Columns, and Alliance HPLC System

ANALYZING WHERE AND HOW TO FIND NEW MARKETS

[Photograph]

Three tiered organization chart superpositioned over an illustration of a molecule. The chart depicts industries and applications relevant to Waters' business. Chart components read:

Tier 1 - Waters
Tier 2 - Pharmaceutical, Chemical, Environmental, University, Food and Beverage, Government
Tier 3 - Research and Discovery, Manufacturing, Environmental Testing, Development, Effluent Monitoring, Regulatory Enforcement

Waters products are hard at work in many of today's most important and fastest growing industries.

With nearly two thirds of our sales coming from outside of the United States, our marketplace clearly is not limited by geography. And while our clients produce everything from diet soda to the latest miracle drugs, they share one common trait: they need precise scientific tools that they can depend on.

In the HPLC market, currently estimated at $2 billion annually, Waters is the market share leader. The pharmaceutical industry is our largest market, and all indications are that it will continue to grow at a rapid pace. Current spending for research and development is at an all-time high. In addition, regulatory bodies around the world are making it faster for companies to get important new drugs to the public. Or use existing drugs for new purposes. These facts, as well as the aging of the population and a stable pricing environment, should add up to positive results for companies, such as ours, that provide vital solutions to this market. What's more, the recent addition of Micromass Limited, and its mass spectrometry detectors for liquid chromatography, will further help us take advantage of our strength in the pharmaceutical arena. Liquid chromatography-mass spectrometry (LC-MS) is one of the fastest growing segments of the HPLC marketplace. LC-MS is a particularly valuable tool for analyzing drug compounds during the research and discovery phase.

The chemical industry is another one of our large market segments. Our 1996 acquisition of TA Instruments, Inc. is allowing us to provide a wider range of products to our chemical industry customers. This past year, TA Instruments performed extremely well, with growth in the double digits.

As we approach new markets and try to gain a larger share of established ones, we will increasingly take advantage of our wide range of products. Waters offers all three keys to the success of the HPLC procedure: a high performance instrument, powerful data management software and an HPLC column or consumable element that is of high quality and consistency. Our message to scientists is that if any one of these pieces is sub-standard, the entire analysis process is compromised. Our slogan, "It's All Important,SM" refers to the way we feel about our technologies, and how we sell them as well.

Another important way that we plan to engage new markets is by giving scientists a better way to move data around the corner or around the globe. This year, several important customer accounts began the move to standardize their worldwide software network using our new Millennium/32/ Chromatography Software. We expect this migration to accelerate in the years to come, and plan to use our software as our competitive advantage, allowing us to penetrate new accounts with software, then eventually sell entire systems.

THE RIGHT CHEMISTRY FOR GETTING AND KEEPING CUSTOMERS

[Photograph]

Illustration of unzippered DNA strand. Matching labels on two sides read:

Connections                                Customer Support
Millennium/32/                             Information Management
Alliance                                   Chemical Analysis
Micromass                                  Compound I.D.
TA Instruments                             Materials Analysis
Symmetry                                   Drug Analysis
Oasis                                      Sample Prep

Nearly 40 years ago, Waters was founded by scientists to serve other scientists. And while our company has grown to over 2,500 employees worldwide, a dedication to knowing and serving our customers remains one of our core beliefs. Today, our employees have an average of 10 years of service with our company, providing more collective experience than any company in our field.

Last year we took dramatic steps to make our already highly regarded customer service even better. We introduced Waters Connections program, an entirely new concept for our industry. Connections accesses our global network of HPLC experts, our long heritage of scientific leadership and innovative product technologies and application solutions to provide customers with unprecedented information, education, performance assurance, support and regulatory compliance assistance.

Whether it's a difficult question about a complex application or simply advice on keeping Waters products running at the highest level of performance, Connections has the answer. An important part of Connections is our Performance Assurance Programs which make service and maintenance more convenient, allow customers to budget for this on an annual basis, and provide maximum system uptime. This preventative maintenance program is proving popular with our customer base.

Customer service is another area where we are leveraging technological advances to work more efficiently. Our long history in the business has produced volumes and volumes of useful information. Customers can now access this unique resource via our CD-based tools or our Web site, where relevant, up-to-date information is available for scientists worldwide.

We design every Waters product and service to meet the ever-changing needs of customers, and we are always on the lookout for future opportunities to expand our product portfolio and increase market share.

TO US, SCIENCE IS A BUSINESS, AND BUSINESS IS A SCIENCE

While we believe that Waters possesses an intellectual capital that is without peer, there are some other companies who do things quite well, too. And when they have developed a proven technology that is complementary to ours, and when there is a good fit, an acquisition makes sense for both scientific and business reasons.

Such was the case on September 11th, when Waters announced the acquisition of Micromass Limited, of Manchester, England. This acquisition immediately gives us a strong competitive position in the mass spectrometry marketplace in general, and in LC-MS in particular, one of the fastest-growing segments of the liquid chromatography market. Micromass is a very profitable and well-managed company. And the addition of world leading MS to our product portfolio allows us to improve our already strong position with pharmaceutical companies. With this accretive acquisition, Waters now has leading positions in three complementary technologies - HPLC, thermal analysis and mass spectrometry. And our potential marketplace has increased from $2 to $3 billion.

In addition, last year we purchased YMC, Inc., which markets premium HPLC columns and bulk packing materials for North America. Annual revenues exceed $7 million. This addition nicely augments the very profitable consumables segment of our business.

In the years to come, we plan to make similar, selective additions to expand our range of products and technologies.

We hope that the preceding pages have conveyed how we have and how we will continue marrying good business with good science for good results. It is the way things have always been done at Waters. And after nearly 40 years, we seem to be getting the formula down pretty well.

COMPANY OFFICERS

[Photographs]

10 Photographs of company officers on 35mm film strips. Captions beneath seven read:

Douglas A. Berthiaume
Chairman, President, and Chief Executive Officer

Thomas W. Feller
Senior Vice President, Operations

Philip S. Taymor
Senior Vice President and Chief Financial Officer

Brian K. Mazar
Vice President, Human Resources and Investor Relations

Devette W. Russo
Vice President, Chromatography Consumables Division

Arthur G. Caputo
Senior Vice President, Worldwide Sales and Marketing

John R. Nelson
Senior Vice President, Research, Development, and Engineering

                     [This page is intentionally left blank]

                          FINANCIAL TABLE OF CONTENTS


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................19

REPORT OF INDEPENDENT ACCOUNTANTS......................................24

CONSOLIDATED FINANCIAL STATEMENTS......................................25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.............................29

QUARTERLY RESULTS......................................................41

SELECTED FINANCIAL DATA................................................42

DIRECTORY..............................................................44

                    [This page is intentionally left blank]

                                             WATERS CORPORATION AND SUBSIDIARIES



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Waters Corporation (the "Company") is the world's largest manufacturer and distributor of high performance liquid chromatography ("HPLC") instruments, columns and other consumables, and related service. The Company has the largest HPLC market share in the United States, Europe and non-Japan Asia and has a leading position in Japan. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. Through its wholly owned subsidiary TA Instruments, Inc. ("TAI"), the Company is also the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers. Also, through its wholly owned subsidiary Micromass Limited ("Micromass"), the Company is a market leader in mass spectrometry, which can be integrated and used along with other analytical instruments, especially HPLC.

     Sales grew by 19% in 1997 and by 17% in 1996. Sales growth accelerated as a result of increased customer demand for new HPLC products and the effect of acquisitions. Excluding 1997 nonrecurring charges related to the purchase of Micromass and 1996 nonrecurring charges related to the purchase of TAI, operating income for the year ended December 31, 1997 was $92.7 million, a 30% increase over the $71.2 million generated in 1996. Excluded 1997 nonrecurring charges were as follows: $16.5 million of revaluation of acquired inventory and $55.0 million of expensed in-process research and development. Excluded 1996 nonrecurring charges were as follows: $6.1 million of revaluation of acquired inventory and $19.3 million of expensed in-process research and development. Earnings per diluted common share excluding nonrecurring charges were $1.94 in 1997, a 39% increase over the $1.40 in 1996.

     During 1997, approximately 61% of the Company's combined net sales were derived from operations outside the United States. The Company believes that the geographic diversity of its sales reduces its dependence on any particular region. The U.S. dollar value of these revenues varies with currency exchange fluctuations, and such fluctuations can affect the Company's results from period to period.

RECENT EVENTS

On September 23, 1997 the Company acquired all of the capital stock of Micromass, a company headquartered in Manchester, England, for approximately $175 million in cash, common stock and promissory notes. The acquisition principally was financed through borrowings under the Company's Bank Credit Agreement. Micromass develops, manufactures, and distributes mass spectrometry instruments, products that are complementary to the Company's existing product offering. Micromass offers products ranging from high-end stand-alone instruments to smaller, easier-to-use detectors that can be integrated and used along with other analytical instruments, especially HPLC. Micromass is a global market leader in the field of mass spectrometry. Net sales for Micromass were approximately $91 million in 1996.

     On September 4, 1997, the Company increased the maximum availability under its Bank Credit Agreement to $450 million in order to finance the acquisition of Micromass.

     On July 31, 1997, the Company acquired all of the capital stock of YMC, Inc. ("YMC"), a U.S. based company, for approximately $9 million in cash. YMC is a manufacturer and distributor of chromatography chemicals and supplies which augment the Company's consumables business. YMC's 1996 revenues were approximately $6.5 million.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

NET SALES

Net sales for 1997 were $465.5 million, compared with $391.1 million for the year ended December 31, 1996, an increase of 19%. Excluding the adverse effects of a stronger U.S. dollar, net sales increased by 24% in 1997. The Company's core HPLC business grew by 10%, while the impact of acquired companies resulted in the remaining 14% points of growth. HPLC growth was generally broad-based across geographies and end-user markets, but particularly strong in the U.S. and Europe. Pharmaceutical customer demand was especially strong across all geographies. The Company's sales of thermal analysis products grew strongly as well.

GROSS PROFIT

Gross profit for 1997 was $275.7 million compared to $239.8 million for 1996, an increase of $35.9 million or 15% over the comparable period of the prior year. Excluding nonrecurring charges for revaluation of acquired inventory related to purchase accounting for acquisitions ($16.5 million related to Micromass in 1997 and $6.1 million related to TAI in 1996), gross profit increased by 19% in 1997. Gross profit as a percentage of sales excluding revaluation charges decreased to 62.8% in 1997 from 62.9% in 1996 reflecting the inclusion of Micromass' results after its September 1997 acquisition. (Micromass' gross margins are lower than Waters' historical gross margins, but its operating expenses are commensurately lower, and its operating margins are comparable to those of Waters.)

                                             WATERS CORPORATION AND SUBSIDIARIES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses for 1997 were $167.3 million, compared to $148.5 million for 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 36% for 1997 from 38% for 1996, reflecting continued emphasis on expense controls. The $18.8 million or 13% increase in total expenditures is primarily the result of including the expenses of acquired companies.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses were $25.8 million for 1997 compared to $20.9 million for 1996, a $4.9 million or 23% increase from prior year levels. Current year spending increased with the addition of acquired company spending. The Company continues to invest significantly in the development of new and improved HPLC detection, consumable and data products, thermal analysis and rheology products, and newly acquired mass spectrometry products.

GOODWILL AND PURCHASED TECHNOLOGY AMORTIZATION

Goodwill and purchased technology amortization for 1997 was $6.5 million, an increase of $1.3 million from the prior year. This increase was primarily related to the acquisition of Micromass and the inclusion of full-year goodwill amortization on the 1996 TAI acquisition.

EXPENSED IN-PROCESS RESEARCH AND DEVELOPMENT

In 1997, the Company expensed $55 million of the purchase price for Micromass related to acquired in-process research and development, which had not reached technological feasibility and had no alternative future use.

OPERATING INCOME

Operating income for 1997 was $21.2 million, a decrease of $24.6 million from the prior year. This decrease reflected $71.5 million of non-recurring charges related to the Micromass acquisition ($16.5 million of revaluation of acquired inventory and $55 million of expensed in-process research and development). Excluding revaluation of acquired inventory and expensed in-process research and development charges in both 1997 and 1996, operating income was $92.7 million for the year ended December 31, 1997 and represented a $21.5 million or 30% increase over 1996. Waters improved operating income levels in 1997 on the strength of sales growth, volume leverage, continued focus on cost reduction in all operating areas and the accretive impact of acquisitions.

INTEREST EXPENSE, NET

Net interest expense decreased by $1.0 million or 7%, from $14.7 million in 1996 to $13.7 million in 1997. The current year decrease reflected reduced debt levels for the first nine months of 1997 and more favorable interest rates under the Bank Credit Agreement, partially offset by the impact of increased debt levels in the fourth quarter of 1997 due to the Micromass acquisition.

PROVISION FOR INCOME TAXES

The Company's effective income tax rate, excluding nonrecurring, nondeductible charges related to the revaluation of acquired inventory and expensed in-process research and development, was 20% in 1997 compared to 19.9% in 1996.

(LOSS) FROM OPERATIONS

Loss from operations for 1997 was $(8.3) million, compared to $19.9 million in income for 1996. Excluding nonrecurring charges in both years for the revaluation of acquired inventory and expensed in-process research and development, the Company generated $63.2 million of income in 1997 compared to $45.3 million in 1996. The improvement over the prior year was a result of sales growth, continued focus on cost reductions in all operating areas and the accretive impact of acquisitions.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

NET SALES

Net sales for 1996 were $391.1 million, compared to $333.0 million for the year ended December 31, 1995, an increase of 17%. Excluding the adverse effects of a stronger U.S. dollar, net sales increased by 20% in 1996. TAI accounted for 10% points of growth while the Company's core HPLC business grew by 10% points, excluding currency effects. HPLC growth was generally broad-based across geographies and end-user markets. The Company's international HPLC business sales increased by 11% and the U.S. HPLC business, which had been flat for the past several years, grew by 9%. Growth was primarily from strong demand for its products in general and the impact of new product introductions. In particular, in March 1996, Waters successfully introduced its new family of Alliance/TM/ HPLC systems which provide customers more accurate and consistent results and increased sample handling capacity, and are more compact and easier to maintain than conventional component systems.

                                             WATERS CORPORATION AND SUBSIDIARIES

GROSS PROFIT

Gross profit for 1996 was $239.8 million compared to $205.8 million for 1995, an increase of $34.0 million or 17% over the comparable period of the prior year. Excluding nonrecurring charges for revaluation of acquired inventory related to purchase accounting for acquisitions ($6.1 million related to TAI in 1996 and $.9 million related to Phase Separations Limited in 1995), gross profit increased by 19% in 1996. Gross profit as a percentage of sales excluding revaluation charges increased to 62.9% in 1996 from 62.1% in 1995 reflecting increased sales volume and improved manufacturing productivity.

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

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses were $20.9 million for 1996 and $17.7 million for 1995, a $3.2 million or 18% increase from prior year levels. 1996 spending increased with new HPLC product development programs and the addition of TAI's research and development expenses. In 1996, Waters introduced its new Alliance/TM/ systems and a variety of other new products. The Company continued to invest significantly in the development of new and improved HPLC detection, consumable and data products, as well as newly acquired thermal analysis and rheology products.

GOODWILL AND PURCHASED TECHNOLOGY AMORTIZATION

Goodwill and purchased technology amortization for 1996 was $5.2 million, an increase of $1.6 million from the prior year. This increase was primarily related to the acquisition of TAI.

EXPENSED IN-PROCESS RESEARCH AND DEVELOPMENT

In 1996, the Company expensed $19.3 million of the purchase price for TAI related to acquired in-process research and development, which had not reached technological feasibility and had no alternative future use.

MANAGEMENT FEE

There were no management fees incurred during 1996. Until November 1995, the Company paid AEA Investors Inc. ("AEA") and Bain Capital, Inc. ("Bain") an annual fee of $1.5 million plus out of pocket expenses for general management, financial and other corporate advisory services. The agreement was terminated for a one-time fee of $4.0 million in conjunction with the Company's initial public offering ("IPO").

OPERATING INCOME

Operating income for 1996 was $45.8 million, a decrease of $.6 million from the prior year. This decrease reflected $25.4 million of nonrecurring charges related to the TAI Acquisition ($6.1 million of revaluation of acquired inventory and $19.3 million of expensed in-process research and development). Excluding revaluation of acquired inventory charges in 1996 and 1995, the 1996 expensed in-process research and development, a nonrecurring 1995 accelerated compensatory stock option vesting charge of $3.6 million, and 1995 management fees under the terminated Management Services Agreement; operating income was $71.2 million for the year ended December 31, 1996 and represented a $14.9 million or 26% increase over 1995. Waters improved operating income levels in 1996 on the strength of sales growth and continued focus on cost reduction in all operating areas.

INTEREST EXPENSE, NET

Net interest expense decreased $15.6 million or 51%, from $30.3 million in 1995 to $14.7 million in 1996. Contemporaneously with its IPO, the Company retired $25 million of Senior Subordinated Notes, and retired all outstanding indebtedness under its senior credit facility dated August 18, 1994 with proceeds from the IPO and the Bank Credit Agreement. In April 1996, the Company completed the successful tender for its then remaining $75 million of Senior Subordinated Notes, financing the repurchase with borrowings under the Bank Credit Agreement. The 1996 interest expense decrease reflected the reduced debt levels and more favorable interest rates under the Bank Credit Agreement.

                                             WATERS CORPORATION AND SUBSIDIARIES

UNREALIZED LOSSES ON FUTURE CASH FLOW HEDGES

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

INCOME FROM OPERATIONS

Income from operations for 1996 was $19.9 million, compared to $14.1 million for 1995. Excluding nonrecurring charges in both years related to the revaluation of acquired inventory, 1996 expensed in-process research and development, 1995 management fees, and the 1995 accelerated compensatory stock option vesting charge, the Company generated $45.3 million of income in 1996 compared to $24.0 million in 1995. The improvement over the prior year was a result of sales growth, continued focus on cost reductions in all operating areas and interest expense reduction.

EARLY EXTINGUISHMENT OF DEBT

In the second quarter of 1996, the Company recorded an extraordinary loss of $22.3 million related to the early extinguishment of debt in connection with the tender for its remaining $75 million of Senior Subordinated Notes. In the fourth quarter of 1995, the Company recorded an extraordinary loss of $12.1 million related to the early extinguishment of debt in connection with its IPO. The Company utilized the net proceeds from its IPO, its Bank Credit Agreement and operating cash flow to retire $25 million of Senior Subordinated Notes and $81.4 million of principal outstanding under the Prior Bank Credit Agreement.

LIQUIDITY AND CAPITAL RESOURCES

During 1997, net cash provided by the Company's operating activities was $96.4 million, primarily as a result of net income for the period after adding back the nonrecurring non-cash charges, and depreciation and amortization. Primary uses of cash flows during the year were $151.1 million used to acquire Micromass (net of cash acquired and common stock issued), $8.7 million used to acquire YMC and $23.4 million invested in property, plant and equipment and software capitalization.

     In September 1997, the Company amended its Bank Credit Agreement increasing maximum availability to $450 million. This increase was used to finance the acquisition of Micromass.

     In September 1997, the Company entered into an interest rate swap agreement with Bankers Trust Company expiring December 31, 2001. The Company swapped $82 million in 1997 ($135 million in 1998, $151 million in 1999, $143 million in 2000 and $93 million in 2001) in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. At December 31, 1997, the fair value of this agreement was a loss of $1.6 million.

     In June 1997, the Company amended its Bank Credit Agreement reducing its LIBOR-based interest rates by 25 basis points and relaxing certain debt covenants.

     In May 1997, the Company entered into a one-year debt swap agreement with Bankers Trust Company to hedge the U.S. dollar value of its investment in the net assets of its Canadian subsidiary and certain European subsidiaries, effective in January 1998. The Company swapped $33.2 million in notional amount of floating rate LIBOR borrowings for equivalent notional amounts of borrowings in Canadian dollars and five European currencies at fixed interest rates averaging approximately 2.4% per annum. At representative interest rates and currency exchange rates in effect at May 2, 1997, the transaction date of the agreement, the Company lowered its annual interest costs by approximately $1.1 million over the term of the swap agreement. The Company could also incur higher or lower principal payments over the term of the swap agreement. At currency exchange rates in effect on December 31, 1997, the principal repayment amount would have been $32.3 million.

     At December 31, 1997, the Company also maintained several debt swap agreements contracted prior to 1997 to hedge the U.S. dollar value of its investment in Japanese subsidiaries. The Company swapped $29,500 in notional amount of floating rate LIBOR borrowings for equivalent notional amounts of borrowings in Japanese yen at fixed interest rates averaging approximately 1.77% per annum. These agreements expire in 1999.

                                             WATERS CORPORATION AND SUBSIDIARIES

     During 1996, the Company entered into several multi-year debt swap agreements with major banks to hedge the U.S. dollar value of its investment in the net assets of certain foreign subsidiaries. The Company swapped $64.9 million in notional amount of floating rate LIBOR borrowings for equivalent notional amounts of borrowings in European and Japanese currencies at fixed interest rates averaging 2.5%. All of these debt swap agreements expired during 1997.

     The Company has evaluated the impact of Year 2000 issues on its existing systems. The Company expects that the impact will not be material.

     The Company believes that existing cash balances and current cash flow from operating activities together with borrowings available under the Bank Credit Agreement will be sufficient to fund working capital, capital spending and debt service requirements of the Company in the foreseeable future.

ENVIRONMENTAL MATTERS

The Company's facilities are subject to federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. The Company does not currently anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, such requirements. The Company does not currently anticipate any material capital expenditures for environmental control facilities. Some risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future. In particular, the Company might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Although it is difficult to predict future environmental costs, the Company does not anticipate any material adverse effect on its operations, financial condition or competitive position as a result of future costs of environmental compliance. In connection with the acquisition of the predecessor HPLC business of Millipore Corporation ("Millipore") in August 1994, Millipore retained environmental liabilities resulting from pre-acquisition operations of the Company's facilities.

RECENT ACCOUNTING STANDARDS CHANGES

In June 1997, the Financial Accounting Standards Board issued SFAS 131, Disclosures about Segments of an Enterprise and Related information, which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     In June 1997, the Financial Accounting Standards Board issued SFAS 130, Reporting Comprehensive Income, which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     While management has not determined the impact of the new above-mentioned standards, they are not expected to be material to the Company.

     In February 1997, the Financial Accounting Standards Board issued SFAS 128, Earnings Per Share, which is effective for periods ending after December 15, 1997. The statement changes computational guidelines and disclosure requirements for earnings per share. The Company has adopted SFAS 128 in the accompanying financial statements and has restated all prior period earnings per share data.


CAUTIONARY STATEMENT

Certain statements contained herein are forward looking. Many factors could cause actual results to differ from these statements, including loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, changes in the healthcare market and the pharmaceutical industry, changes in distribution of the Company's products, and interest rate and foreign exchange fluctuations.

                                             WATERS CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Waters Corporation:

We have audited the accompanying consolidated balance sheets of Waters Corporation and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waters Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


Coopers & Lybrand L.L.P.

Boston, Massachusetts
January 23, 1998

                                             WATERS CORPORATION AND SUBSIDIARIES

                      WATERS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------
December 31   (In thousands, except per share data)                             1997            1996
----------------------------------------------------------------------------------------------------
Assets

Current assets:
   Cash and cash equivalents                                             $     3,113     $       639
   Accounts receivable, less allowances for doubtful accounts of
     $2,785 and $1,712 at December 31, 1997 and 1996, respectively           111,022          88,112
   Inventories                                                                87,375          47,351
   Other current assets                                                       11,614           7,930
                                                                         -----------     -----------
     Total current assets                                                    213,124         144,032
Property, plant and equipment, net                                            88,668          74,777
Other assets                                                                  70,089          36,058
Goodwill, less accumulated amortization of $7,543 and $4,818 at
   December 31, 1997 and 1996, respectively                                  180,178         110,635
                                                                         -----------     -----------
     Total assets                                                        $   552,059     $   365,502
                                                                         ===========     ===========

Liabilities and Stockholders' Equity

Current liabilities:
   Notes payable and current portion of long term debt                   $     7,394     $     1,736
   Accounts payable                                                           33,061          17,509
   Deferred revenue and customer advances                                     25,289          10,491
   Accrued retirement plan contributions                                       3,426           2,787
   Accrued income taxes                                                        9,400           1,700
   Accrued other taxes                                                         4,597           4,951
   Other current liabilities                                                  87,489          43,631
                                                                         -----------     -----------
     Total current liabilities                                               170,656          82,805
Long term debt                                                               305,340         210,470
Redeemable preferred stock                                                     8,096           7,153
Other liabilities                                                              5,670           7,294
                                                                         -----------     -----------
     Total liabilities                                                       489,762         307,722
Stockholders' Equity:
   Common stock, par value $0.01 per share 50,000 shares
     authorized, 29,583 and 28,923 shares issued and outstanding at
     December 31, 1997 and 1996, respectively                                    296             289
   Additional paid-in capital                                                161,476         145,717
   Deferred stock option compensation                                           (606)           (826)
   Accumulated deficit                                                       (96,096)        (87,808)
   Translation adjustments                                                    (2,773)            408
                                                                         -----------     -----------
     Total stockholders' equity                                               62,297          57,780
                                                                         -----------     -----------
     Total liabilities and stockholders' equity                          $   552,059     $   365,502
                                                                         ===========     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                             WATERS CORPORATION AND SUBSIDIARIES

                      WATERS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------------------------
Year Ended December 31  (In thousands, except per share data)            1997            1996            1995
-------------------------------------------------------------------------------------------------------------
Net sales                                                         $   465,470     $   391,113       $ 332,972
Cost of sales                                                         173,275         145,254         126,216
Revaluation of acquired inventory                                      16,500           6,100             925
                                                                 ------------   -------------   -------------
  Gross profit                                                        275,695         239,759         205,831
Selling, general and administrative expenses                          167,290         148,513         132,746
Research and development expenses                                      25,750          20,898          17,681
Goodwill and purchased technology amortization                          6,468           5,219           3,629
Expensed in-process research and development                           55,000          19,300            --
Management fee                                                           --              --             5,393
                                                                 ------------   -------------   -------------
  Operating income                                                     21,187          45,829          46,382
Interest expense, net                                                  13,720          14,740          30,315
Unrealized losses on future cash flow hedges                             --              --             1,142
Realized (gains) on cash flow hedges                                     --              --            (2,317)
                                                                 ------------   -------------   -------------
  Income from operations before income taxes                            7,467          31,089          17,242
Provision for income taxes                                             15,755          11,230           3,129
                                                                 ------------   -------------   -------------
  (Loss) income before extraordinary item                              (8,288)         19,859          14,113
Extraordinary (loss) on early retirement of debt                         --           (22,264)        (12,112)
                                                                 ------------   -------------   -------------
  Net (loss) income                                                    (8,288)         (2,405)          2,001
Less: Accretion of and 6% dividend on preferred stock                     942             921             902
                                                                 ------------   -------------   -------------
  Net (loss) income available to common stockholders             $     (9,230)  $      (3,326)  $       1,099
                                                                 ============   =============   =============
(Loss) income per basic common share:
  (Loss) income per common share before extraordinary item       $       (.32)  $         .66   $         .59
  Extraordinary (loss) per common share                                  --              (.78)           (.54)
                                                                 ------------   -------------   -------------
  Net (loss) income per common share                             $       (.32)  $        (.12)  $         .05
                                                                 ------------   -------------   -------------
Weighted average number of basic common shares                         29,127          28,841          22,326
                                                                 ============   =============   =============

(Loss) income per diluted common share:
  (Loss) income per common share before extraordinary item       $       (.32)  $         .60   $         .54
  Extraordinary (loss) per common share                                  --              (.71)           (.49)
                                                                 ------------   -------------   -------------
  Net (loss) income per common share                             $       (.32)  $        (.11)  $         .05
                                                                 ============   =============   =============

Weighted average number of diluted common shares and
   equivalents                                                         29,127          31,628          24,582
                                                                 ============   =============   =============

The accompanying notes are an integral part of the consolidated financial statements.

                                             WATERS CORPORATION AND SUBSIDIARIES

                      WATERS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------
Year Ended December 31   (In thousands)                                  1997            1996            1995
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net (loss) income                                               $      (8,288)  $      (2,405)  $       2,001
  Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:
    Unrealized losses on future cash flow hedges                           --              --             1,142
    Deferred income taxes                                                (5,891)         (4,200)           --
    Depreciation and amortization                                        20,010          16,709          13,774
    Amortization of debt issuance costs                                   1,085           1,055           2,731
    Compensatory stock option expense                                       220             250           4,565
    Expensed in-process research and development                         55,000          19,300            --
    Revaluation of acquired inventory                                    16,500           6,100             925
    Extraordinary loss on early retirement of debt                         --            22,264          12,112
  Change in operating assets and liabilities, net of acquisitions:
    (Increase) decrease in accounts receivable                           (8,127)         (8,981)         10,212
    (Increase) decrease in inventories                                   (2,270)           (670)          4,658
    Increase (decrease) in accounts payable and other current
      liabilities                                                        14,375           4,992          (1,661)
    Increase (decrease) in deferred revenue and customer advances         5,375           2,541             (32)
    Other, net                                                            8,377          (1,238)         (5,224)
                                                                  -------------  --------------   -------------
  Net cash provided by continuing operations                             96,366          55,717          45,203
  Net cash provided by discontinued operations                             --              --             1,039
                                                                  -------------  --------------   -------------
    Net cash provided by operating activities                            96,366          55,717          46,242
Cash flows from investing activities:
  Additions to property, plant and equipment                            (18,216)        (10,064)         (6,260)
  Software capitalization and other intangibles                          (5,177)         (3,758)         (3,618)
  Business acquisitions, net of cash acquired                          (160,985)        (83,349)         (7,469)
  Loans to officers                                                        (136)           (425)         (2,062)
  Other, net                                                               --             4,497           5,020
                                                                  -------------  --------------   -------------
  Net cash (used in) investing activities by continuing operations     (184,514)        (93,099)        (14,389)
  Net investing activities of discontinued operations                      --              --              (154)
                                                                  -------------  --------------   -------------
    Net cash (used in) investing activities                            (184,514)        (93,099)        (14,543)
Cash flows from financing activities:
  Proceeds from long term borrowings                                       --              --            84,286
  Proceeds from issuance of common stock                                   --              --            86,152
  Net borrowings (repayment) of bank debt                                87,452         126,902        (175,000)
  Retirement of Senior Subordinated Notes                                  --           (91,219)        (28,188)
  Dividend paid                                                            --              --           (16,195)
  Proceeds from stock option plans                                        2,491           1,322              --
  Other, net                                                              1,113          (2,282)          3,098
                                                                  -------------  --------------   -------------
    Net cash provided by (used in) financing activities                  91,056          34,723         (45,847)
Effect of exchange rate changes on cash and cash equivalents               (434)             65             642
                                                                  -------------  --------------   -------------
    Increase (decrease) in cash and cash equivalents                      2,474          (2,594)        (13,506)
Cash and cash equivalents at beginning of period                            639           3,233          16,739
                                                                  -------------  --------------   -------------
    Cash and cash equivalents at end of period                    $       3,113  $          639   $       3,233
                                                                  =============  ==============   =============
Supplemental cash flow information:
  Income taxes paid                                               $      10,022  $        3,401   $       1,924
  Interest paid                                                   $      12,754  $       15,941   $       30,370

Supplemental noncash transactions:
  Issuance of common stock for acquisition                        $      11,241  $         --     $         --
  Issuance of debt for acquisition                                $       9,975  $         --     $         --
  Income tax benefit related to stock option plans                $       2,976  $         --     $         --

The accompanying notes are an integral part of the consolidated financial statements.

                                             WATERS CORPORATION AND SUBSIDIARIES

                      WATERS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                            Deferred
                                                                               Stock
                                                        Additional            Option
                                         Common            Paid-in           Compen-                         Notes     Accumulated
(In thousands)                            Stock            Capital            sation      Warrants      Receivable         Deficit
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994             $     215      $      67,494      $         --   $     3,200      $   (5,055)     $  (87,404)
Net income                                   --                 --                --            --              --           2,001
Translation adjustment                       --                 --                --            --              --              --
Proceeds from stock offering                 63             86,089                --            --              --              --
Accretion of preferred stock                 --               (301)               --            --              --              --
Interest income on notes
  receivable                                 --                 --                --            --            (254)             --
Dividend payable on preferred
  stock                                      --               (600)               --            --              --              --
Repayment of notes receivable                --                 --                --            --           5,309              --
Minimum pension liability
  adjustment                                 --                 --                --            --              --              --
Warrants exercised                           10              3,190                --        (3,200)             --              --
Compensatory stock options
  issued                                     --              5,641            (5,641)           --              --              --
Compensatory stock option
  expense                                    --                 --             4,565            --              --              --
Dividend paid                                --            (16,195)               --            --              --              --
                                     --------------  --------------    --------------  --------------  --------------  -------------
Balance December 31, 1995                   288            145,318            (1,076)           --              --         (86,403)
Net (loss)                                   --                 --                --            --              --          (2,405)
Translation adjustment                       --                 --                --            --              --              --
Accretion of preferred stock                 --               (321)               --            --              --              --
Dividend payable on preferred stock          --               (600)               --            --              --              --
Minimum pension liability adjustment         --                 --                --            --              --              --
Compensatory stock option expense            --                 --               250            --              --              --
Stock options exercised                       1              1,320                --            --              --              --
                                     --------------  --------------    --------------  --------------  --------------  -------------
Balance December 31, 1996                   289            145,717              (826)           --              --         (87,808)
Net (loss)                                   --                 --                --            --              --          (8,288)
Translation adjustment                       --                 --                --            --              --              --
Accretion of preferred stock                 --               (342)               --            --              --              --
Dividend payable on preferred stock          --               (600)               --            --              --              --
Issuance of common stock for
  acquisition                                 3             11,238                --            --              --              --
Issuance of common stock for Employee
  Stock Purchase Plan                         1                317                --            --              --              --
Compensatory stock option expense            --                 --               220            --              --              --
Stock options exercised                       3              2,170                --            --              --              --
Income tax benefit related to stock
  option plans                               --              2,976                --            --              --              --
                                     --------------  --------------    --------------  --------------  --------------  -------------
Balance December 31, 1997             $     296      $     161,476      $       (606)  $        --      $       --      $  (96,096)
                                     ==============  ==============    ==============  ==============  ==============  =============


                                                           Minimum
                                       Cumulative          Pension
                                      Translation        Liability
(In thousands)                        Adjustments       Adjustment            Total
------------------------------------------------------------------------------------------------
Balance December 31, 1994             $  (1,120)     $          --      $    (22,670)
Net income                                   --                 --             2,001
Translation adjustment                      515                 --               515
Proceeds from stock offering                 --                 --            86,152
Accretion of preferred stock                 --                 --              (301)
Interest income on notes
  receivable                                 --                 --              (254)
Dividend payable on preferred
  stock                                      --                 --              (600)
Repayment of notes receivable                --                 --             5,309
Minimum pension liability
  adjustment                                 --               (404)             (404)
Warrants exercised                           --                 --                --
Compensatory stock options
  issued                                     --                 --                --
Compensatory stock option
  expense                                    --                 --              4,565
Dividend paid                                --                 --            (16,195)
                                     --------------   --------------    --------------
Balance December 31, 1995                  (605)              (404)            58,118
Net (loss)                                   --                 --             (2,405)
Translation adjustment                    1,013                 --              1,013
Accretion of preferred stock                 --                 --               (321)
Dividend payable on preferred stock          --                 --               (600)
Minimum pension liability adjustment         --                404                404
Compensatory stock option expense            --                 --                250
Stock options exercised                      --                 --              1,321
                                     --------------   --------------    --------------
Balance December 31, 1996                   408                 --             57,780
Net (loss)                                   --                 --             (8,288)
Translation adjustment                   (3,181)                --             (3,181)
Accretion of preferred stock                 --                 --               (342)
Dividend payable on preferred stock          --                 --               (600)
Issuance of common stock for
  acquisition                                --                 --             11,241
Issuance of common stock for Employee
  Stock Purchase Plan                        --                 --                318
Compensatory stock option expense            --                 --                220
Stock options exercised                      --                 --              2,173
Income tax benefit related to stock
  option plans                               --                 --              2,976
                                     --------------  --------------    --------------
Balance December 31, 1997             $  (2,773)     $          --      $      62,297
                                     ==============  ==============    ==============


The accompanying notes are an integral part of the consolidated financial statements.

                                             WATERS CORPORATION AND SUBSIDIARIES

                     WATERS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (In thousands, except per share data)


1       DESCRIPTION OF BUSINESS


ORGANIZATION AND BASIS OF PRESENTATION

Waters Corporation (the "Company") is the world's largest manufacturer, distributor and provider of high performance liquid chromatography ("HPLC") instruments, chromatography columns and other consumables, and related services. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. With its acquisition of TA Instruments, Inc. ("TAI") in May 1996, the Company is also the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers. With its September 1997 acquisition of Micromass Limited ("Micromass"), the Company is also a market leader in the development, manufacture, and distribution of mass spectrometry ("MS") instruments, which are complementary products that can be integrated and used along with other analytical instruments, especially HPLC.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, most of which are wholly owned. All material intercompany balances and transactions have been eliminated.

TRANSLATION OF FOREIGN CURRENCIES

For most of the Company's foreign operations, assets and liabilities are translated into U. S. dollars at exchange rates prevailing on the balance sheet date while revenues and expenses are translated at average exchange rates prevailing during the period. Any resulting translation gains or losses are included in translation adjustments in the consolidated balance sheets.

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

CONCENTRATION OF CREDIT RISK

The Company sells its products to a significant number of large and small customers throughout the world, with over 40% of 1997 net sales to the pharmaceutical industry. None of the Company's individual customers account for more than 2% of annual Company sales. The Company performs continuing credit evaluation of its customers and generally does not require collateral, but in certain circumstances may require letters of credit or deposits. Historically, the Company has not experienced significant bad debt losses.

INVENTORY

The Company values all of its inventories at the lower of cost or market on a first-in, first-out basis (FIFO).

INCOME TAXES

Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is provided using straight line methods over the following estimated useful lives: leasehold improvements -lives of the related leases, buildings - 30 years, and production and other equipment - 3 to 10 years. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated from the balance sheet and related gains or losses are reflected in income.

                                             WATERS CORPORATION AND SUBSIDIARIES

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standard 86. Capitalized costs are amortized to cost of sales on a straight-line basis over the estimated useful lives of the related software products, generally three to five years. Capitalized software included in other assets, net of accumulated amortization, was $12,006 and $10,379 at December 31, 1997 and 1996, respectively.

PURCHASED TECHNOLOGY AND GOODWILL

Purchased technology amounts are recorded at their fair market value as of the acquisition date and amortized over estimated useful lives ranging from four to fifteen years. Goodwill is amortized on a straight-line basis over its useful life, 40 years for current goodwill components. Impairment of purchased technology amounts and goodwill is measured on the basis of whether anticipated future undiscounted operating cash flows expected from the acquired business will recover the recorded respective intangible asset balances over the remaining amortization period. At December 31, 1997, no amounts have been determined impaired. Purchased technology amounts included in other assets totalled $28,775 and $6,805, net of accumulated amortization of $6,573 and $4,343, at December 31, 1997 and 1996, respectively.

DEBT ISSUANCE COSTS

Debt issuance costs are amortized over the life of the related debt using the effective interest method. At December 31, 1997 and 1996, debt issuance costs included in other assets amounted to $3,501 and $3,551, net of accumulated amortization of $2,020 and $935, respectively.

REVENUE RECOGNITION

Sales of products and services are recorded based on product shipment and performance of service, respectively. Proceeds received in advance of product shipment or performance of service are recorded as deferred revenue in the balance sheets.

PRODUCT WARRANTY COSTS

The Company provides for estimated warranty costs at the point of sale.

FIELD SERVICE EXPENSES

All expenses of the Company's field service organization are included in selling, general and administrative expenses.

RECLASSIFICATION

Certain amounts in previous years' financial statements have been reclassified to conform to current presentation.

(LOSS)INCOME PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128 (SFAS 128), "Earnings per Share," which is effective for periods ending after December 15, 1997. Under SFAS 128, the Company presents two earnings per share (EPS) amounts. (Loss) income per basic common share is based on income available to common shareholders and the weighted average number of common shares outstanding during the periods presented. (Loss) income per diluted common share includes additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options outstanding and the conversion of debt. Accretion of and cumulative dividends on preferred stock have been included in computing income
(loss) per share.

3       BUSINESS COMBINATIONS

MICROMASS LIMITED ACQUISITION

On September 23, 1997, the Company acquired 100% of the capital stock of Micromass Limited, a company headquartered in England, for approximately $175,000 in cash, common stock (375 shares) and promissory notes. The acquisition principally was financed through borrowings under the Company's Bank Credit Agreement. Micromass develops, manufactures, and distributes mass spectrometry instruments, products that are complementary to Waters' existing product offering. Micromass offers products ranging from high-end stand-alone instruments to smaller, easier-to-use detectors that can be integrated and used along with other analytical instruments, especially HPLC. Micromass is a global market leader in the field of mass spectrometry. Net sales for Micromass were approximately $76,575 for the period from January 1, 1997 to September 30, 1997 and $91,000 for the year ended December 31, 1996.

    The acquisition of Micromass was accounted for by the purchase method and the results of its operations have been consolidated with the Company's results from September 30, 1997, the effective accounting date of the acquisition. In conjunction with the acquisition, the Company recorded a non-recurring charge of $55,000 for the write-off of acquired in-process research and development and revalued acquired inventory by $33,000 which amount is being amortized to cost of sales over a period of approximately six months commencing October 1, 1997. The technological feasibility of in-process research and development projects had not been established at the date of acquisition and had no alternative future use. The Company recorded other intangible assets of $24,200 and goodwill of $66,914 which will be amortized for a period of 15 and 40 years, respectively, on a straight line basis. The Company recorded $8,500 of reserves in conjunction with the acquisition.

                                             WATERS CORPORATION AND SUBSIDIARIES

YMC, INC. ACQUISITION

On July 31, 1997, the Company acquired all of the capital stock of YMC, Inc. ("YMC"), a U.S. based company for approximately $9,000 in cash. The acquisition of YMC was accounted for by the purchase method. YMC is a manufacturer and distributor of chromatography chemicals and supplies which augment the Waters consumables business. Net sales for YMC were approximately $4,300 for the period from January 1, 1997 to July 31, 1997 and $6,500 for the year ended December 31, 1996.

TA INSTRUMENTS, INC. ACQUISITION

On May 1, 1996, the Company acquired all of the capital stock of TA Instruments, Inc., a U.S. based company, for approximately $83,000 in cash. The acquisition was financed through borrowings under the Bank Credit Agreement. TAI develops, manufactures, sells and services thermal analysis and rheology instruments which are used for the physical characterization of polymers and related materials. Thermal analysis and rheology are among the most prevalent techniques employed in the analysis of polymers and other organic/inorganic materials. TAI is the global market leader in the field of thermal analysis. Net sales for TAI were approximately $14,000 for the period from January 1, 1996 to April 30, 1996 and $47,000 for the year ended December 31, 1995. The acquisition was accounted for by the purchase method and the excess purchase price was allocated to the assets and liabilities of TAI based upon their estimated fair values. Principle components of this excess amount included the revaluation of certain inventories ($6,100), in-process research and development projects ($19,300) and goodwill ($43,780). The technological feasibility of in-process research and development projects had not been established at the date of acquisition and had no alternative future use.

PRO FORMA RESULTS OF OPERATIONS

The following unaudited Pro Forma results of operations for the years ended December 31, 1997 and 1996 give effect to the Company's acquisitions as if the transactions had occurred at the beginning of each such period. The financial data are based on the historical consolidated financial statements for the Company, Micromass, YMC and TAI and include related adjustments. The Pro Forma results of operations exclude the non-recurring charges that were recorded in conjunction with the acquisitions in 1997 and 1996 and do not purport to represent (i) what the Company's results of operations actually would have been if the acquisitions had occurred as of the beginning of the periods or (ii) what such results will be for any future periods. The financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto included elsewhere in this report.

                                                                                  Unaudited Pro Forma Results For the Year Ended
                                                                                  ----------------------------------------------
                                                                                  December 31, 1997            December 31, 1996
                                                                                  ---------------------  -----------------------
Net sales                                                                         $     542,045                $     493,288
Income before extraordinary item                                                         67,204                       44,055
Net income                                                                               66,262                       20,870

Income before extraordinary item per basic common share                           $        2.25                $        1.48
Net income per basic common share                                                          2.25                         0.71

Income before extraordinary item per diluted common share                         $        2.04                $        1.35
Net income per diluted common share                                                        2.04                         0.65


4       PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

-----------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                1997                         1996
-----------------------------------------------------------------------------------------------------------------------------------
Land                                                                              $       3,092                $       3,092
Leasehold improvements                                                                    1,469                        1,083
Buildings and improvements                                                               30,230                       29,171
Production and other equipment                                                           80,745                       53,414
Construction in progress                                                                  3,206                        7,746
                                                                                  ----------------             ----------------
                                                                                        118,742                       94,506
Less: accumulated depreciation and amortization                                         (30,074)                     (19,729)
                                                                                  ----------------             ----------------
Property, plant and equipment, net                                                $      88,668                $      74,777
                                                                                  ================             ================


5       INVENTORIES

Inventories are classified as follows:

-----------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                1997                         1996
-----------------------------------------------------------------------------------------------------------------------------------
Raw material                                                                          $  22,092                    $  14,860
Work in progress                                                                         15,315                        6,180
Finished goods                                                                           33,468                       26,311
Revaluation of acquired inventory                                                        16,500                         --
                                                                                  ----------------             ----------------
Total inventories                                                                     $  87,375                    $  47,351
                                                                                  ================             ================

                                             WATERS CORPORATION AND SUBSIDIARIES

6       DEBT

In September 1997, the Company amended its Bank Credit Agreement, a revolving credit facility, increasing maximum availability from $300,000 to $450,000. In June 1997, the Company amended the agreement to reduce its LIBOR-based interest rates by 25 basis points, relax certain debt covenants and extend the expiration date to June 2002. Loans under the Bank Credit Agreement bear interest for each calendar quarter at an annual rate equal to, at the Company's option, 1) the applicable LIBOR rate plus a varying margin between .38% and 1.00% or 2) a floating rate based on prime plus a varying margin between zero and .50 %. Margins vary with Company financial performance. At December 31, 1997, the Company had aggregate borrowings outstanding under the agreement of $295,365 and approximately $141,700 in additional borrowings available, after outstanding letters of credit. The weighted average interest rate at December 31, 1997 on the borrowings was 6.625% on LIBOR borrowings, 8.5% on base rate borrowings and 6.78% overall on aggregate borrowings. Borrowings are collateralized by substantially all of the Company's assets. The Company is also required to meet certain covenants, none of which is considered restrictive to operations. The Company was in compliance with all covenants as of December 31, 1997. The Company's foreign subsidiaries also had available short-term lines of credit totaling $29,804 at December 31, 1997 and $8,545 at December 31, 1996. At December 31, 1997 and 1996, related borrowings were $7,319 at a weighted average interest rate of 4.3% and $1,736 at a weighted average interest rate of 7.1%, respectively.

   Also, in September 1997, the Company entered into an interest rate swap agreement with Bankers Trust Company expiring December 31, 2001. The Company swapped $82,000 in 1997 ($135,000 in 1998, $151,000 in 1999, $143,000 in 2000
and $93,000 in 2001) in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. At December 31, 1997, the fair value of this agreement was a loss of $1,616. The Company also maintains several interest rate protection agreements contracted prior to 1997. The agreements provide payments to the Company if the three-month LIBOR rate exceeds 6.5% in 1998 and 1999 on borrowings of $70,000 and $30,000, respectively. At December 31, 1997, the fair value of the agreements was $74.

   In May 1997, the Company entered into a one-year debt swap agreement with Bankers Trust Company to hedge the U.S. dollar value of its investment in the net assets of its Canadian subsidiary and certain European subsidiaries, effective in January 1998. The Company swapped $33,200 in notional amount of floating rate LIBOR borrowings for equivalent notional amounts of borrowings in Canadian dollars and five European currencies at fixed interest rates averaging approximately 2.4% per annum. At representative interest rates and currency exchange rates in effect at May 2, 1997, the transaction date of the agreement, the Company lowered its annual interest costs by approximately $1,134 over the term of the swap agreement. The Company could incur higher or lower principal payments over the term of the swap agreement. At currency exchange rates in effect on December 31, 1997, the principal repayment amount would have been $32,300. At December 31, 1997, the Company also maintained several debt swap agreements contracted prior to 1997 to hedge the U.S. dollar value of its investment in Japanese subsidiaries. The Company swapped $29,500 in notional amount of floating rate LIBOR borrowings for equivalent notional amounts of borrowings in Japanese yen at fixed interest rates averaging approximately 1.77% per annum. These agreements expire in 1999. At currency exchange rates on December 31, 1997, the principal repayment amount would have been $24,189. (During 1997, several multi-year debt swap agreements expired which were initiated in 1996 with major banks to hedge the U.S. dollar value of its investment in the net assets of certain foreign subsidiaries. The total notional amount of these agreements totaled $64,900 of floating rate LIBOR borrowings for equivalent notional amounts in European and Japanese currencies of borrowings at fixed interest rates averaging 2.5%.)

   Contemporaneously with the Company's initial public offering ("IPO") in 1995, the Company retired all outstanding indebtedness under its prior bank credit agreement and redeemed $25,000 of its prior outstanding $100,000 of Senior Subordinated Notes. The Company recorded a $12,112 extraordinary loss for the write-off of associated unamortized debt issuance costs, call premium paid and interest rate protection premiums cancelled. In April 1996, the Company consummated a tender offer to repurchase the remaining $75,000 of Senior Subordinated Notes outstanding. The Company recorded an extraordinary loss of $22,264 related to this early extinguishment.

                                             WATERS CORPORATION AND SUBSIDIARIES

7       INCOME TAXES

Income tax data for 1997, 1996, and 1995 follow in the tables below:

---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31  (In thousands)                                  1997                    1996                    1995
---------------------------------------------------------------------------------------------------------------------------------
The components of income (loss) from operations before
        income taxes were as follows:
   Domestic                                                     $     64,751            $     33,534            $     18,322
   Foreign                                                           (57,284)                 (2,445)                 (1,080)
                                                                -------------           -------------           -------------
          Total                                                 $      7,467            $     31,089            $     17,242
                                                                =============           =============           =============

The components of the current and deferred income tax provision from operations were as follows:
   Current                                                      $     20,280            $     15,430            $     3,129
   Deferred                                                           (4,525)                 (4,200)                  --
                                                                -------------           -------------           -------------
          Total                                                 $     15,755            $     11,230            $     3,129
                                                                =============           =============           =============

The components of the provision for income taxes from
        operations were as follows:
   Federal                                                      $      9,383            $     4,576             $        --
   State                                                                 878                    900                     300
   Foreign                                                             5,494                  5,754                   2,829
                                                                -------------           -------------           -------------
          Total                                                 $     15,755            $    11,230             $     3,129
                                                                =============           =============           =============

The differences between income taxes computed at the
        United States statutory rate and the provision for
        income taxes are summarized as follows:
   Federal tax computed at U.S. statutory income tax rate       $      2,613            $   10,881              $     6,035
   Foreign sales corporation                                          (1,826)                   --                       --
   State income tax, net of federal income tax benefit                   570                   585                      300

   Deferred tax assets (benefited)                                      (12,307)                  (16,823)                (6,271)
   Net effect of foreign operations                                       1,005                     7,339                  2,858
   Nondeductible acquisition costs                                       25,025                     8,890                     --
   Other                                                                    675                       358                    207
                                                                ----------------          ----------------       ----------------
        Provision for income taxes                              $        15,755           $        11,230        $         3,129
                                                                ================          ================       ================

The tax effects of temporary differences and carryforwards which gave rise to deferred tax liabilities and deferred tax (assets) were as follows:
   Acquired net operating loss carryforwards                    $        (2,516)          $        (3,995)       $            --
   Estimated loss on disposal of discontinued operations                     --                      (991)                (1,900)
   Goodwill amortization                                                (10,866)                  (11,731)               (12,808)
   Depreciation and capitalized software                                  4,629                     3,919                  3,357
   Deferred compensation                                                 (3,605)                   (2,344)                (1,840)
   Tax credit carryforwards                                              (1,300)                   (1,221)                (1,221)
   Other                                                                 (2,896)                   (3,756)                (2,056)
   Net operating loss carryforward                                       (2,833)                  (16,905)               (17,704)
   Valuation allowance                                                    9,296                    32,824                 34,172
                                                                ----------------          ----------------       ----------------
       Total deferred taxes                                     $       (10,091)          $        (4,200)       $            --
                                                                ================          ================       ================

    At December 31, 1997 the Company had a U.S. net operating loss carryforward of approximately $1,400 which begins to expire in the year 2009. The Company had foreign net operating loss carryforwards of approximately $6,500, some of which begin to expire in the year 2000 and some of unlimited duration. The goodwill amortization represents the difference between the book and tax treatment for both goodwill and in-process research and development. The deferred tax asset of $(10,091) is included as part of other current assets in the consolidated balance sheet. Realization of deferred tax assets is contingent upon future taxable income. The valuation allowance relates to the uncertainty of realizing the deferred tax assets. The acquired net operating loss carryforward tax benefit of $2,516 will reduce goodwill but not tax expense when it is realized.

    The Company's effective tax rate before the nondeductible acquisition related expenses for the year ended December 31, 1997 was 20%.

                                             WATERS CORPORATION AND SUBSIDIARIES

8           LEASES


Lease agreements, expiring at various dates through 2019, cover buildings, office equipment and automobiles. Rental expense was approximately $8,666 in 1997, $6,474 in 1996 and $5,684 in 1995. Future minimum rents payable as of December 31, 1997 under non-cancelable leases with initial terms exceeding one year were as follows:


                1998                                        $   9,203
                1999                                            7,103
                2000                                            5,109
                2001                                            2,937
                2002                                            2,237
                Thereafter                                     12,876


9       COMMON STOCK


Prior to the Company's initial public offering in November 1995, the authorized common stock of the Company consisted of 919 shares of Class A, 10 shares of Class B and 194 shares of Class C common stock. All general voting power was vested in the holders of the Class B common stock. The holders of the Class A, Class B and Class C common stock were entitled to receive dividends and distributions from the current and accumulated earnings and profits, as declared by the Board of Directors, in proportion to the number of shares of common stock held. In September 1995, the Company declared and paid a $16,195 distribution to its securityholders.

   Contemporaneously with the IPO, the Company completed a reclassification ("Reclassification") in which each share of Class A, Class B, and Class C common stock was converted into a specified number of shares of a single class of Common Stock. At the same time, the authorized number of shares of common stock was increased to 50,000 shares with a par value of $.01 per share. Holders of Common Stock are entitled to one vote per share. The Company issued 6,250 shares of Common Stock in its IPO for net proceeds of $86,152.

   As a publicly held company, the Company hasn't paid any dividends, and does not plan to pay any dividends in the foreseeable future.


10      REDEEMABLE PREFERRED STOCK


   In conjunction with the August 18, 1994 acquisition of the predecessor HPLC business of Millipore Corporation ("Millipore"), the Company authorized and issued one hundred shares of Redeemable Preferred Stock ("Preferred Stock") with a par value of $.01 per share. The Preferred Stock has a liquidation value of $10,000 and earns an annual 6% cumulative dividend on the liquidation value. Any accumulated but unpaid dividends are added to the liquidation value. The Company may, at any time, redeem the Preferred Stock at the current liquidation value but in no event later than August 18, 2006. The Preferred Stock was recorded at its estimated fair value of $5,000 on the date of issuance. The excess of the liquidation value over the fair market value is being accreted by periodic charges to additional paid-in capital from the date of issue through August 18, 2006. During the years ended December 31, 1997, 1996, and 1995, $342, $321, and $301, respectively, were charged against additional paid-in capital for accretion and $600 was charged in each year to additional paid-in capital for the unpaid dividends. At December 31, 1997, the total liquidation value was $12,022.


11      STOCK COMPENSATION AND PURCHASE PLANS

BASIS OF ACCOUNTING

The Company has four stock-based compensation plans, which are described below. The Company uses the intrinsic value method of accounting prescribed by the Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan under SFAS 123. Had compensation cost for the Company's four stock-based compensation plans been recorded based on the fair value of awards at grant date consistent with the alternative method prescribed by SFAS 123, the Company's pro forma net (loss)\income for 1997, 1996 and 1995, would have been $(10,821), $(4,324), and $1,105. Basic (loss) income per share for 1997, 1996, and 1995 would have been $(0.37), $(0.15), and $0.05, respectively. Diluted
(loss) income per share for 1997, 1996, and 1995 would have been $(0.37), $(0.14), and $0.05, respectively. The pro forma amounts include amortized fair value attributable to options granted after December 31, 1994 only and therefore, are not likely to be representative of the effects on reported net income for future years.


   The fair value of each option grant under SFAS 123 is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents the annualized weighted average values of the significant assumptions used to estimate the fair values of the options:

                                1997                1996            1995
                            --------             --------         -------
Options issued                   499                  358             663
Risk-free interest rate          5.8%                 6.4%            7.0%
Expected life in years           7.2                  7.4             7.5
Expected volatility            0.609                0.674           0.693
Expected dividends                 0                    0               0

                                             WATERS CORPORATION AND SUBSIDIARIES

The following table details the weighted average exercise price and fair values of options on the date of grant:

                                                                     1997                1996              1995
                                                                 --------             --------           -------
Options exercise prices are less than the market price
        Exercise price                                          $    31.50                              $     9.50
        Fair value                                              $    13.50                              $    10.51
Options exercise prices are equal to the market price
        Exercise price                                          $    42.75                              $     4.07
        Fair value                                              $    29.15                              $     3.07
Options exercise prices exceed the market price
        Exercise price                                                              $     34.21         $    12.89
        Fair value                                                                  $     20.89         $     2.16


The following table details the weighted average remaining contractual life of options outstanding at December 31, 1997 by range of exercise prices:

                                                                Remaining Contractual
         Exercise     Number of Shares       Exercise                 Life of Options        Number of Shares         Exercise
      Price Range          Outstanding          Price                     Outstanding             Exercisable            Price
      -----------     ----------------       --------           ---------------------        ----------------         --------
$  0.00 to $ 5.00                  940        $  4.00                        8 years                      474          $  4.00
$  5.01 to $10.00                1,205        $  9.50                        7 years                    1,054          $  9.50
$ 10.01 to $20.00                2,477        $ 16.28                        7 years                    1,428          $ 16.28
$ 20.01 to $40.00                  355        $ 34.14                        8 years                       72          $ 34.21
$ 40.01 to $50.00                  483        $ 42.73                       10 years                        0          $  0.00
                             ---------                                                               --------
                                 5,460                                                                  3,028
                             =========                                                               ========



STOCK OPTION PLANS

On May 7, 1996, the Company's shareholders approved the 1996 Long-Term
Incentive Plan ("1996 Plan"), which provides for the granting of 1,000 shares of Common Stock, in the form of incentive or non-qualified stock options, stock appreciation rights ("SARs"), restricted stock or other types of awards. Under the 1996 Plan, the exercise price for stock options may not be less than the fair market value of the underlying stock at the date of grant. On December 2, 1997, the Board of Directors approved an additional 2,000 shares of Common Stock for issue under the 1996 Plan. The 1996 Plan is scheduled to terminate on May 7, 2006, unless extended for a period of up to five years by action of the Board of Directors. Options generally will expire no later than ten years after the date on which they are granted and will become exercisable as directed by the Compensation Committee of the Board of Directors. An SAR may be granted alone or in conjunction with an option or other award. No SARs, restricted stock, or other types of awards were outstanding as of December 31, 1997.

   The Company's 1994 Stock Option Plan ("1994 Plan") provided for the granting of 205 common stock options to certain key employees of the Company. Stock options under the 1994 Plan allowed the purchase of Class A Common Stock of the Company. Concurrent with the Reclassification of the Company's stock, options to purchase Class A common stock of the Company were converted into 5,035 options to purchase shares of Common Stock. The exercise price of the options was determined by a committee of the Board of Directors of the Company. Options granted have a term of ten years and vest in five equal installments on the first five anniversaries after the grant.

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

                                             WATERS CORPORATION AND SUBSIDIARIES

   The following table summarizes stock option activity for the plans after giving effect to the Reclassification of common stock:

----------------------------------------------------------------------------------------------------------------
                                           Weighted Average
                                            Exercise Price          Number of Shares             Price Per Share
----------------------------------------------------------------------------------------------------------------
  Outstanding at December 31, 1994             $  12.06                 4,372                   $ 4.00 to $16.28
Granted                                        $   9.76                   663                   $ 4.00 to $16.28
                                                                    ------------
  Outstanding at December 31, 1995             $  11.76                 5,035                   $ 4.00 to $16.28
Granted                                        $  34.21                   358                   $34.21 to $34.50
Exercised                                      $ (10.48)                 (128)                  $ 4.00 to $16.28
Canceled                                       $ (34.21)                   (3)                            $34.21
                                                                    ------------
  Outstanding at December 31, 1996             $  13.31                 5,262                   $ 4.00 to $34.50
Granted                                        $  42.40                   499                   $32.20 to $42.75
Exercised                                      $  (7.90)                 (265)                  $ 4.00 to $34.21
Canceled                                       $ (20.05)                  (36)                  $ 9.50 to $34.21
                                                                    ------------
  Outstanding at December 31, 1997             $  16.19                 5,460                   $ 4.00 to $42.75
                                             ------------           ------------           ---------------------


Options exercisable at December 31, 1997, 1996, and 1995 were 3,028, 2,439, and 1,780, respectively. The weighted average exercise price of options exercisable at December 31, 1997, 1996, and 1995 were $12.43, $11.30, and $10.76, respectively. Available stock options for grant at December 31, 1997 were 2,236.

EMPLOYEE STOCK PURCHASE PLAN

On February 26, 1996, the Company adopted the 1996 Employee Stock Purchase
Plan under which eligible employees may contribute up to 15% of their earnings toward the quarterly purchase of the Company's Common Stock. The plan makes available 250 shares of the Company's Common Stock commencing October 1, 1996. As of December 31, 1997, approximately 28 shares have been issued under the plan. Each plan period lasts three months beginning on January 1, April 1, July 1, and October 1 of each year. The purchase price for each share of stock is the lesser of 90% of the market price on the first day of the plan period or 100% of the market price on the last day of the plan period. No compensation expense is recorded in connection with the plan.

12      WARRANT

On August 18, 1994, the date of the Company's inception and its acquisition of the predecessor HPLC business of Millipore, the Company issued a warrant ("Warrant") to purchase 34 shares of Class A Common Stock and 10 shares of Class C Common Stock in connection with financing under its prior bank credit agreement. The Warrant had an exercise price of $.01 per share. The Company valued the Warrant based upon the difference between the fair market value of the Company's common stock as of the date of issuance and the exercise price of the Warrant. The fair market value of the Company's common stock was determined by the cash consideration per share paid by the original investors. The estimated fair market value of $3,200 for the Warrant was recorded as a component of stockholders' equity.

   After the Reclassification of common stock, the Warrant allowed for the purchase of 1,064 shares at an exercise price of $.01 per share. In October 1995, the Company issued 1,064 shares of Common Stock upon the exercise of the Warrant.

                                             WATERS CORPORATION AND SUBSIDIARIES

13      EARNINGS PER SHARE

SFAS 128, which now governs earnings per share computation, requires the following reconciliation of the basic and diluted EPS calculations:

                                                      -------------------------------------------------
                                                                       Year Ended 1997
                                                      -------------------------------------------------
                                                          Income            Shares           Per Share
                                                        (Numerator)     (Denominator)          Amount
                                                      --------------    -------------     -------------
Net (loss)                                            $       (8,288)
Less: Accretion of and 6% dividend on
  preferred stock                                                942
                                                      --------------
(Loss) per basic common share from
  operations                                          $       (9,230)          29,127     $        (.32)
                                                      ==============    =============     =============
Effect of dilutive securities                                                      --
(Loss) per diluted common share from operations       $       (9,230)          29,127     $        (.32)
                                                      ==============    =============     =============

                                                      -------------------------------------------------
                                                                       Year Ended 1996
                                                      -------------------------------------------------
                                                          Income            Shares           Per Share
                                                        (Numerator)     (Denominator)          Amount
                                                      --------------    -------------     -------------
Net income before extraordinary item                  $       19,859
Less: Accretion of and 6% dividend on
  preferred stock                                                921
                                                      --------------
Income per basic common share from
  operations                                          $       18,938           28,841     $         .66
                                                      ==============    =============     =============
Effect of dilutive securities:
  Options outstanding                                                           2,765
  Options exercised                                                                22
                                                                        -------------
Income per diluted common share from operations       $       18,938           31,628     $         .60
                                                      ==============    =============     =============

                                                      -------------------------------------------------
                                                                       Year Ended 1995
                                                      -------------------------------------------------
                                                          Income            Shares        Per Share
                                                        (Numerator)     (Denominator)      Amount
                                                      --------------    -------------     -------------
Net income before extraordinary item                  $       14,113
Less: Accretion of and 6% dividend on
  preferred stock                                                902
                                                      --------------
Income per basic common share from operations         $       13,211           22,326     $         .59
                                                      ==============    =============     =============
Effect of dilutive securities:
  Options outstanding                                                           1,315
  Options cancelled                                                                 1
  Warrant                                                                         940
                                                                        -------------
Income per diluted common share from operations       $       13,211           24,582     $         .54
                                                      ==============    =============     =============

   As of December 31, 1997, 1996, and 1995, the Company had 5,460, 350, and 2,560 stock option securities that were antidilutive, respectively. These securities could potentially dilute basic EPS in the future, and were not included in the computation of diluted EPS because to do so would have been antidilutive for the periods presented.

                                             WATERS CORPORATION AND SUBSIDIARIES

14      FOREIGN CURRENCY CONTRACTS

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

   At December 31, 1996, the Company had $3,342 of outstanding forward exchange contracts, which hedged the dollar value equivalent of specified future customer commitments. No contracts were outstanding at December 31, 1997.


15      RETIREMENT PLANS

The Company adopted two new retirement plans for employees effective August 19, 1994: the Waters Employee Investment Plan, a defined contribution plan, and the Waters Retirement Plan, a defined benefit cash balance plan. The Waters Employee Investment Plan includes amounts transferred, and to be transferred, from the predecessor retirement plans of Millipore Corporation, parent of the predecessor HPLC business acquired by the Company in August 1994.

   The Company has asserted a claim contending that Millipore Corporation has understated the amount of assets it is obligated to transfer from the Millipore Retirement Plan to the Waters successor plan. The Federal court has recently ruled in favor of Millipore's position with respect to the claim. The Company appealed the decision in October, 1997. The Company believes it has meritorious arguments and should prevail although the outcome is not certain. Regardless, the outcome is not expected to have a material impact on the Company's financial position.

   Employees are eligible to participate after one month of service. Employees may contribute from 1% to 15% of eligible pay on a pre-tax basis. The Company makes a matching contribution of 50% for contributions up to 6% of eligible pay. Employees are 100% vested in company matching contributions after one year of service. For the years ended December 31, 1997 and December 31, 1996, the Company's matching contributions amounted to $1,347 and $1,318, respectively. Effective December 31, 1996, the TA Instruments, Inc. Savings and Investment Plan was merged into the Waters Employee Investment Plan. TAI's matching contributions from May 1, 1996 to December 31, 1996 were $127 and for 1997 were $212.

   U.S. employees are eligible to participate in the Waters Retirement Plan after one year of service. The Company makes an annual contribution to each employee's account as a percentage of eligible pay based on years of service. In addition, each employee's account is credited for investment returns at the beginning of each year for the prior year at the average 12 month Treasury Bill rate plus 0.5%, limited to a minimum rate of 5% and a maximum rate of 10%. An employee does not vest until the completion of five years of service at which time the employee becomes 100% vested. As of December 31, 1996, the TA Instruments, Inc. Employees' Pension Plan ("TAI Pension Plan") was merged into the Waters Retirement Plan. Participants in the TAI Pension Plan as of December 31, 1996 started with an account balance equal to the present value of their December 31, 1996 accrued benefit under the TAI Pension Plan. TAI employees eligible for early retirement as of December 31, 1996 will continue to accrue benefits under the TAI formula to the extent that it provides a larger benefit than their cash balance account in the Waters Retirement Plan.

   Summary data for the Waters Retirement Plan at December 31, 1997 and 1996 are presented in the following table (these amounts include the TAI Pension Plan as of December 31, 1996):

--------------------------------------------------------------------------------------------------------
December 31                                                                     1997                1996
--------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $13,156 and $9,127, respectively                                 $    (13,834)      $      (9,305)
                                                                        ============       =============
  Projected benefit obligation for service rendered to date             $    (15,904)      $     (10,552)
  Estimated plan assets at fair value                                         16,008              13,988
                                                                        ------------       -------------
  Projected benefit obligation less than fair value of assets                    104               3,436
  Unrecognized prior service costs                                            (1,423)               (734)
  Unrecognized net actuarial (gain) loss                                      (1,183)             (3,910)
                                                                        ------------       -------------
    (Accrued) pension cost included in the financial statements         $     (2,502)      $      (1,208)
                                                                        ============       =============

--------------------------------------------------------------------------------------------------------
Year Ended December 31                                        1997              1996                1995
--------------------------------------------------------------------------------------------------------
Net periodic pension cost includes the following
 components:
  Service cost                                       $       2,043      $      2,025       $       1,780
  Interest cost                                              1,054               938                 321
  Return on plan assets                                     (1,653)             (700)               (137)
  Amortization and deferral                                    326                (5)                 (8)
                                                     -------------      ------------       -------------
    Net periodic pension cost                        $       1,770      $      2,258       $       1,956
                                                     =============      ============       =============

The projected benefit obligation was calculated
 using the following assumptions:
  Discount rate                                               7.25%             7.75%               7.25%
  Return on assets                                            9.00%             8.50%               8.50%
  Increases in compensation levels                            4.75%             4.75%               4.50%

                                             WATERS CORPORATION AND SUBSIDIARIES

16      POST-RETIREMENT BENEFITS OTHER THAN PENSIONS


The Company sponsors several unfunded defined benefit post-retirement plans covering U.S. employees. The plans provide medical insurance benefits and are, depending on the plan, either contributory or non-contributory. Summary information is presented in the following tables:

--------------------------------------------------------------------------------------------------------
Year Ended December 31                                        1997              1996                1995
--------------------------------------------------------------------------------------------------------
Service cost-benefits attributed to service
 during the year                                     $         102      $         95       $          82
Interest cost on accumulated post retirement
 benefit obligation                                             87                69                  64
Net amortization and deferral                                  (78)              (83)                (83)
                                                     -------------      ------------       -------------
    Net periodic post retirement benefit cost        $         111      $         81       $          63
                                                     =============      ============       =============
--------------------------------------------------------------------------------------------------------
December 31                                                                     1997                1996
--------------------------------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
  Retirees                                                              $        255       $         137
  Fully eligible active plan participants                                        136                 229
  Other active plan participants                                                 839                 682
Unrecognized amounts:
  Prior service costs                                                          1,312               1,348
  Net (gain) loss                                                                (54)                 33
                                                                        ------------       -------------
Accrued post retirement benefit cost                                    $      2,488       $       2,429
                                                                        ============       =============


     The Company's accrued post-retirement benefit obligation was $2,488 and $2,429 at December 31, 1997 and 1996, respectively, and is included in other liabilities in the balance sheet. The discount rate used in determining the accumulated post-retirement benefit obligation was 7.25% and 7.75% as of December 31, 1997 and 1996, respectively. Increases in the health care cost trend rate do not result in any additional costs to the Company.


17      RELATED PARTY TRANSACTIONS

In 1996 and 1995, the Company made loans to certain executive officers of the Company. The loans are collateralized by a pledge of shares of common stock held by these executive officers. The 1995 loans bear interest at 5.83% per annum and mature on December 1, 2000. The 1996 loans bear interest at 5.65% per annum and mature on January 8, 2001. Loans receivable of $2,623 at December 31, 1997 and $2,487 at December 31, 1996 are included in other assets in the balance sheet. Loans receivable at December 31, 1995 were $2,062.

   In connection with the acquisition of the predecessor HPLC business on August 18, 1994, the Company and Millipore entered into a Transition Support and Service Agreement ("Transition Agreement") whereby Millipore agreed to (i) lease office space, (ii) transfer certain personnel, (iii) provide management information systems, administrative, distribution and facilities management support, (iv) provide access to its telephone network and (v) supply professional support services. The Transition was substantially complete as of December 31, 1996. The Company believes that the costs incurred under the Transition Agreement were representative of charges that would have been levied by independent third parties for similar services. The Company incurred net expenses pursuant to this agreement of $1,273, $4,165, and $5,210 for the years ended December 31, 1997, 1996, and 1995, respectively.

   During the years ended December 31, 1997, 1996, and 1995, the Company sold product and services totaling $32, $86, and $104, respectively, to Millipore.

   The Company assumed a deferred compensation liability of $4,925 from Millipore to certain key executives of Waters. The liability incurred interest at an annual rate of 7.05%. This liability plus accrued interest was paid to the executives on September 14, 1995. Interest expense for the year ended December 31, 1995 was $254.

   Again, in connection with the acquisition of the predecessor HPLC business, the Company entered into a ten-year Management Services Agreement with AEA Investors, Inc. and Bain Capital, Inc. pursuant to which it agreed to pay AEA Investors, Inc. and Bain Capital, Inc. an aggregate annual management fee of $1,500 plus out-of-pocket expenses. Pursuant to the Management Services Agreement, AEA Investors, Inc. and Bain Capital, Inc. provided general management, financial and other corporate advisory services to the Company. Pursuant to this agreement, AEA Investors, Inc. and Bain Capital, Inc. received a cash financial advisory fee of $8,000 on August 18, 1994. In connection with the Company's IPO in November 1995, the Management Services Agreement was terminated for a fee of $4,000. Management fees excluding the termination fee were $1,393 for the year ended December 31, 1995.

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

                                             WATERS CORPORATION AND SUBSIDIARIES

18      BUSINESS SEGMENT INFORMATION

The Company operates in one business segment and in the geographical segments indicated in the table below. Sales are reflected in the segment from which the sales are made. The United States segment includes Puerto Rico. The Other International segment includes Canada, South America, Australia, India, Eastern Europe and Central Europe. Transfer sales between geographical areas are generally made at a discount from list price.

----------------------------------------------------------------------------------------------------------------------------------
                                        United States       Europe       Japan       Asia   Other Int'l   Elimination        Total
----------------------------------------------------------------------------------------------------------------------------------
1997
Sales:
    Unaffiliated sales                    $   182,258   $  140,900   $  46,077  $  29,635   $    35,538   $       --  $    434,408
    Unaffiliated export sales to Japan          3,421        4,060          --         --            --           --         7,481
    Unaffiliated export sales to Asia           7,536        1,320          --         --            --           --         8,856
    Unaffiliated export sales to Other
      Int'l                                    14,284          441          --         --            --           --        14,725
    Transfers between areas                   131,441       12,471          --         --            --     (143,912)           --
                                           ----------   ----------   ---------  ---------   -----------   ----------  ------------
Total sales                                $  338,940   $  159,192   $  46,077  $  29,635   $    35,538   $ (143,912) $    465,470
                                           ==========   ==========   =========  =========   ===========   ==========  ============
Income from operations                     $   76,625   $  (56,093)  $       9  $    (225)  $       871   $       --  $     21,187
                                           ==========   ==========   =========  =========   ===========   ==========  ============
Total assets                               $  599,642   $  263,135   $  25,281  $   7,094   $    16,835   $ (359,928) $    552,059
                                           ==========   ==========   =========  =========   ===========   ==========  ============

----------------------------------------------------------------------------------------------------------------------------------
1996
Sales:
    Unaffiliated sales                     $  145,578   $  118,433   $  48,876  $  34,828   $    37,230   $       --  $    384,945
    Unaffiliated export sales to Asia             283           --          --         --            --           --           283
    Unaffiliated export sales to Other
      Int'l                                     5,885           --          --         --            --           --         5,885
    Transfers between areas                   122,575           --          --         --            --     (122,575)           --
                                           ----------   ----------   ---------  ---------   -----------   ----------  ------------
Total sales                                $  274,321   $  118,433   $  48,876  $  34,828   $    37,230   $ (122,575) $    391,113
                                           ==========   ==========   =========  =========   ===========   ==========  ============
Income from operations                     $   45,748   $       67   $     672  $    (221)  $       423   $     (860) $     45,829
                                           ==========   ==========   =========  =========   ===========   ==========  ============
Total assets                               $  385,891   $  108,111   $  23,507  $   9,655   $    17,889   $ (179,551) $    365,502
                                           ==========   ==========   =========  =========   ===========   ==========  ============

----------------------------------------------------------------------------------------------------------------------------------
1995
Sales:
    Unaffiliated sales                     $  116,065   $  103,144   $  47,941  $  26,787   $    33,749   $       --  $    327,686
    Unaffiliated export sales to Asia             464           --          --         --            --           --           464
    Unaffiliated export sales to Other
      Int'l                                     3,947          875          --         --            --           --         4,822
    Transfers between areas                   107,506           --          --         --            --     (107,506)           --
                                           ==========   ==========   =========  =========   ===========   ==========  ============
Total sales                                $  227,982   $  104,019   $  47,941  $  26,787   $    33,749   $ (107,506) $    332,972
                                           ==========   ==========   =========  =========   ===========   ==========  ============
Income from operations                     $   44,780   $    1,610   $   2,422  $  (1,416)  $    (1,014)  $       --  $     46,382
                                           ==========   ==========   =========  =========   ===========   ==========  ============
Total assets                               $  343,768   $   75,464   $  20,537  $  11,010   $    18,402   $ (169,365) $    299,816
                                           ==========   ==========   =========  =========   ===========   ==========  ============

                                             WATERS CORPORATION AND SUBSIDIARIES

19      QUARTERLY RESULTS

The Company's unaudited quarterly results are summarized below (In thousands, except per share data):

----------------------------------------------------------------------------------------------------------------------------------
1997                                            First Quarter     Second Quarter     Third Quarter    Fourth Quarter         Total
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                       $     102,431     $      106,240    $      105,044    $      151,755    $  465,470
Cost of sales                                          37,765             38,703            38,598            58,209       173,275
Revaluation of acquired inventory                          --                 --                --            16,500        16,500
                                                -------------     --------------    --------------    --------------    ----------
    Gross profit                                       64,666             67,537            66,446            77,046       275,695
Selling, general and administrative expenses           39,076             38,909            39,008            50,297       167,290
Research and development expenses                       5,786              5,806             6,259             7,899        25,750
Goodwill and purchased technology amortization          1,357              1,415             1,444             2,252         6,468
Expensed in-process research and development               --                 --            55,000                --        55,000
                                                -------------     --------------    --------------    --------------    ----------
    Operating income (loss)                            18,447             21,407           (35,265)           16,598        21,187
Interest expense, net                                   3,024              2,959             2,334             5,403        13,720
                                                -------------     --------------    --------------    --------------    ----------
    Income (loss) from operations before
        income taxes                                   15,423             18,448           (37,599)           11,195         7,467
Provision for income taxes                              3,085              3,689             3,480             5,501        15,755
                                                -------------     --------------    --------------    --------------    ----------
    Net income (loss)                                  12,338             14,759           (41,079)            5,694        (8,288)
Less:  Accretion of and dividend on
    preferred stock                                       234                234               237               237           942
                                                -------------     --------------    --------------    --------------    ----------
    Net income (loss) available to
        common stockholders                        $   12,104     $       14,525    $      (41,316)   $        5,457    $   (9,230)
                                                =============     ==============    ==============    ==============    ==========
Net income (loss) per basic common share           $      .42     $          .50    $        (1.42)   $          .18    $     (.32)
                                                =============     ==============    ==============    ==============    ==========
Weighted average number of basic common shares         28,927             28,957            29,074            29,551        29,127
                                                =============     ==============    ==============    ==============    ==========
Net income (loss) per diluted common share         $      .38     $          .46    $        (1.42)   $          .17    $     (.32)
                                                =============     ==============    ==============    ==============    ==========
Weighted average number of diluted common
    shares and equivalents                             31,867             31,560            29,074            32,936        29,127
                                                =============     ==============    ==============    ==============    ==========
Stock price range                                   26-31 3/8      23 1/8-37 3/4    31 7/16-45 1/4      36-48 7/16      26-48 7/16

----------------------------------------------------------------------------------------------------------------------------------
1996                                        First Quarter      Second Quarter     Third Quarter    Fourth Quarter            Total
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                    $   85,313      $       95,965    $       98,414      $      111,421       $  391,113
Cost of sales                                    32,114              35,199            36,631              41,310          145,254
Revaluation of acquired inventory                    --               2,440             3,660                  --            6,100
                                          -------------      --------------    --------------      --------------       ----------
    Gross profit                                 53,199              58,326            58,123              70,111          239,759
Selling, general and administrative
    expenses                                     33,429              35,963            38,360              40,761          148,513
Research and development expenses                 4,668               5,074             5,544               5,612           20,898
Goodwill and purchased technology
    amortization                                    931               1,431             1,615               1,242            5,219
Expensed in-process research and
    development                                      --              19,300                --                  --           19,300
                                          -------------      --------------    --------------      --------------       ----------
    Operating income (loss)                      14,171              (3,442)           12,604              22,496           45,829
Interest expense, net                             3,954               3,480             3,706               3,600           14,740
                                          -------------      --------------    --------------      --------------       ----------
Income (loss) from operations
    before income taxes                          10,217              (6,922)            8,898              18,896           31,089
Provision for income taxes                        2,042               2,932             2,502               3,754           11,230
                                          -------------      --------------    --------------      --------------       ----------
Income (loss) from operations                     8,175              (9,854)            6,396              15,142           19,859
Extraordinary item - (loss) on
    early retirement of debt                         --             (22,264)               --                  --          (22,264)
                                          -------------      --------------    --------------      --------------       ----------
    Net income (loss)                             8,175             (32,118)            6,396              15,142           (2,405)
Less:  Accretion of and dividend
    on preferred stock                              229                 229               231                 232              921
                                          -------------      --------------    --------------      --------------       ----------
    Net income (loss) available to
       common stockholders                   $    7,946          $  (32,347)       $    6,165          $   14,910       $   (3,326)
                                          =============      ==============    ==============      ==============       ==========

Basic per share information:
    Income (loss) per common share
       from operations                       $      .28      $         (.35)   $          .21      $          .52       $      .66
    Extraordinary income (loss)
       per common share                              --                (.77)               --                  --             (.78)
                                          -------------      --------------    --------------      --------------       ----------
    Net income (loss) per common
       share                                 $      .28      $        (1.12)   $          .21      $          .52       $     (.12)
                                          =============      ==============    ==============      ==============       ==========

Weighted average number of basic
    common shares                                28,796              28,823            28,843              28,903           28,841
                                          =============      ==============    ==============      ==============       ==========

Diluted per share information:
    Income (loss) per common share
       from operations                      $       .26      $         (.35)   $          .19      $          .47       $      .60
    Extraordinary income (loss)
       per common share                              --                (.77)               --                  --             (.71)
                                          -------------      --------------    --------------      --------------       ----------
    Net income (loss) per common
       share                                $       .26      $        (1.12)   $          .19      $          .47       $     (.11)
                                          =============      ==============    ==============      ==============       ==========
Weighted average number of diluted
    common shares and equivalents                30,925              28,823            31,888              31,919           31,628
                                          =============      ==============    ==============      ==============       ==========
Stock price range                       16 3/4 - 24 5/8         24 3/8 - 33       25 1/4 - 33     25 7/8 - 33 5/8  16 3/4 - 33 5/8

                      WATERS COPORATION AND SUBSIDIARIES
                           SELECTED FINANCIAL DATA
             (In thousands, except per share data and employees)

                                                        The Company                                 Predecessor Business (A)
                                --------------------------------------------------------  -----------------------------------------
                                      Year Ended   Year Ended   Year Ended     August 19  January 1 to    Year Ended     Year Ended
                                    December 31,     December     December   to December     August 18   December 31,  December 31,
                                            1997     31, 1996     31, 1995      31, 1994          1994           1993          1992
-----------------------------------------------------------------------------------------------------------------------------------

STATEMENT OF OPERATIONS DATA:
Net sales                                $ 465,470     $ 391,113    $ 332,972   $ 131,057   $  176,097   $  304,927   $   309,287
Cost of sales                              173,275       145,254      126,216      49,740       73,446      124,387       123,342
Revaluation of acquired inventory (C)       16,500         6,100          925      38,424           --           --            --
                                         ---------     ---------    ---------   ---------   ----------   ----------    ----------
    Gross profit                           275,695       239,759      205,831      42,893      102,651      180,540       185,945
Selling, general and administrative
    expenses                               167,290       148,513      132,746      44,522       85,216      132,452       138,318
Research and development expenses           25,750        20,898       17,681       6,790       13,399       18,525        19,142
Goodwill and purchased technology
    amortization                             6,468         5,219        3,629       1,227           --           --            --
Expensed in-process research and
    development (C)                         55,000        19,300           --      53,918           --           --            --
Management fee (C)                              --            --        5,393         552           --           --            --
Restructuring Charge (C)                        --            --           --       3,500           --       13,000            --
                                         ---------     ---------    ---------   ---------   ----------   ----------    ----------
    Operating income (loss)                 21,187        45,829       46,382     (67,616)       4,036       16,563        28,485
Interest expense, net (B)                   13,720        14,740       30,315      12,011          828        2,072         2,107
(Gains) on cash flow hedges (C)                 --            --       (1,175)       (923)          --           --            --
                                         ---------     ---------    ---------   ---------   ----------   ----------    ----------
    Income (loss) from operations
       before income taxes                   7,467        31,089       17,242     (78,704)       3,208       14,491        26,378
Provision for income taxes                  15,755        11,230        3,129       1,487          916        4,169         6,180
                                         ---------     ---------    ---------   ---------   ----------   ----------    ----------
    (Loss) income from operations           (8,288)       19,859       14,113     (80,191)       2,292       10,322        20,198
(Loss) income from discontinued
    operations, net of tax (C)                  --            --           --      (7,213)        (448)          (9)          108
                                         ---------     ---------    ---------   ---------   ----------   ----------    ----------
    (Loss) income before extraordinary
       item                                 (8,288)       19,859       14,113     (87,404)       1,844       10,313        20,306
Extraordinary item-(loss) on early
    retirement of debt                          --       (22,264)     (12,112)         --           --           --            --
                                         ---------     ---------    ---------   ---------   ----------   ----------    ----------
(Loss) income before cumulative effect
    of change in accounting principle       (8,288)       (2,405)       2,001     (87,404)       1,844       10,313        20,306
Cumulative effect of change in
    accounting principle (C)                    --            --           --          --           --           --        (2,228)
                                         ---------     ---------    ---------   ---------   ----------   ----------    ----------
    Net (loss) income                     $ (8,288)     $ (2,405)     $ 2,001   $ (87,404)    $  1,844     $ 10,313      $ 18,078
    Less: Accretion of and dividend on   ---------     ---------    ---------   ---------   ----------   ----------    ----------
       preferred stock                         942           921          902         330
                                         ---------     ---------    ---------   ---------
    Net (loss) income available to
       common stockholders                $ (9,230)     $ (3,326)     $ 1,099   $ (87,734)
                                         ---------     ---------    ---------   ---------
(Loss) income per basic common share:
    (Loss) income per common share before
       extraordinary item                 $   (.32)     $    .66      $   .59   $   (3.74)

    (Loss) per common share from
       discontinued operations                  --            --           --        (.34)
    Extraordinary (loss) per common share       --          (.78)        (.54)         --
                                         ---------     ---------    ---------    ---------
Net (loss) income per common share        $   (.32)     $   (.12)     $   .05   $   (4.08)
                                         ---------     ---------    ---------    ---------
Weighted  average number of basic
    common shares                           29,127        28,841       22,326       21,482
                                         =========     =========    =========    =========

(Loss) income per diluted common share:
    (Loss) income per common share before
       extraordinary item                 $   (.32)     $    .60      $   .54   $   (3.74)
    (Loss) per common share from
       discontinued operations                  --            --           --        (.34)
    Extraordinary (loss) per common share       --          (.71)        (.49)         --
                                         ---------     ---------    ---------    ---------
Net (loss) income per common share        $   (.32)     $   (.11)     $   .05   $   (4.08)
                                         =========     =========    =========    =========

Weighted average number of diluted common
    shares and equivalents                  29,127        31,628       24,582      21,482
                                         =========     =========    =========    =========

BALANCE SHEET AND OTHER DATA:

Working capital                           $ 42,468      $ 61,227      $ 56,385  $  87,357                $  100,528   $   112,905
Total assets                              $552,059      $365,502      $299,816  $ 331,598                $  189,592   $   199,513
Long term debt, including current
    maturities (B)                        $305,340      $210,470      $158,500  $ 275,000                $       --   $        --
Redeemable preferred stock                $  8,096      $  7,153      $  6,232  $   5,330                $       --   $        --
Stockholders' equity (deficit)\parent
    company investment                    $ 62,297      $ 57,780      $ 58,118  $ (22,670)               $  149,095   $   163,157
Employees                                    2,640         2,135         1,934      2,021        2,069        2,009         2,180
Depreciation and amortization for
    the period                            $ 20,010      $ 16,709      $ 13,774  $   4,394   $    6,323   $    9,265   $     8,857
Capital expenditures for the period       $ 23,393      $ 13,822      $  9,878  $   2,191   $    5,935   $    8,439   $    10,739

   (A) Results of predecessor HPLC business of former parent Millipore Corporation acquired by Company on August 18,1994.
   (B) Interest expense through August 18, 1994 was an allocation of Millipore's worldwide net interest expense based upon the ratio of the Predecessor's net assets to Millipore's net assets. No debt obligations of Millipore were reflected on the Predecessor's balance sheets.
   (C)  Nonrecurring charges.

                     [This page is intentionally left blank]

DIRECTORS

Douglas A. Berthiaume
Chairman, President, and Chief Executive Officer
Waters Corporation

Joshua Bekenstein
Managing Director
Bain Capital, Inc.

Philip Caldwell
Retired Senior Managing Director
Lehman Brothers Inc. and Retired Chairman and Chief Executive Officer, Ford Motor Company

Edward Conard
Managing Director
Bain Capital, Inc.

Dr. Laurie H. Glimcher
Professor of Immunology and Medicine
Harvard School of Public Health and Harvard Medical School

William J. Miller
Chairman and Chief Executive Officer
Avid Technology, Inc.

Thomas P. Salice
Managing Director
AEA Investors, Inc.

OFFICERS

Douglas A. Berthiaume
Chairman, President, and Chief Executive Officer

Arthur G. Caputo
Senior Vice President
Worldwide Sales and Marketing

Thomas W. Feller
Senior Vice President
Operations

John R. Nelson
Senior Vice President
Research, Development, and Engineering

Philip S. Taymor
Senior Vice President
Finance and Administration and Chief Financial Officer

Brian K. Mazar
Vice President
Human Resources and Investor Relations

Devette W. Russo
Vice President
Chromatography Consumables Division

TRANSFER AGENT

BankBoston, N.A.
c/o Boston EquiServe, L.P.
P.O. Box 8040
Boston, Massachusetts 02266-8040
781-575-3120
www.equiserve.com

AUDITORS

Coopers and Lybrand L.L.P.
One Post Office Square
Boston, Massachusetts 02109

ATTORNEYS

Kirkland and Ellis
Citicorp Center
153 East 53rd Street
39th Floor
New York, New York 10022

STOCKHOLDERS' MEETING

Date: May 12, 1998, 11 a.m.
Place: Waters Corporation
       34 Maple Street
       Milford, Massachusetts
Directions: Call 800-252-4752 Ext. 3314

STOCKLIST SYMBOL

NYSE: WAT

FORM 10K

A copy of the Company's 10K, filed with the Securities and Exchange Commission, is available without charge upon written request to:

Waters Corporation
34 Maple Street
Milford, Massachusetts 01757

OFFICES

Corporate Headquarters
Waters Corporation
34 Maple Street
Milford, Massachusetts 01757
Phone: 508-478-2000
Toll free: 800-252-4752
FAX: 508-872-1990
Email: info@waters.com
www.waters.com

Waters, Millennium, and Symmetry are registered trademarks of Waters Corporation. Alliance, Integrity, TA Instruments, and Oasis are trademarks of Waters Corporation. It's All Important and Connections are service marks of Waters Corporation. Microsoft, Windows, and Windows NT are registered trademarks of Microsoft Corporation.

[Inside back cover]

                    [This page is intentionally left blank]

[Back Cover]

Front cover image wraps around to back cover.