Form 10-K, Exhibit 13
period 1998-12-31
WATERS CORP /DE/
filed 1999-03-31
CIK 1000697

(Front Cover)

WATERS 1998 ANNUAL REPORT

A CLOSE LOOK AT THE NEXT GENERATION OF TOOLS FOR ANALYTICAL CHEMISTRY

(COVER IMAGE: CLOSE-UP OF A SAMPLE CAROUSEL HOLDING SAMPLE VIALS.)

(Inside Front Cover: Corporate Description)
Waters Corporation (NYSE: WAT) is the world's leading supplier of high performance liquid chromatography (HPLC) instrumentation and consumables, as well as thermal analysis and mass spectrometry (MS) products. Around the world, Waters-Registered Trademark- products are used by pharmaceutical, biotechnology, industrial, university and government research & development, quality assurance and environmental testing laboratories. For these customers, we provide technology that gives scientists fundamental data on chemical mixtures and materials. Then, by turning these analytical data into useful information, we help scientists understand the complexities of chemistry and life itself.

FINANCIAL HIGHLIGHTS

ADJUSTED FINANCIAL RESULTS (A):

($ in thousands, except per share data)                       1998         1997         Increase
For the year:

Net sales                                                     $ 618,813    $ 465,470    33%

Operating income                                              $ 136,325    $  92,687    47%

Percentage of sales                                               22.0%        19.9%

Income from operations before income taxes                    $ 118,047    $  78,967    50%

Net income available to common stockholders                   $  89,936    $  62,270    44%

Net income per basic common share                             $    3.01    $    2.14    41%

Net income per diluted common share                           $    2.78    $    1.94    43%

Return on average assets                                          15.9%        13.6%

Return on average equity                                          84.7%        65.0%

At year end:

Total assets                                                  $ 577,701    $ 552,059

Stockholders' equity                                          $ 150,119    $  62,297

Employees                                                         2,758        2,640


(A) Adjusted financial results for 1998 and 1997 reflect reported results of operations excluding nonrecurring charges related to the September 1997 acquisition of Micromass Limited ($16,500 for revaluation of acquired inventory in 1998; $16,500 for revaluation of acquired inventory and $55,000 for expensed in-process research and development in 1997).
      Excluded amounts had no related tax effects. Net income per basic common share amounts for 1998 and 1997 were computed based upon weighted average shares of common stock outstanding of 29,930 and 29,127, respectively. Net income per diluted common share amounts for 1998 and 1997 were computed based upon weighted average shares of common stock and equivalents outstanding of 32,321 and 32,168, respectively.

                                    1

[Photograph]

(PHOTOGRAPH OF DOUGLAS A. BERTHIAUME, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER)

Letter to Shareholders

1998 was another extremely successful year for Waters. First and foremost, it marked the consolidation of Micromass Limited, acquired in late 1997, and its full range of mass spectrometry technologies with Waters. We had anticipated favorable synergies from the combination, but the ultimate impact far exceeded original expectations. Over 200 LC-MS systems, incorporating the Waters Alliance-Registered Trademark- LC System and Micromass-TM-mass spectrometers, were sold by the traditional Waters sales force, significantly exceeding budget. At the same time the Micromass organization, now focused on their remaining portfolio of high value research systems, also exceeded sales budgets for every major product line. Micromass' revolutionary Q-Tof-TM-system continued to be the instrument of choice in fast growing proteomic laboratories while sales of the Quattro-TM-LC triple quadrupole instrument grew by over 20%, principally in pharmaceutical drug metabolism applications. As the year progressed, bench-top time-of-flight instruments also showed very strong growth, particularly in life science applications.

         Our core HPLC and thermal analysis business also performed exceptionally well in 1998, growing at double-digit rates.

         This combined strength in our business operations was reflected in the Company's financial performance. Sales grew to $619 million, up 33% from 1997. Earnings per share, excluding nonrecurring items, grew by 43% to $2.78 per share. Operations generated over $110 million of cash in 1998, and debt was reduced by $90 million. At current rates of cash generation and if there were no alternative uses of cash, the Company could be net debt-free in little more than two years.

         With this strong business performance, we have sustained a high and productive level of investment in the development of strategic products and technologies aimed at assuring our future growth. In 1999, we will introduce several new systems that, in the premarketing stage, already have stimulated significant customer interest. The first, our Alliance HT System, extends the Alliance brand into high throughput sample processing applications, principally in drug discovery and early-stage drug development. Engineered for LC-MS at very high throughput rates, this new automated system is designed to reduce the sample-to-sample cycle time during the analysis and purification of newly synthesized compounds. Our new CapLC-TM-System will open up avenues of research to scientists working with very small biological samples by dramatically improving sensitivity and maximizing the information derived from each sample.

         In addition, Micromass will also introduce several new technologies in 1999 including a very promising inlet design for the LCT time-of-flight instrument. Called MUX-TM-technology, this design promises to deliver a four-fold productivity improvement in high throughput laboratories. A new Quattro Ultima-TM-triple quadrupole will bring industry leading performance to important drug metabolism applications.

         We also anticipate the launch of a major new line of chromatography columns during 1999. These will be based on a proprietary platform technology for creating particles based on silica-polymer hybridization, yielding new levels of chromatographic performance.

         A constant flow of new products which answers the critical analytical needs of our customers and improves the productivity of their operations is the key to continuing our successful performance. Clearly, 1999 promises to be a year of exceptional new product introductions.

         Although I find our 1999 new product line-up exciting, we have already seen in the first days of January particularly strong interest from scientists for our existing product platforms. In January 1999, we received the single largest order in our history. The Japan National Police Agency placed an order for over $8 million of Alliance LC-MS Systems for their country-wide forensic laboratories.

         Nihon Waters is to be congratulated for winning this large order against strong local and international competition and for setting the stage to achieve substantial growth in the difficult Japanese economy. Sales growth in Japan in 1999 can only add to the momentum we continue to see in other areas of the world.

         Finally, I would like to express my thanks to our customers and employees who together, once again, have helped Waters to produce record results and industry leading performance.

                     Sincerely,

                     Douglas A. Berthiaume
                     Chairman, President and Chief Executive Officer

NEW TOOLS FOR A NEW ERA

     These are exciting times for the world's scientists. Today they are being called upon to push the boundaries of human knowledge farther and faster than ever before. To discover everything from life-saving or extending medicines to new, lighter, stronger materials for manufactured goods. To find ways to reduce pollution with more efficient production methods. Companies, governments and societies in general are counting on these gifted professionals to make an increasingly vital contribution to their fiscal and physical well being. And Waters is doing everything we can to ensure they succeed.

     This is why, more than ever before, these scientists and the organizations they work for are looking to Waters Corporation for a new, more powerful generation of tools. Today, as we celebrate our 41st year in business, our instrumentation, software, consumables and customer support are at work in more places doing more things. And while we have a long history of providing tools to scientists--we basically invented the category of high performance liquid chromatography (HPLC) 25 years ago--today we are especially proud to simultaneously launch many exciting, new products.

     The following pages will tell you about some of these. But first it may be helpful to revisit the technology we provide and to whom we provide it. Quite simply, Waters technologies--HPLC, mass spectrometry (MS) and thermal analysis--supply information on the chemical composition, molecular structure, and physical properties of natural and synthetic substances. Our products help scientists break things down and examine them at their most fundamental molecular level. This information allows scientific professionals--chemists, biochemists and materials scientists--to make better decisions. Our products are at work on a daily basis in many industries, including the pharmaceutical, food, beverage, plastics, agri-chemical and industrial sectors, as well as in government agencies, universities and research institutes.

(photo/caption)

(IMAGE:COMPUTER-ENHANCED ILLUSTRATION OF A HIGH INTENSITY LIGHT BEAM EMITTED FROM FIBER OPTIC BUNDLE STRIKING DIFFRACTION GRATING AND REFLECTING THROUGH SLIT ONTO AN ARRAY OF PHOTODIODES)

THE WATERS CapLC SYSTEM IS THE FIRST RESEARCH INSTRUMENT DESIGNED FOR
PROTEIN RESEARCHERS AND DRUG DISCOVERY CHEMISTS WORKING WITH VERY SMALL AMOUNTS OF SAMPLES. WHEN INTERFACED TO A RESEARCH GRADE MICROMASS SPECTROMETER, IT HAS THE DISTINCTION OF BEING ONE OF THE WORLD'S MOST SENSITIVE ANALYTICAL INSTRUMENTS. USING OUR PATENTED, THIRD-GENERATION OPTICAL FIBER TECHNOLOGY, WE HAVE PROVEN WE CAN EXTEND THE SENSITIVITY OF THE LC/MS BY 50X. A CRITICAL TOOL IN THE PROCESS OF DISEASE TARGETING AND IDENTIFYING, THIS NEW TECHNOLOGY ALLOWS SCIENTISTS TO ISOLATE THE CAUSES OF DISEASE EASIER AND FASTER THAN EVER BEFORE.

(photo/caption)

(IMAGE: CLOSEUP PHOTOGRAPH OF A STAINLESS STEEL TAKE-UP NEEDLE POSITIONED OVER A 384-WELL MICROTITRE PLATE CONTAINING SAMPLES TO BE ANALYZED)

OUR ALLIANCE HT SYSTEM PROVIDES EXTREMELY HIGH THROUGHPUT COMPOUND ANALYSIS AND PURIFICATION TO AID IN DRUG DISCOVERY AND DEVELOPMENT. THIS PRODUCT HAS NEW AUTOMATION FEATURES, INCLUDING A NEW SAMPLE INJECTOR, ADDED SAMPLE CAPACITY, AND NEW SOFTWARE THAT CAN CUT THE TIME TO GENERATE RESULTS IN HALF. THE SYSTEM HAS BEEN SPECIFICALLY OPTIMIZED FOR USE WITH AN MS DETECTOR. THIS ALLOWS SCIENTISTS TO TEST MORE DRUG CANDIDATES AND DEVELOP EFFECTIVE DRUGS FASTER.

A PROVEN, UNPARALLELED APPROACH TO PRODUCT DEVELOPMENT

     For the past five years, our approach to complex technologies has been simple. It is our goal to be the best of breed in all of the areas in which we choose to participate. That means we are well prepared to invest--significantly and successfully--in research and development.

     A good example is our Alliance HPLC systems. Launched three years ago, and the product of our most intensive research and development effort to date, these instruments have taken HPLC to a new level, and have become the engine driving much of our growth. Today, we are preparing new versions of the Alliance system, including our Alliance HT (for high throughput), to take this technology to new customers. Other examples of major research projects that are now successful products include our Millennium(32)-Registered Trademark- software, the first 32-bit data management system for chromatography, and the first designed especially to work with Microsoft-Registered Trademark- Windows NT-Registered Trademark-. Our new entry into the field of capillary-scale LC, Waters CapLC-TM-System, promises to yield scientists more information on smaller quantities of precious samples than was ever achievable before. And in the consumables area, new additions to our growing Oasis-Registered Trademark- product line, including Oasis HLB extraction plates, have increased our ability to satisfy critical needs in the area of high throughput sample preparation for drug and metabolite analysis. Our new SymmetryShield-TM- columns use a patented separation chemistry to deliver a new standard in speed, sensitivity and test-to-test reproducibility.

AN EXPANDED PRODUCT LINE, AN EXPANDING MARKET SHARE

     Recently, we added the powerful family of Micromass mass spectrometry products to our portfolio of solutions, and we also acquired TA Instruments. Both of these product lines represent best of breed technologies--and they are solutions that appeal to a large, rapidly growing customer base.

     These and other acquisitions have helped Waters greatly broaden the field upon which we play. Today, in addition to the leading HPLC systems, software and consumables, we are also selling or developing products in other sectors. Our fast-growing Micromass line of products in particular leads the industry in performance, and has been very successful in key pharmaceutical applications, including proteomics and pharmacokinetics applications.

     In thermal analysis, we continue to gain market share. Thermal analysis can be found wherever engineered materials are fabricated from plastics. From the most mundane plastic product to specialized, multi-layered, advanced composites, our thermal analysis products are at work in the design and fabrication of automotive, packaging, construction and home electronics products.

     In addition to providing the best products, one way to expand market share is by offering superior customer service. Launched two years ago, our Waters Connections-SM-program has clearly differentiated Waters from our competition. At a time when some of our competitors are downsizing their infrastructure and spending for customer service and support, we continue to invest in programs aimed at giving our customers more value. Thus, our customers are enjoying unprecedented reliability and uptime.

     In 1999, we are rolling out a line of premium replacement parts and components under the PerformancePLUS-TM-brand. These parts are made of the highest quality materials, and are designed to extend the life of replacement parts and improve the serviceability of our instrument systems.

(photo/caption)

(IMAGE:CLOSE-UP PHOTOGRAPH OF THE HEAD ASSEMBLY OF TA INSTRUMENTS' MICRO-THERMAL ANALYZER)

OUR uTA-TM-2990 MICRO-THERMAL ANALYZER IS ONE OF THE MOST POWERFUL NEW TECHNOLOGIES FOR MATERIALS ANALYSIS. THIS UNIQUE TECHNOLOGY, WHICH WON THREE INDUSTRY INNOVATION AWARDS IN 1998 ALONE, HELPS MATERIALS SCIENTISTS UNDERSTAND THE SURFACE STRUCTURE AND PROPERTIES OF ADVANCED MATERIALS AS DIVERSE AS SPACE SHUTTLE TILES, PHARMACEUTICAL TABLETS AND HEART VALVE REPLACEMENTS. THIS TECHNOLOGY COMBINES THERMAL ANALYSIS WITH AN EXTREMELY HIGH-POWERED MICROSCOPE TO REVEAL HIDDEN ANOMALIES IN ADVANCED MATERIALS.

(photo caption)

(IMAGE: COMPUTER-ENHANCED PHOTOGRAPH OF THE LOG-IN SCREEN FOR WATERS MILLENNIUM(32) CHROMATOGRAPHY SOFTWARE SUPERIMPOSED OVER THE BACK OF A COMPACT DISK)

OUR Y2K-COMPLIANT MILLENIUM(32) SOFTWARE PROVIDES SCIENTISTS WITH WAYS TO MANAGE THE HUGE VOLUMES OF DATA THEY GENERATE. IT HELPS THEM TO TRACK AND COMPARE RESULTS AND ADHERE TO INTERNATIONAL AND REGULATORY GUIDELINES FOR DOCUMENTING HUNDREDS OF MILLIONS OF INDIVIDUAL ANALYSES EACH YEAR.

THE TRENDS THAT SHAPE OUR SUCCESS

     In addition to research and development, a key factor in determining what products we develop is our knowledge of and dedication to understand market dynamics and customer requirements. All the products we mention in this report have been developed to meet specific customer needs. Today, there are several trends affecting our customers that we believe will have a positive effect on the sales of existing products and on those that we plan to launch. One of the most important is the current state of the pharmaceutical market. Never before have there been so many promising new drugs in the product pipeline. When Waters products are used in the discovery and development of these drugs, chances are high that these companies will continue to use us when they produce these drugs.

     What's more, since time to market is critical, companies are looking for tools that allow them to work faster. Our products, with their higher performance, improved automation, and greater sensitivity, do that.

     In the polymer and chemical industries, our customers are looking for new uses for old materials and experimenting with new ones. That calls for instruments that work harder. Instruments like the Waters Alliance GPC 2000 System and TA Instruments' thermal analyzers. Here again, Waters products provide performance characteristics unavailable in competitive products.

     Our customers are also experiencing increasing pressure from regulatory agencies. New Waters products will help them deal with the challenges that regulations impose, such as security, meticulous record keeping and traceability.

LOOKING TO THE FUTURE

     This new generation of analytical instruments and consumables gives us cause for optimism about the present and future of our business. However, we also want to share some insight into a number of other exciting products in our pipeline, and some still in the planning stages.

     We expect our Micromass Quattro Ultima to redefine the capabilities of instruments used for quantitative pharmacokinetics. Instruments of this type are the de facto standard for drug regulatory authorities. Introduced at the 1999 Pittsburgh Conference on Analytical Chemistry and Applied Spectroscopy in March, the Quattro Ultima promises to push back the frontiers of sensitivity to new levels.

     The newest revision of Millennium(32) software will begin shipping later in 1999, and will have even more powerful features than the existing version. The networking segment of our software business grew significantly in 1998. We expect this to continue, thanks to these new capabilities and our partnerships with over one dozen applications developers who are creating programs our customers can use for more complex data analysis.

     Our Alliance GPC 2000 System will begin shipping in 1999. This specialized instrument--an extension of our Alliance system concept--will help chemists confidently distinguish very subtle differences in apparently identical polymers and medical plastics across a broad range of operating temperatures.

     These products, and many others to follow, will continue the Waters tradition of providing superior technology to the scientists of the world. Allowing them to provide all of us with a superior quality of life.

(photo/caption)

(IMAGE:CLOSE-UP PHOTOGRAPH OF AN IONIZED VAPOR STREAM PRODUCED BY
THE ELECTROSPRAY INTERFACE FOR WATERS ZMD MASS SPECTROMETER)

TOGETHER, THE OASIS-Registered Trademark-HLB EXTRACTION PLATES, THE ALLIANCE HT SYSTEM, AND THE MICROMASS QUATTRO MS/MS FORM AN EXCELLENT TOOL FOR CLINICAL TRIALS THAT CALL FOR HIGH THROUGHPUT SAMPLE ANALYSIS. DURING THE THREE PHASES OF CLINICAL TRIALS THOUSANDS OF BLOOD AND URINE SAMPLES ARE ANALYZED FOR LEVELS OF THERAPEUTIC DRUGS AND THEIR METABOLITES. THE RESULTS GIVE RESEARCHERS CRITICAL INFORMATION IN THE DRUG DEVELOPMENT PROCESS YIELDING GUIDANCE IN TERMS OF SAFE AND EFFECTIVE DOSAGE LEVELS.

COMPANY OFFICERS

[Photographs]

5 Photographs of company officers. Captions beside four read:

THOMAS W. FELLER
Senior Vice President
Operations

DEVETTE W. RUSSO
Vice President,
Chromatography
Consumables Division

JOHN R. NELSON
Senior Vice President
Research, Development,
and Engineering

DOUGLAS A. BERTHIAUME
Chairman, President, and
Chief Executive Officer

[Photographs]

3 Photographs of company officers. Captions beside them read:


ARTHUR G. CAPUTO
Senior Vice President
Worldwide Sales and Marketing

PHILIP S. TAYMOR
Senior Vice President
and Chief Financial Officer

BRIAN K. MAZAR
Vice President, Human Resources
and Investor Relations

                 (This page is intentionally left blank.)

FINANCIAL TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................. 19

REPORT OF INDEPENDENT ACCOUNTANTS.......................................... 24

CONSOLIDATED FINANCIAL STATEMENTS.......................................... 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................. 29

QUARTERLY RESULTS.......................................................... 41

SELECTED FINANCIAL DATA.................................................... 42

(This page is intentionally left blank.)

                                            WATERS CORPORATION AND SUBSIDIARIES


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Waters Corporation ("Waters" or the "Company"), an analytical instrument manufacturer, is the world's largest manufacturer and distributor of high performance liquid chromatography ("HPLC") instruments, columns and other consumables, and related service. The Company has the largest HPLC market share in the United States, Europe and non-Japan Asia and has a leading position in Japan. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. Through its TA Instruments, Inc. ("TAI") subsidiary, the Company is also the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers. Also, through its Micromass Limited ("Micromass") subsidiary, the Company is a market leader in mass spectrometry, which can be integrated and used along with other analytical instruments, especially HPLC.

     Sales grew by 33% in 1998 and by 19% in 1997. Sales growth accelerated as a result of increased customer demand for new products and the effect of acquisitions. Operating income for the year ended December 31, 1998 was $136.3 million, a 47% increase over the $92.7 million generated in 1997, excluding nonrecurring charges in both years related to the purchase of Micromass. Excluded 1998 nonrecurring charges totalled $16.5 million for revaluation of acquired inventory. Excluded 1997 nonrecurring charges totalled $71.5 million; $16.5 million for revaluation of acquired inventory and $55.0 million for expensed in-process research and development. Earnings per diluted common share were $2.78 in 1998, a 43% increase over the $1.94 in 1997 excluding nonrecurring charges.

     During 1998, approximately 58% of the Company's combined net sales were derived from operations outside the United States. The Company believes that the geographic diversity of its sales reduces its dependence on any particular region. The U.S. dollar value of these revenues varies with currency exchange fluctuations, and such fluctuations can affect the Company's results from period to period.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

NET SALES. Net sales for 1998 were $618.8 million, compared to $465.5 million for the year ended December 31, 1997, an increase of 33%. Excluding the adverse effects of a stronger U.S. dollar, net sales increased by 35% in 1998. The Company's core HPLC and thermal analysis products grew by 12%, while the impact of the Micromass acquisition resulted in the remaining 23% points of growth. HPLC growth was generally broad-based across all geographies except the Pacific Rim, and particularly strong in the U.S. and Europe offsetting declines in the Pacific Rim. Japan had moderate sales growth for the year. Pharmaceutical customer demand was especially strong across all geographies. Sales of the Company's mass spectrometry products grew strongly as well with increased use of mass spectrometry as an analytical tool within the pharmaceutical industry, especially in conjunction with HPLC.

GROSS PROFIT. Gross profit for 1998 was $369.8 million, compared to $275.7 million for 1997, an increase of $94.1 million or 34%. Excluding the two $16.5 million nonrecurring charges for revaluation of acquired inventory related to purchase accounting for the Micromass acquisition in 1997 and 1998, gross profit increased by 32% in 1998. Gross profit as a percentage of sales excluding the inventory revaluation charge decreased to 62.4% in 1998 from 62.8% in 1997, reflecting the inclusion of Micromass results after its September 1997 acquisition. (Micromass mass spectrometry gross margins are lower than Waters HPLC historical gross margins, but its operating expenses are commensurately lower, and its overall operating margins are comparable to those of Waters.) Excluding the impact of Micromass results, gross profit as a percentage of sales increased in 1998, primarily as a result of increased efficiencies in the Company's manufacturing operations and lower raw material costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1998 were $206.2 million, compared to $167.3 million for 1997. As a percentage of net sales, selling, general and administrative expenses decreased to 33.3% for 1998 from 35.9% for 1997 as a result of higher sales volume and expense controls. The $38.9 million or 23% increase in total expenditures primarily resulted from including the expenses of Micromass.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $34.4 million for 1998 compared to $25.8 million for 1997, an $8.6 million or 33% increase from prior year levels. Current year spending increased due to the inclusion of acquired company expenses. The Company continued to invest significantly in the development of new and improved HPLC, thermal analysis, rheology and mass spectrometry products.

GOODWILL AND PURCHASED TECHNOLOGY AMORTIZATION. Goodwill and purchased technology amortization for 1998 was $9.4 million, compared to $6.5 million for 1997, an increase of $2.9 million or 45%. This increase primarily was related to the acquisition of Micromass.

                                            WATERS CORPORATION AND SUBSIDIARIES

OPERATING INCOME. Operating income for 1998 was $119.8 million, an increase of $98.6 million from the prior year. Operating income in 1998 included $16.5 million of nonrecurring acquisition related charges while 1997 included $71.5 million of similar charges. Excluding the revaluation of acquired inventory charges in 1998 and 1997 and the expensed in-process research and development charge in 1997, all in connection with the Micromass acquisition, operating income was $136.3 million for the year ended December 31, 1998 and represented a $43.6 million or 47% increase over 1997. As in the prior year, Waters continued to improve operating income levels in 1998 on the strength of sales growth, volume leverage, continued focus on cost reduction in all operating areas and the accretive impact of acquisitions.

INTEREST EXPENSE, NET. Net interest expense increased by $4.6 million, or 34%, from $13.7 million in 1997 to $18.3 million in 1998. The current year increase reflected higher average 1998 debt levels as a result of borrowings which financed the late 1997 acquisition of Micromass, reduced by 1998 repayments from the Company's cash flow.

PROVISION FOR INCOME TAXES. The Company's effective income tax rate, excluding nonrecurring, nondeductible charges related to the revaluation of acquired inventory in 1998 and revaluation of acquired inventory and expensed in-process research and development in 1997, was 23% in 1998 and 20% in 1997.

INCOME (LOSS) FROM OPERATIONS. Income from operations for 1998 was $74.4 million, compared to an $(8.3) million loss from operations for 1997. Excluding nonrecurring acquisition related charges in 1998 and 1997, the Company generated $90.9 million of income in 1998 compared to $63.2 million in 1997. The improvement over the prior year was a result of sales growth, continued focus on cost reductions in all operating areas and the accretive impact of the Micromass acquisition.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

NET SALES. Net sales for 1997 were $465.5 million, compared to $391.1 million for the year ended December 31, 1996, an increase of 19%. Excluding the adverse effects of a stronger U.S. dollar, net sales increased by 24% in 1997. The Company's core HPLC products grew by 10%, while the impact of acquired companies resulted in the remaining 14% points of growth. HPLC growth was generally broad-based across geographies and end-user markets, but particularly strong in the U.S. and Europe. Pharmaceutical customer demand was strong across all geographies. The Company's thermal analysis product sales grew strongly as well.

GROSS PROFIT. Gross profit for 1997 was $275.7 million, compared to $239.8 million for 1996, an increase of $35.9 million or 15%. Excluding nonrecurring charges for revaluation of acquired inventory related to purchase accounting for acquisitions ($16.5 million related to Micromass in 1997 and $6.1 million related to TAI in 1996), gross profit increased by 19% in 1997. Gross profit as a percentage of sales excluding revaluation charges decreased to 62.8% in 1997 from 62.9% in 1996, reflecting the inclusion of Micromass results after its September 1997 acquisition. (Micromass mass spectrometry gross margins are lower than Waters HPLC historical gross margins, but its operating expenses are commensurately lower, and its overall operating margins are comparable to those of Waters.)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1997 were $167.3 million, compared to $148.5 million for 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 35.9% for 1997 from 38.0% for 1996, reflecting continued emphasis on expense controls. The $18.8 million or 13% increase in total expenditures was primarily the result of including the expenses of acquired companies.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $25.8 million for 1997 compared to $20.9 million for 1996, a $4.9 million or 23% increase from prior year levels. Current year spending increased with the addition of acquired company spending. The Company continued to invest significantly in the development of new and improved HPLC detection, consumable and data products, thermal analysis and rheology products, and newly acquired mass spectrometry products.

GOODWILL AND PURCHASED TECHNOLOGY AMORTIZATION. Goodwill and purchased technology amortization for 1997 was $6.5 million, an increase of $1.3 million from the prior year. This increase was primarily related to the acquisition of Micromass and the inclusion of a full year of goodwill amortization from the 1996 TAI acquisition.

                                            WATERS CORPORATION AND SUBSIDIARIES

EXPENSED IN-PROCESS RESEARCH AND DEVELOPMENT. In 1997, the Company expensed $55.0 million of the purchase price for Micromass related to acquired in-process research and development, which had not reached technological feasibility and had no alternative future use.

OPERATING INCOME. Operating income for 1997 was $21.2 million, a decrease of $24.6 million from the prior year. This decrease reflected $71.5 million of non-recurring charges related to the Micromass acquisition in 1997 ($16.5 million for revaluation of acquired inventory and $55.0 million for expensed in-process research and development), compared to $25.4 million of nonrecurring charges related to the TAI acquisition in 1996 ($6.1 million for revaluation of acquired inventory and $19.3 million for expensed in-process research and development). Excluding revaluation of acquired inventory and expensed in-process research and development charges in both 1997 and 1996, operating income was $92.7 million for the year ended December 31, 1997 and represented a $21.5 million or 30% increase over 1996. Waters improved operating income levels in 1997 on the strength of sales growth, volume leverage, continued focus on cost reduction in all operating areas and the accretive impact of acquisitions.

INTEREST EXPENSE, NET. Net interest expense decreased by $1.0 million, or 7%, from $14.7 million in 1996 to $13.7 million in 1997. The decrease reflected reduced debt levels for the first nine months of 1997 and more favorable interest rates under the Bank Credit Agreement, partially offset by the impact of increased debt levels in the fourth quarter of 1997 due to the Micromass acquisition.

PROVISION FOR INCOME TAXES. The Company's effective income tax rate, excluding nonrecurring, nondeductible charges related to the revaluation of acquired inventory and expensed in-process research and development, was 20% in 1997 compared to 19.9% in 1996.

(LOSS) INCOME FROM OPERATIONS. The loss from operations for 1997 was $(8.3) million, compared to income of $19.9 million for 1996. Excluding nonrecurring acquisition related charges in both years, the Company generated $63.2 million of income in 1997 compared to $45.3 million in 1996. The improvement over the prior year was a result of sales growth, continued focus on cost reductions in all operating areas and the accretive impact of acquisitions.

YEAR 2000

Year 2000 ("Y2K") issues concern the ability of information systems to properly recognize and process date-sensitive information beyond December 31, 1999.

     The Company has been engaged in a concerted effort to ready its business systems and products in anticipation of Y2K. A special internal project team led by senior management was organized in 1997 in an attempt to ensure that all material business systems, instrument products and applications software are compliant by January 1, 2000. Currently, the companywide planning and inventory phases have been completed. The assessment phase was substantially completed by December 31, 1998, and included the examination of products, worldwide operations, manufacturing systems, business computer systems, manufacturing, warehousing and servicing equipment, network hardware and software, telephone systems, desktop application software, mainframe operating systems, and environmental operations. Currently, the Company believes that most of its internal systems and related software are likely to be Y2K compliant. The Company is continuing to examine its material software and systems for Y2K compliance and take corrective action to minimize any significant detrimental effects on operations.

     The remediation and testing phases of the Company's systems are scheduled to be completed by the middle of 1999. Based on the results of the testing phase, a contingency plan will be completed. The Company has no plans to engage in third party validation of its Y2K efforts. To date, approximately $10.0 million has been spent over the past four years in connection with bringing the Company's internal systems into compliance, primarily capital expenditures for entirely new business and communications systems which replaced predecessor systems. The remaining costs to fix Y2K problems are estimated at less than $1.0 million, including capital expenditures to replace certain predecessor capital items. These costs do not include any allocation for the time devoted by regular employees of the Company to addressing Y2K problems, as the Company does not separately track such time. The Company does not expect the costs relating to the Y2K remediation phase to have a material effect on the Company.

     The Company has made public statements to customers regarding its state of Year 2000 readiness for its products; however, the possibility of product liability claims still exists. The Company also recognizes that Y2K disruptions in customer operations could result in reduced sales and cash flow and increased inventory or receivables. While these events are possible, the Company believes that its customer base is broad enough to minimize the effects of a single occurrence. To date, the Company has received communications from many of its major customers which indicate an awareness of Y2K issues.

     The Company is in the process of obtaining certificates of compliance from its major systems vendors. Additionally, the Company is in the process of surveying its financial services, utilities, and communication providers, as well as its critical suppliers to ensure that they are compliant. Despite these efforts, however, interruption of supplier operations due to Y2K issues could potentially affect Company operations. The Company uses multiple suppliers, and, in some instances, maintains an inventory of parts and supplies, which may reduce the risks of interruption, but cannot eliminate the potential for disruption due to third party failure.

                                            WATERS CORPORATION AND SUBSIDIARIES

     The Company currently has identified contingency alternatives for certain elements of Year 2000 risk. The contingency plan is intended to be completed during fiscal 1999. The plan will address customer problems as well as temporary remedies in the event of failure of Company or third party systems. The Company will continue to review its business interruption contingency plans as it completes its testing and remediation phases during the year. However, there can be no assurance that any contingency plans will prevent Y2K problems from occurring.

     While the Company believes its efforts will provide reasonable assurance that material disruptions are not likely to occur due to internal failure, the potential for interruption still exists. Specifically, the Company and its subsidiaries could be materially adversely affected if utilities, private businesses and governmental entities with which they do business or that provide essential services are not Y2K compliant. The Company currently believes that the greatest risk of disruption in its businesses exists in certain international markets. Such interruptions could cause, among other things, temporary plant closings, delays in the delivery of products, delays in the receipt of supplies, invoice and collection errors, and inventory and supply obsolescence. Recovery under existing insurance policies may be available depending upon the circumstances of a Y2K related event.

     The estimates and conclusions herein are based on management's best estimates of future events. Risks that could cause results to differ from these estimates and conclusions include the uncertainties involved in discovering and correcting the potential Y2K sensitive problems which could have a serious impact on specific facilities and the ability of suppliers and customers to bring their systems into Y2K compliance.

EURO CURRENCY CONVERSION

Several countries of the European Union will adopt the euro as their legal currency effective July 1, 2002. A transition period has been established from January 1, 1999 to July 1, 2002 during which companies conducting business in these countries may use the euro or their local currency. The Company has considered the potential impact of the euro conversion on pricing competition, its information technology systems, and currency risk and risk management. Currently, the Company does not expect that the euro conversion will result in any material increase in costs to the Company or have a material adverse effect on its business or financial condition.

LIQUIDITY AND CAPITAL RESOURCES

During 1998, net cash provided by the Company's operating activities was $110.2 million, primarily as a result of net income for the period after adding back nonrecurring non-cash charges and depreciation and amortization. Primary uses of this cash flow during the year were $90.2 million of net bank debt repayment and $20.6 million of property, plant and equipment and software capitalization investment.

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

     As a publicly held company, the Company has not paid any dividends and does not plan to pay any dividends in the foreseeable future.

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

RECENT ACCOUNTING STANDARDS CHANGES

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is permitted. The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. While management has not determined the impact of this new standard, it is not expected to be material to the Company.

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. Specifically, guidance is provided as to when such costs incurred should be expensed or capitalized. The Company has adopted SOP 98-1 in the accompanying financial statements.

     In February 1998, the Financial Accounting Standards Board issued SFAS 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which is effective for periods beginning after December 15, 1997, but excludes interim periods during 1998. The statement standardizes employer disclosure requirements about pension and other postretirement benefit plans by requiring additional information on changes in the benefit obligations and fair values of plan assets and eliminating certain disclosures that are no longer useful. It does not change the measurement or recognition of those plans. The Company has adopted SFAS 132 in the accompanying financial statements.

                                            WATERS CORPORATION AND SUBSIDIARIES

     In June 1997, the Financial Accounting Standards Board issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has adopted SFAS 131 in the accompanying financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS 130, Reporting Comprehensive Income, which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted SFAS 130 in the accompanying financial statements.

FORWARD-LOOKING INFORMATION

Safe Harbor Statement Under Private Securities Litigation Reform Act of 1996

Certain statements contained herein are forward looking. Many factors could cause actual results to differ from these statements, including, but not limited to, obsolescence resulting from the introduction of technologically advanced products by other companies, pressure on prices from competitors with significantly greater financial resources, regulatory obstacles to new product introductions, reduction in capital spending of pharmaceutical customers, and market risk described below. Please refer also to the Company's Form 10-K for additional risk factors.

Market Risk

The Company is exposed to financial risk in several areas including changes in foreign exchange rates and interest rates. The Company attempts to minimize its exposures by using certain financial instruments, for purposes other than trading, in accordance with the Company's overall risk management guidelines. Further information regarding the Company's accounting policies for financial instruments and disclosures of financial instruments can be found in Notes 2 and 6 to the Company's consolidated financial statements.

Foreign Exchange

The Company has operations in various countries and currencies all over the world. As a result, the Company's financial position, results of operations and cash flows can be affected by fluctuations in foreign currency exchange rates. The Company uses debt swap agreements to mitigate partially such effects.

     In 1998, the Company amended debt swap agreements entered in May 1997 which hedged the U.S. dollar value of the Company's investment in the net assets of certain foreign subsidiaries. These agreements effectively swapped higher floating rate LIBOR borrowings for lower fixed rate borrowings in their respective local currencies. The effect of these debt swap agreements lowers overall annual interest cost by approximately $2.4 million over the lives of the swap agreements at interest rates in effect in the respective contracts on December 31, 1998. The Company could incur higher or lower principal payments over the term of the swap agreements. At currency exchange rates in effect on December 31, 1998, the fair market value of those instruments was $177.0 thousand. Details of these swap agreements are as follows:

--------------------------------------------------------------------------------------------------
Geography                    Notional Amount    Composite Interest Rate     Expiration Dates
                             (In thousands)
--------------------------------------------------------------------------------------------------

Japan                        $32,307                    1.19%           July 1999 to January 2001

Europe                        26,800                    2.02%                 January 2000

Canada                         6,400                    4.05%                 January 2000
                             --------
   Total                     $65,507
                             --------
                             --------


     Assuming a hypothetical adverse change of 10% in year-end exchange rates (a weakening of the U.S. dollar), the fair value of those instruments would decrease by $6.6 million.

Interest Rates

The Company is exposed to risk of interest rate fluctuations in connection with its Bank Credit Agreement. As a result, the Company attempts to minimize its interest rate exposures by using certain financial instruments described below for purposes other than trading.

     At December 31, 1998, the Company maintained an interest rate swap agreement with Bankers Trust Company expiring December 31, 2001. The Company swapped $135 million in 1998 ($151 million in 1999, $143 million in 2000 and $93 million in 2001) in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. At December 31, 1998 and 1997, the fair value of this agreement was an unrealized loss of $4.4 million and $1.6 million, respectively. At December 31, 1998, a one percentage point decrease in the LIBOR rate would decrease the fair market value by approximately $3.4 million.

     The Company's debt swap agreements also fix the interest rate on its Bank Credit Agreement. At December 31, 1998, a one percentage point decrease in the LIBOR rate would decrease the fair market value by approximately $23.0 thousand.

                                            WATERS CORPORATION AND SUBSIDIARIES

                        REPORT OF INDEPENDENT ACCOUNTANTS







To the Board of Directors and Stockholders of Waters Corporation:



In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Waters Corporation and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.








Boston, Massachusetts                                 PricewaterhouseCoopers LLP
January 22, 1999

                                            WATERS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


December 31    (In thousands, except per share data)                                                   1998                 1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
    Cash and cash equivalents                                                                       $   5,497         $   3,113
    Accounts receivable, less allowances for doubtful accounts of $2,966
                  and $2,785 at December 31, 1998 and 1997, respectively                              136,806           111,022
    Inventories                                                                                        80,281            87,375
    Other current assets                                                                               29,040            14,989
                                                                                                  -----------      ------------
       Total current assets                                                                           251,624           216,499
Property, plant and equipment, net                                                                     89,029            88,668
Other assets                                                                                           59,554            66,714
Goodwill, less accumulated amortization of $12,281 and $7,543 at December 31,
    1998 and 1997, respectively                                                                       177,494           180,178
                                                                                                  -----------      ------------
       Total assets                                                                                $  577,701       $   552,059
                                                                                                  -----------      ------------
                                                                                                  -----------      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Notes payable and current portion of long term debt                                             $   4,259       $     7,394
    Accounts payable                                                                                   36,510            33,061
    Deferred revenue and customer advances                                                             29,706            25,289
    Accrued retirement plan contributions                                                               5,934             3,426
    Accrued income taxes                                                                               16,112             9,400
    Accrued other taxes                                                                                 4,225             4,597
    Other current liabilities                                                                          88,827            87,489
                                                                                                  -----------      ------------
       Total current liabilities                                                                      185,573           170,656
Long term debt                                                                                        218,250           305,340
Redeemable preferred stock                                                                              9,058             8,096
Other liabilities                                                                                      14,701             5,670
                                                                                                  -----------      ------------
       Total liabilities                                                                              427,582           489,762
Stockholders' equity:
    Common stock, par value $0.01 per share 50,000 shares authorized, 30,297 and
       29,583 shares issued and outstanding at December 31,
       1998 and 1997, respectively                                                                        303               296
    Additional paid-in capital                                                                        174,717           161,476
    Deferred stock option compensation                                                                   (386)             (606)
    Accumulated deficit                                                                               (21,697)          (96,096)
    Accumulated other comprehensive (loss)                                                             (2,818)           (2,773)
                                                                                                   ----------      ------------
       Total stockholders' equity                                                                     150,119            62,297
                                                                                                   ----------      ------------
       Total liabilities and stockholders' equity                                                  $  577,701       $   552,059
                                                                                                  -----------      ------------
                                                                                                  -----------      ------------


The accompanying notes are an integral part of the consolidated financial statements.

                                            WATERS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS





Year Ended December 31  (In thousands, except per share data)          1998           1997           1996
-------------------------------------------------------------------------------------------------------------
Net sales                                                         $   618,813    $  465,470    $    391,113
Cost of sales                                                         232,497       173,275         145,254
Revaluation of acquired inventory                                      16,500        16,500           6,100
                                                                    ---------     ---------     -----------
    Gross profit                                                      369,816       275,695         239,759
Selling, general and administrative expenses                          206,211       167,290         148,513
Research and development expenses                                      34,433        25,750          20,898
Goodwill and purchased technology amortization                          9,347         6,468           5,219
Expensed in-process research and development                               --        55,000          19,300
                                                                    ---------     ---------     -----------
    Operating income                                                  119,825        21,187          45,829
Interest expense, net                                                  18,278        13,720          14,740
                                                                    ---------     ---------     -----------
    Income from operations before income taxes                        101,547         7,467          31,089
Provision for income taxes                                             27,148        15,755          11,230
                                                                    ---------     ---------     -----------
    Income (loss) before extraordinary item                            74,399        (8,288)         19,859
Extraordinary (loss) on early retirement of debt                           --            --         (22,264)
                                                                    ---------     ---------     -----------
    Net income (loss)                                                  74,399        (8,288)         (2,405)
Less: Accretion of and 6% dividend on preferred stock                     963           942             921
                                                                    ---------     ---------     -----------
    Net income (loss) available to common stockholders              $  73,436     $  (9,230)    $    (3,326)
                                                                    ---------     ---------     -----------
                                                                    ---------     ---------     -----------
Income (loss) per basic common share:
    Income (loss) per common share before extraordinary item        $    2.45     $    (.32)    $       .66
    Extraordinary (loss) per common share                                  --            --            (.78)
                                                                    ---------     ---------     -----------
    Net income (loss) per common share                              $    2.45     $    (.32)    $      (.12)
                                                                    ---------     ---------     -----------
                                                                    ---------     ---------     -----------

Weighted average number of basic common shares                         29,930        29,127          28,841
                                                                     ---------     ---------     -----------
                                                                     ---------     ---------     -----------
Income (loss) per diluted common share:
    Income (loss) per common share before extraordinary item        $    2.27     $    (.32)    $       .60
    Extraordinary (loss) per common share                                  --            --            (.71)
                                                                    ---------     ---------     -----------
    Net income (loss) per common share                              $    2.27     $    (.32)    $      (.11)
                                                                    ---------     ---------     -----------
                                                                    ---------     ---------     -----------
Weighted average number of diluted common shares and equivalents       32,321        29,127          31,628
                                                                    ---------     ---------     -----------
                                                                    ---------     ---------     -----------







The accompanying notes are an integral part of the consolidated financial statements.

                                            WATERS CORPORATION AND SUBSIDIARIES

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31   (In thousands)                                          1998           1997          1996
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
        Net income (loss)                                                     $  74,399     $  (8,288)    $  (2,405)
        Adjustments to reconcile net income (loss) to net cash provided by operating activities:
                Deferred income taxes                                           (10,366)       (5,891)       (4,200)
                Depreciation and amortization                                    27,248        20,010        16,709
                Amortization of debt issuance costs                               1,240         1,085         1,055
                Compensatory stock option expense                                   220           220           250
                Tax benefit related to stock option plans                         7,623         2,976            --
                Expensed in-process research and development                         --        55,000        19,300
                Revaluation of acquired inventory                                16,500        16,500         6,100
                Extraordinary loss on early retirement of debt                       --            --        22,264
        Change in operating assets and liabilities, net of acquisitions:
                (Increase) in accounts receivable                               (21,978)       (8,127)       (8,981)
                (Increase) in inventories                                        (8,230)       (2,270)         (670)
                Increase in accounts payable and other current liabilities       14,034        11,399         4,992
                Increase in deferred revenue and customer advances                4,284         5,375         2,541
                Other, net                                                        5,196         8,377        (1,238)
                                                                             ----------    ----------    ----------
                Net cash provided by operating activities                       110,170        96,366        55,717
Cash flows from investing activities:
        Additions to property, plant and equipment                              (15,040)      (18,216)      (10,064)
        Software capitalization and other intangibles                            (5,576)       (5,177)       (3,758)
        Business acquisitions, net of cash acquired                              (3,157)     (160,985)      (83,349)
        Loans to officers                                                           187          (136)         (425)
        Other, net                                                                   --            --         4,497
                                                                             ----------    ----------    ----------
                Net cash (used in) investing activities                         (23,586)     (184,514)      (93,099)
Cash flows from financing activities:
        Net (repayment) borrowings of bank debt                                 (90,225)       87,452       126,902
        Retirement of Senior Subordinated Notes                                      --            --       (91,219)
        Proceeds from stock plans                                                 6,588         2,491         1,322
        Other, net                                                                   --         1,113        (2,282)
                                                                             ----------    ----------    ----------
                Net cash (used in) provided by financing activities             (83,637)       91,056        34,723
Effect of exchange rate changes on cash and cash equivalents                       (563)         (434)           65
                                                                             ----------    ----------    ----------
                Increase (decrease) in cash and cash equivalents                  2,384         2,474        (2,594)
Cash and cash equivalents at beginning of period                                  3,113           639         3,233
                                                                             ----------    ----------    ----------
                Cash and cash equivalents at end of period                    $   5,497     $   3,113     $     639
                                                                             ----------    ----------    ----------
                                                                             ----------    ----------    ----------
Supplemental cash flow information:
      Income taxes paid                                                       $  14,993     $  10,022     $   3,401
      Interest paid                                                           $  19,601     $  12,754     $  15,941

Supplemental noncash transactions:
      Issuance of common stock for acquisition                                $      --     $  11,241     $      --
      Issuance of notes for acquisition                                       $      --     $   9,975     $      --


The accompanying notes are an integral part of the consolidated financial statements.

                                             WATERS CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                 Accumulated
                                                        Additional       Deferred                      Other          Statement of
                                                 Common    Paid-in   Stock Option  Accumulated Comprehensive         Comprehensive
(In thousands)                                    Stock    Capital   Compensation   (Deficit)  (Loss) Income   Total        Income
-------------------------------------------------------------------------------------------------------------------- -------------
Balance December 31, 1995                     $     288  $ 145,318   $  (1,076)  $ (85,403)    $  (1,009)   $58,118
Comprehensive (loss), net of tax:
   Net (loss)                                       --         --          --      (2,405)           --      (2,405)    $  (2,405)
   Other comprehensive income:
      Foreign currency translation adjustments      --         --          --          --         1,013       1,013         1,013
      Minimum pension liability adjustment          --         --          --          --           404         404           404
                                                                                             ----------                 ---------
   Other comprehensive income                       --         --          --          --         1,417          --         1,417
                                                                                                                        ---------
Comprehensive (loss)                                --         --          --          --            --          --     $    (988)
                                                                                                                        ---------
                                                                                                                        ---------
Accretion of preferred stock                        --       (321)         --          --            --        (321)
Dividend payable on preferred stock                 --       (600)         --          --            --        (600)
Compensatory stock option expense                   --         --         250          --            --         250
Stock options exercised                              1      1,320          --          --            --       1,321
                                               ----------  ---------   ----------  ----------  ----------  --------
Balance December 31, 1996                          289    145,717        (826)    (87,808)          408      57,780
Comprehensive (loss), net of tax:
   Net (loss)                                       --         --          --      (8,288)           --      (8,288)    $  (8,288)
   Other comprehensive (loss):
      Foreign currency translation adjustments      --         --          --          --        (3,181)     (3,181)       (3,181)
                                                                                             ----------                 ---------
   Other comprehensive (loss)                       --         --          --          --        (3,181)         --        (3,181)
                                                                                                                        ---------
Comprehensive (loss)                                --         --          --          --            --          --     $ (11,469)
                                                                                                                        ---------
                                                                                                                        ---------
Accretion of preferred stock                        --       (342)         --          --            --        (342)
Dividend payable on preferred stock                 --       (600)         --          --            --        (600)
Issuance of common stock for acquisition             3     11,238          --          --            --      11,241
Issuance of common stock for Employee Stock
        Purchase Plan                                1        317          --          --            --         318
Compensatory stock option expense                   --         --         220          --            --         220
Stock options exercised                              3      2,170          --          --            --       2,173
Tax benefit related to stock option plans           --      2,976          --          --            --       2,976
                                               ----------  ---------   ----------  ----------  ----------  ---------
Balance December 31, 1997                          296    161,476        (606)    (96,096)       (2,773)     62,297
Comprehensive income, net of tax:
   Net income                                       --         --          --      74,399            --      74,399     $  74,399
   Other comprehensive (loss):
      Foreign currency translation adjustments      --         --          --          --           (45)        (45)          (45)
                                                                                                 ----------              --------
   Other comprehensive (loss)                       --         --          --          --           (45)         --           (45)
                                                                                                                         --------
Comprehensive income                                --         --          --          --            --          --     $  74,354
                                                                                                                         --------
                                                                                                                         --------
Accretion of preferred stock                        --       (363)         --          --            --        (363)
Dividend payable on preferred stock                 --       (600)         --          --            --        (600)
Issuance of common stock for Employee Stock
        Purchase Plan                                1        865          --          --            --         866
Compensatory stock option expense                   --         --         220          --            --         220
Stock options exercised                              6      5,716          --          --            --       5,722
Tax benefit related to stock option plans           --      7,623          --          --            --       7,623
                                               ----------  ---------   ----------  ----------  ----------  ---------
Balance December 31, 1998                       $  303  $ 174,717   $    (386)  $ (21,697)    $  (2,818)  $ 150,119
                                               ----------  ---------   ----------  ----------  ----------  ---------
                                               ----------  ---------   ----------  ----------  ----------  ---------

The accompanying notes are an integral part of the consolidated financial statements.

                                            WATERS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                           1 DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION


Waters Corporation ("Waters" or the "Company"), an analytical instrument manufacturer, is the world's largest manufacturer and distributor of high performance liquid chromatography ("HPLC") instruments, chromatography columns and other consumables, and related service. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. Through its TA Instruments, Inc. ("TAI") subsidiary, the Company is also the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers. Through its Micromass Limited ("Micromass") subsidiary, the Company is also a market leader in the development, manufacture, and distribution of mass spectrometry ("MS") instruments, which are complementary products that can be integrated and used along with other analytical instruments, especially HPLC.



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

TRANSLATION OF FOREIGN CURRENCIES

For most of the Company's foreign operations, assets and liabilities are translated into U.S. dollars at exchange rates prevailing on the balance sheet date while revenues and expenses are translated at average exchange rates prevailing during the period. Any resulting translation gains or losses are included in accumulated other comprehensive (loss) in the consolidated balance sheets.

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

CONCENTRATION OF CREDIT RISK

The Company sells its products to a significant number of large and small customers throughout the world, with approximately 60% of 1998 net sales to the pharmaceutical industry. None of the Company's individual customers accounts for more than 2% of annual Company sales. The Company performs continuing credit evaluation of its customers and generally does not require collateral, but in certain circumstances may require letters of credit or deposits. Historically, the Company has not experienced significant bad debt losses.

INVENTORY

The Company values all of its inventories at the lower of cost or market on a first-in, first-out basis (FIFO).

INCOME TAXES

Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is provided using the straight line method over the following estimated useful lives: buildings - 30 years, leasehold improvements - 15 years, and production and other equipment - 3 to 10 years. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated from the balance sheet and related gains or losses are reflected in income.

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs for products offered for sale in accordance with Statement of Financial Accounting Standard ("SFAS") 86. Capitalized costs are amortized to cost of sales on a straight-line basis over the estimated useful lives of the related software products, generally three to five years. Capitalized software included in other assets, net of accumulated amortization was $14,191 and $12,006 at December 31, 1998 and 1997, respectively.

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company capitalizes internal software development costs in accordance with SOP 98-1, which has been adopted in the accompanying financial statements.

                                            WATERS CORPORATION AND SUBSIDIARIES


PURCHASED TECHNOLOGY AND GOODWILL

Purchased technology amounts are recorded at their fair market value as of the acquisition date and amortized over estimated useful lives ranging from four to fifteen years. Goodwill is amortized on a straight-line basis over its useful life, 40 years for current goodwill components. Impairment of purchased technology amounts and goodwill is measured on the basis of whether anticipated future undiscounted operating cash flows expected from the acquired business will recover the recorded respective intangible asset balances over the remaining amortization period. At December 31, 1998, no amounts have been determined to be impaired. Purchased technology amounts included in other assets totalled $30,034 and $33,962, net of accumulated amortization of $11,360 and $7,231, at December 31, 1998 and 1997, respectively.

DEBT ISSUANCE COSTS

Debt issuance costs are amortized over the life of the related debt using the effective interest method. At December 31, 1998 and 1997, debt issuance costs included in other assets amounted to $1,809 and $3,501, net of accumulated amortization of $1,854 and $2,020, respectively.

HEDGE TRANSACTIONS

The Company maintains debt swap agreements which hedge the U.S. dollar value of the Company's investment in the net assets of certain foreign subsidiaries. The Company records any unrealized or realized gains or losses on these transactions in accumulated other comprehensive (loss) in the consolidated balance sheets.

REVENUE RECOGNITION

Sales of products and service are recorded based on product shipment and performance of service, respectively. Proceeds received in advance of product shipment or performance of service are recorded as deferred revenue in the consolidated balance sheets.

PRODUCT WARRANTY COSTS

The Company provides for estimated warranty costs at the point of sale.

FIELD SERVICE EXPENSES

All expenses of the Company's field service organization are included in selling, general and administrative expenses in the consolidated statements of operations.

RECLASSIFICATION

Certain amounts in previous years' financial statements have been reclassified to conform to current presentation.

INCOME (LOSS) PER SHARE

In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings per Share," which is effective for periods ending after December 15, 1997. Under SFAS 128, the Company presents two earnings per share ("EPS") amounts. Income (loss) per basic common share is based on income available to common shareholders and the weighted average number of common shares outstanding during the periods presented. Income (loss) per diluted common share includes additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options outstanding and the conversion of debt. Accretion of and cumulative dividends on preferred stock have been included in computing income (loss) per share.

COMPREHENSIVE (LOSS) INCOME

In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income," which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted SFAS 130 in the accompanying financial statements.

RETIREMENT PLAN

In February 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for periods beginning after December 15, 1997. The statement standardizes employer disclosure requirements about pension and other postretirement benefit plans by requiring additional information on changes in the benefit obligations and fair values of plan assets and eliminating certain disclosures that are no longer useful. It does not change the measurement or recognition of those plans. The Company has adopted SFAS 132 in the accompanying financial statements.

BUSINESS SEGMENTS

In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has adopted SFAS 131 in the accompanying financial statements.

                                            WATERS CORPORATION AND SUBSIDIARIES

                           3        BUSINESS COMBINATIONS

MICROMASS LIMITED ACQUISITION

On September 23, 1997, the Company acquired all of the capital stock of Micromass Limited, a company headquartered in England, for approximately $175,000 in cash, common stock (375 shares) and promissory notes. The acquisition principally was financed through borrowings under the Company's Bank Credit Agreement. Micromass develops, manufactures, and distributes mass spectrometry instruments, products that are complementary to Waters' existing product offering. Micromass offers products ranging from high-end stand-alone instruments to smaller, easier-to-use detectors that can be integrated and used along with other analytical instruments, especially HPLC. Micromass is a global market leader in the field of mass spectrometry. Net sales for Micromass were approximately $76,600 for the period from January 1, 1997 to September 30, 1997 and $91,000 for the year ended December 31, 1996.

     The acquisition of Micromass was accounted for by the purchase method and the results of its operations have been consolidated with the Company's results from September 30, 1997, the effective accounting date of the acquisition. In conjunction with the acquisition, the Company recorded a non-recurring charge of $55,000 for the write-off of acquired in-process research and development and revalued acquired inventory by $33,000, which amount was amortized to cost of sales over a period of approximately six months commencing October 1, 1997. The technological feasibility of in-process research and development projects had not been established at the date of acquisition and had no alternative future use. The Company also recorded other intangible assets in the transaction of $24,200 and goodwill of $66,914 which will be amortized for a period of 15 and 40 years, respectively, on a straight line basis. The Company also recorded $8,500 of purchase accounting liabilities in conjunction with the acquisition in 1997, and reversed $4,000 of those purchase accounting liabilities against goodwill in 1998.

YMC, INC. ACQUISITION

On July 31, 1997, the Company acquired all of the capital stock of YMC, Inc. ("YMC"), a U.S. based company for approximately $9,000 in cash. The acquisition of YMC was accounted for by the purchase method. YMC is a manufacturer and distributor of chromatography chemicals and supplies which augment the Waters consumables product line. Net sales for YMC were approximately $4,300 for the period from January 1, 1997 to July 31, 1997 and $6,500 for the year ended December 31, 1996.

TA INSTRUMENTS, INC. ACQUISITION

On May 1, 1996, the Company acquired all of the capital stock of TA Instruments, Inc., a U.S. based company, for approximately $83,000 in cash. The acquisition was financed through borrowings under the Bank Credit Agreement. TAI develops, manufactures, sells and services thermal analysis and rheology instruments which are used for the physical characterization of polymers and related materials. Thermal analysis and rheology are among the most prevalent techniques employed in the analysis of polymers and other organic and inorganic materials. TAI is the global market leader in the field of thermal analysis. Net sales for TAI were approximately $14,000 for the period from January 1, 1996 to April 30, 1996. The acquisition was accounted for by the purchase method and the excess purchase price was allocated to the assets and liabilities of TAI based upon their estimated fair values. Principle components of this excess amount included the revaluation of certain inventories ($6,100), in-process research and development projects ($19,300) and goodwill ($43,780). The technological feasibility of in-process research and development projects had not been established at the date of acquisition and had no alternative future use.

PRO FORMA RESULTS OF OPERATIONS

The following unaudited Pro Forma results of operations for the years ended December 31, 1997 and 1996 give effect to the Company's acquisitions as if the transactions had occurred at the beginning of each such period. The financial data are based on the historical consolidated financial statements for the Company, Micromass, YMC and TAI and include related adjustments. The Pro Forma results of operations exclude the non-recurring charges that were recorded in conjunction with the acquisitions in 1997 and 1996 and do not purport to represent (i) what the Company's results of operations actually would have been if the acquisitions had occurred as of the beginning of the periods or (ii) what such results will be for any future periods. The financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the consolidated financial statements and accompanying notes thereto included elsewhere in this report. As there were no significant acquisitions made in 1998, reference is hereby made to the consolidated statements of operations for 1998 financial data.


                                                            UNAUDITED PRO FORMA RESULTS FOR THE YEAR ENDED
                                                            ----------------------------------------------
                                                                DECEMBER 31, 1997   DECEMBER 31, 1996
                                                               -----------------    -----------------
Net sales                                                          $   542,045     $    493,288
Income before extraordinary item                                        67,204           44,055
Net income                                                              66,262           20,870

Income before extraordinary item per basic common share            $      2.25      $      1.48
Net income per basic common share                                         2.25             0.71

Income before extraordinary item per diluted common share          $      2.04      $      1.35
Net income per diluted common share                                       2.04             0.65


                                            WATERS CORPORATION AND SUBSIDIARIES

                           4        PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

December 31                                               1998            1997
--------------------------------------------------------------------------------
Land                                                 $   3,146       $   3,092
Buildings and leasehold improvements                    34,087          31,699
Production and other equipment                          92,592          80,745
Construction in progress                                 4,625           3,206
                                                     ---------      ----------
                                                       134,450         118,742
Less: accumulated depreciation and amortization        (45,421)        (30,074)
                                                     ---------      ----------
        Property, plant and equipment, net           $  89,029       $  88,668
                                                     ---------      ----------
                                                     ---------      ----------


                           5            INVENTORIES


Inventories are classified as follows:

December 31                                              1998              1997
--------------------------------------------------------------------------------
Raw material                                          $27,327           $22,092
Work in progress                                        9,572            15,315
Finished goods                                         43,382            33,468
Revaluation of acquired inventory                          --            16,500
                                                    ---------        ----------
        Total inventories                             $80,281           $87,375
                                                    ---------        ----------
                                                    ---------        ----------

                           6        DEBT


The Company has a Bank Credit Agreement ("Agreement") that was renegotiated in 1997 which provides a $450,000 line of credit through June 2002. Loans under the Agreement bear interest for each calendar quarter at an annual rate equal to, at the Company's option, 1) the applicable LIBOR rate plus a varying margin between
 .30% and 1.00% or 2) prime plus a varying margin between zero and .50 %. Margins vary with Company financial performance. At December 31, 1998 and 1997, the Company had aggregate borrowings outstanding under the Agreement of $208,275 and $295,365, respectively, and had additional amounts available to borrow of approximately $228,617 and $141,700, respectively, after outstanding letters of credit. The weighted average interest rate on the borrowings at December 31, 1998 and 1997 was 5.64% and 6.78%, respectively. Borrowings are collateralized by substantially all of the Company's assets. The Company is also required to meet certain covenants, none of which is considered restrictive to operations. The Company was in compliance with all covenants as of December 31, 1998. The Company's foreign subsidiaries also had available short-term lines of credit totaling $31,616 at December 31, 1998 and $29,804 at December 31, 1997. At December 31, 1998 and 1997, related short-term borrowings were $4,144 at a weighted average interest rate of 3.1% and $7,319 at a weighted average interest rate of 4.3%, respectively.

     In September 1997, the Company entered into an interest rate swap agreement with Bankers Trust Company expiring December 31, 2001. The Company swapped $135,000 in 1998 and $82,000 in 1997 ($151,000 in 1999, $143,000 in 2000 and
$93,000 in 2001) in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. At December 31, 1998 and 1997, the fair value of this agreement was an unrealized loss of $4,437 and $1,616, respectively. The Company also maintains several interest rate protection agreements contracted prior to 1997.

     In 1998, the Company amended debt swap agreements entered in May 1997 which hedged the U.S. dollar value of the Company's investment in the net assets of certain foreign subsidiaries. These agreements effectively swapped higher floating rate LIBOR borrowings for lower fixed rate borrowings in their respective local currencies. The effect of these debt swap agreements lowers overall annual interest cost by approximately $2,387 over the lives of the swap agreements at interest rates in effect in the respective contracts on December 31, 1998. The Company could incur higher or lower principal payments over the term of the swap agreements. At currency exchange rates in effect on December 31, 1998, the fair market value of those instruments was $177. Details of these swap agreements are as follows:


Geography      Notional Amount      Composite Interest Rate     Expiration Dates
-------------------------------------------------------------------------------------
Japan             $   32,307             1.19%                  July 1999 to January 2001
Europe                26,800             2.02%                  January 2000
Canada                 6,400             4.05%                  January 2000
                  ----------
   Total          $   65,507
                  ----------
                  ----------




     In April 1996, the Company consummated a tender offer to repurchase $75,000 of Senior Subordinated Notes outstanding. The Company recorded an extraordinary loss of $22,264 related to this early extinguishment.

                                            WATERS CORPORATION AND SUBSIDIARIES

                           7        INCOME TAXES

Income tax data for 1998, 1997 and 1996 follow in the tables below:

Year Ended December 31                                                                    1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------------
The components of income (loss) from operations before
                income taxes were as follows:
        Domestic                                                                     $  62,873       $  64,751       $  33,534
        Foreign                                                                         38,674         (57,284)         (2,445)
                                                                                  ------------    ------------     ------------
                Total                                                                $ 101,547       $   7,467       $  31,089
                                                                                  ------------    ------------     ------------
                                                                                  ------------    ------------     ------------
The components of the current and deferred income tax provision from operations were as follows:
        Current                                                                      $  34,264       $  20,280       $  15,430
        Deferred                                                                        (7,116)         (4,525)         (4,200)
                                                                                  ------------    ------------     ------------
                Total                                                                $  27,148       $  15,755       $  11,230
                                                                                  ------------    ------------     ------------
                                                                                  ------------    ------------     ------------
The components of the provision for income taxes from
                operations were as follows:
        Federal                                                                      $   6,001       $   9,383       $   4,576
        State                                                                            1,336             878             900
        Foreign                                                                         19,811           5,494           5,754
                                                                                  ------------    ------------     ------------
                Total                                                                $  27,148       $  15,755       $  11,230
                                                                                  ------------    ------------     ------------
                                                                                  ------------    ------------     ------------
The differences between income taxes computed at the United States statutory rate and the provision for income taxes are summarized as follows:
        Federal tax computed at U.S. statutory income tax rate                       $  35,541       $   2,613       $  10,881
        Foreign sales corporation                                                       (2,333)         (1,826)             --
        State income tax, net of federal income tax benefit                                868             570             585
        Deferred tax assets (benefited)                                                (13,254)        (12,307)        (16,823)
        Net effect of foreign operations                                                  (191)          1,005           7,339
        Nondeductible acquisition costs                                                  5,775          25,025           8,890
        Other                                                                              742             675             358
                                                                                  ------------    ------------     ------------
                Provision for income taxes                                           $  27,148       $  15,755       $  11,230
                                                                                  ------------    ------------     ------------
                                                                                  ------------    ------------     ------------
The tax effects of temporary differences and carryforwards which gave rise to deferred tax assets and deferred tax (liabilities)
                were as follows:
        Acquired net operating loss carryforwards                                    $     608       $   2,516       $   3,995
        Tax benefit of net operating loss and credits                                   18,006           4,133          18,126
        Estimated loss on disposal of discontinued operations                               --              --             991
        Goodwill amortization                                                           10,598          10,866          11,731
        Deferred compensation                                                            7,984           3,605           2,344
        Inventory                                                                        6,388           2,452           1,187
        Other                                                                              (68)          2,296           3,561
        Depreciation and capitalized software                                           (7,620)         (6,481)         (4,911)
        Valuation allowance                                                            (15,439)         (9,296)        (32,824)
                                                                                  ------------    ------------     ------------
                Total deferred taxes                                                 $  20,457       $  10,091       $   4,200
                                                                                  ------------    ------------     ------------
                                                                                  ------------    ------------     ------------


     At December 31, 1998, the Company had foreign net operating loss carryforwards of approximately $6,804, some of which begin to expire in the year 2000 and some of unlimited duration. The goodwill amortization represents the difference between the book and tax treatment for both goodwill and in-process research and development. Deferred tax assets are included in other current assets in the consolidated balance sheets. Realization of deferred tax assets is contingent upon future taxable income. The valuation allowance relates to foreign net operating losses and foreign tax credits, the realization of which is uncertain. The acquired net operating loss carryforward tax benefit of $608 will reduce goodwill but not tax expense when it is realized.

     The Company's effective tax rate before the nondeductible acquisition related expenses for the year ended December 31, 1998 was 23%.

                                            WATERS CORPORATION AND SUBSIDIARIES

                           8        LEASES


Lease agreements, expiring at various dates through 2019, cover buildings, office equipment and automobiles. Rental expense was approximately $10,766 in 1998, $8,666 in 1997 and $6,474 in 1996. Future minimum rents payable as of December 31, 1998 under non-cancelable leases with initial terms exceeding one year were as follows:


                -----------------------------------------
                1999                         $   9,995
                2000                             7,782
                2001                             4,957
                2002                             3,402
                2003                             2,472
                Thereafter                      11,471



                           9        REDEEMABLE PREFERRED STOCK


In conjunction with the August 18, 1994 acquisition of the predecessor HPLC business of Millipore Corporation ("Millipore"), the Company authorized and issued one hundred shares of Redeemable Preferred Stock ("Preferred Stock") with a par value of $.01 per share. The Preferred Stock has a liquidation value of $10,000 and earns an annual 6% cumulative dividend on the liquidation value. Any accumulated but unpaid dividends are added to the liquidation value. The Company may, at any time, redeem the Preferred Stock at the current liquidation value but in no event later than August 18, 2006. The Preferred Stock was recorded at its estimated fair value of $5,000 on the date of issuance. The excess of the liquidation value over the fair market value is being accreted by periodic charges to additional paid-in capital from the date of issue through August 18, 2006. During the years ended December 31, 1998, 1997, and 1996, $363, $342, and $321, respectively, were charged against additional paid-in capital for accretion and $600 was charged in each year for the unpaid dividends.
At December 31, 1998, the total liquidation value was $12,622.


                           10       STOCK COMPENSATION AND PURCHASE PLANS


BASIS OF ACCOUNTING

The Company has four stock-based compensation plans, which are described below. The Company uses the intrinsic value method of accounting prescribed by the Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations for its plans. Accordingly, no compensation expense has been recognized for its fixed stock option plans and its stock purchase plan under SFAS 123. Had compensation expense for the Company's four stock-based compensation plans been recorded based on the fair value of awards at grant date consistent with the alternative method prescribed by SFAS 123, the Company's pro forma net income (loss) for 1998, 1997 and 1996, would have been $70,043, $(10,821), and $(4,324). Basic income (loss) per share for 1998, 1997, and 1996 would have been $2.34, $(0.37), and $(0.15), respectively. Diluted income (loss) per share for 1998, 1997, and 1996 would have been $2.17, $(0.37), and $(0.14), respectively. The pro forma amounts include amortized fair values attributable to options granted after December 31, 1994 only and, therefore, are not likely to be representative of the effects on reported net income for future years.

     The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents the annualized weighted average values of the significant assumptions used to estimate the fair values of the options:

                                   1998           1997           1996
                                 --------       --------       --------
Options issued                      528            499            358
Risk-free interest rate             4.7%           5.8%           6.4%
Expected life in years              7.5            7.2            7.4
Expected volatility               0.454          0.609          0.674
Expected dividends                    0              0              0

                                            WATERS CORPORATION AND SUBSIDIARIES

     The following table details the weighted average exercise price and fair values of options on the date of grant:


                                                              1998           1997           1996
-------------------------------------------------------------------------------------------------

Options exercise prices are less than the market price
     Exercise price                                                     $   31.50
     Fair value                                                         $   13.50
Options exercise prices are equal to the market price
     Exercise price                                         $   78.53   $   42.75
     Fair value                                             $   43.71   $   29.15
Options exercise prices exceed the market price
     Exercise price                                                                     $   34.21
     Fair value                                                                         $   20.89



     The following table details the weighted average remaining contractual life of options outstanding at December 31, 1998 by range of exercise prices:



                                                                Remaining Contractual
                        Exercise     Number of Shares  Exercise       Life of Options  Number of Shares     Exercise
                       Price Range        Outstanding     Price           Outstanding       Exercisable        Price
                    ---------------- ----------------  --------  --------------------  ----------------    ---------

                     $0.00 to  $5.00              603   $  4.00             5.7 years              358       $  4.00
                     $5.01 to $10.00              905   $  9.50             5.9 years              804       $  9.50
                    $10.01 to $20.00            2,447   $ 16.28             5.6 years            1,909       $ 16.28
                    $20.01 to $40.00              337   $ 34.16             7.3 years              125       $ 34.17
                    $40.01 to $60.00              470   $ 42.77             8.8 years               86       $ 42.75
                    $60.01 to $80.00              525   $ 78.74             9.9 years                0       $  0.00
                                      ---------------------------------------------------------------------------------
                                                5,287   $ 23.42             6.5 years            3,282       $ 14.66
                                      ---------------------------------------------------------------------------------
                                      ---------------------------------------------------------------------------------

STOCK OPTION PLANS

On May 7, 1996, the Company's shareholders approved the 1996 Long-Term Incentive Plan ("1996 Plan"), which provides for the granting of 1,000 shares of Common Stock, in the form of incentive or non-qualified stock options, stock appreciation rights ("SARs"), restricted stock or other types of awards. Under the 1996 Plan, the exercise price for stock options may not be less than the fair market value of the underlying stock at the date of grant. On December 2, 1997, the Board of Directors approved an additional 2,000 shares of Common Stock for issue under the 1996 Plan. The 1996 Plan is scheduled to terminate on May 7, 2006, unless extended for a period of up to five years by action of the Board of Directors. Options generally will expire no later than ten years after the date on which they are granted and will become exercisable as directed by the Compensation Committee of the Board of Directors. An SAR may be granted alone or in conjunction with an option or other award. No SARs, restricted stock, or other types of awards were outstanding as of December 31, 1998.

     The Company's 1994 Stock Option Plan ( "1994 Plan") provided for the granting of 5,035 options to purchase shares of common stock to certain key employees of the Company. The exercise price of the options was determined by a committee of the Board of Directors of the Company. Options granted have a term of ten years and vest in five equal installments on the first five anniversaries after the grant.

     On May 7, 1996, the Company's shareholders approved the 1996 Non-Employee Director Deferred Compensation Plan ("Deferred Compensation Plan") and the 1996 Non-Employee Director Stock Option Plan ("Director Stock Option Plan"). Under the Deferred Compensation Plan, outside directors may elect to defer their fees and credit such fees to either a cash account which earns interest at a market-based rate or to a common stock unit account, for which 100 shares of Common Stock have been reserved. Under the Director Stock Option Plan, each outside director will receive an annual option to purchase one thousand shares of Common Stock. Fifty thousand shares of Common Stock may be issued under the plan. Options have a term of ten years and, with the exception of options granted in 1996, which vest in one year, vest in five equal installments on the first five anniversaries following the date of grant and have option prices no less than fair market value at the date of grant.

                                            WATERS CORPORATION AND SUBSIDIARIES

     The following table summarizes stock option activity for the plans:


                                                                                Weighted Average
                                         Number of Shares   Price Per Share     Exercise Price
------------------------------------------------------------------------------------------------
      Outstanding at December 31, 1995         5,035       $ 4.00 to $16.28       $   11.76
Granted                                          358       $34.21 to $34.50       $   34.21
Exercised                                       (128)      $ 4.00 to $16.28       $  (10.48)
Canceled                                          (3)                $34.21       $  (34.21)
                                         ------------
      Outstanding at December 31, 1996         5,262       $ 4.00 to $34.50       $   13.31
Granted                                          499       $32.20 to $42.75       $   42.40
Exercised                                       (265)      $ 4.00 to $34.21       $   (7.90)
Canceled                                         (36)      $ 9.50 to $34.21       $  (20.05)
                                         ------------
      Outstanding at December 31, 1997         5,460       $ 4.00 to $42.75       $   16.19
Granted                                          528       $37.56 to $78.75       $   78.53
Exercised                                       (694)      $ 4.00 to $42.75       $   (8.25)
Canceled                                          (7)      $32.20 to $42.75       $  (39.68)
                                         ------------
      Outstanding at December 31, 1998         5,287       $ 4.00 to $78.75       $   23.42
                                         ------------     -----------------     ------------
                                         ------------     -----------------     ------------



      Options exercisable at December 31, 1998, 1997, and 1996 were 3,282, 3,028 and 2,439, respectively. The weighted average exercise prices of options exercisable at December 31, 1998, 1997, and 1996 were $14.66, $12.43 and $11.30, respectively. Available stock options for grant at December 31, 1998 were 1,715.

EMPLOYEE STOCK PURCHASE PLAN

On February 26, 1996, the Company adopted the 1996 Employee Stock Purchase Plan under which eligible employees may contribute up to 15% of their earnings toward the quarterly purchase of the Company's Common Stock. The plan makes available 250 shares of the Company's Common Stock commencing October 1, 1996. As of December 31, 1998, approximately 48 shares have been issued under the plan. Each plan period lasts three months beginning on January 1, April 1, July 1, and October 1 of each year. The purchase price for each share of stock is the lesser of 90% of the market price on the first day of the plan period or 100% of the market price on the last day of the plan period. No compensation expense is recorded in connection with the plan.

                                            WATERS CORPORATION AND SUBSIDIARIES

                           11       EARNINGS PER SHARE


Basic and diluted EPS calculations are detailed as follows:


                                                                     Year Ended 1998
                                                          --------------------------------------
                                                          Income          Shares       Per Share
                                                         (Numerator)    (Denominator)   Amount
                                                         -----------    -------------  ----------
Net income                                                 $74,399
Less: Accretion of and 6% dividend on preferred stock          963
                                                         ---------    ----------    ---------
Income per basic common share from operations              $73,436       29,930      $   2.45
                                                         ---------    ----------    ---------
                                                         ---------    ----------    ---------
Effect of dilutive securities:
     Options outstanding                                                  2,202
     Options exercised                                                      189
                                                         ---------    ----------    ---------
Income per diluted common share from operations            $73,436       32,321      $   2.27
                                                         ---------    ----------    ---------
                                                         ---------    ----------    ---------


                                                                     Year Ended 1997
                                                          --------------------------------------
                                                          Income          Shares       Per Share
                                                         (Numerator)    (Denominator)   Amount
                                                         -----------    -------------  ----------
Net (loss)                                                 $(8,288)
Less: Accretion of and 6% dividend on preferred stock          942
                                                         ---------       ----------    ---------
(Loss) per basic common share from operations              $(9,230)          29,127      $  (.32)
                                                         ---------       ----------    ---------
                                                         ---------       ----------    ---------

Effect of dilutive securities                            ---------       ----------    ---------
(Loss) per diluted common share from operations            $(9,230)          29,127      $  (.32)
                                                         ---------       ----------    ---------
                                                         ---------       ----------    ---------

                                                                     Year Ended 1996
                                                          --------------------------------------
                                                          Income          Shares       Per Share
                                                         (Numerator)    (Denominator)   Amount
                                                         -----------    -------------  ----------
Net income before extraordinary item                       $19,859
Less: Accretion of and 6% dividend on preferred stock          921
                                                         ---------       ----------    ---------
Income per basic common share from operations              $18,938           28,841      $   .66
                                                         ---------       ----------    ---------
                                                         ---------       ----------    ---------
Effect of dilutive securities:
     Options outstanding                                                      2,765
     Options exercised                                                           22
                                                         ---------       ----------    ---------
Income per diluted common share from operations            $18,938           31,628      $   .60
                                                         ---------       ----------    ---------
                                                         ---------       ----------    ---------

     For the years ended December 31, 1998, 1997, and 1996, the Company had 525, 5,460, and 350 stock option securities that were antidilutive, respectively. These securities were not included in the computation of diluted EPS, but could potentially dilute basic EPS in the future.


                           12       COMPREHENSIVE INCOME


Year Ended December 31                                                1998           1997           1996
---------------------------------------------------------------------------------------------------------
Net income (loss)                                                 $ 74,399       $ (8,288)      $ (2,405)

Foreign currency translation adjustments before income taxes           (58)        (3,976)         1,265
Income tax (benefit) expense                                           (13)          (795)           252
                                                                  --------       ---------      ---------
Foreign currency translation adjustments, net of tax                   (45)        (3,181)         1,013

Minimum pension liability adjustments before income taxes               --             --            505
Income tax expense                                                      --             --            101
                                                                  --------       ---------      ---------
Minimum pension liability adjustments, net of tax                       --             --            404
                                                                  --------       ---------      ---------
Other comprehensive (loss) income                                      (45)        (3,181)         1,417
                                                                  --------       ---------      ---------
Comprehensive income (loss)                                       $ 74,354       $(11,469)      $   (988)
                                                                  --------       ---------      ---------
                                                                  --------       ---------      ---------

                                            WATERS CORPORATION AND SUBSIDIARIES

                           13       RETIREMENT PLANS


The Company has two retirement plans for employees: the Waters Employee Investment Plan, a defined contribution plan, and the Waters Retirement Plan, a defined benefit cash balance plan.

     In conjunction with its 1994 acquisition of the predecessor HPLC business of Millipore, the Company had asserted a claim contending that Millipore had understated the amount of assets it was obligated to transfer from the Millipore retirement plan to the Waters Retirement Plan. The Federal court subsequently ruled in favor of Millipore's position with respect to the claim. On appeal, the Federal court ruling was upheld, and $2,440 was transferred to the Waters Retirement Plan on June 2, 1998.

     U.S. employees are eligible to participate in the Waters Employee Investment Plan after one month of service. Employees may contribute from 1% to 20% of eligible pay on a pre-tax basis. The Company makes a matching contribution of 50% for contributions up to 6% of eligible pay. Employees are 100% vested in company matching contributions after one year of service. For the years ended December 31, 1998, 1997 and 1996, the Company's matching contributions amounted to $1,839, $1,559, and $1,318, respectively. Effective January 1, 1998, the Micromass, Inc. 401(k) Plan was merged into the Waters Employee Investment Plan and YMC employees joined the Waters Employee Investment Plan. Effective December 31, 1996, the TA Instruments, Inc. Savings and Investment Plan was merged into the Waters Employee Investment Plan. TAI's matching contributions from May 1, 1996 to December 31, 1996 were $127.

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

     The net periodic pension cost under SFAS 87 is made up of several components that reflect different aspects of the Company's financial arrangements as well as the cost of benefits earned by employees. These components are determined using the projected unit credit actuarial cost method and are based on certain actuarial assumptions. The Company's accounting policy is to reflect in the projected benefit obligation all benefit changes to which the Company is committed as of the current valuation date; use a market-related value of assets to determine pension expense; amortize increases in prior service costs on a straight-line basis over the expected future service of active participants as of the date such costs are first recognized; and amortize cumulative actuarial gains and losses in excess of 10% of the larger of the market-related value of plan assets and the projected benefit obligation over the expected future service of active participants. Summary data for the Waters Retirement Plan are presented in the following tables:



Reconciliation of Projected Benefit Obligation                                                           1998             1997
-------------------------------------------------------------------------------------------------------------------------------
Benefit obligation, January 1                                                                          $ 15,904        $ 10,552
  Service cost                                                                                            2,513           2,043
  Interest cost                                                                                           1,369           1,053
  Employee rollovers                                                                                        160              57
  Actuarial loss                                                                                          1,312           2,363
  Disbursements                                                                                            (328)           (164)
                                                                                                       --------        --------
Benefit obligation, December 31                                                                        $ 20,930        $ 15,904
                                                                                                       --------        --------
                                                                                                       --------        --------

Reconciliation of Fair Value of Assets                                                                   1998             1997
-------------------------------------------------------------------------------------------------------------------------------
Fair value of assets, January 1                                                                        $ 16,008        $ 13,987
  Actual return on plan assets                                                                            1,322           1,653
  Company contributions                                                                                      --             475
  Disbursements                                                                                            (328)           (164)
  Employee rollovers                                                                                        160              57
                                                                                                       --------        --------
Fair value of assets, December 31                                                                      $ 17,162        $ 16,008
                                                                                                       --------        --------
                                                                                                       --------        --------
                                38

                                            WATERS CORPORATION AND SUBSIDIARIES

Reconciliation of Funded Status, December 31                                                              1998            1997
-------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                                           $(20,930)       $(15,904)
  Fair value of plan assets                                                                              17,162          16,008
                                                                                                       --------        --------
  Projected benefit obligation (in excess of)/less than fair value of plan assets                        (3,768)            104

  Unrecognized prior service cost                                                                        (1,324)         (1,423)
  Unrecognized net actuarial loss/(gain)                                                                    198          (1,183)
                                                                                                       --------        --------
Accrued benefit (liability)                                                                            $ (4,894)       $ (2,502)
                                                                                                       --------        --------
                                                                                                       --------        --------

The projected benefit obligation was calculated using the following weighted average assumptions:
  Discount rate                                                                                           7.00%           7.25%
  Return on assets                                                                                        9.00%           9.00%
  Increases in compensation levels                                                                        4.75%           4.75%



Components of Net Periodic Pension Cost, Year Ended December 31                          1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------------
Service cost                                                                         $  2,513        $  2,043        $  2,025
Interest cost                                                                           1,369           1,054             938
Return on plan assets                                                                  (1,391)         (1,190)           (732)
Net amortization:
    Prior service cost                                                                    (99)            (99)             21
    Net actuarial (gain)/loss                                                              --             (39)              7
                                                                                     --------        --------        --------
Net periodic pension cost                                                            $  2,392        $  1,769        $  2,259
                                                                                     --------        --------        --------
                                                                                     --------        --------        --------

Reconciliation of (Accrued) Pension Cost                                                 1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------------
(Accrued) pension cost, January 1                                                    $ (2,502)       $ (1,208)       $ (1,559)
    Acquisition of TAI as of May 1, 1996                                                   --              --          (2,767)
    FAS 87 (cost)                                                                      (2,392)         (1,769)         (2,259)
    Contributions made during the year                                                     --             475           5,377
                                                                                     --------        --------        --------
(Accrued) pension cost, December 31                                                  $ (4,894)       $ (2,502)       $ (1,208)
                                                                                     --------        --------        --------
                                                                                     --------        --------        --------



     The Company also sponsors several unfunded defined benefit post-retirement plans covering U.S. employees. The plans provide medical insurance benefits and are, depending on the plan, either contributory or non-contributory. The Company's accrued post-retirement benefit obligation was $2,532 and $2,488 at December 31, 1998 and 1997, respectively, and is included in other liabilities in the consolidated balance sheets.


                           14       RELATED PARTY TRANSACTIONS


In 1996 and 1995, the Company made loans to certain executive officers of the Company. The loans are collateralized by a pledge of shares of common stock held by these executive officers. The 1995 loans bear interest at 5.83% per annum and mature on December 1, 2000. The 1996 loans bear interest at 5.65% per annum and mature on January 8, 2001. Loans receivable of $2,436 at December 31, 1998 and $2,623 at December 31, 1997 are included in other assets in the consolidated balance sheets.

     In connection with the acquisition of the predecessor HPLC business on August 18, 1994, the Company and Millipore entered into a Transition Support and Service Agreement ("Transition Agreement") whereby Millipore agreed to (i) lease office space, (ii) transfer certain personnel, (iii) provide management information systems, administrative, distribution and facilities management support, (iv) provide access to its telephone network and (v) supply professional support services. The Transition was substantially complete as of December 31, 1996. The Company believes that the costs incurred under the Transition Agreement were representative of charges that would have been levied by independent third parties for similar services. The Company incurred net expenses pursuant to this agreement of $38, $1,273 and $4,165, for the years ended December 31, 1998, 1997, and 1996, respectively. These expenses are included in selling, general and administrative expenses in the consolidated statements of operations.

     During the years ended December 31, 1998, 1997 and 1996, the Company sold products and service totaling $148, $32 and $86, respectively, to Millipore. These sales are included in net sales in the consolidated statements of operations.

                                            WATERS CORPORATION AND SUBSIDIARIES

                           15       BUSINESS SEGMENT INFORMATION


SFAS 131 establishes standards for reporting information about operating segments in annual financial statements of public business enterprises. It also establishes standards for related disclosures about products and service, geographic areas, and major customers. The Company evaluated its business activities that are regularly reviewed by the Chief Executive Officer for which discrete financial information is available. As a result of this evaluation, the Company determined that it has three operating segments: Waters, TAI and Micromass.

     Waters is in the business of manufacturing and distributing HPLC instruments, columns and other consumables, and related service; TAI is in the business of manufacturing and distributing thermal analysis and rheology instruments; and Micromass is in the business of manufacturing and distributing mass spectrometry instruments that can be integrated and used along with other analytical instruments, particularly HPLC. For all three of these operating segments within the analytical instrument industry; economic characteristics, production processes, products and services, types and classes of customers, methods of distribution, and regulatory environments are similar. Because of these similarities, the three segments have been aggregated into one reporting segment for financial statement purposes. The accounting policies of the reportable segment are the same as those described in the Summary of Significant Accounting Policies. Please refer to the consolidated financial statements for financial information regarding the one reportable segment of the Company. The Company sells products and service within this reportable segment, detailed as follows:


Revenue                        1998         1997         1996
---------------------------------------------------------------
                Products     $500,671     $371,928     $313,948
                Service       118,142       93,542       77,165
                             --------     --------     --------

                   Total     $618,813     $465,470     $391,113
                             --------     --------     --------
                             --------     --------     --------


     Geographic information is presented below:


                                           United States  Europe      Japan        Asia     Other Int'l  Elimination    Total
-------------------------------------------------------------------------------------------------------------------------------
1998
Sales:
  Unaffiliated sales                         $ 258,050   $ 208,168   $  46,098   $  21,923   $  44,578   $    --      $ 578,817
  Unaffiliated export sales to Japan              --        12,199        --          --          --          --         12,199
  Unaffiliated export sales to Asia              5,276       6,896        --          --          --          --         12,172
  Unaffiliated export sales to Other Int'l      12,347       3,278        --          --          --          --         15,625
  Transfers between areas                      153,666      49,148        --          --          --      (202,814)        --
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Total sales                                  $ 429,339   $ 279,689   $  46,098   $  21,923   $  44,578   $(202,814)   $ 618,813
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Long-lived assets:
  Unaffiliated                               $ 213,219   $  98,058   $   2,775   $     367   $  11,658   $    --      $ 326,077
  Between affiliates                           234,652      20,963       2,180        --         3,790    (261,585)        --
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Total long-lived assets                      $ 447,871   $ 119,021   $   4,955   $     367   $  15,448   $(261,585)   $ 326,077
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
1997
Sales:
  Unaffiliated sales                         $ 187,136   $ 138,591   $  46,077   $  29,635   $  37,744   $    --      $ 439,183
  Unaffiliated export sales to Japan                74       4,132        --          --          --          --          4,206
  Unaffiliated export sales to Asia              8,009       1,792        --          --          --          --          9,801
  Unaffiliated export sales to Other Int'l      12,280        --          --          --          --          --         12,280
  Transfers between areas                      131,441      12,471        --          --          --      (143,912)        --
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Total sales                                  $ 338,940   $ 156,986   $  46,077   $  29,635   $  37,744   $(143,912)   $ 465,470
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Long-lived assets:
  Unaffiliated                               $ 223,258   $ 103,500   $   2,444   $     550   $   5,808   $    --      $ 335,560
  Between affiliates                           219,149      20,550       2,181        --            24    (241,904)        --
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Total long-lived assets                      $ 442,407   $ 124,050   $   4,625   $     550   $   5,832   $(241,904)   $ 335,560
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
1996
Sales:
  Unaffiliated sales                         $ 145,578   $ 118,433   $  48,876   $  34,828   $  37,230   $    --      $ 384,945
  Unaffiliated export sales to Asia                283        --          --          --          --          --            283
  Unaffiliated export sales to Other Int'l       5,885        --          --          --          --          --          5,885
  Transfers between areas                      122,575        --          --          --          --      (122,575)        --
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Total sales                                  $ 274,321   $ 118,433   $  48,876   $  34,828   $  37,230   $(122,575)   $ 391,113
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Long-lived assets:
  Unaffiliated                               $ 201,535   $  11,870   $   2,148   $     311   $   5,606   $    --      $ 221,470
  Between affiliates                            40,283      21,350       2,181        --            12     (63,826)        --
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Total long-lived assets                      $ 241,818   $  33,220   $   4,329   $     311   $   5,618   $ (63,826)   $ 221,470
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------

The United States category includes Puerto Rico. The Other category includes Canada, South America, Australia, India, Eastern Europe and Central Europe. Transfer sales between geographical areas are generally made at a discount from list price. None of the Company's individual customers accounts for more than 2% of annual Company sales.

                                            WATERS CORPORATION AND SUBSIDIARIES

                           16       QUARTERLY RESULTS


The Company's unaudited quarterly results are summarized below (In thousands, except per share data):


1998                                     First Quarter     Second Quarter     Third Quarter    Fourth Quarter         Total
-----------------------------------------------------------------------------------------------------------------------------
Net sales                                  $138,725           $149,311           $151,793          $178,984          $618,813
Cost of sales                                51,920             55,848             57,832            66,897           232,497
Revaluation of acquired inventory            16,500               --                 --                --              16,500
                                        -----------  -----------------  -----------------  ----------------   ---------------
   Gross profit                              70,305             93,463             93,961           112,087           369,816
Selling, general and
    administrative expenses                  49,988             51,952             49,276            54,995           206,211
Research and development expenses             8,372              8,246              8,512             9,303            34,433
Goodwill and purchased
    technology amortization                   2,275              2,231              2,537             2,304             9,347
                                        -----------  -----------------  -----------------  ----------------   ---------------
   Operating income                           9,670             31,034             33,636            45,485           119,825
Interest expense, net                         5,063              4,888              4,416             3,911            18,278
                                        -----------  -----------------  -----------------  ----------------   ---------------
   Income from operations
       before income taxes                    4,607             26,146             29,220            41,574           101,547
Provision for income taxes                    4,363              6,033              7,264             9,488            27,148
                                        -----------  -----------------  -----------------  ----------------   ---------------
   Net income                                   244             20,113             21,956            32,086            74,399
Less:  Accretion of and dividend
   on preferred stock                           239                240                241               243               963
                                        -----------  -----------------  -----------------  ----------------   ---------------
   Net income available to common
       stockholders                        $      5           $ 19,873           $ 21,715          $ 31,843          $ 73,436
                                        -----------  -----------------  -----------------  ----------------   ---------------
                                        -----------  -----------------  -----------------  ----------------   ---------------
Net income per basic common share          $    .00           $    .67           $    .72          $   1.06          $   2.45
                                        -----------  -----------------  -----------------  ----------------   ---------------
                                        -----------  -----------------  -----------------  ----------------   ---------------
Weighted average number of basic
   common shares                             29,708             29,877             30,014            30,165            29,930
                                        -----------  -----------------  -----------------  ----------------   ---------------
                                        -----------  -----------------  -----------------  ----------------   ---------------
Net income per diluted common share        $    .00           $    .59           $    .67          $    .98          $   2.27
                                        -----------  -----------------  -----------------  ----------------   ---------------
                                        -----------  -----------------  -----------------  ----------------   ---------------
Weighted average number of diluted
   common shares and equivalents             33,161             33,519             32,411            32,614            32,321
                                        -----------  -----------------  -----------------  ----------------   ---------------
                                        -----------  -----------------  -----------------  ----------------   ---------------

Stock price range                       36 1/2 - 52  49 5/16 - 62 14/16 52 6/16 - 68 5/16  53 2/16 - 87 1/2   36 1/2 - 87 1/2



1997                                     First Quarter     Second Quarter    Third Quarter   Fourth Quarter        Total
---------------------------------------------------------------------------------------------------------------------------
Net sales                                  $102,431          $106,240          $105,044          $151,755          $465,470
Cost of sales                                37,765            38,703            38,598            58,209           173,275
Revaluation of acquired inventory              --                --                --              16,500            16,500
                                        -----------  ----------------  ----------------  ----------------  ----------------
   Gross profit                              64,666            67,537            66,446            77,046           275,695
Selling, general and administrative
   expenses                                  39,076            38,909            39,008            50,297           167,290
Research and development expenses             5,786             5,806             6,259             7,899            25,750
Goodwill and purchased technology
   amortization                               1,357             1,415             1,444             2,252             6,468
Expensed in-process research and
   development                                 --                --              55,000              --              55,000
                                        -----------  ----------------  ----------------  ----------------  ----------------
   Operating income (loss)                   18,447            21,407           (35,265)           16,598            21,187
Interest expense, net                         3,024             2,959             2,334             5,403            13,720
                                        -----------  ----------------  ----------------  ----------------  ----------------
   Income (loss) from operations
      before income taxes                    15,423            18,448           (37,599)           11,195             7,467
Provision for income taxes                    3,085             3,689             3,480             5,501            15,755
                                        -----------  ----------------  ----------------  ----------------  ----------------
   Net income (loss)                         12,338            14,759           (41,079)            5,694            (8,288)
Less:  Accretion of and dividend
    on preferred stock                          234               234               237               237               942
                                        -----------  ----------------  ----------------  ----------------  ----------------
   Net income (loss) available to
      common stockholders                  $ 12,104          $ 14,525          $(41,316)         $  5,457          $ (9,230)
                                        -----------  ----------------  ----------------  ----------------  ----------------
                                        -----------  ----------------  ----------------  ----------------  ----------------
Net income (loss) per basic
   common share                            $    .42          $    .50          $  (1.42)         $    .18          $   (.32)
                                        -----------  ----------------  ----------------  ----------------  ----------------
                                        -----------  ----------------  ----------------  ----------------  ----------------
Weighted average number of basic
   common shares                             28,927            28,957            29,074            29,551            29,127
                                        -----------  ----------------  ----------------  ----------------  ----------------
                                        -----------  ----------------  ----------------  ----------------  ----------------
Net income (loss) per diluted
   common share                            $    .38          $    .46          $  (1.42)         $    .17          $   (.32)
                                        -----------  ----------------  ----------------  ----------------  ----------------
                                        -----------  ----------------  ----------------  ----------------  ----------------
Weighted average number of diluted
    common shares and equivalents            31,867            31,560            29,074            32,936            29,127
                                        -----------  ----------------  ----------------  ----------------  ----------------
                                        -----------  ----------------  ----------------  ----------------  ---------------

Stock price range                       26 - 31 3/8   23 1/8 - 37 3/4  31 7/16 - 45 1/4      36 - 48 7/16  23 1/8 - 48 7/16

                                            WATERS CORPORATION AND SUBSIDIARIES

                                          SELECTED FINANCIAL DATA
                             (In thousands, except per share data and employees)


                                                                                             The Company
                                                                --------------------------------------------------------------------
                                                                  Year Ended   Year Ended    Year Ended    Year Ended   August 19 to
                                                                December 31,  December 31, December 31,  December 31,   December 31,
                                                                        1998         1997          1996          1995           1994
                                                                ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:

Net sales                                                           $618,813     $465,470      $391,113      $332,972      $131,057
Cost of sales                                                        232,497      173,275       145,254       126,216        49,740
Revaluation of acquired inventory (B)                                 16,500       16,500         6,100           925        38,424
                                                                ------------  ------------  ------------  ------------  ------------
        Gross profit                                                 369,816      275,695       239,759       205,831        42,893
Selling, general and administrative expenses                         206,211      167,290       148,513       132,746        44,522
Research and development expenses                                     34,433       25,750        20,898        17,681         6,790
Goodwill and purchased technology amortization                         9,347        6,468         5,219         3,629         1,227
Expensed in-process research and development (B)                          --       55,000        19,300            --        53,918
Management fee (B)                                                        --           --            --         5,393           552
Restructuring charge (B)                                                  --           --            --            --         3,500
                                                                ------------  ------------  ------------  ------------  ------------
        Operating income (loss)                                      119,825       21,187        45,829        46,382       (67,616)
Interest expense, net (C)                                             18,278       13,720        14,740        30,315        12,011
(Gains) on cash flow hedges (B)                                           --           --            --        (1,175)         (923)
                                                                ------------  ------------  ------------  ------------  ------------
        Income (loss) from operations before income taxes            101,547        7,467        31,089        17,242       (78,704)
Provision for income taxes                                            27,148       15,755        11,230         3,129         1,487
                                                                ------------  ------------  ------------  ------------  ------------
        Income (loss) from operations                                 74,399       (8,288)       19,859        14,113       (80,191)
Income (loss) from discontinued operations, net of tax (B)                --           --            --            --        (7,213)
                                                                ------------  ------------  ------------  ------------  ------------
        Income (loss) before extraordinary item                       74,399       (8,288)       19,859        14,113       (87,404)
Extraordinary item-(loss) on early retirement of debt                     --           --       (22,264)      (12,112)           --
                                                                ------------  ------------  ------------  ------------  ------------
Income (loss) before cumulative effect of change in
      accounting principle                                            74,399       (8,288)       (2,405)        2,001       (87,404)
Cumulative effect of change in accounting principle (B)                   --           --            --            --            --
                                                                ------------  ------------  ------------  ------------  ------------
        Net income (loss)                                             74,399       (8,288)       (2,405)        2,001       (87,404)
Less:  Accretion of and dividend on preferred stock                      963          942           921           902           330
                                                                ------------  ------------  ------------  ------------  ------------
        Net income (loss) available to common stockholders           $73,436      $(9,230)      $(3,326)       $1,099      $(87,734)
                                                                ------------  ------------  ------------  ------------  ------------
                                                                ------------  ------------  ------------  ------------  ------------
Income (loss) per basic common share:
        Income (loss) per common share before extraordinary item       $2.45        $(.32)         $.66          $.59        $(3.74)
        (Loss) per common share from discontinued operations              --           --            --            --          (.34)
        Extraordinary (loss) per common share                             --           --          (.78)         (.54)           --
                                                                ------------  ------------  ------------  ------------  ------------
Net income (loss) per common share                                     $2.45        $(.32)        $(.12)         $.05        $(4.08)
                                                                ------------  ------------  ------------  ------------  ------------
                                                                ------------  ------------  ------------  ------------  ------------
Weighted average number of basic common shares                        29,930       29,127        28,841        22,326        21,482
                                                                ------------  ------------  ------------  ------------  -----------
                                                                ------------  ------------  ------------  ------------  ------------
Income (loss) per diluted common share:
        Income (loss) per common share before extraordinary item       $2.27        $(.32)         $.60          $.54        $(3.74)
        (Loss) per common share from discontinued operations              --           --            --            --          (.34)
        Extraordinary (loss) per common share                             --           --          (.71)         (.49)           --
                                                                ------------  ------------  ------------  ------------  ------------
Net income (loss) per common share                                     $2.27        $(.32)        $(.11)         $.05        $(4.08)
                                                                ------------  ------------  ------------  ------------  ------------
                                                                ------------  ------------  ------------  ------------  ------------
Weighted average number of diluted common shares
  and equivalents                                                     32,321       29,127        31,628        24,582        21,482
                                                                ------------  ------------  ------------  ------------  ------------
                                                                ------------  ------------  ------------  ------------  ------------
BALANCE SHEET AND OTHER DATA (D):

Working capital                                                     $ 66,051     $ 45,843      $ 61,227      $ 56,385      $ 87,357
Total assets                                                        $577,701     $552,059      $365,502      $299,816      $331,598
Long term debt, including current maturities (C)                    $218,250     $305,340      $210,470      $158,500      $275,000
Redeemable preferred stock                                          $  9,058     $  8,096      $  7,153      $  6,232      $  5,330
Stockholders' equity (deficit)/parent company investment            $150,119     $ 62,297      $ 57,780      $ 58,118      $(22,670)
Employees                                                              2,758        2,640         2,135         1,934         2,021
Depreciation and amortization for the period                        $ 27,248     $ 20,010      $ 16,709      $ 13,774      $  4,394
Capital expenditures for the period                                 $ 20,616     $ 23,393      $ 13,822      $  9,878      $  2,191



(A) Results of predecessor HPLC business of former parent Millipore Corporation acquired by Company on August 18,1994.
(B)   Nonrecurring charges and (gains).
(C) Interest expense through August 18, 1994 was an allocation of Millipore's worldwide net interest expense based upon the ratio of the Predecessor's net assets to Millipore's net assets. No debt obligations of Millipore were reflected on the Predecessor's balance sheets.
(D) As a publicly held company, the Company has not declared or paid any dividends on common stock.

                                            WATERS CORPORATION AND SUBSIDIARIES

                                         SELECTED FINANCIAL DATA
                           (In thousands, except per share data and employees)

                                           Predecessor Business (A)
                         -------------------------------------------------------
                          January 1 to          Year Ended           Year Ended
                            August 18,        December 31,         December 31,
                                  1994                1993                 1992
                         ------------         ------------            ---------
                             $176,097             $304,927             $309,287
                               73,446              124,387              123,342
                                   --                   --                   --
                            ---------            ---------            ---------
                              102,651              180,540              185,945
                               85,216              132,452              138,318
                               13,399               18,525               19,142
                                   --                   --                   --
                                   --                   --                   --
                                   --                   --                   --
                                   --               13,000                   --
                            ---------            ---------            ---------
                                4,036               16,563               28,485
                                  828                2,072                2,107
                                   --                   --                   --
                            ---------            ---------            ---------
                                3,208               14,491               26,378
                                  916                4,169                6,180
                            ---------            ---------            ---------
                                2,292               10,322               20,198
                                 (448)                  (9)                 108
                            ---------            ---------            ---------
                                1,844               10,313               20,306
                                   --                   --                   --
                            ---------            ---------            ---------
                                1,844               10,313               20,306
                                   --                   --               (2,228)
                            ---------            ---------            ---------
                             $  1,844             $ 10,313             $ 18,078
                            ---------            ---------            ---------
                            ---------            ---------            ---------











                                                $  100,528             $112,905
                                                $  189,592             $199,513
                                                $       --             $     --
                                                $       --             $     --
                                                $  149,095             $163,157
                                2,069                2,009                2,180
                             $  6,323           $    9,265             $  8,857
                             $  5,935           $    8,439             $ 10,739




                                            WATERS CORPORATION AND SUBSIDIARIES


(This page is intentionally left blank.)

                                            WATERS CORPORATION AND SUBSIDIARIES

[Inside back cover]

WATERS CORPORATION AND SUBSIDIARIES
WATERS CORPORATION 1998 ANNUAL REPORT

DIRECTORS

Douglas A. Berthiaume
Chairman, President, and Chief Executive Officer
Waters Corporation

Joshua Bekenstein
Managing Director
Bain Capital, Inc.

Dr. Michael J. Berendt
Senior Vice President
Bayer Corporation

Philip Caldwell
Retired Chairman and Chief Executive Officer
Ford Motor Company

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

John R. Nelson
Senior Vice President
Research, Development, and Engineering

Philip S. Taymor
Senior Vice President
Finance and Administration and Chief Financial Officer

Brian K. Mazar
Vice President
Human Resources and Investor Relations

Devette W. Russo
Vice President
Chromatography Consumables Division

TRANSFER AGENT

BankBoston, N.A.
c/o EquiServe LP
P.O. Box 8040
Boston, Massachusetts 02266-8040
781-575-3120
www.equiserve.com

AUDITORS

PricewaterhouseCoopers LLP
One Post Office Square
Boston, Massachusetts 02109

ATTORNEYS

Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110-1726

STOCKHOLDERS' MEETING

Date:             May 4, 1999, 11 a.m.
Place:            Waters Corporation
                  34 Maple Street
                  Milford, Massachusetts
Directions:       Call 800-252-4752 Ext. 3314

STOCKLIST SYMBOL

NYSE: WAT

FORM 10K

A copy of the Company's 10K, filed with the Securities and Exchange Commission, is available without charge upon written request to:

Waters Corporation
34 Maple Street
Milford, Massachusetts 01757

OFFICES

Corporate Headquarters
Waters Corporation
34 Maple Street
Milford, Massachusetts 01757
Phone: 508-478-2000
Toll free: 800-252-4752
FAX: 508-872-1990
Email: info@waters.com
URL: www.waters.com

Waters, Millennium, Alliance, Oasis, and Symmetry are registered trademarks of Waters Corporation. CapLC, SymmetryShield, PerformancePLUS, Quattro, Quattro Ultima, uTA, TA Instruments, Q-tof, MUX, and Micromass are trademarks of Waters Corporation. Connections is a service mark of Waters Corporation. Microsoft, Windows, and Windows NT are trademarks of Microsoft Corporation.

(recycling symbol) Contains Recycled Fibers.

(Back Cover)
(FRONT COVER IMAGE WRAPS AROUND TO BACK COVER.)

                                 Waters
                    34 Maple Street Milford MA 01757