Form 10-K405, Exhibit 13
period 1999-12-31
WATERS CORP /DE/
filed 2000-03-30
CIK 1000697

(FRONT COVER)

1999 ANNUAL REPORT
ANALYZING THE TIME OF OUR LIVES 1900-2000 WATERS

    (Cover Image: In background, depicted is line art of a draftsman's drawing of an early-model machine. Foreground pictures a modern-day device for high-throughput analysis of test tube samples).

    (Inside Front Cover: Corporate Description)

    Waters Corporation (NYSE: WAT) is the world's leading supplier of high-performance liquid chromatography (HPLC) instrumentation and consumables, as well as thermal analysis and mass spectrometry (MS) products. Around the world, Waters-Registered Trademark- products are used by pharmaceutical, life science, industrial, university and government scientists in research and development, quality assurance and in environmental testing laboratories. For these customers, we provide technology that gives them fundamental data on chemical mixtures and materials. Then, by turning these analytical data into useful information, we help scientists understand the complexities of chemistry and of life itself.

FINANCIAL HIGHLIGHTS
ADJUSTED FINANCIAL RESULTS (A):

($ IN THOUSANDS, EXCEPT PER SHARE DATA)                         1999       1998     INCREASE
---------------------------------------                       --------   --------   --------
For the year:

Net sales...................................................  $704,400   $618,813      14%

Operating income............................................  $176,509   $136,325      29%

Percentage of sales.........................................      25.1%      22.0%

Income from operations before income taxes..................  $167,561   $118,047      42%

Net income available to common stockholders.................  $121,876   $ 89,936      36%

Net income per basic common share...........................  $   1.98   $   1.50      32%

Net income per diluted common share.........................  $   1.84   $   1.39      32%

Return on average assets....................................      21.0%      15.9%

Return on average equity....................................      55.1%      84.7%

At year end:

Total assets................................................  $584,437   $577,701

Stockholders' equity........................................  $292,162   $150,119

Employees...................................................     2,968      2,758

------------------------

(A) Adjusted financial results for 1998 reflect reported results of operations excluding a $16,500 nonrecurring charge related to the September 1997 acquisition of Micromass Limited for revaluation of acquired inventory which had no related tax effect. All per share amounts have been retroactively restated to reflect a two-for-one common stock split distributed in the form of a 100% stock dividend on June 10, 1999.

1999 LETTER TO SHAREHOLDERS

[Photograph]

[Photograph of Douglas A. Berthiaume, Chairman, President, and Chief Executive Officer]

    The past year was a notable one. The business and market factors that have driven the Company's growth over the last several years continued to build momentum, while at the same time, several new exciting initiatives took center stage.

    Pharmaceutical and biotechnology customer demand has been our strongest source of growth. These companies continue to invest heavily in technologies that increase the number of compounds being synthesized and screened for early stage drug discovery, and that accelerate promising compounds through the drug development phase. Waters products and service offerings help increase productivity at these companies, and appeal to their almost insatiable demand for increased detection sensitivity and higher throughput. The combination of our recently introduced HPLC systems--the Alliance-Registered Trademark- HT and the CapLC-TM---and our market-leading Micromass-Registered Trademark- mass spectrometry systems--the Quattro Ultima-TM-, the LCT-TM- with MUX Technology-TM- and the Q-TOF-TM---have fulfilled customer needs and generated significant revenues.

    Demand from customers in the proteomics research segment of the life sciences market grew rapidly as 1999 progressed. In proteomics, scientists study the protein content of cells, typically in the search for new drug targets. In 1999, we partnered with Bio-Rad Laboratories, a well-known life science company, to introduce an integrated proteomics workstation and analysis system, anchored by our industry-leading Q-TOF mass spectrometer. We believe that the life science industry is in the early stages of investing in proteomics research, and we are in the process of bringing to market more high-value products to this important emerging area.

    The combination of fast-growing markets, innovative products and a dedication to operational excellence has resulted in the company's industry-leading financial performance. In 1999, sales grew 14%, earnings per share grew 32% and free cash flow reached a record $127 million. Our strong financial performance gives us the flexibility to pursue growth aggressively.

    I want to thank our customers and our employees across our business units--Waters, TA Instruments and Micromass--for their dedicated efforts and contributions to our success.

    The key to our growth has been our rich pipeline of new products, and the year 2000 is shaping up as yet another stellar new product year. We plan major introductions and enhancements to our HPLC and HPLC-MS product lines that should continue our strong leadership positions. In the fast-moving mass spectrometry field, the number of major new product launches planned for 2000 is evidence of our innovative capacity and our ability to rapidly commercialize these innovations.

    As we survey the field of new opportunities before us--evolving customer needs in high-throughput combinatorial chemistry for drug discovery, the impact of proteomics on understanding disease causation and the much anticipated contribution of genomics on drug development and personalized medicine--we are confident that Waters is in an extraordinary position to apply our technologies and continue to produce outstanding business performance.

/s/ Douglas Berthiaume
-------------------------------------------
Douglas A. Berthiaume
Chairman, President and Chief Executive Officer

DISCOVERING NEW WAYS TO MAKE DISEASE HISTORY.

    [Photographs]

    [Period photographs illustrating pages 4 - 5 include photos of Alexander Fleming, a polio victim in an iron lung, two photos of children being vaccinated, and a photo of surgeons at work.]

    1929--ALEXANDER FLEMING DISCOVERS THE BACTERIA-KILLING PROPERTIES OF PENICILLIN NOTATUM, PAVING THE WAY FOR FUTURE EXPERIMENTATION THAT LEADS TO THE INTRODUCTION OF PENICILLIN.

    1938--THE U.S. FOOD, DRUG, AND COSMETIC ACT REPLACES THE 1906 FOOD AND DRUGS ACT, CREATING THE U.S. FOOD AND DRUG ADMINISTRATION (FDA).

    1953--JONAS SALK REFINES THE POLIO VACCINE AND SUCCESSFULLY TESTS IT ON HUMANS FOR THE FIRST TIME.

    1954--FIRST SUCCESSFUL KIDNEY TRANSPLANT USHERS IN A NEW ERA OF HUMAN ORGAN TRANSPLANTATION.

    1988--U.S. SURGEON GENERAL C. EVERETT KOOP RELEASES THE SURGEON GENERAL'S REPORT ON NUTRITION AND HEALTH, THE FEDERAL GOVERNMENT'S FIRST FORMAL RECOGNITION OF THE ROLE OF DIET IN CERTAIN CHRONIC DISEASES.

    1990'S--THANKS TO CHOLESTEROL-LOWERING STATIN DRUGS, HIGH BLOOD PRESSURE, HEART FAILURE, IRREGULAR HEARTBEATS AND HEART ATTACKS ALL BECOME TREATABLE CONDITIONS.

    1991--INTERNATIONAL CONFERENCE ON HARMONIZATION BEGINS THE TASK OF "HARMONIZING" THE TECHNICAL REQUIREMENTS FOR REGISTERING PHARMACEUTICAL PRODUCTS AMONG THE EUROPEAN UNION, JAPAN AND THE U.S.

    Today--The pharmaceutical industry has never held more promise than it does today. Every day, discoveries are made leading to the development of new lifesaving drugs. Waters products play a critical role in a broad range of processes throughout drug discovery, development and manufacturing. Our industry-leading high performance liquid chromatography (HPLC), mass spectrometry (MS) and separation chemistry products are helping researchers break substances down to their most fundamental, molecular level, and test them for safety and effectiveness more efficiently than ever before. Our chromatography software allows researchers to work more efficiently with their data, build better audit trails and keep ahead of the curve by maintaining compliance with the newest FDA regulations. As a result, our products help pharmaceutical companies close the gap between the development of lifesaving drugs for diseases like cancer and AIDS, and the availability of those drugs to the people who need them most.

    Tomorrow--Over the next five years, drugs accounting for $60 billion in annual sales will come off patent. And pharmaceutical companies are racing to create new drugs to replace old ones. Our products assist drug companies in determining which of the thousands of compounds they generate using medicinal and combinatorial chemistry show the most promise of becoming a new drug. In fact, we're the leading supplier of HPLC and MS tools to the rapidly growing $335 billion pharmaceutical market. These tools are far and away the most prevalent techniques found in the pharmaceutical laboratory. In 1999, we launched several new products for pre-clinical, drug discovery purposes. These new HPLC, MS and separation chemistry products are all redefining automated high-throughput drug analysis, shattering traditional HPLC/MS boundaries. And as the demand for powerful new drugs increases--pharmaceutical research and development spending is forecasted to double by the year 2005--the need for our products will, too.

SEARCHING FOR THE SECRET OF LIFE.

    [Photographs]

    [Period photographs illustrating pages 6 - 7 include photos of Archibald Garrod, a chemist eyeing a sample through a microscope, of James Watson and Francis Crick together, and a photo of Cary Mullis. Background illustration--double helix structure of DNA.]

    1909--ARCHIBALD GARROD FIRST PROPOSES THAT GENES MIGHT BE INVOLVED IN CREATING THE PROTEINS THAT CARRY OUT THE CHEMICAL REACTIONS OF METABOLISM.

    1924--MICROSCOPE STUDIES OF DNA AND PROTEIN SHOW THAT BOTH SUBSTANCES ARE PRESENT IN CHROMOSOMES.

    1953--JAMES WATSON AND FRANCIS CRICK DECIPHER THE STRUCTURE OF DNA, THE MOLECULE THAT CARRIES THE GENETIC CODE.

    1973--HERBERT BOYER AND STANLEY COHEN PIONEER RECOMBINANT DNA TECHNOLOGY, USHERING IN THE MODERN BIOTECHNOLOGY ERA.

    1982--GENENTECH LICENSES THE MARKETING RIGHTS TO THE FIRST RECOMBINANT PROTEIN--HUMAN INSULIN--TO ELI LILLY AND CO.

    1983--KARY MULLIS CONCEIVES OF THE POLYMERASE CHAIN REACTION (PCR), ENABLING DNA FINGERPRINTING, GENETIC DISEASE DIAGNOSIS AND DETECTION OF BACTERIA AND VIRUSES (PARTICULARLY THE AIDS VIRUS).

    1990--THE INTERNATIONAL HUMAN GENOME PROJECT IS INITIATED IN AN ATTEMPT TO IDENTIFY THE ESTIMATED 100,000 GENES IN HUMAN DNA.

    W. FRENCH ANDERSON PERFORMS THE FIRST GENE THERAPY ON A HUMAN PATIENT IN AN EFFORT TO REPAIR A FAULTY IMMUNE SYSTEM.

    Today--Fundamental advances are being made in understanding the relationship between human genes, the proteins they encode and their impact on disease. Key to this understanding is the use of sophisticated HPLC/MS instruments and software available exclusively through the Micromass division of Waters. Today, Waters technologies allow researchers to fully characterize biomolecules that are present in inconceivably small quantities. As a result, drugs can be developed that target the cause rather than the symptom of disease. And thanks to our global distribution network, scientists can quickly and efficiently access all of the critical instrumentation and software they require to expedite their research.

    Tomorrow--In 1990, a group of talented scientists initiated the International Human Genome Project, a plan to sequence the estimated 100,000 genes in human DNA. If successful, this project could identify 25,000 or more new targets for disease analysis. A subsequent mammoth undertaking will attempt to determine the relationship between the DNA sequence, the proteins they produce and what role those proteins play in human health. Known as "proteomics," this new field of scientific endeavor will call for the most advanced automated mass spectrometry systems. And Waters will be the company to deliver those technologies. Our HPLC/MS systems will be instrumental in helping scientists push the boundaries of proteomic research and will set new performance standards in the painstaking process of finding cures for gene-related diseases.

LEADING LONGER, MORE FULFILLING LIVES.

    [Photographs]

    [Period photographs illustrating pages 8 - 9 include photos of Felix Hoffman, woman with birth control pill dispenser, man and woman, Linus Pauling, thermometers in glass beaker (background--top half of page 8) and microbes as seen through microscope (background--bottom half of page 8)].

    1900--FELIX HOFFMAN FORMULATES ACETYLSALICYLIC ACID, WHICH BAYER CORPORATION LATER MARKETS UNDER THE NAME ASPIRIN-Registered Trademark-.

    1912--FREDERICK HOPKINS AND CASIMIR FUNK ADVANCE THE VITAMIN HYPOTHESIS OF DEFICIENCY, POSTULATING THAT THE ABSENCE OF SUFFICIENT AMOUNTS OF A VITAMIN MAY LEAD TO CERTAIN DISEASES.

    1945--SYNTHETIC DRUGS KNOWN AS ANTIHISTAMINES ARE INTRODUCED TO COMBAT COMMON ALLERGIES.

    GRAND RAPIDS, MICHIGAN, BECOMES THE FIRST CITY TO FLUORIDATE ITS DRINKING WATER TO WARD OFF DENTAL CARIES.

    1960--G.D. SEARLE AND COMPANY INTRODUCES THE FIRST ORAL CONTRACEPTIVE, ENOVID-Registered Trademark-, DRAMATICALLY ALTERING THE FUTURE LIVES OF WOMEN AND THE FAMILY.

    1970--LINUS PAULING PUBLISHES "VITAMIN C AND THE COMMON COLD," SINGLE-HANDEDLY MAKING VITAMIN C THE WORLD'S FAVORITE DIETARY SUPPLEMENT.

    1997--PFIZER INC. INTRODUCES VIAGRA-Registered Trademark-, SPOTLIGHTING THE POPULARITY OF LIFESTYLE DRUGS.

    Today--In 1900, life expectancy in the United States was 48 years. Today it is 76. Thanks to discoveries made in health and nutrition, researchers are empowering people to make informed dietary and lifestyle decisions that greatly improve their quality of life. Today, effective treatments for conditions like hair loss, allergies, and physical dysfunction are fueling greater demand for lifestyle drugs. And as nutraceuticals like Ginseng Root, Melatonin and St. John's Wort gain in popularity, so too, do our products. They provide both the pharmaceutical and nutraceutical companies with the tools they need to develop, test and deliver high-quality supplements.

    Tomorrow--In the U.S., the functional foods market is expected to multiply three times over the next ten years, from an estimated $20 billion industry to a $60 billion industry in 2010. Because natural products are highly complex, understanding their chemical nature requires sophisticated HPLC/MS tools. And as more people turn to dietary supplements, the industry invokes the scrutiny of the FDA. The companies that can prove their products are pure, contain consistent levels of active ingredients and can prove efficacy to an increasingly discerning consumer are the companies that will succeed. That means future opportunity for our analytical instrumentation within the lifestyle industry is strong. As government agencies and pharmaceutical companies keep working together to find better ways to help people lead longer, quality lives, our products will continue to push the limits of research farther.

DEVELOPING A HEALTHIER CLIMATE FOR THE NEXT GENERATION.

    [Photographs]

    [Period photographs illustrating pages 10 - 11 include photos of men enjoying an outing aboard a wooden rowboat, of Rachel Carson, a lakeshore, and chemical storage drums. Background illustration on page 10--orienteering map.]

    1916--THE U.S. NATIONAL PARK SERVICE IS FOUNDED TO PROTECT THE BIO-DIVERSITY OF LARGE TRACTS OF WILDERNESS.

    1935--THE WILDERNESS SOCIETY IS FOUNDED TO DEVELOP A NATIONWIDE NETWORK OF WILD LANDS THROUGH PUBLIC EDUCATION, SCIENTIFIC ANALYSIS AND ADVOCACY.

    1962--RACHEL CARSON'S BOOK "SILENT SPRING" INAUGURATES THE WORLDWIDE ENVIRONMENTAL MOVEMENT, SHOWING HOW INDUSTRIAL CHEMICAL CONTAMINATION HARMS THE ENVIRONMENT.

    1970--EARTH DAY IS CELEBRATED FOR THE FIRST TIME.

    THE U.S. ENVIRONMENTAL PROTECTION AGENCY (EPA) IS CREATED IN RESPONSE TO CONFUSING AND INEFFECTIVE STATE AND MUNICIPAL ENVIRONMENTAL PROTECTION LAWS.

    1980--COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT IS PASSED, ESTABLISHING THE SUPERFUND PROGRAM TO CLEAN UP CONTAMINATED SITES COLLECTIVELY DUBBED THE NATIONAL PRIORITIES LIST.

    1992--FRAMEWORK CONVENTION ON CLIMATE CHANGE IN RIO DE JANEIRO, BRAZIL, COMMITS SIGNATORIES TO REDUCE LEVELS OF GREENHOUSE GASES.

    1997--THE SUPERFUND PROGRAM COMPLETES CLEAN UP OF 35% OF HAZARDOUS WASTE SITES ON THE EPA'S NATIONAL PRIORITIES LIST.

    Today--Waters products are helping people everywhere to breathe a little easier. Even before the worldwide environmental movement gained momentum in the early "60s, Waters maintained a dual commitment, both internally and externally, to the environment. Today, reports of dangerously high pesticide levels found in fruits, vegetables and drinking water have created a demand for stricter regulations regarding pesticide use. Our HPLC and MS products ensure that pesticide levels in water, soil and food are within safe limits. Our MS sytems are the instruments of choice for ultra low-level, trace dioxin analysis, a process that is being given special attention, especially in Japan. In addition, they are favored by numerous government agencies investigating the relationships between suspected contaminants and adverse health effects in birds, fish and mammals.

    Tomorrow--World economic growth brings with it challenges to control pollution in our air, water and soil. Our products are being used around the world by countries and companies that have made point-of-source monitoring, prevention, recycling and waste reduction not only a priority, but a mandate. Recently, the EPA launched the Endocrine Disruptor Research Initiative. This initiative will investigate the hypothesis that there are chemicals present in our environment causing adverse health effects by interacting with the human endocrine system. Understanding the molecular make-up of these compounds, where they exist, how they bind to cells and what happens when they do is significant. And all of our HPLC and MS products will be tools used to aid in these discovery processes.

REFINING THE NATURE OF THINGS.

    [Photographs]

    [Period photographs illustrating pages 12 - 13 include photos of Wallace Carothers, a woman with nylon stockings, Dr. William DeVries with Barney Clark and two background photos of workers engaged in making plastic domes.]

    1907--CHARLES GOODYEAR PERFECTS THE ACCELERATED VULCANIZATION PROCESS FOR MAKING RUBBER.

    1909--LEO BAEKELAND INVENTS BAKELITE-Registered Trademark-, THE FIRST THERMOSETTING PLASTIC THAT DOESN'T SOFTEN WHEN HEATED.

    1935--WALLACE CAROTHERS INVENTS NYLON AND POLYESTER.

    1940--DUPONT INTRODUCES NYLON STOCKINGS, SELLING FIVE MILLION PAIRS IN ONE DAY TO A RIOTOUS PUBLIC.

    1979--TOTAL VOLUME PRODUCTION OF PLASTICS SURPASSES THAT OF STEEL IN THE
U.S.

    1980'S--WALTER KAMINSKY AND HANS BRUITZINGER DEMONSTRATE THAT
METALLOCENE-BASED POLYMERS ARE SUPERIOR IN MANY WAYS TO TODAY'S COMMODITY PLASTICS.

    1982--DR. WILLIAM DEVRIES SUSTAINS BARNEY CLARK FOR 112 DAYS WITH THE FIRST ARTIFICIAL HEART MADE OF POLYURETHANE AND DACRON-Registered Trademark- POLYESTER FIBER MESH.

    Today--Researchers are forever discovering new and innovative ways to expand the role polymers play in our lives. From the most mundane plastic product, to multi-layered engineered materials, researchers rely on Waters thermal analysis and gel permeation chromatography products to help them design and develop stronger and better performing materials, constituting the basis for a myriad of innovative products. And these advances will grow more frequent in the year 2000, with our launch of the most advanced gel permeation chromatography system ever created. This remarkable instrument's performance characteristics are unavailable in competitive products, providing just what polymer scientists need to develop tomorrow's advanced materials.

    Tomorrow--Tomorrow will be the age of micro-thermal analysis, a process combining the capabilities of thermal analysis with atomic force microscopy. As scientists and astronauts venture farther into space and surgeons venture farther into the realm of artificial organ transplants, micro-thermal analysis will analyze the polymer-based materials used in these mission-critical applications. Combinatorial synthesis techniques will become more practical as a means of combining synthetic molecules into new and useful classes of polymers, many of which will only lend themselves to high temperature analysis. And the most capable instrumentation available for next generation room-to-high temperature polymer analysis is our Alliance-Registered Trademark- GPC 2000. So you can expect to see it being used for everything from testing various space shuttle materials to artificial heart valves.

1999 COMPANY OFFICERS

    [Photographs]

    [10 photographs of company officers on pages 14 - 15. Captions read as follows:]

Douglas A. Berthiaume
Chairman, President and Chief Executive Officer

John Ornell
Vice President, Operations

Philip S. Taymor
Senior Vice President and Chief Financial Officer

John R. Nelson
Senior Vice President, Research, Development and Engineering

Devette W. Russo
Vice President, Chromatography Consumables Division

Arthur G. Caputo
Senior Vice President, Worldwide Sales and Marketing

Bob Williams
Chairman, Micromass, Limited

Norman Lynaugh
Managing Director, Micromass, Limited

Thomas W. Feller
Senior Vice President, E-Business Initiative

Brian K. Mazar
Vice President, Human Resources and Investor Relations

FORWARD THINKING

    [Photograph]

    [Photograph of rows of test tubes.]

    Time marches on. And it's clear that, at Waters, our ingenuity does too. Today, we're looking forward to our role in the adventure called "Tomorrow," and to strengthening and solidifying our position as the leading supplier of value-added solutions to the industries we serve. And yet, that focus represents only part of our commitment to the analytical instrumentation industry as a whole. We take special pride in providing our customers with industry-leading, global service and support programs and instrumentation training. Doing so reinforces the value we bring to our customer, our industry and to you, our investors. By using our time wisely and bringing the best minds, products and services together today, we're accelerating the discovery of the best solutions for tomorrow's toughest problems.

                          FINANCIAL TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS...................................     19

REPORT OF INDEPENDENT ACCOUNTANTS...........................     26

CONSOLIDATED FINANCIAL STATEMENTS...........................     27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................     32

QUARTERLY RESULTS...........................................     50

SELECTED FINANCIAL DATA.....................................     52

                    (This page is intentionally left blank.)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Waters Corporation ("Waters" or the "Company"), an analytical instrument manufacturer, is the world's largest manufacturer and distributor of high performance liquid chromatography ("HPLC") instruments, columns and other consumables, and related service. The Company has the largest HPLC market share in the United States, Europe and non-Japan Asia and has a leading position in Japan. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. Through its Micromass Limited ("Micromass") subsidiary, the Company is a market leader in the development, manufacture and distribution of mass spectrometry ("MS") instruments, which are complementary products that can be integrated and used along with other analytical instruments, especially HPLC. Through its TA Instruments, Inc. ("TAI") subsidiary, the Company is also the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers.

    Sales grew by 14% in 1999 and by 33% in 1998. Sales growth in both years reflected increased customer demand for new products and in 1998 was augmented by the effect of 1997 acquisitions. Operating income for the year ended
December 31, 1999 was $176.5 million, a 29% increase over the $136.3 million generated in 1998, excluding a $16.5 million nonrecurring charge in 1998 for revaluation of acquired inventory related to the purchase of Micromass. Earnings per diluted common share were $1.84 in 1999, a 32% increase over the $1.39 in 1998 excluding the nonrecurring charge.

    During 1999, approximately 59% of the Company's combined net sales were derived from operations outside the United States. The Company believes that the geographic diversity of its sales reduces its dependence on any particular region. The U.S. dollar value of these revenues varies with currency exchange fluctuations, and such fluctuations can affect the Company's results from period to period.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET SALES. Net sales for 1999 were $704.4 million, compared to $618.8 million for the year ended December 31, 1998, an increase of 14%. The impact of currency on 1999 net sales compared to 1998 net sales was negligible. Demand growth was strongest for our mass spectrometry product family, in particular, time-of-flight mass spectrometry products for protein analysis and high-throughput drug discovery. Pharmaceutical customer demand was particularly strong and generally was broad-based across all geographies.

    GROSS PROFIT. Gross profit for 1999 was $447.3 million, compared to $369.8 million for 1998, an increase of $77.5 million or 21%. Excluding the $16.5 million nonrecurring charge for revaluation of acquired inventory in 1998 related to purchase accounting for the 1997 Micromass acquisition, gross profit increased by 16% in 1999.

Waters Corporation and Subsidiaries

Gross profit as a percentage of sales excluding the inventory revaluation charge increased to 63.5% in 1999 from 62.4% in 1998, primarily as a result of increased efficiencies in the Company's manufacturing operations and lower raw material costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1999 were $226.6 million, compared to $206.2 million for 1998. As a percentage of net sales, selling, general and administrative expenses decreased to 32.2% for 1999 from 33.3% for 1998 as a result of higher sales volume and expense controls. The $20.4 million or 10% increase in total expenditures primarily resulted from increased headcount required to support increased sales levels.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $36.1 million for 1999 compared to $34.4 million for 1998, a $1.7 million or 5% increase from prior year levels. The Company continued to invest significantly in the development of new and improved HPLC, thermal analysis, rheology and mass spectrometry products.

    GOODWILL AND PURCHASED TECHNOLOGY AMORTIZATION. Goodwill and purchased technology amortization for 1999 was $8.1 million, compared to $9.4 million for 1998, a decrease of $1.3 million or 14%. Expense decreased as a portion of purchased technology reached full amortization during the year.

    OPERATING INCOME. Operating income for 1999 was $176.5 million, an increase of $56.7 million or 47% from the prior year. Excluding the $16.5 million nonrecurring charge for revaluation of acquired inventory, operating income was $136.3 million for the year ended December 31, 1998, and 1999 results represented a $40.2 million or 29% increase over 1998. Waters improved operating income levels on the strength of sales growth, volume leverage and continued focus on cost controls in all operating areas.

    INTEREST EXPENSE, NET. Net interest expense decreased by $9.3 million, or 51%, from $18.3 million in 1998 to $9.0 million in 1999. The current year decrease primarily reflected lower average debt levels as a result of repayments from the Company's cash flow.

    PROVISION FOR INCOME TAXES. The Company's effective income tax rate was 27% in 1999 and 23% in 1998, excluding the nonrecurring nondeductible charge related to the revaluation of acquired inventory. The 1999 tax rate increased primarily because a majority of the net operating loss carryforwards were utilized in 1998.

    INCOME FROM OPERATIONS.  Income from operations for 1999 was
$122.3 million, compared to $74.4 million for 1998, an increase of $47.9 million or 64%. Excluding the nonrecurring acquisition related charge in 1998, the Company increased its $90.9 million of income in 1998 to $122.3 million in 1999. The improvement over the prior year was a result of sales growth, productivity improvement in all operating areas and a decline in interest expense, offset by the impact of an increase in the Company's effective income tax rate.

Waters Corporation and Subsidiaries

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET SALES. Net sales for 1998 were $618.8 million, compared to $465.5 million for the year ended December 31, 1997, an increase of 33%. Excluding the adverse effects of a stronger U.S. dollar, net sales increased by 35% in 1998. The Company's core HPLC and thermal analysis products grew by 12%, while the impact of the Micromass acquisition resulted in the remaining 23% points of growth. HPLC growth was generally broad based across all geographies except the Pacific Rim, and particularly strong in the U.S. and Europe offsetting declines in the Pacific Rim. Japan had moderate sales growth for the year. Pharmaceutical customer demand was especially strong across all geographies. Sales of the Company's mass spectrometry products grew strongly as well with increased use of mass spectrometry as an analytical tool within the pharmaceutical industry, especially in conjunction with HPLC.

    GROSS PROFIT. Gross profit for 1998 was $369.8 million, compared to $275.7 million for 1997, an increase of $94.1 million or 34%. Excluding each $16.5 million nonrecurring charge in 1997 and 1998 for revaluation of acquired inventory related to purchase accounting for the Micromass acquisition, gross profit increased by 32% in 1998. Gross profit as a percentage of sales excluding the inventory revaluation charges decreased to 62.4% in 1998 from 62.8% in 1997, reflecting the inclusion of Micromass results after its September 1997 acquisition. (Micromass mass spectrometry gross margins were lower than Waters HPLC historical gross margins, but its operating expenses were commensurately lower, and its overall operating margins were comparable to those of Waters.) Excluding the impact of Micromass results, gross profit as a percentage of sales increased in 1998, primarily as a result of increased efficiencies in the Company's manufacturing operations and lower raw material costs.

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

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $34.4 million for 1998 compared to $25.8 million for 1997, an $8.6 million or 33% increase from prior year levels. Spending increased in 1998 due to the inclusion of acquired company expenses. The Company continued to invest significantly in the development of new and improved HPLC, thermal analysis, rheology and mass spectrometry products.

    GOODWILL AND PURCHASED TECHNOLOGY AMORTIZATION. Goodwill and purchased technology amortization for 1998 was $9.4 million, compared to $6.5 million for 1997, an increase of $2.9 million or 45%. This increase primarily was related to the acquisition of Micromass.

Waters Corporation and Subsidiaries

    OPERATING INCOME. Operating income for 1998 was $119.8 million, an increase of $98.6 million from the prior year. Operating income in 1998 included a $16.5 million nonrecurring acquisition related charge while 1997 included
$71.5 million of similar charges. Excluding the revaluation of acquired inventory charges in 1998 and 1997 and the expensed in-process research and development charge in 1997, all in connection with the Micromass acquisition, operating income was $136.3 million for the year ended December 31, 1998 and represented a $43.6 million or 47% increase over 1997. As in 1997, Waters continued to improve operating income levels in 1998 on the strength of sales growth, volume leverage, continued focus on cost reduction in all operating areas and the accretive impact of acquisitions.

    INTEREST EXPENSE, NET. Net interest expense increased by $4.6 million, or 34%, from $13.7 million in 1997 to $18.3 million in 1998. The 1998 increase reflected higher average 1998 debt levels as a result of borrowings which financed the late 1997 acquisition of Micromass, reduced by 1998 repayments from the Company's cash flow.

    PROVISION FOR INCOME TAXES. The Company's effective income tax rate, excluding nonrecurring nondeductible charges related to the revaluation of acquired inventory in 1998 and revaluation of acquired inventory and expensed in-process research and development in 1997, was 23% in 1998 and 20% in 1997.

    INCOME (LOSS) FROM OPERATIONS.  Income from operations for 1998 was
$74.4 million, compared to an $(8.3) million loss from operations for 1997. Excluding nonrecurring acquisition related charges in 1998 and 1997, the Company generated $90.9 million of income in 1998 compared to $63.2 million in 1997. The improvement over 1997 was a result of sales growth, continued focus on cost reductions in all operating areas and the accretive impact of the Micromass acquisition.

YEAR 2000

    The Company engaged in a concerted effort to ready its business systems and products in anticipation of Year 2000 ("Y2K"). The Company did not experience any significant Y2K related issues at year end and believes its internal systems and related software are Y2K compliant. The Company has experienced no signs of disruption to its business and will continue to monitor its material software and systems. Corrective action, if necessary, will be taken to minimize any significant detrimental effects on operations.

    While the Company believes its efforts have provided reasonable assurance that future material disruptions are not likely to occur, the potential for interruption and adverse effects still remotely exists. However, the company does not expect that any potential Y2K disruptions would have a material effect on the Company. In addition, recovery under existing insurance policies may be available depending upon the circumstances of a Y2K related event. To date, approximately $11.0 million has been spent over the past four years in connection with bringing the Company's internal systems into compliance, primarily capital expenditures for entirely new business and communications systems that replaced predecessor systems. These costs do not include any allocation for the time devoted by regular employees of the Company addressing Y2K problems, as the Company did not separately track such time.

Waters Corporation and Subsidiaries

EURO CURRENCY CONVERSION

    Several countries of the European Union will adopt the euro as their legal currency effective July 1, 2002. A transition period has been established from January 1, 1999 to July 1, 2002 during which companies conducting business in these countries may use the euro or their local currency. The Company has considered the potential impact of the euro conversion on pricing competition, information technology systems, currency risk and risk management. Currently, the Company does not expect that the euro conversion will result in any material increase in costs to the Company or have a material adverse effect on its business or financial condition.

LIQUIDITY AND CAPITAL RESOURCES

    During 1999, net cash provided by the Company's operating activities was $150.2 million, primarily as a result of net income for the year after adding back depreciation and amortization. In addition, the Company received
$11.2 million of proceeds from the exercise of stock options and its employee stock purchase plan. Primary uses of this cash flow during the year were $127.2 million of net bank debt repayment, $24.4 million of property, plant and equipment and software capitalization investments, and a $9.5 million redemption of its preferred stock.

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

Waters Corporation and Subsidiaries

RECENT ACCOUNTING STANDARDS CHANGES

    In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133. SFAS 137 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998 and was to be effective previously for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 137 defers the effective date of SFAS 133 to June 15, 2000. Earlier application is permitted. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. While management has not determined the impact of the new standard, it is not expected to be material to the Company.

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

    In February 1999, the Company closed certain outstanding debt swap agreements and entered into new debt swap agreements in European currencies, which hedged foreign exchange exposures. These new debt swap agreements also extended the time period of the agreements until February 2001. These agreements combined with other outstanding debt swap agreements that the Company maintained at December 31, 1999 effectively swapped higher U.S. dollar fixed rate borrowings for lower fixed rate borrowings denominated in the respective currencies. The effect of these debt swap agreements lowers overall annual interest cost by approximately $3.3 million over the lives of the swap agreements at interest rates in effect under the respective contracts on December 31, 1999. The Company

Waters Corporation and Subsidiaries

could incur higher or lower principal payments over the term of the swap agreements. At currency exchange rates in effect on December 31, 1999, the fair market value of those instruments was an unrealized gain of $6.1 million. Details of these swap agreements are as follows:

                                    NOTIONAL AMOUNT (IN
GEOGRAPHY                               THOUSANDS)          COMPOSITE INTEREST RATE   EXPIRATION DATES
---------                         -----------------------   -----------------------   ----------------
Japan...........................         $ 32,933                    1.10%            January 2001
Europe..........................           73,000                    4.20%            February 2001
Canada..........................            6,400                    4.05%            January 2000
                                         --------
  Total.........................         $112,333
                                         ========

    Assuming a hypothetical adverse change of 10% in year-end exchange rates (a weakening of the U.S. dollar), the fair market value of those instruments would decrease by $11.2 million.

INTEREST RATES

    The Company is exposed to risk of interest rate fluctuations in connection with its Bank Credit Agreement. As a result, the Company attempts to minimize its interest rate exposures by using certain financial instruments described below for purposes other than trading.

    In November 1999, the Company closed an interest swap agreement with Bankers Trust Company and entered into a new agreement with decreased notional amounts. During 1999 and 1998, the Company swapped $103 million and $135 million, respectively, in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. The new interest swap agreement reduces notional amounts progressively to zero over a thirteen-month period and expires on December 29, 2000. The notional amount of the interest swap exceeded the aggregate borrowings at December 31, 1999 by $21.9 million. At December 31, 1999 and 1998, the fair market value of the swap agreements was an unrealized loss of $16 thousand and $4.4 million, respectively. At December 31, 1999, a one percentage point decrease in the LIBOR rate would decrease the fair market value by approximately $.5 million.

    The Company's debt swap agreements also fix the interest rate on its Bank Credit Agreement. At December 31, 1999, a one percentage point decrease in the LIBOR rate would increase the fair market value of the debt swaps by approximately $.6 million.

Waters Corporation and Subsidiaries

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Waters Corporation:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Waters Corporation and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Boston, Massachusetts                                 PricewaterhouseCoopers LLP

January 21, 2000

                          CONSOLIDATED BALANCE SHEETS

                      WATERS CORPORATION AND SUBSIDIARIES

                                                                   DECEMBER 31
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,803    $  5,497
  Accounts receivable, less allowances for doubtful accounts of $3,741 and $2,966 at December 31, 1999 and 1998,
    respectively............................................   149,271     136,806
  Inventories...............................................    80,363      80,281
  Other current assets......................................    13,893      16,448
                                                              --------    --------
      Total current assets..................................   247,330     239,032
Property, plant and equipment, net..........................    91,841      89,029
Other assets................................................    74,530      72,146
Goodwill, less accumulated amortization of $16,068 and
  $12,281 at December 31, 1999 and 1998, respectively.......   170,736     177,494
                                                              --------    --------
      Total assets..........................................  $584,437    $577,701
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion of long-term debt.......  $ 14,164    $  4,259
  Accounts payable..........................................    34,771      36,510
  Deferred revenue and customer advances....................    31,406      29,706
  Accrued retirement plan contributions.....................     5,181       5,934
  Accrued income taxes......................................    16,350      16,112
  Accrued other taxes.......................................     4,026       4,225
  Other current liabilities.................................    91,943      88,827
                                                              --------    --------
      Total current liabilities.............................   197,841     185,573
Long-term debt..............................................    81,105     218,250
Redeemable preferred stock..................................        --       9,058
Other liabilities...........................................    13,329      14,701
                                                              --------    --------
      Total liabilities.....................................   292,275     427,582
Stockholders' equity:
  Common stock, par value $0.01 per share, 100,000 shares
    authorized, 62,259 and 60,594 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................       623         606
  Additional paid-in capital................................   195,455     174,414
  Deferred stock option compensation........................      (166)       (386)
  Retained earnings (deficit)...............................   100,041     (21,697)
  Accumulated other comprehensive (loss)....................    (3,791)     (2,818)
                                                              --------    --------
      Total stockholders' equity............................   292,162     150,119
                                                              --------    --------
      Total liabilities and stockholders' equity............  $584,437    $577,701
                                                              ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      WATERS CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31 (IN THOUSANDS, EXCEPT PER SHARE DATA)    1999       1998       1997
------------------------------------------------------------  --------   --------   --------
Net sales...................................................  $704,400   $618,813   $465,470
Cost of sales...............................................   257,136    232,497    173,275
Revaluation of acquired inventory...........................        --     16,500     16,500
                                                              --------   --------   --------
  Gross profit..............................................   447,264    369,816    275,695
Selling, general and administrative expenses................   226,593    206,211    167,290
Research and development expenses...........................    36,094     34,433     25,750
Goodwill and purchased technology amortization..............     8,068      9,347      6,468
Expensed in-process research and development................        --         --     55,000
                                                              --------   --------   --------
  Operating income..........................................   176,509    119,825     21,187
Interest expense, net.......................................     8,948     18,278     13,720
                                                              --------   --------   --------
  Income from operations before income taxes................   167,561    101,547      7,467
Provision for income taxes..................................    45,243     27,148     15,755
                                                              --------   --------   --------
  Net income (loss).........................................   122,318     74,399     (8,288)
Accretion of and 6% dividend on preferred stock.............      (825)      (963)      (942)
Gain on redemption of preferred stock.......................       383         --         --
                                                              --------   --------   --------
  Net income (loss) available to common stockholders........  $121,876   $ 73,436   $ (9,230)
                                                              ========   ========   ========
Net income (loss) per basic common share....................  $   1.98   $   1.23   $   (.16)
                                                              ========   ========   ========
Weighted average number of basic common shares..............    61,506     59,860     58,254
                                                              ========   ========   ========
Net income (loss) per diluted common share..................  $   1.84   $   1.14   $   (.16)
                                                              ========   ========   ========
Weighted average number of diluted common shares and
  equivalents...............................................    66,316     64,642     58,254
                                                              ========   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      WATERS CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31 (IN THOUSANDS)                           1999        1998       1997
-------------------------------------                         ---------   --------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $ 122,318   $ 74,399   $  (8,288)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Deferred income taxes...................................      3,407    (10,366)     (5,891)
    Depreciation and amortization...........................     28,947     27,248      20,010
    Amortization of debt issuance costs.....................        737      1,240       1,085
    Compensatory stock option expense.......................        220        220         220
    Tax benefit related to stock option plans...............      9,747      7,623       2,976
    Expensed in-process research and development............         --         --      55,000
    Revaluation of acquired inventory.......................         --     16,500      16,500
  Change in operating assets and liabilities, net of
    acquisitions:
    (Increase) in accounts receivable.......................    (15,566)   (21,978)     (8,127)
    (Increase) in inventories...............................     (1,474)    (8,230)     (2,270)
    Increase in accounts payable and other current
      liabilities...........................................      4,343     14,034      11,399
    Increase in deferred revenue and customer advances......      2,406      4,284       5,375
    Other, net..............................................     (4,877)     5,196       8,377
                                                              ---------   --------   ---------
    Net cash provided by operating activities...............    150,208    110,170      96,366
Cash flows from investing activities:
  Additions to property, plant and equipment................    (19,399)   (15,040)    (18,216)
  Software capitalization and other intangibles.............     (5,017)    (5,576)     (5,177)
  Business acquisitions, net of cash acquired...............     (2,412)    (3,157)   (160,985)
  Loans to officers.........................................      1,098        187        (136)
                                                              ---------   --------   ---------
      Net cash (used in) investing activities...............    (25,730)   (23,586)   (184,514)
Cash flows from financing activities:
  Net (repayment) borrowings of bank debt...................   (127,240)   (90,225)     87,452
  Redemption of preferred stock.............................     (9,500)        --          --
  Proceeds from stock plans.................................     11,173      6,588       2,491
  Other, net................................................         --         --       1,113
                                                              ---------   --------   ---------
      Net cash (used in) provided by financing activities...   (125,567)   (83,637)     91,056
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (605)      (563)       (434)
                                                              ---------   --------   ---------
      (Decrease) increase in cash and cash equivalents......     (1,694)     2,384       2,474
Cash and cash equivalents at beginning of period............      5,497      3,113         639
                                                              ---------   --------   ---------
      Cash and cash equivalents at end of period............  $   3,803   $  5,497   $   3,113
                                                              =========   ========   =========

                                       29

                     CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Supplemental cash flow information:
  Income taxes paid.........................................  $  29,014   $ 14,993   $  10,022
  Interest paid.............................................  $  12,214   $ 19,601   $  12,754
Supplemental noncash transactions:
  Issuance of common stock for acquisition..................  $      --   $     --   $  11,241
  Issuance of notes for acquisition.........................  $      --   $     --   $   9,975

   The accompanying notes are an integral part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      WATERS CORPORATION AND SUBSIDIARIES

                                                                                        ACCUMULATED
                                              ADDITIONAL     DEFERRED      RETAINED        OTHER                    STATEMENT OF
                                    COMMON     PAID-IN     STOCK OPTION    EARNINGS    COMPREHENSIVE               COMPREHENSIVE
(IN THOUSANDS)                      STOCK      CAPITAL     COMPENSATION    (DEFICIT)   INCOME (LOSS)     TOTAL         INCOME
--------------                     --------   ----------   -------------   ---------   --------------   --------   --------------
Balance December 31, 1996........    $578      $145,428        $(826)      $(87,808)      $   408       $ 57,780
Comprehensive (loss), net of tax:
  Net (loss).....................      --            --           --         (8,288)           --         (8,288)     $ (8,288)
  Other comprehensive (loss):
    Foreign currency translation
      adjustments................      --            --           --             --        (3,181)        (3,181)       (3,181)
                                                                                          -------       --------      --------
  Other comprehensive (loss).....      --            --           --             --        (3,181)        (3,181)       (3,181)
                                                                                                                      --------
Comprehensive (loss).............      --            --           --             --            --             --      $(11,469)
                                                                                                                      ========
Accretion of preferred stock.....      --          (342)          --             --            --           (342)
Dividend payable on preferred
  stock..........................      --          (600)          --             --            --           (600)
Issuance of common stock for
  acquisition....................       6        11,235           --             --            --         11,241
Issuance of common stock for
  Employee Stock Purchase Plan...       2           316           --             --            --            318
Compensatory stock option
  expense........................      --            --          220             --            --            220
Stock options exercised..........       6         2,167           --             --            --          2,173
Tax benefit related to stock
  option plans...................      --         2,976           --             --            --          2,976
                                     ----      --------        -----       --------       -------       --------
Balance December 31, 1997........    $592      $161,180        $(606)      $(96,096)      $(2,773)      $ 62,297

                                       30


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

Comprehensive income, net of tax:
  Net income.....................      --            --           --         74,399            --         74,399      $ 74,399
  Other comprehensive (loss):
    Foreign currency translation
      adjustments................      --            --           --             --           (45)           (45)          (45)
                                                                                          -------       --------      --------
  Other comprehensive (loss).....      --            --           --             --           (45)           (45)          (45)
                                                                                                                      --------
Comprehensive income.............      --            --           --             --            --             --      $ 74,354
                                                                                                                      ========
Accretion of preferred stock.....      --          (363)          --             --            --           (363)
Dividend payable on preferred
  stock..........................      --          (600)          --             --            --           (600)
Issuance of common stock for
  Employee Stock Purchase Plan...       2           864           --             --            --            866
Compensatory stock option
  expense........................      --            --          220             --            --            220
Stock options exercised..........      12         5,710           --             --            --          5,722
Tax benefit related to stock
  option plans...................      --         7,623           --             --            --          7,623
                                     ----      --------        -----       --------       -------       --------
Balance December 31, 1998........    $606      $174,414        $(386)      $(21,697)      $(2,818)      $150,119
Comprehensive income, net of tax:
Net income.......................      --            --           --        122,318            --        122,318      $122,318
Other comprehensive (loss):
Foreign currency translation
  adjustments....................      --            --           --             --          (973)          (973)         (973)
                                                                                          -------       --------      --------
Other comprehensive (loss).......      --            --           --             --          (973)          (973)         (973)
                                                                                                                      --------
Comprehensive income.............      --            --           --             --            --             --      $121,345
                                                                                                                      ========
Accretion of preferred stock.....      --           (92)          --           (230)           --           (322)
Dividend payable on preferred
  stock..........................      --          (153)          --           (350)           --           (503)
Gain on redemption of preferred
  stock..........................      --           383           --             --            --            383
Issuance of common stock for
  Employee Stock Purchase Plan...       1         1,250           --             --            --          1,251
Compensatory stock option
  expense........................      --            --          220             --            --            220
Stock options exercised..........      16         9,906           --             --            --          9,922
Tax benefit related to stock
  option plans...................      --         9,747           --             --            --          9,747
                                     ----      --------        -----       --------       -------       --------
Balance December 31, 1999........    $623      $195,455        $(166)      $100,041       $(3,791)      $292,162
                                     ====      ========        =====       ========       =======       ========

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

Waters Corporation and Subsidiaries

CONCENTRATION OF CREDIT RISK

    The Company sells its products to a significant number of large and small customers throughout the world, with approximately 61% of 1999 net sales to the pharmaceutical industry. None of the Company's individual customers accounts for more than 2% of annual Company sales. The Company performs continuing credit evaluation of its customers and generally does not require collateral, but in certain circumstances may require letters of credit or deposits. Historically, the Company has not experienced significant bad debt losses.


INVENTORY

    The Company values all of its inventories at the lower of cost or market on a first-in, first-out basis (FIFO).

INCOME TAXES

    Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is provided using the straight-line method over the following estimated useful lives: buildings and improvements-- thirty years, leasehold improvements--fifteen years or life of lease, and production and other equipment--three to ten years. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated from the balance sheet and related gains or losses are reflected in income.

SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes software development costs for products offered for sale in accordance with Statement of Financial Accounting Standard ("SFAS") 86. Capitalized costs are amortized to cost of sales on a straight-line basis over the estimated useful lives of the related software products, generally three to five years. Capitalized software included in other assets, net of accumulated amortization, was $15,430 and $14,191 at December 31, 1999 and 1998, respectively.

    The Company capitalizes internal software development costs in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized internal software development costs are amortized on a straight-line basis over ten years. For the years ended December 31, 1999 and 1998, capitalized internal software included in property, plant and equipment, net of accumulated amortization, totaled $3,275 and $3,375, respectively.

PURCHASED TECHNOLOGY AND GOODWILL

    Purchased technology amounts are recorded at their fair market value as of the acquisition date and amortized over estimated useful lives ranging from four to fifteen years. Goodwill is amortized on a straight-line basis over its useful life, forty years for current goodwill components. Under SFAS 121, impairment of purchased technology and goodwill are measured on the basis of whether anticipated future undiscounted operating cash flows expected from the acquired business will recover the recorded respective intangible asset balances over the remaining amortization period. At December 31, 1999, no amounts have been determined to be impaired. Purchased technology included in other assets totaled $27,105 and $30,034, net of accumulated amortization of $14,282 and $11,360, at December 31, 1999 and 1998, respectively.

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

DEBT ISSUANCE COSTS

    Debt issuance costs are amortized over the life of the related debt using the effective interest method. At December 31, 1999 and 1998, debt issuance costs included in other assets amounted to $1,072 and $1,809, net of accumulated amortization of $2,591 and $1,854, respectively.

STOCKHOLDERS' EQUITY

    On February 25, 1999, the Board of Directors approved a two-for-one common stock split, in the form of a 100% stock dividend, contingent upon shareholder approval of a charter amendment increasing authorized common stock. At the Company's Annual Meeting on May 4, 1999, shareholders approved the charter amendment. Shareholders of record on May 27, 1999 received the stock dividend on or about June 10, 1999. All share and per share amounts have been retroactively restated to reflect the stock split.

HEDGE TRANSACTIONS

    The Company maintains debt swap agreements which hedge the U.S. dollar value of the Company's investment in the net assets of certain foreign subsidiaries. The Company records any unrealized or realized gains or losses on these transactions in accumulated other comprehensive income (loss) in the consolidated balance sheets.

    In June 1999, the Financial Accounting Standards Board issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133. SFAS 137 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998 and previously was to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 137 defers the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Earlier application is permitted. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. While management has not determined the impact of the new standard, it is not expected to be material to the Company.

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

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME (LOSS) PER SHARE

    In accordance with SFAS 128, Earnings Per Share, the Company presents two earnings per share ("EPS") amounts. Income (loss) per basic common share is based on income available to common shareholders and the weighted average number of common shares outstanding during the periods presented. Income (loss) per diluted common share includes additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options outstanding and the conversion of debt. Accretion, cumulative dividends and gain on redemption of preferred stock have been included in computing income (loss) per share.

COMPREHENSIVE (LOSS) INCOME

    The Company accounts for comprehensive (loss) income under SFAS 130, Reporting Comprehensive Income. The statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

RETIREMENT PLAN

    The Company adopted SFAS 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The statement standardizes employer disclosure requirements about pension and other postretirement benefit plans by requiring additional information on changes in the benefit obligations and fair values of plan assets and eliminating certain disclosures that are no longer useful. It does not change the measurement or recognition of those plans.

BUSINESS SEGMENTS

    The Company discloses business segments under SFAS 131, Disclosures about Segments of an Enterprise and Related Information. The statement establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3  BUSINESS COMBINATIONS

MICROMASS LIMITED ACQUISITION

    On September 23, 1997, the Company acquired all of the capital stock of Micromass Limited, a company headquartered in England, for approximately $175,000 in cash, common stock (750 shares) and promissory notes. The acquisition principally was financed through borrowings under the Company's Bank Credit Agreement. Micromass develops, manufactures, and distributes mass spectrometry instruments, products that are complementary to Waters' existing product offering. Micromass offers products ranging from high-end stand-alone instruments to smaller, easier-to-use detectors that can be integrated and used along with other analytical instruments, especially HPLC. Micromass is a global market leader in the field of mass spectrometry. Net sales for Micromass were approximately $76,600 for the period from January 1, 1997 to September 30, 1997.

    The acquisition of Micromass was accounted for by the purchase method and the results of its operations have been consolidated with the Company's results from September 30, 1997, the effective accounting date of the acquisition. In conjunction with the acquisition, the Company recorded a non-recurring charge of $55,000 for the write-off of acquired in-process research and development and revalued acquired inventory by $33,000, which amount was amortized to cost of sales over a period of approximately six months commencing October 1, 1997. The technological feasibility of in-process research and development projects had not been established at the date of acquisition and had no alternative future use. The Company recorded purchased technology in the transaction of $24,200 and goodwill of $66,914 which will be amortized for a period of fifteen and forty years, respectively, on a straight line basis. The Company recorded $8,500 of purchase accounting liabilities in conjunction with the acquisition in 1997, and reversed $4,000 of those purchase accounting liabilities against goodwill in 1998.

YMC, INC. ACQUISITION

    On July 31, 1997, the Company acquired all of the capital stock of YMC, Inc. ("YMC"), a U.S. based company for approximately $9,000 in cash. The acquisition of YMC was accounted for by the purchase method. YMC is a manufacturer and distributor of chromatography chemicals and supplies which augment the Waters consumables product line. Net sales for YMC were approximately $4,300 for the period from January 1, 1997 to July 31, 1997.

PRO FORMA RESULTS OF OPERATIONS

    The following unaudited Pro Forma results of operations for the year ended December 31, 1997 give effect to the Company's acquisitions as if the transactions had occurred at the beginning of that period. The financial data are based on the historical consolidated financial statements for the Company, Micromass and YMC and include related adjustments. The Pro Forma results of operations exclude the nonrecurring charges that were recorded in conjunction with the Micromass acquisition in 1997 and do not purport to represent (i) what the Company's results of operations actually would have been if the acquisitions had occurred as of the beginning of the period or (ii) what such results will be for any future periods. The financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the consolidated financial statements and accompanying notes thereto included elsewhere in this report. As there were no significant acquisitions made in 1998 and 1999, reference is hereby made to the consolidated statements of operations for 1998 and 1999 financial data.

                                                        UNAUDITED PRO FORMA RESULTS FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1997
                                                        ----------------------------------------------
Net sales.............................................                     $542,045
Income before extraordinary item......................                       67,204
Net income............................................                       66,262
Net income per basic common share.....................                     $   1.13
Net income per diluted common share...................                     $   1.02

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

4  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                             DECEMBER 31
                                                        ---------------------
                                                          1999        1998
                                                        ---------   ---------
Land and land improvements............................  $   3,887   $   3,146
Buildings and leasehold improvements..................     35,321      34,087
Production and other equipment........................    103,855      92,592
Construction in progress..............................      5,190       4,625
                                                        ---------   ---------
      Total property, plant and equipment.............    148,253     134,450
Less: accumulated depreciation and amortization.......    (56,412)    (45,421)
                                                        ---------   ---------
      Property, plant and equipment, net..............  $  91,841   $  89,029
                                                        =========   =========

5  INVENTORIES

    Inventories are classified as follows:

                                                                DECEMBER 31
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Raw material..............................................  $27,155    $27,327
Work in progress..........................................   14,446      9,572
Finished goods............................................   38,762     43,382
                                                            -------    -------
      Total inventories...................................  $80,363    $80,281
                                                            =======    =======

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

6  DEBT

    The Company has a Bank Credit Agreement ("Agreement") that was renegotiated in 1997 which provides a $450,000 line of credit through June 2002. Loans under the Agreement bear interest for each calendar quarter at an annual rate equal to, at the Company's option, 1) the applicable LIBOR rate plus a varying margin between .30% and 1.00% or 2) prime rate. Margins on LIBOR borrowings vary with Company financial performance. At December 31, 1999 and 1998, the Company had aggregate borrowings outstanding under the Agreement of $81,105 and $208,275, respectively, and had additional amounts available to borrow of $354,978 and $228,617, respectively, after outstanding letters of credit. The weighted average interest rate on the borrowings at December 31, 1999 and 1998 was 6.54% and 5.64%, respectively. Borrowings are collateralized by substantially all of the Company's assets. The Company is also required to meet certain covenants, none of which is considered restrictive to operations. The Company was in compliance with all covenants as of December 31, 1999 and 1998. The Company's foreign subsidiaries also had available short-term lines of credit totaling $32,413 at December 31, 1999 and $31,616 at December 31, 1998. At December 31, 1999 and 1998, related short-term borrowings were $4,183 at a weighted average interest rate of 5.25% and $4,144 at a weighted average interest rate of 3.1%, respectively. In addition, the Company has promissory notes of $9,975 due in September 2000 in conjunction with the Micromass acquisition. These notes bear interest at a fixed rate of 6.25% payable semiannually.

    In November 1999, the Company closed an interest swap agreement with Bankers Trust Company and entered into a new agreement with decreased notional amounts. During 1999 and 1998, the Company swapped $103,000 and $135,000, respectively, in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. The new interest swap agreement reduces notional amounts progressively to zero over a thirteen-month period and expires on December 29, 2000. The notional amount of the interest swap exceeded the aggregate borrowings at December 31, 1999 by $21,895. At December 31, 1999 and 1998, the fair value of this agreement was an unrealized loss of $16 and $4,437, respectively.

    In February 1999, the Company closed certain outstanding debt swap agreements and entered into new debt swap agreements in European currencies which hedged foreign exchange exposures. These new debt swap agreements also extended the time period of the agreements until February 2001. These agreements combined with other outstanding debt swap agreements that the Company maintained at December 31, 1999 effectively swapped higher U.S. dollar fixed rate borrowings for lower fixed rate borrowings denominated in the respective currencies. The effect of these debt swap agreements lowers overall annual interest cost by approximately $3,348 over the lives of the swap agreements at interest rates in effect under the respective contracts on December 31, 1999. The Company could incur higher or lower principal payments over the term of the swap agreements. At currency exchange rates in effect on December 31, 1999, the fair market value of those instruments was an unrealized gain of $6,104. Details of these swap agreements are as follows:

GEOGRAPHY                    NOTIONAL AMOUNT   COMPOSITE INTEREST RATE   EXPIRATION DATES
---------                    ---------------   -----------------------   ----------------
Japan......................      $ 32,933               1.10%            January 2001
Europe.....................        73,000               4.20%            February 2001
Canada.....................         6,400               4.05%            January 2000
                                 --------
      Total................      $112,333
                                 ========

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


7  INCOME TAXES

    Income tax data for 1999, 1998 and 1997 follow in the tables below:

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
The components of income from operations before income
  taxes were as follows:
    Domestic................................................  $ 66,082   $ 62,873   $ 64,751
    Foreign.................................................   101,479     38,674    (57,284)
                                                              --------   --------   --------
      Total.................................................  $167,561   $101,547   $  7,467
                                                              ========   ========   ========

The components of the current and deferred income tax
  provision from operations were as follows:
    Current.................................................  $ 41,560   $ 34,264   $ 20,280
    Deferred................................................     3,683     (7,116)    (4,525)
                                                              --------   --------   --------
      Total.................................................  $ 45,243   $ 27,148   $ 15,755
                                                              ========   ========   ========

The components of the provision for income taxes from
  operations were as follows:
    Federal.................................................  $ 16,428   $  6,001   $  9,383
    State...................................................     1,187      1,336        878

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
  Foreign...................................................    27,628     19,811      5,494
                                                              --------   --------   --------
      Total.................................................  $ 45,243   $ 27,148   $ 15,755
                                                              ========   ========   ========

The differences between income taxes computed at the
  United States statutory rate and the provision for income
  taxes are
  summarized as follows:
    Federal tax computed at U.S. statutory income tax
      rate..................................................  $ 58,646   $ 35,541   $  2,613
    Foreign sales corporation...............................    (3,075)    (2,333)    (1,826)
    State income tax, net of federal income tax benefit.....       772        868        570
    Deferred tax assets (benefited).........................    (4,891)   (13,254)   (12,307)
    Net effect of foreign operations........................    (7,243)      (191)     1,005
    Nondeductible acquisition costs.........................        --      5,775     25,025
    Other...................................................     1,034        742        675
                                                              --------   --------   --------
      Provision for income taxes............................  $ 45,243   $ 27,148   $ 15,755
                                                              ========   ========   ========

The tax effects of temporary differences and carryforwards
  which gave rise to deferred tax assets and deferred tax
  (liabilities)
  were as follows:
    Acquired net operating loss carryforwards...............  $     --   $    608   $  2,516
    Tax benefit of net operating loss and credits...........    27,778     18,006      4,133
    Goodwill amortization...................................     8,588     10,598     10,866
    Deferred compensation...................................     9,908      7,984      3,605
    Inventory...............................................     2,586      6,388      2,452
    Other...................................................       645        (68)     2,296
    Depreciation and capitalized software...................    (9,890)    (7,620)    (6,481)
    Valuation allowance.....................................   (22,565)   (15,439)    (9,296)
                                                              --------   --------   --------
      Total deferred taxes..................................  $ 17,050   $ 20,457   $ 10,091
                                                              ========   ========   ========

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    At December 31, 1999, the Company had foreign net operating loss carryforwards of approximately $1,570, some of which begin to expire in the year 2001 and some of unlimited duration. The goodwill amortization represents the difference between the book and tax treatment for both goodwill and in-process research and development. Deferred tax assets included in other current assets totaled $5,591 and $7,865 at December 31, 1999 and 1998, respectively. Deferred tax assets included in other assets totaled $11,459 and $12,592 at December 31, 1999 and 1998, respectively. The valuation allowance relates to foreign net operating losses and foreign tax credits, the realization of which is contingent upon future taxable income.

    The Company's effective tax rate before the nondeductible acquisition related expenses for the years ended December 31, 1999, 1998 and 1997 was 27%, 23% and 20%, respectively.

8  LEASES

    Lease agreements, expiring at various dates through 2019, cover buildings, office equipment and automobiles. Rental expense was approximately $11,812 in 1999, $10,766 in 1998 and $8,666 in 1997.

Future minimum rents payable as of December 31, 1999 under non-cancelable leases with initial terms exceeding one year were as follows:

2000........................................................  $11,230
2001........................................................    9,064
2002........................................................    6,400
2003........................................................    4,637
2004........................................................    3,870
Thereafter..................................................    9,521

9  REDEEMABLE PREFERRED STOCK

    In conjunction with the August 18, 1994 acquisition of the predecessor HPLC business of Millipore Corporation ("Millipore"), the Company authorized and issued one hundred shares of Redeemable Preferred Stock ("Preferred Stock") with a par value of $.01 per share. The Preferred Stock had a liquidation value of $10,000 and earned an annual 6% cumulative dividend on the liquidation value. Any accumulated but unpaid dividends added to the liquidation value. The Company could, at any time, redeem the Preferred Stock at the current liquidation value but in no event later than August 18, 2006. The Preferred Stock was recorded at its estimated fair value of $5,000 on the date of issuance. The excess of the liquidation value over the fair market value was being accreted by periodic charges to additional paid-in capital or available retained earnings since the date of issue.

    On November 2, 1999, the Company redeemed all outstanding shares of Preferred Stock, including cumulative unpaid dividends, for $9,500 in cash. The carrying value of the one hundred shares of Preferred Stock and cumulative dividends payable was $9,883 on that date and the transaction resulted in a gain on redemption of $383 which was credited to additional paid-in capital.

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    During the years ended December 31, 1999, 1998 and 1997, $322, $363 and $342, respectively, for accretion and $503, $600 and $600, respectively, for unpaid dividends were charged against additional paid-in capital or available retained earnings.

10  STOCK COMPENSATION AND PURCHASE PLANS

BASIS OF ACCOUNTING

    The Company has four stock-based compensation plans, which are described below. The Company uses the intrinsic value method of accounting prescribed by the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations for its plans. Accordingly, no compensation expense has been recognized for its fixed stock option plans and its stock purchase plan under SFAS 123, Accounting for Stock-Based Compensation. Had compensation expense for the Company's four stock-based compensation plans been recorded based on the fair value of awards at grant date consistent with the alternative method prescribed by SFAS 123, the Company's pro forma net income (loss) for 1999, 1998 and 1997, would have been $115,857, $70,043, and
$(10,821), respectively. Basic income (loss) per share for 1999, 1998, and 1997 would have been $1.88, $1.17, and $(0.19), respectively. Diluted income (loss) per share for 1999, 1998, and 1997 would have been $1.75, $1.09, and $(0.19), respectively. The pro forma amounts include amortized fair values attributable to options granted after December 31, 1994 only and, therefore, are not likely to be representative of the effects on reported net income for future years.

    The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option-pricing model. Relevant data are described below:

SIGNIFICANT ASSUMPTIONS USED TO ESTIMATE OPTION FAIR VALUES     1999       1998       1997
-----------------------------------------------------------   --------   --------   --------
Options issued..............................................     934      1,056        998
Risk-free interest rate.....................................     6.2%       4.7%       5.8%
Expected life in years......................................     7.5        7.5        7.2
Expected volatility.........................................   0.437      0.454      0.609
Expected dividends..........................................       0          0          0

WEIGHTED AVERAGE EXERCISE PRICE AND FAIR VALUES OF OPTIONS ON THE DATE OF GRANT    1999       1998       1997
-------------------------------------------------------------------------------  --------   --------   --------
Options exercise prices are less than the market price
    Exercise price...................................................                                   $15.75
    Fair value.......................................................                                   $ 6.75
Options exercise prices are equal to the market price
    Exercise price...................................................             $46.13     $39.27     $21.38
    Fair value.......................................................             $26.62     $21.86     $14.58

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table details the weighted average remaining contractual life of options outstanding at December 31, 1999 by range of exercise prices:

                                                         REMAINING
                                                        CONTRACTUAL
      EXERCISE          NUMBER OF SHARES   EXERCISE   LIFE OF OPTIONS   NUMBER OF SHARES   EXERCISE
     PRICE RANGE          OUTSTANDING       PRICE       OUTSTANDING       EXERCISABLE       PRICE
---------------------   ----------------   --------   ---------------   ----------------   --------
$0.00 to $ 4.00....             754         $ 2.04       4.7 years             703          $ 2.04
$4.01 to $10.00....           5,609         $ 7.33       4.7 years           5,457          $ 7.37
$10.01 to $20.00...             605         $17.08       6.4 years             327          $17.10
$20.01 to $30.00...             898         $21.36       7.9 years             333          $21.34
$30.01 to $40.00...           1,041         $39.37       8.9 years             209          $39.37
$40.01 to $50.00...             934         $46.13       9.9 years               0          $ 0.00
                             ------         ------       ---------           -----          ------
                              9,841         $15.87       6.1 years           7,029          $ 8.90
                             ======         ======       =========           =====          ======

STOCK OPTION PLANS

    On May 7, 1996, the Company's shareholders approved the 1996 Long-Term Incentive Plan ("1996 Plan"), which provides for the granting of 2,000 shares of Common Stock, in the form of incentive or non-qualified stock options, stock appreciation rights ("SARs"), restricted stock or other types of awards. Under the 1996 Plan, the exercise price for stock options may not be less than the fair market value of the underlying stock at the date of grant. On December 2, 1997, the Board of Directors approved an additional 4,000 shares of Common Stock for issue under the 1996 Plan. The 1996 Plan is scheduled to terminate on May 7, 2006, unless extended for a period of up to five years by action of the Board of Directors. Options generally will expire no later than ten years after the date on which they are granted and will become exercisable as directed by the Compensation Committee of the Board of Directors. An SAR may be granted alone or in conjunction with an option or other award. No SARs, restricted stock, or other types of awards were outstanding as of December 31, 1999.

    The Company's 1994 Stock Option Plan ("1994 Plan") provided for the granting of 10,070 options to purchase shares of common stock to certain key employees of the Company. The exercise price of the options was determined by a committee of the Board of Directors of the Company. Options granted have a term of ten years and vest in five equal installments on the first five anniversaries after the grant.

    On May 7, 1996, the Company's shareholders approved the 1996 Non-Employee Director Deferred Compensation Plan ("Deferred Compensation Plan") and the 1996 Non-Employee Director Stock Option Plan ("Director Stock Option Plan"). Under the Deferred Compensation Plan, outside directors may elect to defer their fees and credit such fees to either a cash account which earns interest at a market-based rate or to a common stock unit account, for which two hundred shares of Common Stock have been reserved. Under the Director Stock Option Plan, each outside director will receive an annual option to purchase two thousand shares of Common Stock. One hundred thousand shares of Common Stock may be issued under the plan. Options have a term of ten years and, with the exception of options granted in 1996, which vest in one year, vest in five equal installments on the first five anniversaries following the date of grant and have option prices no less than fair market value at the date of grant.

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following table summarizes stock option activity for the plans:

                                                                                     WEIGHTED AVERAGE
                                               NUMBER OF SHARES   PRICE PER SHARE     EXERCISE PRICE
                                               ----------------   ----------------   ----------------
Outstanding at December 31, 1996.............       10,524        $ 2.04 to $17.25       $  6.66
    Granted..................................          998        $16.10 to $21.38       $ 21.20
    Exercised................................         (530)       $ 2.04 to $17.11       $ (3.95)
    Canceled.................................          (72)       $ 4.75 to $17.11       $(10.03)
                                                    ------
Outstanding at December 31, 1997.............       10,920        $ 2.04 to $21.38       $  8.10
    Granted..................................        1,056        $18.78 to $39.38       $ 39.27
    Exercised................................       (1,388)       $ 2.04 to $21.38       $ (4.13)
    Canceled.................................          (14)       $16.10 to $21.38       $(19.84)
                                                    ------
Outstanding at December 31, 1998.............       10,574        $ 2.04 to $39.38       $ 11.71
    Granted..................................          934        $          46.13       $ 46.13
    Exercised................................       (1,636)       $ 2.04 to $39.38       $ (6.06)
    Canceled.................................          (31)       $17.11 to $39.38       $(24.57)
                                                    ------
Outstanding at December 31, 1999.............        9,841        $ 2.04 to $46.13       $ 15.87
                                                    ======        ================       =======

    Options exercisable at December 31, 1999, 1998, and 1997 were 7,029, 6,564 and 6,056, respectively. The weighted average exercise prices of options exercisable at December 31, 1999, 1998, and 1997 were $8.90, $7.33 and $6.22, respectively. Available stock options for grant at December 31, 1999 were 2,527.

EMPLOYEE STOCK PURCHASE PLAN

    On February 26, 1996, the Company adopted the 1996 Employee Stock Purchase Plan under which eligible employees may contribute up to 15% of their earnings toward the quarterly purchase of the Company's Common Stock. The plan makes available 500 shares of the Company's Common Stock commencing October 1, 1996. As of December 31, 1999, approximately 123 shares have been issued under the plan. Each plan period lasts three months beginning on January 1, April 1, July 1, and October 1 of each year. The purchase price for each share of stock is the lesser of 90% of the market price on the first day of the plan period or 100% of the market price on the last day of the plan period. No compensation expense is recorded in connection with the plan.

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

11  EARNINGS PER SHARE

    Basic and diluted EPS calculations are detailed as follows:

                                                                        YEAR ENDED 1999
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
Net income................................................    $122,318
Accretion of and 6% dividend on preferred stock...........        (825)
Gain on redemption of preferred stock.....................         383
                                                              --------        ------        -----
Income per basic common share from operations.............    $121,876        61,506        $1.98
                                                              ========        ======        =====
Effect of dilutive securities:
  Options outstanding.....................................                     4,394
  Options exercised.......................................                       416
                                                              --------        ------        -----
Income per diluted common share from operations...........    $121,876        66,316        $1.84
                                                              ========        ======        =====

                                                                        YEAR ENDED 1998
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
Net income................................................    $74,399
Accretion of and 6% dividend on preferred stock...........       (963)
                                                              -------         ------        -----
Income per basic common share from operations.............    $73,436         59,860        $1.23
                                                              =======         ======        =====
Effect of dilutive securities:
  Options outstanding.....................................                     4,404
  Options exercised.......................................                       378
                                                              -------         ------        -----
Income per diluted common share from operations...........    $73,436         64,642        $1.14
                                                              =======         ======        =====

                                                                        YEAR ENDED 1997
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
Net (loss)................................................    $(8,288)
Accretion of and 6% dividend on preferred stock...........       (942)
                                                              -------         ------        -----
(Loss) per basic common share from operations.............    $(9,230)        58,254        $(.16)
                                                              =======         ======        =====
Effect of dilutive securities.............................         --
                                                              -------         ------        -----
(Loss) per diluted common share from operations...........    $(9,230)        58,254        $(.16)
                                                              =======         ======        =====

    For the years ended December 31, 1999, 1998, and 1997, the Company had 0, 1,050, and 10,920 stock option securities that were antidilutive, respectively. These securities were not included in the computation of diluted EPS.

Water Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

12  COMPREHENSIVE INCOME

    Comprehensive income details follow:

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Net income (loss)...........................................  $122,318   $74,399    $ (8,288)
Foreign currency translation adjustments before income
  taxes.....................................................    (1,333)      (58)     (3,976)
Income tax (benefit)........................................      (360)      (13)       (795)
                                                              --------   -------    --------
Foreign currency translation adjustments, net of tax........      (973)      (45)     (3,181)
                                                              --------   -------    --------
Other comprehensive (loss)..................................      (973)      (45)     (3,181)
                                                              --------   -------    --------
Comprehensive income (loss).................................  $121,345   $74,354    $(11,469)
                                                              ========   =======    ========

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

    U.S. employees are eligible to participate in the Waters Employee Investment Plan after one month of service. Employees may contribute from 1% to 20% of eligible pay on a pre-tax basis. The Company makes a matching contribution of 50% for contributions up to 6% of eligible pay. Employees are 100% vested in company matching contributions after one year of service. For the years ended December 31, 1999, 1998 and 1997, the Company's matching contributions amounted to $1,984, $1,839 and $1,559, respectively. Effective January 1, 1998, the Micromass, Inc. 401(k) Plan was merged into and YMC employees joined the Waters Employee Investment Plan.

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

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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

RECONCILIATION OF PROJECTED BENEFIT OBLIGATION                1999       1998
----------------------------------------------              --------   --------
Benefit obligation, January 1.............................  $20,930    $15,904

RECONCILIATION OF PROJECTED BENEFIT OBLIGATION                1999       1998
----------------------------------------------              --------   --------
  Service cost............................................    2,878      2,513
  Interest cost...........................................    1,696      1,369
  Employee rollovers......................................       45        160
  Actuarial (gain) loss...................................   (2,544)     1,312
  Disbursements...........................................     (295)      (328)
                                                            -------    -------
Benefit obligation, December 31...........................  $22,710    $20,930
                                                            =======    =======

RECONCILIATION OF FAIR VALUE OF ASSETS                        1999       1998
--------------------------------------                      --------   --------
Fair value of assets, January 1...........................  $17,162    $16,008
  Actual return on plan assets............................    1,896      1,322
  Company contributions...................................    4,078         --
  Disbursements...........................................     (295)      (328)
  Employee rollovers......................................       45        160
                                                            -------    -------
Fair value of assets, December 31.........................  $22,886    $17,162
                                                            =======    =======

RECONCILIATION OF FUNDED STATUS, DECEMBER 31                1999       1998
--------------------------------------------              --------   --------
Projected benefit obligation............................  $(22,710)  $(20,930)
  Fair value of plan assets.............................    22,886     17,162
                                                          --------   --------
  Projected benefit obligation less than (in excess of)
    fair value of plan assets...........................       176     (3,768)
  Unrecognized prior service cost.......................    (1,225)    (1,324)
  Unrecognized net actuarial (gain) loss................    (2,597)       198
                                                          --------   --------
Accrued benefit (liability).............................  $ (3,646)  $ (4,894)
                                                          ========   ========

The projected benefit obligation was calculated using
  the following weighted average assumptions:
  Discount rate.........................................      8.00%      7.00%
  Return on assets......................................      9.00%      9.00%
  Increases in compensation levels......................      4.75%      4.75%

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

COMPONENTS OF NET PERIODIC PENSION COST, YEAR ENDED DECEMBER 31    1999       1998       1997
---------------------------------------------------------------  --------   --------   --------
Service cost.............................................         $2,878     $2,513     $2,043
Interest cost............................................          1,696      1,369      1,054
Return on plan assets....................................         (1,645)    (1,391)    (1,190)
Net amortization:
  Prior service cost.....................................            (99)       (99)       (99)
  Net actuarial (gain)...................................             --         --        (39)
                                                                  ------     ------     ------
Net periodic pension cost................................         $2,830     $2,392     $1,769
                                                                  ======     ======     ======

RECONCILIATION OF (ACCRUED) PENSION COST              1999       1998       1997
----------------------------------------            --------   --------   --------
(Accrued) pension cost, January 1.................  $(4,894)   $(2,502)   $(1,208)
  FAS 87 (cost)...................................   (2,830)    (2,392)    (1,769)
  Contributions made during the year..............    4,078         --        475
                                                    -------    -------    -------
(Accrued) pension cost, December 31...............  $(3,646)   $(4,894)   $(2,502)
                                                    =======    =======    =======

    The Company also sponsors several unfunded defined benefit post-retirement plans covering U.S. employees. The plans provide medical insurance benefits and are, depending on the plan, either contributory or non-contributory. The Company's accrued post-retirement benefit obligation was $2,596 and $2,532 at December 31, 1999 and 1998, respectively, and is included in other liabilities in the consolidated balance sheets.

14  RELATED PARTY TRANSACTIONS

    In 1996 and 1995, the Company made loans to certain executive officers of the Company. The loans are collateralized by a pledge of shares of common stock held by these executive officers. The 1995 loans bear interest at 5.83% per annum and mature on December 1, 2000. The 1996 loans bear interest at 5.65% per annum and mature on January 8, 2001. Loans receivable of $1,337 at December 31, 1999 and $2,436 at December 31, 1998 are included in other assets in the consolidated balance sheets.

    In connection with the acquisition of the predecessor HPLC business on August 18, 1994, the Company and Millipore entered into a Transition Support and Service Agreement ("Transition Agreement") whereby Millipore agreed to
(i) lease office space, (ii) transfer certain personnel, (iii) provide management information systems, administrative, distribution and facilities management support, (iv) provide access to its telephone network and (v) supply professional support services. The Transition was substantially complete as of December 31, 1996. The Company believes that the costs incurred under the Transition Agreement were representative of charges that would have been levied by independent third parties for similar services. The Company incurred net expenses, primarily rent, pursuant to this agreement of $875, $1,178 and $1,273, for the years ended December 31, 1999, 1998, and 1997, respectively. These expenses are included in selling, general and administrative expenses in the consolidated statements of operations.

    During the years ended December 31, 1999, 1998 and 1997, the Company sold products and service totaling $66, $148 and $32, respectively, to Millipore. These sales are included in net sales in the consolidated statements of operations.

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

15  BUSINESS SEGMENT INFORMATION

    SFAS 131 establishes standards for reporting information about operating segments in annual financial statements of public business enterprises. It also establishes standards for related disclosures about products and service, geographic areas and major customers. The Company evaluated its business activities that are regularly reviewed by the Chief Executive Officer for which discrete financial information is available. As a result of this evaluation, the Company determined that it has three operating segments: Waters, TAI and Micromass.

    Waters is in the business of manufacturing and distributing HPLC instruments, columns and other consumables, and related service; Micromass is in the business of manufacturing and distributing mass spectrometry instruments that can be integrated and used along with other analytical instruments, particularly HPLC; and TAI is in the business of manufacturing and distributing thermal analysis and rheology instruments. For all three of these operating segments within the analytical instrument industry; economic characteristics, production processes, products and services, types and classes of customers, methods of distribution, and regulatory environments are similar. Because of these similarities, the three segments have been aggregated into one reporting segment for financial statement purposes. The accounting policies of the reportable segment are the same as those described in the Summary of Significant Accounting Policies. Please refer to the consolidated financial statements for financial information regarding the one reportable segment of the Company. The Company sells products and service within this reportable segment, detailed as follows:

REVENUE                                           1999       1998       1997
-------                                         --------   --------   --------
Products......................................  $569,504   $504,956   $371,928
Service.......................................   134,896    113,857     93,542
                                                --------   --------   --------
Total.........................................  $704,400   $618,813   $465,470
                                                ========   ========   ========

    Geographic information is presented below:

                                                                                   OTHER
                                 UNITED STATES    EUROPE     JAPAN       ASIA      INT'L     ELIMINATION    TOTAL
                                 -------------   --------   --------   --------   --------   -----------   --------
1999
Sales:
  Unaffiliated sales...........    $289,538      $228,181   $65,137    $27,603    $51,134     $      --    $661,593
  Unaffiliated export sales to
    Japan......................          --        16,119        --         --         --            --      16,119
  Unaffiliated export sales to
    Asia.......................       5,831         5,007        --         --         --            --      10,838
  Unaffiliated export sales to
    Other Int'l................      14,326         1,524        --         --         --            --      15,850
  Transfers between areas......     182,471        59,510        --         --         --      (241,981)         --
                                   --------      --------   -------    -------    -------     ---------    --------
Total sales....................    $492,166      $310,341   $65,137    $27,603    $51,134     $(241,981)   $704,400
                                   ========      ========   =======    =======    =======     =========    ========
Long-lived assets:
  Unaffiliated.................    $221,907      $100,516   $ 3,279    $   192    $11,213     $      --    $337,107
  Between affiliates...........     227,246        24,011     2,181         --      3,795      (257,233)         --
                                   --------      --------   -------    -------    -------     ---------    --------
Total long-lived assets........    $449,153      $124,527   $ 5,460    $   192    $15,008     $(257,233)   $337,107
                                   ========      ========   =======    =======    =======     =========    ========

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Geographic Information (continued):

                                                                                   OTHER
                                 UNITED STATES    EUROPE     JAPAN       ASIA      INT'L     ELIMINATION    TOTAL
                                 -------------   --------   --------   --------   --------   -----------   --------
1998
Sales:
  Unaffiliated sales...........    $258,050      $208,168   $46,098    $21,923    $44,578     $      --    $578,817
  Unaffiliated export sales to
    Japan......................          --        12,199        --         --         --            --      12,199
  Unaffiliated export sales to
    Asia.......................       5,276         6,896        --         --         --            --      12,172
  Unaffiliated export sales to
    Other Int'l................      12,347         3,278        --         --         --            --      15,625
  Transfers between areas......     153,666        49,148        --         --         --      (202,814)         --
                                   --------      --------   -------    -------    -------     ---------    --------
Total sales....................    $429,339      $279,689   $46,098    $21,923    $44,578     $(202,814)   $618,813
                                   ========      ========   =======    =======    =======     =========    ========
Long-lived assets:
  Unaffiliated.................    $225,811      $ 98,058   $ 2,775    $   367    $11,658     $      --    $338,669
  Between affiliates...........     234,652        20,963     2,180         --      3,790      (261,585)         --
                                   --------      --------   -------    -------    -------     ---------    --------
Total long-lived assets........    $460,463      $119,021   $ 4,955    $   367    $15,448     $(261,585)   $338,669
                                   ========      ========   =======    =======    =======     =========    ========
1997
Sales:
  Unaffiliated sales...........    $187,136      $138,591   $46,077    $29,635    $37,744     $      --    $439,183
  Unaffiliated export sales to
    Japan......................          74         4,132        --         --         --            --       4,206
  Unaffiliated export sales to
    Asia.......................       8,009         1,792        --         --         --            --       9,801
  Unaffiliated export sales to
    Other Int'l................      12,280            --        --         --         --            --      12,280
  Transfers between areas......     131,441        12,471        --         --         --      (143,912)         --
                                   --------      --------   -------    -------    -------     ---------    --------
Total sales....................    $338,940      $156,986   $46,077    $29,635    $37,744     $(143,912)   $465,470
                                   ========      ========   =======    =======    =======     =========    ========
Long-lived assets:
  Unaffiliated.................    $230,258      $103,500   $ 2,444    $   550    $ 5,808     $      --    $342,560
  Between affiliates...........     219,149        20,550     2,181         --         24      (241,904)         --
                                   --------      --------   -------    -------    -------     ---------    --------
Total long-lived assets........    $449,407      $124,050   $ 4,625    $   550    $ 5,832     $(241,904)   $342,560
                                   ========      ========   =======    =======    =======     =========    ========

    The United States category includes Puerto Rico. The Other category includes Canada, South America, Australia, India, Eastern Europe and Central Europe. Transfer sales between geographical areas are generally made at a discount from list price. None of the Company's individual customers accounts for more than 2% of annual Company sales.

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

16  QUARTERLY RESULTS

    The Company's unaudited quarterly results are summarized below:

1999                                        FIRST QUARTER                  SECOND QUARTER                   THIRD QUARTER
----                                -----------------------------   -----------------------------   -----------------------------
Net sales.........................  $                    160,362    $                    172,280    $                    171,090
Cost of sales.....................                        60,622                          63,712                          61,903
                                    -----------------------------   -----------------------------   -----------------------------
  Gross profit....................                        99,740                         108,568                         109,187
Selling, general and
  administrative expenses.........                        54,504                          55,537                          57,075
Research and development
  expenses........................                         8,686                           9,021                           8,634
Goodwill and purchased technology
  amortization....................                         2,045                           2,034                           1,999
                                    -----------------------------   -----------------------------   -----------------------------
  Operating income................                        34,505                          41,976                          41,479
Interest expense, net.............                         3,033                           2,379                           1,794
                                    -----------------------------   -----------------------------   -----------------------------
  Income from operations before
    income taxes..................                        31,472                          39,597                          39,685
Provision for income taxes........                         8,498                          10,691                          10,715
                                    -----------------------------   -----------------------------   -----------------------------
  Net income......................                        22,974                          28,906                          28,970
Accretion of and dividend on
  preferred stock.................                          (244)                           (245)                           (247)
                                    -----------------------------   -----------------------------   -----------------------------
Gain on redemption of preferred
  stock...........................                            --                              --                              --
                                    -----------------------------   -----------------------------   -----------------------------
  Net income available to common
    stockholders..................  $                     22,730    $                     28,661    $                     28,723
                                    =============================   =============================   =============================
Net income per basic common
  share...........................  $                        .37    $                        .47    $                        .47
                                    =============================   =============================   =============================
Weighted average number of basic
  common shares...................                        60,894                          61,222                          61,754
                                    =============================   =============================   =============================
Net income per diluted common
  share...........................  $                        .35    $                        .43    $                        .43
                                    =============================   =============================   =============================
Weighted average number of diluted
  common shares and equivalents...                        65,840                          66,167                          66,611
                                    =============================   =============================   =============================
Stock price range.................                 36 1/4-54 1/8                   46 1/2-56 1/2                   48 3/4-67 5/8

1999                                   FOURTH QUARTER                  TOTAL
----                                --------------------   -----------------------------
Net sales.........................  $          200,668     $                     704,400
Cost of sales.....................              70,899                           257,136
                                    --------------------   -----------------------------
  Gross profit....................             129,769                           447,264
Selling, general and
  administrative expenses.........              59,477                           226,593
Research and development
  expenses........................               9,753                            36,094
Goodwill and purchased technology
  amortization....................               1,990                             8,068
                                    --------------------   -----------------------------
  Operating income................              58,549                           176,509
Interest expense, net.............               1,742                             8,948
                                    --------------------   -----------------------------
  Income from operations before
    income taxes..................              56,807                           167,561
Provision for income taxes........              15,339                            45,243
                                    --------------------   -----------------------------
  Net income......................              41,468                           122,318
Accretion of and dividend on
  preferred stock.................                 (89)                             (825)
                                    --------------------   -----------------------------
Gain on redemption of preferred
  stock...........................                 383                               383
                                    --------------------   -----------------------------
  Net income available to common
    stockholders..................  $           41,762     $                     121,876
                                    ====================   =============================
Net income per basic common
  share...........................  $              .67     $                        1.98
                                    ====================   =============================
Weighted average number of basic
  common shares...................              62,204                            61,506
                                    ====================   =============================
Net income per diluted common
  share...........................  $              .63     $                        1.84
                                    ====================   =============================
Weighted average number of diluted
  common shares and equivalents...              66,621                            66,316
                                    ====================   =============================
Stock price range.................           37-66 1/8                     36 1/4-67 5/8

Waters Corporation and Subsidiaries

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


1998                                                          FIRST QUARTER                   SECOND QUARTER
----                                                  -----------------------------   -------------------------------
Net sales...........................................  $                    138,725    $                      149,311
Cost of sales.......................................                        51,920                            55,848
Revaluation of acquired inventory...................                        16,500                                --
                                                      -----------------------------   -------------------------------
  Gross profit......................................                        70,305                            93,463
Selling, general and administrative expenses........                        49,988                            51,952
Research and development expenses...................                         8,372                             8,246
Goodwill and purchased technology amortization......                         2,275                             2,231
                                                      -----------------------------   -------------------------------
  Operating income..................................                         9,670                            31,034
Interest expense, net...............................                         5,063                             4,888
                                                      -----------------------------   -------------------------------
  Income from operations before income taxes........                         4,607                            26,146
Provision for income taxes..........................                         4,363                             6,033
                                                      -----------------------------   -------------------------------
  Net income........................................                           244                            20,113
Accretion of and dividend on preferred stock........                          (239)                             (240)
  Net income available to common stockholders.......  $                          5    $                       19,873
                                                      =============================   ===============================
Net income per basic common share...................  $                        .00    $                          .33
                                                      =============================   ===============================
Weighted average number of basic common shares......                        59,416                            59,754
                                                      =============================   ===============================
Net income per diluted common share.................  $                        .00    $                          .30
                                                      =============================   ===============================
Weighted average number of diluted common shares and
  equivalents.......................................                        66,322                            67,038
                                                      =============================   ===============================
Stock price range...................................                     18 1/4-26                  24 21/32-31 7/16

1998                                                          THIRD QUARTER                  FOURTH QUARTER
----                                                  -----------------------------   -----------------------------
Net sales...........................................  $                    151,793    $                    178,984
Cost of sales.......................................                        57,832                          66,897
Revaluation of acquired inventory...................                            --                              --
                                                      -----------------------------   -----------------------------
  Gross profit......................................                        93,961                         112,087
Selling, general and administrative expenses........                        49,276                          54,995
Research and development expenses...................                         8,512                           9,303
Goodwill and purchased technology amortization......                         2,537                           2,304
                                                      -----------------------------   -----------------------------
  Operating income..................................                        33,636                          45,485
Interest expense, net...............................                         4,416                           3,911
                                                      -----------------------------   -----------------------------
  Income from operations before income taxes........                        29,220                          41,574
Provision for income taxes..........................                         7,264                           9,488
                                                      -----------------------------   -----------------------------
  Net income........................................                        21,956                          32,086
Accretion of and dividend on preferred stock........                          (241)                           (243)
  Net income available to common stockholders.......  $                     21,715    $                     31,843
                                                      =============================   =============================
Net income per basic common share...................  $                        .36    $                        .53
                                                      =============================   =============================
Weighted average number of basic common shares......                        60,028                          60,330
                                                      =============================   =============================
Net income per diluted common share.................  $                        .33    $                        .49
                                                      =============================   =============================
Weighted average number of diluted common shares and
  equivalents.......................................                        64,822                          65,228
                                                      =============================   =============================
Stock price range...................................               26 3/16-34 5/32                  26 9/16-43 3/4

1998                                                              TOTAL
----                                                  -----------------------------
Net sales...........................................  $                     618,813
Cost of sales.......................................                        232,497
Revaluation of acquired inventory...................                         16,500
                                                      -----------------------------
  Gross profit......................................                        369,816
Selling, general and administrative expenses........                        206,211
Research and development expenses...................                         34,433
Goodwill and purchased technology amortization......                          9,347
                                                      -----------------------------
  Operating income..................................                        119,825
Interest expense, net...............................                         18,278
                                                      -----------------------------
  Income from operations before income taxes........                        101,547
Provision for income taxes..........................                         27,148
                                                      -----------------------------
  Net income........................................                         74,399
Accretion of and dividend on preferred stock........                           (963)
  Net income available to common stockholders.......  $                      73,436
                                                      =============================
Net income per basic common share...................  $                        1.23
                                                      =============================
Weighted average number of basic common shares......                         59,860
                                                      =============================
Net income per diluted common share.................  $                        1.14
                                                      =============================
Weighted average number of diluted common shares and
  equivalents.......................................                         64,642
                                                      =============================
Stock price range...................................                  18 1/4-43 3/4

Waters Corporation and Subsidiaries

                            SELECTED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND EMPLOYEES DATA)

                                                                           THE COMPANY
                                     ---------------------------------------------------------------------------------------
                                      YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED    AUGUST 19 TO
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         1999           1998           1997           1996           1995           1994
                                     ------------   ------------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Net sales..........................    $704,400       $618,813       $465,470       $391,113       $332,972       $131,057
Cost of sales......................     257,136        232,497        173,275        145,254        126,216         49,740
Revaluation of acquired inventory
  (B)..............................          --         16,500         16,500          6,100            925         38,424
                                       --------       --------       --------       --------       --------       --------
  Gross profit.....................     447,264        369,816        275,695        239,759        205,831         42,893
Selling, general and administrative
  expenses.........................     226,593        206,211        167,290        148,513        132,746         44,522
Research and development
  expenses.........................      36,094         34,433         25,750         20,898         17,681          6,790
Goodwill and purchased technology
  amortization.....................       8,068          9,347          6,468          5,219          3,629          1,227
Expensed in-process research and
  development (B)..................          --             --         55,000         19,300             --         53,918
Management fee (B).................          --             --             --             --          5,393            552
Restructuring charge (B)...........          --             --             --             --             --          3,500
                                       --------       --------       --------       --------       --------       --------
  Operating income (loss)..........     176,509        119,825         21,187         45,829         46,382        (67,616)
Interest expense, net (C)..........       8,948         18,278         13,720         14,740         30,315         12,011
(Gains) on cash flow hedges (B)....          --             --             --             --         (1,175)          (923)
                                       --------       --------       --------       --------       --------       --------
  Income (loss) from operations
    before income taxes............     167,561        101,547          7,467         31,089         17,242        (78,704)
Provision for income taxes.........      45,243         27,148         15,755         11,230          3,129          1,487
                                       --------       --------       --------       --------       --------       --------
  Income (loss) from operations....     122,318         74,399         (8,288)        19,859         14,113        (80,191)
Income (loss) from discontinued
  operations, net of tax (B).......          --             --             --             --             --         (7,213)
                                       --------       --------       --------       --------       --------       --------
  Income (loss) before
    extraordinary item.............     122,318         74,399         (8,288)        19,859         14,113        (87,404)
Extraordinary item-(loss) on early
  retirement of debt (B)...........          --             --             --        (22,264)       (12,112)            --
                                       --------       --------       --------       --------       --------       --------
Income (loss) before cumulative
  effect of change in accounting
  principle........................     122,318         74,399         (8,288)        (2,405)         2,001        (87,404)
Cumulative effect of change in
  accounting principle (B).........          --             --             --             --             --             --
                                       --------       --------       --------       --------       --------       --------
  Net income (loss)................     122,318         74,399         (8,288)        (2,405)         2,001        (87,404)
Less: Accretion of and dividend on
  preferred stock, net of gain.....         442            963            942            921            902            330
                                       --------       --------       --------       --------       --------       --------
  Net income (loss) available to
    common stockholders............    $121,876       $ 73,436       $ (9,230)      $ (3,326)      $  1,099       $(87,734)
                                       ========       ========       ========       ========       ========       ========

                                       52

Waters Corporation and Subsidiaries

                            SELECTED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND EMPLOYEES DATA)

Income (loss) per basic common
  share:
  Income (loss) per common share
    before extraordinary item......    $   1.98       $   1.23       $   (.16)      $    .33       $    .30       $  (1.87)
  (Loss) per common share from
    discontinued operations........          --             --             --             --             --           (.17)
  Extraordinary (loss) per common
    share..........................          --             --             --           (.39)          (.27)            --
                                       --------       --------       --------       --------       --------       --------
Net income (loss) per common
  share............................    $   1.98       $   1.23       $   (.16)      $   (.06)      $    .03       $  (2.04)
                                       ========       ========       ========       ========       ========       ========
Weighted average number of basic
  common shares....................      61,506         59,860         58,254         57,682         44,652         42,964
                                       ========       ========       ========       ========       ========       ========
Income (loss) per diluted common
  share:
  Income (loss) per common share
    before extraordinary item......    $   1.84       $   1.14       $   (.16)      $    .30       $    .27       $  (1.87)
  (Loss) per common share from
    discontinued operations........          --             --             --             --             --           (.17)
  Extraordinary (loss) per common
    share..........................          --             --             --           (.35)          (.25)            --
                                       --------       --------       --------       --------       --------       --------
Net income (loss) per common
  share............................    $   1.84       $   1.14       $   (.16)      $   (.05)      $    .02       $  (2.04)
                                       ========       ========       ========       ========       ========       ========
Weighted average number of diluted
  common shares and equivalents....      66,316         64,642         58,254         63,256         49,164         42,964
                                       ========       ========       ========       ========       ========       ========

                                              PREDECESSOR BUSINESS (A)
                                     ------------------------------------------
                                     JANUARY 1 TO    YEAR ENDED     YEAR ENDED
                                      AUGUST 18,    DECEMBER 31,   DECEMBER 31,
                                         1994           1993           1992
                                     ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Net sales..........................    $176,097       $304,927       $309,287
Cost of sales......................      73,446        124,387        123,342
Revaluation of acquired inventory
  (B)..............................          --             --             --
                                       --------       --------       --------
  Gross profit.....................     102,651        180,540        185,945
Selling, general and administrative
  expenses.........................      85,216        132,452        138,318
Research and development
  expenses.........................      13,399         18,525         19,142
Goodwill and purchased technology
  amortization.....................          --             --             --
Expensed in-process research and
  development (B)..................          --             --             --
Management fee (B).................          --             --             --
Restructuring charge (B)...........          --         13,000             --
                                       --------       --------       --------
  Operating income (loss)..........       4,036         16,563         28,485
Interest expense, net (C)..........         828          2,072          2,107
(Gains) on cash flow hedges (B)....          --             --             --
                                       --------       --------       --------
  Income (loss) from operations
    before income taxes............       3,208         14,491         26,378
Provision for income taxes.........         916          4,169          6,180
                                       --------       --------       --------
  Income (loss) from operations....       2,292         10,322         20,198
Income (loss) from discontinued
  operations, net of tax (B).......        (448)            (9)           108
                                       --------       --------       --------
  Income (loss) before
    extraordinary item.............       1,844         10,313         20,306
Extraordinary item-(loss) on early
  retirement of debt (B)...........          --             --             --
                                       --------       --------       --------
Income (loss) before cumulative
  effect of change in accounting
  principle........................       1,844         10,313         20,306
Cumulative effect of change in
  accounting principle (B).........          --             --         (2,228)
                                       --------       --------       --------
  Net income (loss)................    $  1,844       $ 10,313       $ 18,078
                                       --------       --------       --------
Less: Accretion of and dividend on
  preferred stock, net of gain.....
  Net income (loss) available to
    common stockholders............
Income (loss) per basic common
  share:
  Income (loss) per common share
    before extraordinary item......
  (Loss) per common share from
    discontinued operations........
  Extraordinary (loss) per common
    share..........................
Net income (loss) per common
  share............................
Weighted average number of basic
  common shares....................
Income (loss) per diluted common
  share:
  Income (loss) per common share
    before extraordinary item......
  (Loss) per common share from
    discontinued operations........
  Extraordinary (loss) per common
    share..........................
Net income (loss) per common
  share............................
Weighted average number of diluted
  common shares and equivalents....

                                                                           THE COMPANY
                                     ---------------------------------------------------------------------------------------
                                      YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED    AUGUST 19 TO
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         1999           1998           1997           1996           1995           1994
                                     ------------   ------------   ------------   ------------   ------------   ------------
BALANCE SHEET AND OTHER DATA (D):
Working capital....................    $ 49,489       $ 53,459       $ 45,843       $ 61,227       $ 56,385       $ 87,357
Total assets.......................    $584,437       $577,701       $552,059       $365,502       $299,816       $331,598
Long term debt, including current
  maturities (C)...................    $ 91,080       $218,250       $305,340       $210,470       $158,500       $275,000
Redeemable preferred stock.........          --       $  9,058       $  8,096       $  7,153       $  6,232       $  5,330
Stockholders' equity
  (deficit)/parent company
  investment.......................    $292,162       $150,119       $ 62,297       $ 57,780       $ 58,118       $(22,670)
Employees..........................       2,968          2,758          2,640          2,135          1,934          2,021
Depreciation and amortization for
  the period.......................    $ 28,947       $ 27,248       $ 20,010       $ 16,709       $ 13,774       $  4,394
Capital expenditures for the
  period...........................    $ 24,416       $ 20,616       $ 23,393       $ 13,822       $  9,878       $  2,191

                                              PREDECESSOR BUSINESS (A)
                                     ------------------------------------------
                                     JANUARY 1 TO    YEAR ENDED     YEAR ENDED
                                      AUGUST 18,    DECEMBER 31,   DECEMBER 31,
                                         1994           1993           1992
                                     ------------   ------------   ------------
BALANCE SHEET AND OTHER DATA (D):
Working capital....................                   $100,528       $112,905
Total assets.......................                   $189,592       $199,513
Long term debt, including current
  maturities (C)...................                   $     --       $     --
Redeemable preferred stock.........                   $     --       $     --
Stockholders' equity
  (deficit)/parent company
  investment.......................                   $149,095       $163,157
Employees..........................       2,069          2,009          2,180
Depreciation and amortization for
  the period.......................    $  6,323       $  9,265       $  8,857
Capital expenditures for the
  period...........................    $  5,935       $  8,439       $ 10,739

----------------------------------

(A) Results of predecessor HPLC business of former parent Millipore Corporation acquired by Company on August 18, 1994.

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

INDEX

1.  PAGE 12, 13

    Steiner Plastics Images courtesy of The Library of Congress, Prints and Photographs division, Gottscho-Schleisner collection.

2.  PAGE 9

    Linus Pauling image courtesy of The Archives, California Institute of Technology.

3.  PAGE 12

    Wallace Carothers image courtesy of The Hagley Museum & Library.


(Inside Back Cover)

DIRECTORS

Douglas A. Berthiaume
Chairman, President
and Chief Executive Officer
Waters Corporation

Joshua Bekenstein
Managing Director
Bain Capital, Inc.

Dr. Michael J. Berendt
Senior Vice President
Bayer Corporation

Philip Caldwell
Chairman of the Board
and Chief Executive Officer (Retired),
Ford Motor Company

Edward Conard
Managing Director
Bain Capital, Inc.

Dr. Laurie H. Glimcher
Professor of Immunology and Medicine
Harvard School of Public Health
and Harvard Medical School

William J. Miller
Independent Investor and Consultant

Thomas P. Salice
President and Chief Executive Officer
AEA Investors, Inc.

OFFICERS

Douglas A. Berthiaume
Chairman, President
and Chief Executive Officer

Arthur G. Caputo
Senior Vice President
Worldwide Sales and Marketing

Thomas W. Feller
Senior Vice President
E-Business Initiative

John R. Nelson
Senior Vice President
Research, Development and Engineering

Philip S. Taymor
Senior Vice President
Finance and Administration and Chief Financial Officer

Brian K. Mazar
Vice President
Human Resources and Investor Relations

Devette W. Russo
Vice President
Chromatography Consumables Division

John Ornell
Vice President
Operations

TRANSFER AGENT

BankBoston, N.A.
c/o EquiServe
P.O. Box 8040
Boston, Massachusetts 02216
781-575-3120
www.equiserve.com

AUDITORS

PricewaterhouseCoopers LLP
One Post Office Square
Boston, Massachusetts 02109

ATTORNEYS

Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110-1726

STOCKHOLDERS' MEETING

Date:        May 4, 2000, 11 a.m.
Place:       Waters Corporation
               34 Maple Street
               Milford, Massachusetts
Directions:  Call 800-252-4752 Ext. 3314

STOCKLIST SYMBOL

NYSE: WAT
Form 10K

A copy of the Company's 10K, filed with the Securities and Exchange Commission, is available without charge upon written request to:

Waters Corporation
34 Maple Street
Milford, Massachusetts 01757

OFFICES

Corporate Headquarters:
Waters Corporation
34 Maple Street
Milford, Massachusetts 01757
Phone: 508-478-2000
Toll free: 800-252-4752
FAX: 508-872-1990
Email: info@waters.com
URL: www.waters.com

Waters, Micromass, CapLC, Q-TOF, TA Instruments, Quattro Ultima, LCT, MUX Technology and Alliance are trademarks of Waters Corporation.

Dacron is a registered trademark of E. I. DuPont de Nemours and Company.

Aspirin is a registered trademark of Bayer Corporation.

Enovid is a trademark of G.D. Searle and Company.
1444-AR-00

(Back Cover)

(Front Cover Image wraps around to Back Cover)

34 Maple Street, Milford, MA 01757
Waters 2000