Form 10-K, Exhibit 13
period 2000-12-31
WATERS CORP /DE/
filed 2001-03-27
CIK 1000697

                                                                    Exhibit 13.1

(Front Cover)

WATERS ANNUAL REPORT 2000
SUCCEEDING ON A MOLECULAR LEVEL
-------------------------------


(Inside Front Cover: Corporate Description)

Waters Corporation (NYSE: WAT) is the world's leading supplier of high performance liquid chromatography, mass spectrometry and thermal analysis products. Around the world, Waters(R) products are used by pharmaceutical, life science, industrial, university and government scientists in research and development, quality assurance and other laboratories. Our technologies provide these customers with fundamental data on chemical mixtures and materials. Then, by turning these analytical data into useful information, we help scientists understand the complexities of chemistry and of life itself.

Page 1
FINANCIAL HIGHLIGHTS
ADJUSTED FINANCIAL RESULTS (A):

($ IN THOUSANDS, EXCEPT PER SHARE DATA)                2000      1999   INCREASE
                                                   --------  --------   --------
Net sales                                          $795,071  $704,400         13%

Operating income                                   $210,827  $176,509         19%

Percentage of sales                                    26.5%     25.1%

Income from operations before income taxes         $210,962  $167,561         26%

Net income available to common stockholders (A)    $156,113  $121,876         28%

Net income per basic common share                  $   1.22  $    .99         23%

Net income per diluted common share                $   1.14  $    .92         24%

Return on average assets                               24.5%     21.1%

Return on average equity                               41.4%     53.1%

At year end:

Total assets                                       $692,345  $586,345

Stockholders' equity                               $451,781  $292,162

Employees                                             3,158     2,968


(A) Adjusted financial results for 2000 reflect reported results of operations excluding a $10,771 charge for the cumulative effect of a change in accounting principle. All per share amounts have been retroactively restated to reflect a two-for-one common stock split distributed in the form of a 100% stock dividend on August 25, 2000.

Pages 2 and 3, Two page spread.

2000 LETTER TO SHAREHOLDERS
---------------------------

[Photograph of Douglas A. Berthiaume, Chairman, President and Chief Executive Officer]

The year 2000 was one of significant accomplishment for Waters, both strategic and financial. Our success continued to build on our ability to bring innovative new products to market year after year. This relentless pursuit of improved capabilities and technological breakthroughs has produced a stream of products driving strong revenue growth. In 2000, our revenues grew 13% despite unfavorable currency translation effects, without which our sales grew by an even more robust 17%. Products introduced in the last two years - including our Q-TOF II mass spectrometer, Quattro Ultima mass spectrometer, ZQ Mass Detector, FractionLynx Autopurification System, Alliance HT and CapLC chromatographs, and XTerra family of chromatographic columns - were major reasons for this growth.

     Our success has been most pronounced in the key life science research market. Our Time-of-Flight mass spectrometers have been extremely well received in both the fast-growing field of proteomics research and the equally fast-growing drug metabolism analysis segment within the pharmaceutical industry. High throughput LC/MS systems, like the Alliance HT in combination with the ZQ mass detector, have also established strong market positions. Our combination of world leadership in high performance liquid chromatography (HPLC) and in mass spectrometry is providing life science researchers with the tools necessary to develop breakthrough drugs to treat disease and improve health care.

     By building on these strengths and focusing on operational excellence, we have been able to convert our strategic position into outstanding financial performance. In 2000, while our revenues were up 13%, earnings per share, excluding the nonrecurring cumulative effect of an accounting change, grew 24%. Our balance sheet also continued to strengthen. Midway through 2000, we became net debt free, and by the end of the year we had accumulated $75 million of cash and short-term investments. Our businesses generated over $140 million of free cash in 2000, excluding financing and acquisition activities. Because of the flexibility this provided, we were able to invest in longer-term life science initiatives, including a strategic relationship with Variagenics, Inc. to develop "SNP" (single nucleotide polymorphisms) analysis capabilities for the emerging field of pharmacogenomics, and a strategic partnership with Caprion Pharmaceuticals Inc. aimed at developing advanced proteomics tools.

     We plan to pursue similar opportunities in the future, where we can combine Waters advanced technologies, and financial capabilities with promising life science research from innovative partners in order to accelerate symbiotic new products into the market. We are optimistic about the future. Our customers, in both life science and other industries, continue to demand more innovation, more throughput and better decision-making tools in their quest for faster product development. For 2001, we have planned a series of product launches across all our technology platforms - new chromatography systems, new mass spectrometry systems and, importantly, a major new product launch for our thermal analysis business - which promise to extend our record of profitable innovation.

     I want to thank our customers and employees across our business units - Waters HPLC, Micromass and TA Instruments - for their indispensable contributions to our success in this and past years. And, I look forward to our next year together.

Sincerely,
/s/ Douglas A. Berthiaume
Douglas A. Berthiaume
President, Chairman and Chief Executive Officer


Pages 4 and 5, Two-page spread.

Left-hand page carries a vertical bar graph titled Fig. 1 WORLDWIDE REVENUE 1996-2000 (IN MILLIONS) showing annual corporate revenue figures (Y axis) for five-year period 1996 - 2000 (X axis).

[Sales graph:

Worldwide Revenues (in millions)
1996 - $391
1997 - $465

1998 - $619
1999 - $704
2000 - $795 ]

[Above and below the graph is the following:]

WHEN YOU BREAK IT ALL DOWN, THE REASON FOR OUR SUCCESS IS CLEAR. Applications
----------------------------------------------------------------
for Waters high performance liquid chromatography (HPLC), mass spectrometry (MS) and thermal analysis (TA) instrumentation, software and separation chemistries span the entire industrial analytical spectrum - from research to development to quality control. Reliability, speed and accuracy-the advantages of all our technologies-have helped Waters products become indispensable for customers in 48 countries. Today, Waters enjoys a reputation as the global market-leading provider of HPLC, MS and TA products. Our international sales represent nearly 57% of total company revenue. Researchers around the world view our products as "sample-to-knowledge converters"- the research tools and information networks that let them extract the knowledge they need from their samples to make critical decisions about their products. That fact, coupled with our ability to seamlessly link critical instrumentation, chemistries, separation technologies, and software, uniquely positions us to deliver value-added solutions to our customers.

[On right-hand page is an extreme close-up of laboratory glassware under which is the following caption:]

WATERS ENJOYS A REPUTATION AS THE GLOBAL MARKET-LEADING PROVIDER OF HPLC, MS AND TA PRODUCTS AND SERVICES. Every day, more and more companies around the world are using our industry-leading HPLC, MS and TA products. Without our tools and the links we create between them, scientists couldn't make many of the critical decisions that lead to important breakthroughs.


Pages 6 and 7, Two-page spread.

[On left-hand page is a photo of a female laboratory chemist examining the contents of a beaker under which is the following caption:]

WATERS HAS ENJOYED 21 CONSECUTIVE QUARTERS OF POST-IPO DOUBLE-DIGIT EARNINGS GROWTH. Maintaining operational excellence and profitable growth on a global scale are our top priorities. Over the past five years, we've made a number of strategic company acquisitions and have introduced many new products. As a result, we've successfully expanded our technology base and taken our profitability to entirely new heights.

[Right-hand page carries an area graph titled Fig. 2 EARNINGS PER SHARE 1996-2000 (EXCLUDING NONRECURRING CHARGES) showing annual corporate earnings per share figures (Y axis) for five-year period 1996 - 2000 (X axis).

[Earnings per share (excluding nonrecurring charges) graph:

1996 - $0.35
1997 - $0.48
1998 - $0.70
1999 - $0.92
2000 - $1.14 ]

[Above and below the graph is the following:]

WE'RE MAKING THE MOST OUT OF THE LITTLE THINGS IN LIFE. December 31, 2000 marked
-------------------------------------------------------
the closing of the company's 21st consecutive quarter of post-IPO double-digit earnings growth (excluding nonrecurring charges). We attribute our success to our 3,200 employees, averaging 10 years of experience with the company, who develop, manufacture, and market our products and provide our world-renowned customer service. Thanks to these dedicated people, we've achieved a level of expertise no other company in the industry can match. This expertise has allowed us to realize our vision of becoming the premiere analytical chromatography, consumables, thermal analysis and mass spectrometry product company in the world. Over the past five years, we've successfully launched a series of new products including our market-leading Alliance(R) HPLC Systems, Oasis(R) Sample Preparation Products, Millennium(R)32 Chromatography Software and XTerra(R) Columns. In addition, we acquired TA Instruments(R), Inc. and Micromass(R) UK Limited, significantly expanding our mass spectrometry knowledge base and product line. Combine these accomplishments with plans to launch more new technologies in the years to come, and you've got the perfect formula for long-term financial growth.

Pages 8 and 9, Two-page spread.

[Left-hand page carries a horizontal bar graph titled Fig. 3 WORLDWIDE R&D SPENDING BY PHARMACEUTICAL AND BIOTECH COMPANIES* 1996 - 2000 (IN MILLIONS) showing spending figures (Y axis) for five-year period 1996 - 2000 (X axis).

[Worldwide R & D spending by pharmaceutical and biotech research graph * (in billions):

1996-$ 43
1997-$ 45
1998-$ 48
1999-$ 53
2000-$ 57]

* Source: The Pharmaceutical R&D Compendium: CMR International/Script's Complete Guide to Trends in R&D.

[Above and below the graph is the following:]

HEALTHY GROWTH IS DIRECTLY RELATED TO THE SUM OF OUR PARTS. Spending on R&D in
-----------------------------------------------------------
the life sciences field is at an all-time high, and it's rising steadily. Waters technologies are critical to all phases of the drug discovery, development and manufacturing processes. In fact, we're the leading supplier of HPLC and MS tools to the $335 billion and rapidly growing life sciences market, and we work with virtually all of the world's largest drug companies. During the drug discovery process, our products help these companies to determine which of the thousands of compounds they generate shows the most promise of becoming a new drug. Once a compound has been selected for development into a potential drug, our technologies are critical in assessing how these candidates can be most effectively and safely delivered to humans. Accurate and thorough documentation of this entire process is critical and requires software, such as our own, for proper submittal of test data to regulatory agencies. Once a drug reaches the post-approval stage, our Alliance HPLC instruments, Symmetry and XTerra columns and our Millennium32 software are essential for analyzing production batches of prescription and non-prescription drug formulations and for maintaining accurate and accessible records of all tests.


[On right-hand page is an extreme close-up of glass pipettes in a glass beaker under which is the following caption:]

WATERS IS THE LEADING SUPPLIER OF HPLC AND MS TOOLS TO THE LIFE SCIENCES MARKET. Historically, our success has been tied to pharmaceutical research, development and quality control, which have fueled our growth since 1995. Today, approximately 70% of our revenue is derived from the life science industry. As life science spending continues to increase significantly, so will our success.


Pages 10 and 11, Two-page spread.
[On left-hand page is an extreme close-up of a male laboratory chemist examining the contents of a petri dish under which is the following caption:]

IN THE FUTURE, SCIENTISTS AND RESEARCHERS WILL NEED TO ANALYZE AND PURIFY THOUSANDS OF COMPOUNDS PER DAY. Scientists are constantly looking for new and better ways to examine the causes of diseases. Waters products are redefining the drug discovery process by setting new standards for speed, sensitivity and accuracy.

[Right-hand page carries a vertical bar graph titled Fig. 4 FREE CASH FLOW (BEFORE FINANCING ACTIVITIES AND ACQUISITION EXPENDITURES) 1996-2000 (IN MILLIONS) showing annual corporate free cash flow figures (Y axis) for five-year period 1996 - 2000 (X axis).

[Free cash flow (before financing activities and acquisition expenditures) (in millions) graph:

1996-$  28
1997-$  60
1998-$  89
1999-$ 126
2000-$ 140]

[Above and below the graph is the following:]

THE DEEPER WE DIG, THE MORE WE FIND. A revolution is occurring in drug discovery
------------------------------------
that has led to a dramatic increase in the need for analysis and purification. This need has been driven by the creation of libraries containing millions of small molecules that are potential candidates for becoming new drugs. HPLC and MS are the primary tools used to make decisions about which compounds to select as potential drug candidates. Our Alliance (R) HT HPLC System, ZQ Mass Detector, FractionLynx Autopurification Systems, LCT(TM) Mass Spectrometer with MUX Technology(TM), XTerra Prep Columns, and MassLynx(TM) Mass Spectrometry Software help chemists to more quickly and accurately pinpoint the compounds most likely to survive the clinical trial process. Our unique ability to create automated systems that link together separations chemistries, separations systems, mass spectrometry and software technologies will continue to position Waters at the forefront of this emerging market.

Pages 12 and 13, Two-page spread.

[Left-hand page carries an area graph titled Fig. 5 RETURN ON AVERAGE ASSETS 1996 - 2000 showing annual return on average asset figures (Y axis) for five-year period 1996 - 2000 (X axis).

[Return on average assets graph:

1996  13.3%
1997  13.6%
1998  15.9%
1999  21.0%
2000  24.0%]

[Above and below the graph is the following:]

WHERE THERE ARE BILLIONS OF PEOPLE, THERE ARE BILLIONS OF GENETIC OPPORTUNITIES.
--------------------------------------------------------------------------------
Genomics and proteomics, two new fields of science, are expanding the scope of the drug discovery process. Genomics is the study of the collection of genes within an organism. The goal of proteomics is to define the proteins that genes express, their interactions with each other, and their relationships to disease states. Genomic- and proteomic-based discovery efforts have also led to the creation of the field of pharmacogenomics-the use of information about an individual's genome to predict that individual's response to drugs. Scientists foresee a day when drugs can be targeted to groups of people, or individual patients, most likely to respond positively to them. Research of this magnitude requires the most advanced separations, mass spectrometry and mass informatic technologies available to interpret these highly complex data sets. The search for new drug targets, the pursuit of personalized medicines, and the anticipated growth in the number of associated clinical trials ultimately increase the demand for Waters Separations Systems used in combination with the Micromass Quattro Ultima(TM), Q-TOF Ultima(TM), Q-TOF micro(TM) and M@LDI HT(TM) Mass Spectrometers.

[On right-hand page is an image of an electrophoretic gel under which is the following caption:]

TO DATE, MARKETABLE DRUGS ARE AIMED AT APPROXIMATELY 400-500 DISEASE TARGETS, OR PROTEINS. THIS NUMBER IS PROJECTED TO INCREASE TENFOLD OVER THE NEXT DECADE. In the future, genomics and proteomics will significantly accelerate the search for new drug targets and increase the opportunity to create highly personalized medicine. Through internal and external investments, Waters will leverage technologies that position the company as an essential element in this future.


[Pages 14 and 15, two page spread of photos of Company officers]

[2000 Company Officers photos shown horizontally:]

Douglas A. Berthiaume
Chairman, President and Chief Executive Officer

Bob Williams
Chairman,
Micromass UK, Limited

Norman Lynaugh
Managing Director,
Micromass UK, Limited

Devette W. Russo
Senior Vice President,
Chromatography Consumables Division

Pat Howard
President,
TA Instruments Inc.

John Ornell
Vice President,
Operations

John R. Nelson
Senior Vice President,
Research, Development and Engineering

Brian K. Mazar
Senior Vice President,
Human Resources and Investor Relations

Thomas W. Feller
Senior Vice President,
E-Business Initiative

Philip S. Taymor
Senior Vice President,
Finance and Administration
and Chief Financial Officer

Arthur G. Caputo
Senior Vice President,
Worldwide Sales and Marketing


[Inside Back Cover]
[Listing of Directors, Officers, Independent Accountants, Attorneys, Stockholders' Meeting, Stocklist Symbol and Offices.]

DIRECTORS

Joshua Bekenstein
Managing Director
Bain Capital, Inc.

Dr. Michael J. Berendt
Managing Director
AEA Investors, Inc.

Douglas A. Berthiaume
Chairman, President and Chief Executive Officer
Waters Corporation

Philip Caldwell
Chairman of the Board and Chief Executive Officer (Retired)
Ford Motor Company

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

Arthur G. Caputo
Senior Vice President
Worldwide Sales and Marketing

Thomas W. Feller
Senior Vice President
E-Business Initiative

John R. Nelson
Senior Vice President
Research, Development and Engineering

Philip S. Taymor
Senior Vice President
Finance and Administration
and Chief Financial Officer

Brian K. Mazar
Senior Vice President
Human Resources and Investor Relations

Devette W. Russo
Senior Vice President
Chromatography Consumables Division

John Ornell
Vice President
Operations


TRANSFER AGENT

Fleet National Bank
c/o EquiServe
P.O. Box 8040
Boston, Massachusetts 02266-8040
781-575-3120
www.equiserve.com

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
One Post Office Square
Boston, Massachusetts 02109


ATTORNEYS

Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110-1726


STOCKHOLDERS' MEETING

Date:   May 3, 2001, 11 a.m.
Place:  Waters Corporation
        34 Maple Street
        Milford, Massachusetts
Directions: Call 800-252-4752, ext. 3314


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

Waters, Micromass, Q-TOF, TA Instruments, Quattro Ultima, LCT, M@LDI HT, Oasis, Millennium, XTerra, ZQ, FractionLynx, Mass Lynx, Quattro, MUX Technology, Q-TOF micro, Symmetry and Alliance are trademarks of Waters Corporation.

720000263EN

1444-AR-01

[Back Cover Photo]

Extreme close-up of microscope slides.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Waters Corporation ("Waters" or the "Company"), an analytical instrument manufacturer, is the world's largest manufacturer and distributor of high performance liquid chromatography ("HPLC") instruments, columns and other consumables, and related service. The Company has the largest HPLC market share in the United States, Europe and non-Japan Asia and has a leading position in Japan. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. Through its Micromass Limited ("Micromass") subsidiary, the Company is a market leader in the development, manufacture and distribution of mass spectrometry ("MS") instruments, which are complementary products that can be integrated and used along with other analytical instruments, especially HPLC. Through its TA Instruments, Inc. ("TAI") subsidiary, the Company is also the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers. As discussed in Note 15 to the financial statements, these three operating segments have been aggregated into one reporting segment for financial statement purposes.

   Sales grew by 13% in 2000 and by 14% in 1999. Sales grew by 17% in 2000 excluding currency effects, while 1999 growth was virtually unaffected by currency comparisons. Sales growth, before currency effects, in both years reflected increased customer demand for new products and generally was broad-based geographically. Operating income for the year ended December 31, 2000 was $210.8 million, a 19% increase over the $176.5 million generated in 1999. Earnings per diluted common share, before the cumulative effect of a change in accounting principle, were $1.14 in 2000, a 24% increase over the $.92 in 1999.

   During 2000, approximately 57% of the Company's combined net sales were derived from operations outside the United States. The Company believes that the geographic diversity of its sales reduces its dependence on any particular region. The U.S. dollar value of these revenues varies with currency exchange fluctuations, and such fluctuations can affect the Company's results from period to period.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   Net Sales. Net sales for 2000 were $795.1 million, compared to $704.4 million for the year ended December 31, 1999, an increase of 13%. Excluding the impact of currency on 2000 net sales compared to 1999, net sales increased 17%. Sales were particularly strong to life science customers and for mass spectrometry products in general. Sales of time-of-flight mass spectrometry products continued to perform well with sales growing in excess of 50% in 2000 as a result of expanding customer needs in proteomics, drug discovery and drug development application areas. Currency translation reduced sales growth rates by four percentage points in 2000 primarily due to weakening of European currencies, which was partially offset by appreciation of the Japanese yen.

   Gross Profit. Gross profit for 2000 was $506.8 million, compared to $447.3 million for 1999, an increase of $59.5 million or 13%. Gross profit as a percentage of sales increased to 63.7% in 2000 from 63.5% in 1999, as the Company continues to benefit from productivity improvements which were offset, to a certain extent, by the effects of currency translation.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses for 2000 were $246.4 million, compared to $226.6 million for 1999. As a percentage of net sales, selling, general and administrative expenses decreased to 31.0% for 2000 from 32.2% for 1999 as a result of higher sales volume and expense controls. The $19.8 million or 8.7% increase in total expenditures primarily resulted from increased headcount and related costs required to support increased sales levels, reduced by the effects of currency translation.

   Research and Development Expenses. Research and development expenses were $42.5 million for 2000 compared to $36.1 million for 1999, a $6.4 million or 18% increase from prior year levels. The Company continued to invest significantly in the development of new and improved HPLC, thermal analysis, rheology and mass spectrometry products.

   Goodwill and Purchased Technology Amortization. Goodwill and purchased technology amortization for 2000 was $7.1 million, compared to $8.1 million for 1999, a decrease of $1.0 million or 12%. The expense decreased because a portion of purchased technology reached full amortization in 1999.

   Operating Income. Operating income for 2000 was $210.8 million, an increase of $34.3 million or 19% from the prior year. Waters improved operating income levels on the strength of sales growth, volume leverage and continued focus on cost controls in all operating areas.

   Interest Income (Expense), Net. Net interest income was $.1 million in 2000 compared to net interest expense of ($8.9) million in 1999. The current year change primarily reflected payment of outstanding debt balances during the year under the Company's Bank Credit Agreement and investment of cash generated from operations.

   Provision for Income Taxes. The Company's effective income tax rate was 26% in 2000 and 27% in 1999. The 2000 tax rate decreased primarily due to a favorable shift in the mix of taxable income to lower tax rate jurisdictions.

   Income before the Cumulative Effect of an Accounting Change. Income from operations before the cumulative effect of an accounting change for 2000 was $156.1 million, compared to $122.3 million for 1999, an increase of $33.8 million or 28%. The improvement over the prior year was a result of sales growth, productivity improvement across all operating areas, a decline in interest expense and the impact of a decrease in the Company's effective income tax rate.

   Change in Revenue Recognition Accounting. Effective January 1, 2000, the Company changed its method of revenue recognition for certain products requiring installation in accordance with Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements. Previously, the Company recognized revenue related to both the sale and the installation of certain products at the time of shipment. The larger of the contractual cash holdback or the fair value of the installation service is now deferred when the product is shipped and recognized as a multiple element arrangement in accordance with SAB 101 when installation is complete. The cumulative effect of the change on prior years resulted in a charge to income of $10.8 million (net of an income tax benefit of $3.8 million), which is included in income for the year ended December 31, 2000. The adoption of SAB 101 had virtually no effect on the Company's 2000 results of operations excluding the cumulative effect. For the year ended December 31, 2000, the Company recognized $17.6 million in revenue, which is the entire amount of revenue associated with the cumulative effect adjustment as of January 1, 2000.

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

   Goodwill and Purchased Technology Amortization. Goodwill and purchased technology amortization for 1999 was $8.1 million, compared to $9.4 million for 1998, a decrease of $1.3 million or 14%. The expense decreased as a portion of purchased technology reached full amortization during the year.

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

   Interest Income (Expense), Net. Net interest expense decreased by $9.4 million, or 51%, from ($18.3) million in 1998 to ($8.9) million in 1999. The current year decrease primarily reflected lower average debt levels as a result of repayments from the Company's cash flow.

   Provision for Income Taxes. The Company's effective income tax rate was 27% in 1999 and 23% in 1998, excluding the nonrecurring nondeductible charge related to the revaluation of acquired inventory. The 1999 tax rate increased primarily because a majority of net operating loss carryforwards were utilized in 1998.

   Net Income. Net income for 1999 was $122.3 million, compared to $74.4 million for 1998, an increase of $47.9 million or 64%. Excluding the nonrecurring acquisition related charge in 1998, the Company increased its $90.9 million of income in 1998 to $122.3 million in 1999. The improvement over the prior year was a result of sales growth, productivity improvement in all operating areas and a decline in interest expense, offset by the impact of an increase in the Company's effective income tax rate.

Euro Currency Conversion

   Several countries of the European Union will adopt the euro as their legal currency effective July 1, 2002. A transition period has been established from January 1, 1999 to July 1, 2002 during which companies conducting business in these countries may use the euro or their local currency. The Company has considered the potential impact of the euro conversion on pricing strategies, information technology systems, currency risk and overall risk management. Currently, the Company does not expect that the euro conversion will result in any material increase in costs to the Company or have a material adverse effect on its business or financial condition.

Liquidity and Capital Resources

   During 2000, net cash provided by the Company's operating activities was $175.6 million, primarily as a result of net income for the year after adding back depreciation, amortization and the tax benefit related to stock option activity, less working capital needs. In terms of working capital, $35.6 million was used for accounts receivable and inventory growth related to current and future sales, and $33.8 million was provided by an increase in accounts payable, deferred revenue and customer advances, and other current liabilities. In addition, the Company received $23.8 million of proceeds from the exercise of stock options and its employee stock purchase plan, and $15.2 million from the settlement of its debt swap agreements. Primary uses of cash flow during the year were $90.4 million of net bank debt repayment, $35.4 million of property, plant and equipment and software capitalization investments, and $16.9 million for investments in unaffiliated companies and business acquisitions.

   The Company believes that existing cash and cash equivalent balances of $75.5 million and expected cash flow from operating activities together with borrowings available under the Bank Credit Agreement will be sufficient to fund working capital, capital spending and debt service requirements of the Company in the foreseeable future.

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

Recent Accounting Standards Changes

   In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -a replacement of SFAS 125. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The application of SFAS 140 did not have a material impact on its financial position or results of operations.

   In December 1999, the Securities and Exchange Commission ("SEC") issued SAB 101, Revenue Recognition in Financial Statements, which provides expanded and, in some cases, modified guidance of standard practices related to revenue recognition. Before modification by SAB 101A, SAB 101 was to be effective with the first fiscal quarter of fiscal years beginning after December 15, 1999 and required companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. In March 2000, the SEC issued SAB 101A, Amendment: Revenue Recognition in Financial Statements, which delayed implementation of SAB 101 until the Company's second fiscal quarter of 2000. SAB 101B, Second Amendment: Revenue Recognition in Financial Statements, was issued in June 2000 which further delayed implementation of SAB 101 until the Company's fourth fiscal quarter of 2000. The Company implemented SAB 101 in the fourth quarter retroactive to January 1, 2000, restating the first three quarters of 2000 and recording a non-cash cumulative effect of a change in accounting principle in the first quarter in the amount of ($10.8) million or ($.08) per diluted common share. SAB 101 in effect modified rules in one area, which in particular, affected the Company. Retroactive to January 1, 2000, the Company now recognizes that portion of revenue related to the installation of certain products when installation is complete. The adoption of SAB 101 had virtually no effect on the Company's 2000 results of operations excluding the cumulative effect.

   In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133. SFAS 137 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998 and was to be effective previously for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 137 defers the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Earlier application is permitted. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS 138 establishes accounting and reporting standards for a limited number of derivative instruments and hedging activities when implementing SFAS 133. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has implemented SFAS 133 and SFAS 138 on January 1, 2001, subsequent to the accompanying financial statements. The transition effect of implementing the new standard was not material to the Company.

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

 Foreign Exchange

   The Company has operations in various countries and currencies throughout the world. As a result, the Company's financial position, results of operations and cash flows can be affected by fluctuations in foreign currency exchange rates. The Company has in the past and may in the future use debt swap agreements to mitigate partially such effects.

   In February 1999, the Company closed certain outstanding debt swap agreements and entered into new debt swap agreements in European currencies, which hedged foreign exchange exposures. These new debt swap agreements also extended the time period of the agreements until February 2001. These agreements, combined with other outstanding debt swap agreements that the Company maintained at December 31, 1999, effectively swapped higher U.S. dollar fixed rate borrowings for lower fixed rate borrowings denominated in the respective currencies. The effect of these debt swap agreements and interest income earned from the investment of cash offset annual interest costs for 2000, 1999 and 1998, by $4,451, $3,239 and $2,547, respectively. The Company closed all outstanding debt swap agreements in December 2000, for which a realized gain of $15.2 million was recognized in accumulated other comprehensive (loss). At December 31, 1999, the fair market value of these instruments was an unrealized gain of $6.1 million.

   The Company enters into forward foreign exchange contracts principally to hedge the impact of currency fluctuations on certain intercompany balances. The periods of these forward contracts typically range from three months to one year. At December 31, 2000 and 1999, the Company held forward foreign exchange contracts with notional amounts totaling approximately $60 million and $30 million, respectively.

 Interest Rates

   The Company is exposed to risk of interest rate fluctuations when borrowing in connection with its Bank Credit Agreement. As a result, the Company attempts to minimize its interest rate exposures by using certain financial instruments described below for purposes other than trading.

   In November 1999, the Company closed an interest swap agreement with Bankers Trust Company and entered into a new agreement with decreased notional amounts. During 2000, the Company swapped at progressively reduced levels ranging from $103 million to zero dollars, and throughout 1999 the Company swapped $103 million, all in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. The interest swap agreement entered into in November 1999 reduced notional amounts progressively over a thirteen-month period scheduled to expire on December 29, 2000. In March 2000, the Company amended the swap agreement to accelerate the progressive reduction in the outstanding notional amounts and change the termination date to July 2000. The notional amount of the interest swap exceeded the aggregate borrowings at December 31, 1999 by $21.9 million. At December 31, 1999, the fair market value of the swap agreements was an unrealized loss of $16 thousand.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Waters Corporation:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Waters Corporation and Subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 2 to the financial statements, the Company changed its method of revenue recognition in 2000.

/s/ Pricewaterhouse Coopers LLP
-------------------------------
PricewaterhouseCoopers LLP

Boston, Massachusetts
January 23, 2001

                      WATERS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
                                                             (In thousands,
                                                            except per share
                                                                  data)
                          ASSETS
                          ------

Current assets:
  Cash and cash equivalents................................ $ 75,509  $  3,803
  Accounts receivable, less allowances for doubtful
   accounts of $2,815 and $3,741 at December 31, 2000
   and 1999, respectively..................................  167,713   149,271
  Inventories..............................................   87,275    80,363
  Other current assets.....................................   13,299    15,801
                                                            --------  --------
    Total current assets...................................  343,796   249,238
Property, plant and equipment, net.........................  102,608    91,841
Other assets...............................................   80,486    74,530
Goodwill, less accumulated amortization of $19,464 and
 $16,068 at
 December 31, 2000 and 1999, respectively..................  165,455   170,736
                                                            --------  --------
    Total assets........................................... $692,345  $586,345
                                                            ========  ========

           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Current liabilities:
  Notes payable and current portion of long-term debt...... $  4,879  $ 14,164
  Accounts payable.........................................   43,310    34,771
  Accrued compensation.....................................   18,299    16,087
  Deferred revenue and customer advances...................   40,044    31,406
  Accrued retirement plan contributions....................    4,405     5,181
  Accrued income taxes.....................................   45,653    30,958
  Accrued other taxes......................................    3,590     4,026
  Other current liabilities................................   60,353    63,156
                                                            --------  --------
    Total current liabilities..............................  220,533   199,749
Long-term debt.............................................      --     81,105
Other liabilities..........................................   20,031    13,329
                                                            --------  --------
    Total liabilities......................................  240,564   294,183
Stockholders' equity:
  Common stock, par value $.01 per share, 200,000 shares
   authorized, 129,811 and 124,519 shares issued and
   outstanding at December 31, 2000 and 1999,
   respectively............................................    1,298     1,245
  Additional paid-in capital...............................  213,261   194,833
  Deferred stock option compensation.......................      --       (166)
  Retained earnings........................................  245,383   100,041
  Accumulated other comprehensive (loss)...................   (8,161)   (3,791)
                                                            --------  --------
    Total stockholders' equity.............................  451,781   292,162
                                                            --------  --------
    Total liabilities and stockholders' equity............. $692,345  $586,345
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                      WATERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                Year Ended December 31
                                              ----------------------------
                                                2000      1999      1998
                                              --------  --------  --------
                                              (In thousands, except per
                                                     share data)
Net sales.................................... $795,071  $704,400  $618,813
Cost of sales................................  288,264   257,136   232,497
Revaluation of acquired inventory............      --        --     16,500
                                              --------  --------  --------
  Gross profit...............................  506,807   447,264   369,816
Selling, general and administrative
 expenses....................................  246,390   226,593   206,211
Research and development expenses............   42,513    36,094    34,433
Goodwill and purchased technology
 amortization................................    7,077     8,068     9,347
                                              --------  --------  --------
  Operating income...........................  210,827   176,509   119,825
Interest income (expense), net...............      135    (8,948)  (18,278)
                                              --------  --------  --------
  Income from operations before income
   taxes.....................................  210,962   167,561   101,547
Provision for income taxes...................   54,849    45,243    27,148
                                              --------  --------  --------
  Income before cumulative effect of change
   in accounting principle...................  156,113   122,318    74,399
Cumulative effect of change in accounting
 principle (Note 2)..........................  (10,771)      --        --
                                              --------  --------  --------
  Net Income.................................  145,342   122,318    74,399
Accretion of and 6% dividend on preferred
 stock.......................................      --       (825)     (963)
Gain on redemption of preferred stock........      --        383       --
                                              --------  --------  --------
  Net income available to common
   stockholders.............................. $145,342  $121,876  $ 73,436
                                              ========  ========  ========
Income per basic common share:
  Net income per basic common share before
   cumulative effect of change in accounting
   principle................................. $   1.22  $    .99  $    .61
  Cumulative effect of change in accounting
   principle.................................     (.08)      --        --
                                              --------  --------  --------
  Net income per basic common share.......... $   1.14  $    .99  $    .61
                                              ========  ========  ========
Weighted average number of basic common
 shares......................................  127,568   123,013   119,720
                                              ========  ========  ========
Income per diluted common share:
  Net income per diluted common share before
   cumulative effect of change in accounting
   principle................................. $   1.14  $    .92  $    .57
  Cumulative effect of change in accounting
   principle.................................     (.08)      --        --
                                              --------  --------  --------
  Net income per diluted common share........ $   1.06  $    .92  $    .57
                                              ========  ========  ========
Weighted average number of diluted common
 shares and equivalents......................  136,743   132,632   129,284
                                              ========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                      WATERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Year Ended December 31
                                                  -----------------------------
                                                    2000      1999       1998
                                                  --------  ---------  --------
                                                        (In thousands)
Cash flows from operating activities:
  Net income....................................  $145,342  $ 122,318  $ 74,399
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Deferred income taxes.......................    (4,444)     1,499   (10,366)
    Depreciation................................    17,380     15,663    14,820
    Amortization................................    11,321     13,284    12,428
    Amortization of debt issuance costs.........       736        737     1,240
    Compensatory stock option expense...........       166        220       220
    Tax benefit related to stock option plans...    14,430      9,747     7,623
    Revaluation of acquired inventory...........       --         --     16,500
  Change in operating assets and liabilities,
   net of acquisitions:
    (Increase) in accounts receivable...........   (25,140)   (15,566)  (21,978)
    (Increase) in inventories...................   (10,455)    (1,474)   (8,230)
    Increase in accounts payable and other
     current liabilities........................    24,854      6,251    14,034
    Increase in deferred revenue and customer
     advances...................................     8,925      2,406     4,284
    Other, net..................................    (7,529)    (4,877)    5,196
                                                  --------  ---------  --------
      Net cash provided by operating
       activities...............................   175,586    150,208   110,170
Cash flows from investing activities:
  Additions to property, plant, equipment,
   software capitalization and other
   intangibles..................................   (35,368)   (24,416)  (20,616)
  Investments in unaffiliated companies.........   (15,223)    (2,412)      --
  Business acquisitions, net of cash acquired...    (1,710)       --     (3,157)
  Loans to officers.............................       614      1,098       187
                                                  --------  ---------  --------
      Net cash (used in) investing activities...   (51,687)   (25,730)  (23,586)
Cash flows from financing activities:
  Net (repayment) borrowings of bank debt.......   (90,390)  (127,240)  (90,225)
  Redemption of preferred stock.................       --      (9,500)      --
  Proceeds from stock plans.....................    23,813     11,173     6,588
  Proceeds from debt swap.......................    15,202        --        --
                                                  --------  ---------  --------
      Net cash (used in) provided by financing
       activities...............................   (51,375)  (125,567)  (83,637)
Effect of exchange rate changes on cash and cash
 equivalents....................................      (818)      (605)     (563)
                                                  --------  ---------  --------
Increase (decrease) increase in cash and cash
 equivalents....................................    71,706     (1,694)    2,384
Cash and cash equivalents at beginning of
 period.........................................     3,803      5,497     3,113
                                                  --------  ---------  --------
Cash and cash equivalents at end of period......  $ 75,509  $   3,803  $  5,497
                                                  ========  =========  ========
Supplemental cash flow information:
  Income taxes paid.............................  $ 26,456  $  29,014  $ 14,993
  Interest paid.................................  $  3,497  $  12,214  $ 19,601
Supplemental non-cash transaction:
  Issuance of note for acquisition..............  $  2,834        --        --

   The accompanying notes are an integral part of the consolidated financial statements.

                      WATERS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

                                                                      Accumulated
                                  Additional   Deferred   Retained       Other         Total     Statement of
                           Common  Paid-in   Stock Option Earnings   Comprehensive Stockholders' Comprehensive
                           Stock   Capital   Compensation (Deficit)     (Loss)        Equity        Income
                           ------ ---------- ------------ ---------  ------------- ------------- -------------
                                                             (In thousands)
 Balance December 31,
  1997...................  $1,184  $160,588     $(606)    $(96,096)     $(2,773)     $ 62,297
 Comprehensive income,
  net of tax:
 Net income..............     --        --        --        74,399          --         74,399      $ 74,399
 Other comprehensive
  (loss):
  Foreign currency
   translation
   adjustments...........     --        --        --           --           (45)          (45)          (45)
                                                                        -------      --------      --------
 Other comprehensive
  (loss).................     --        --        --           --           (45)          (45)          (45)
                                                                                                   --------
 Comprehensive income....     --        --        --           --           --            --       $ 74,354
                                                                                                   ========
 Accretion of preferred
  stock..................     --       (363)      --           --           --           (363)
 Dividend payable on
  preferred stock........     --       (600)      --           --           --           (600)
 Issuance of common stock
  for Employee Stock
  Purchase Plan..........       1       865       --           --           --            866
 Compensatory stock
  option expense.........     --        --        220          --           --            220
 Stock options
  exercised..............      27     5,695       --           --           --          5,722
 Tax benefit related to
  stock option plans.....     --      7,623       --           --           --          7,623
                           ------  --------     -----     --------      -------      --------
 Balance December 31,
  1998...................  $1,212  $173,808     $(386)    $(21,697)     $(2,818)     $150,119
                           ------  --------     -----     --------      -------      --------
 Comprehensive income,
  net of tax:
 Net income..............     --        --        --       122,318          --        122,318      $122,318
 Other comprehensive
  (loss):
  Foreign currency
   translation
   adjustments...........     --        --        --           --          (973)         (973)         (973)
                                                                        -------      --------      --------
 Other comprehensive
  (loss).................     --        --        --           --          (973)         (973)         (973)
                                                                                                   --------
 Comprehensive income....     --        --        --           --           --            --       $121,345
                                                                                                   ========
 Accretion of preferred
  stock..................     --        (92)      --          (230)         --           (322)
 Dividend payable on
  preferred stock........     --       (153)      --          (350)         --           (503)
 Gain on redemption of
  preferred stock........     --        383       --           --           --            383
 Issuance of common stock
  for Employee Stock
  Purchase Plan..........     --      1,251       --           --           --          1,251
 Compensatory stock
  option expense.........     --        --        220          --           --            220
 Stock options
  exercised..............      33     9,889       --           --           --          9,922
 Tax benefit related to
  stock option plans.....     --      9,747       --           --           --          9,747
                           ------  --------     -----     --------      -------      --------
 Balance December 31,
  1999...................  $1,245  $194,833     $(166)    $100,041      $(3,791)     $292,162
                           ------  --------     -----     --------      -------      --------
 Comprehensive income,
  net of tax:
 Net income..............     --        --        --       145,342          --        145,342      $145,342
 Other comprehensive
  (loss):................
  Foreign currency
   translation
   adjustments...........     --        --        --           --        (3,624)       (3,624)       (3,624)
  Unrealized loss on
   investments, net......                                                  (746)         (746)         (746)
                                                                        -------      --------      --------
 Other comprehensive
  (loss).................     --        --        --           --        (4,370)       (4,370)       (4,370)
                                                                                                   --------
 Comprehensive income....     --        --        --           --           --            --       $140,972
                                                                                                   ========
 Issuance of common stock
  for Employee Stock
  Purchase Plan..........       1     1,608       --           --           --          1,609
 Compensatory stock
  option expense.........     --        --        166          --           --            166
 Stock options
  exercised..............      52    22,152       --           --           --         22,204
 Tax benefit related to
  stock option plans.....     --     14,430       --           --           --         14,430
 Valuation allowance
  related to stock option
  deferred tax asset.....     --    (19,762)      --           --           --        (19,762)
                           ------  --------     -----     --------      -------      --------
 Balance December 31,
  2000...................  $1,298  $213,261     $ --      $245,383      $(8,161)     $451,781
                           ======  ========     =====     ========      =======      ========

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

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries, most of which are wholly owned. The Company consolidates entities in which it owns or controls more than fifty percent of the voting shares unless control is likely to be temporary. All material intercompany balances and transactions have been eliminated.

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

                      WATERS CORPORATION AND SUBSIDIARIES

 Concentration of Credit Risk

   The Company sells its products and service to a significant number of large and small customers throughout the world, with approximately 64% of 2000 net sales to the pharmaceutical industry. None of the Company's individual customers account for more than 2% of annual Company sales. The Company performs continuing credit evaluation of its customers and generally does not require collateral, but in certain circumstances may require letters of credit or deposits. Historically, the Company has not experienced significant bad debt losses.

 Inventory

   The Company values all of its inventories at the lower of cost or market on a first-in, first-out basis (FIFO).

 Income Taxes

   Deferred income taxes are recognized for temporary differences between financial statement and income tax basis of assets and liabilities.

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

 Software Development Costs

   The Company capitalizes software development costs for products offered for sale in accordance with Statement of Financial Accounting Standard ("SFAS") 86. Capitalized costs are amortized to cost of sales on a straight-line basis over the estimated useful lives of the related software products, generally three to five years. Capitalized software costs included in other assets, net of accumulated amortization, were $16,975 and $15,430 at December 31, 2000 and 1999, respectively.

   The Company capitalizes internal software development costs in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized internal software development costs are amortized on a straight-line basis over ten years. For the years ended December 31, 2000 and 1999, capitalized internal software included in property, plant and equipment, net of accumulated amortization, totaled $2,890 and $3,275, respectively.

 Purchased Technology and Goodwill

   Purchased technology amounts are recorded at their fair market value as of the acquisition date and amortized over estimated useful lives ranging from four to fifteen years. Goodwill is amortized on a straight-line basis over its useful life, primarily forty years for current goodwill components. Under SFAS 121, impairment of purchased technology and goodwill is measured on the basis of whether anticipated future undiscounted operating cash flows expected from the acquired business will recover the recorded respective intangible asset balances over the remaining amortization period. At December 31, 2000, no assets have been

                      WATERS CORPORATION AND SUBSIDIARIES
determined to be impaired. Purchased technology included in other assets totaled $24,703 and $27,105, net of accumulated amortization of $16,668 and $14,282, at December 31, 2000 and 1999, respectively.

 Debt Issuance Costs

   Debt issuance costs are amortized over the life of the related debt using the effective interest method. At December 31, 2000 and 1999, debt issuance costs included in other assets amounted to $336 and $1,072, net of accumulated amortization of $3,327 and $2,591, respectively.

 Investments

   The Company accounts for its investments that represent less than twenty percent ownership using SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market gains and losses are charged to earnings if the securities are traded for short-term profit. Otherwise, these securities are considered available-for-sale investments and unrealized gains and losses are charged or credited to other comprehensive income (loss) in stockholders' equity. Realized gains and losses on sales of investments are included in the consolidated statements of operations.

   Investments for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method of accounting. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting and carries them at the lower of cost or estimated net realizable value.

   For investments in which the Company owns or controls between twenty and fifty percent of the voting shares, or over which it exerts significant influence over operating and financial policies, the equity method of accounting is used. The Company's share of net income or losses of equity investments is included in the consolidated statements of operations and was not material in any period presented.

   All investments at December 31, 2000 and 1999 are included in other assets.

 Stockholders' Equity

   On July 13, 2000, the Board of Directors approved a two-for-one common stock split, in the form of a 100% stock dividend. Shareholders of record on August 4, 2000 received the stock dividend on or about August 25, 2000. All share and per share amounts have been retroactively restated to reflect the stock split.

   On February 29, 2000, the Board of Directors approved an amendment to the Company's Certificate of Incorporation to increase authorized common stock from one hundred million to two hundred million shares, contingent upon shareholder approval at the Company's Annual Meeting. On May 4, 2000, shareholders approved the amendment.

 Hedge Transactions

   The Company maintains debt swap agreements which hedge the U.S. dollar value of the Company's investment in the net assets of certain foreign subsidiaries. The Company records any unrealized or realized gains or losses on these transactions in accumulated other comprehensive (loss) income in the consolidated balance sheets.

   In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133. SFAS 137

                      WATERS CORPORATION AND SUBSIDIARIES
amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998 and was to be effective previously for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 137 defers the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Earlier application is permitted. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS 138 establishes accounting and reporting standards for a limited number of derivative instruments and hedging activities when implementing SFAS 133. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has implemented SFAS 133 and SFAS 138 on January 1, 2001, subsequent to these financial statements. The transition effect of implementing the new standard was not material to the Company.

 Revenue Recognition and Change in Accounting

   Sales of products and services are generally recorded based on product shipment and performance of service, respectively. Proceeds received in advance of product shipment or performance of service are recorded as deferred revenue in the consolidated balance sheets.

   Effective January 1, 2000, the Company changed its method of revenue recognition for certain products requiring installation in accordance with Staff Accounting Bulletin "SAB" 101, Revenue Recognition in Financial Statements. Previously, the Company recognized revenue related to both the sale and the installation of certain products at the time of shipment. The larger of the contractual cash holdback or the fair value of the installation service is now deferred when the product is shipped and recognized as a multiple element arrangement in accordance with SAB 101 when installation is complete. The cumulative effect of the change on prior years resulted in a charge to income of $10,771 (net of an income tax benefit of $3,785), which is included in income for the year ended December 31, 2000. The adoption of SAB 101 had virtually no effect on the Company's 2000 results of operations excluding the cumulative effect. For the year ended December 31, 2000, the Company recognized $17,561 in revenue which is the entire amount of revenue associated with the cumulative effect adjustment as of January 1, 2000.

   The following unaudited Pro Forma results of operations for the years ended December 31, 1999 and 1998, and for the three months ended December 31, 1999, give effect to the adoption of SAB 101 as if the change in accounting occurred at the beginning of that period.

  Unaudited Pro Forma       Year Ended        Year Ended     Three Months Ended
        Results          December 31, 1999 December 31, 1998 December 31, 1999
  -------------------    ----------------- ----------------- ------------------
Net income available to
 common stockholders....     $118,860           $75,570           $40,331
Net income per basic
 common share...........     $    .97           $   .63           $   .32
Net income per diluted
 common share...........     $    .90           $   .58           $   .30

 Product Warranty Costs

   The Company provides for estimated warranty costs at the point of sale which are included in cost of sales.

 Field Service Expenses

   All expenses of the Company's field service organization are included in selling, general and administrative expenses in the consolidated statements of operations.

                      WATERS CORPORATION AND SUBSIDIARIES

 Advertising Costs

   All advertising costs are expensed as incurred and included in selling, general and administrative expenses in the consolidated statements of operations.

 Research and Development Costs

   Internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work is performed.

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

 Comprehensive Income (Loss)

   The Company accounts for comprehensive income (loss) in accordance with SFAS 130, Reporting Comprehensive Income. The statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

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

3 Business Investments

   In June 2000, the Company formed a strategic alliance with Variagenics, Inc. ("Variagenics") to develop and commercialize genetic variance reagent kits for use in the clinical development of pharmaceutical products. Variagenics is a leader in applying genetic variance information to the drug development process. In July 2000, the Company paid Variagenics $7.5 million for a minority common stock equity ownership and $3.0 million for a license to manufacture and sell reagents, and warrants to purchase common stock. The warrants to purchase Variagenics common stock are exercisable at $14 per share for a period of 5 years. The warrants were valued at approximately $.7 million using the Black-Scholes model. The Company could pay up to $4.0 million in future milestone payments and is obligated to pay royalties on net sales of the reagent kits. The common stock and warrant investments in Variagenics are included in other assets and carried at fair value with unrealized gains and losses reported as a separate component of other comprehensive income (loss). The license is being amortized on a straight-line basis over its useful life of 15 years.

   In December 2000, the Company entered into an agreement to make a minority equity investment of $7.5 million in Caprion Pharmaceuticals Inc. ("Caprion"). Caprion applies proprietary processes in sub-cellular

                      WATERS CORPORATION AND SUBSIDIARIES
biology in combination with its use of the Company's mass spectrometry products. As of December 31, 2000, the Company had paid $3.5 million under this agreement. The investment in Caprion is included in other assets and has been accounted for under the cost method of accounting.

   During 2000, the Company also made another minority equity investment and a business acquisition totaling $5.3 million. The minority equity investment is included in other assets and has been accounted for under the cost method of accounting. The business acquisition was accounted for as a purchase and the results of operations of the acquired company have been included in the consolidated results of the Company from the acquisition date.

4 Property, Plant and Equipment

   Property, plant and equipment consists of the following:

                                                                December 31
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
   Land and land improvements............................... $  3,840  $  3,887
   Buildings and leasehold improvements.....................   43,605    35,321
   Production and other equipment...........................  117,341   103,855
   Construction in progress.................................    6,179     5,190
                                                             --------  --------
       Total property, plant and equipment..................  170,965   148,253
   Less: accumulated depreciation and amortization..........  (68,357)  (56,412)
                                                             --------  --------
       Property, plant and equipment, net................... $102,608  $ 91,841
                                                             ========  ========

5 Inventories

   Inventories are classified as follows:

                                                                   December 31
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
   Raw materials................................................ $32,760 $27,155
   Work in progress.............................................  20,269  14,446
   Finished goods...............................................  34,246  38,762
                                                                 ------- -------
       Total inventories........................................ $87,275 $80,363
                                                                 ======= =======

6 Debt and Financial Instruments

   The Company's Bank Credit Agreement ("Agreement") provides a $450,000 line of credit through June 2002. Loans under the Agreement bear interest for each calendar quarter at an annual rate equal to, at the Company's option, 1) the applicable LIBOR rate plus a varying margin between .30% and 1.00% or 2) prime rate. Margins on LIBOR borrowings vary with the Company's financial performance. At December 31, 2000, the Company had no aggregate borrowings outstanding under the Agreement and had additional amounts available to borrow of $442,781, after outstanding letters of credit. At December 31, 1999, the Company had aggregate borrowings outstanding under the Agreement of $81,105 and had additional amounts available to borrow of $354,978, after outstanding letters of credit. The weighted average interest rate on the borrowings at December 31, 1999 was 6.54%. Borrowings are collateralized by substantially all of the Company's assets. The Company is also required to meet certain covenants, none of which is considered restrictive to operations. The

                      WATERS CORPORATION AND SUBSIDIARIES

Company's foreign subsidiaries also had available short-term lines of credit totaling $33,154 at December 31, 2000 and $32,413 at December 31, 1999. At December 31, 2000 and 1999, related short-term borrowings were $2,045 at a weighted average interest rate of 7.70% and $4,189 at a weighted average interest rate of 5.25%, respectively. In addition, at December 31, 2000 the Company had a short-term note payable of $2,834 related to an acquisition which bears interest at a fixed rate of 6.0%. At December 31, 1999 the Company also had promissory notes of $9,975 due, and paid in September 2000, in conjunction with its Micromass acquisition. These notes bore interest at a fixed rate of 6.25% payable semiannually.

   In November 1999, the Company terminated its interest swap agreement with Bankers Trust Company and entered into a new agreement with decreased notional amounts. During 2000, the Company swapped at progressively reduced levels ranging from $103 million to zero dollars, and throughout 1999 the Company swapped $103 million, all in notional amount of floating rate LIBOR borrowings for an equivalent notional amount of borrowings at a fixed interest rate of 6.3%. The new interest swap agreement originally reduced notional amounts progressively over a thirteen-month period scheduled to expire on December 29, 2000. In March 2000, the Company amended the swap agreement to accelerate the progressive reduction in the outstanding notional amounts and change the termination date to July 2000. The notional amount of the interest swap exceeded the aggregate borrowings at December 31, 1999 by $21,895. At December 31, 1999, the fair market value of this agreement was an unrealized loss of $16.

   In February 1999, the Company terminated certain outstanding debt swap agreements and entered into new debt swap agreements in European currencies which hedged foreign exchange exposures. These new debt swap agreements also extended the time period of the agreements until February 2001. These agreements, combined with other outstanding debt swap agreements, effectively swapped higher U.S. dollar fixed rate borrowings for lower fixed rate borrowings denominated in the respective currencies. The effect of these debt swap agreements and interest income earned from the investment of cash offset annual interest costs for 2000, 1999 and 1998, by $4,451, $3,239 and $2,547, respectively. At December 31, 1999, the total notional principal amount of the debt swap agreements was $112,333 at interest rates ranging from 1.10% to 4.20%. At exchange rates in effect on December 31,1999, the fair market value of those instruments was an unrealized gain of $6,104. The Company closed all outstanding debt swap agreements in December 2000 for which a realized gain of $15,202 was recognized in accumulated other comprehensive (loss).

   The Company enters into forward foreign exchange contracts principally to hedge the impact of currency fluctuations on certain intercompany balances. The periods of these forward contracts typically range from three months to one year. Gains and losses on these forward contracts are recorded in selling, general and administrative expenses in the consolidated statement of operations. At December 31, 2000 and 1999, the Company held forward foreign exchange contracts with notional amounts totaling approximately $60,000 and $30,000, respectively.

7 Income Taxes

   Income tax data for 2000, 1999 and 1998 follow in the tables below:

                                                      Year Ended December 31
                                                    --------------------------
                                                      2000     1999     1998
                                                    -------- -------- --------
The components of income from operations before
 income taxes were as follows:
  Domestic......................................... $ 54,263 $ 66,082 $ 62,873
  Foreign..........................................  156,699  101,479   38,674
                                                    -------- -------- --------
    Total.......................................... $210,962 $167,561 $101,547
                                                    ======== ======== ========

                      WATERS CORPORATION AND SUBSIDIARIES

                                                    Year Ended December 31
                                                   ---------------------------
                                                     2000      1999     1998
                                                   ---------  -------  -------
The components of the current and deferred income
 tax provision from operations were as follows:
  Current........................................  $  59,293  $41,560  $34,264
  Deferred.......................................     (4,444)   3,683   (7,116)
                                                   ---------  -------  -------
    Total........................................  $  54,849  $45,243  $27,148
                                                   =========  =======  =======

The components of the provision for income taxes
 from operations were as follows:
  Federal                                          $  13,589  $16,428  $ 6,001
  State..........................................      2,195    1,187    1,336
  Foreign........................................     39,065   27,628   19,811
                                                   ---------  -------  -------
    Total........................................  $  54,849  $45,243  $27,148
                                                   =========  =======  =======

The differences between income taxes computed at
 the United States statutory rate and the
 provision for income taxes are summarized as
 follows:
  Federal tax computed at U.S. statutory income
   tax rate......................................  $  73,837  $58,646  $35,541
  Foreign sales corporation......................     (2,999)  (3,075)  (2,333)
  State income tax, net of federal income tax
   benefit.......................................      1,427      772      868
  Deferred tax assets (benefited)................     (5,498)  (4,891) (13,254)
  Net effect of foreign operations...............    (12,814)  (7,243)    (191)
  Nondeductible acquisition costs................        --       --     5,775
  Other..........................................        896    1,034      742
                                                   ---------  -------  -------
    Provision for income taxes...................  $  54,849  $45,243  $27,148
                                                   =========  =======  =======

The tax effects of temporary differences and
 carryforwards which gave rise to deferred tax
 assets and deferred tax (liabilities) were as
 follows:
  Tax benefit of net operating loss and credits..  $  96,534  $27,778  $18,006
  Goodwill amortization..........................      6,426   10,496   10,598
  Deferred compensation..........................      9,610    9,908    7,984
  Inventory......................................      3,794    2,586    6,388
  Other..........................................      7,176      645      540
  Depreciation and capitalized software..........    (10,760)  (9,890)  (7,620)
  Valuation allowance............................   (109,139) (22,565) (15,439)
                                                   ---------  -------  -------
    Total deferred taxes.........................  $   3,641  $18,958  $20,457
                                                   =========  =======  =======

   The income tax benefits associated with nonqualified stock option compensation expense recognized for tax purposes and credited to additional paid-in capital were $14,430, $9,747 and $7,623 for the years ended December 31, 2000, 1999 and 1998, respectively. Because of the magnitude of the stock option exercises, the Company believes that it is more likely than not that the U.S. deferred tax assets will not be realized, therefore, a valuation allowance has reduced to zero all the deferred tax assets relating to U.S. income. The remaining deferred tax assets relate to foreign deferred tax assets which are expected to be utilized in 2001. To the extent that the deferred tax assets relate to stock option deductions, the resultant benefits, if and when realized, will be credited to stockholders' equity.

                      WATERS CORPORATION AND SUBSIDIARIES

   Deferred tax assets included in other current assets totaled $3,641, $5,591 and $7,865 at December 31, 2000, 1999 and 1998, respectively. Deferred tax assets included in other assets totaled $0, $13,367 and $12,592 at December 31, 2000, 1999 and 1998, respectively. The goodwill amortization amount arises from the difference between the book and tax treatment of goodwill and in-process research and development charges.

   At December 31, 2000, there were unremitted earnings of foreign subsidiaries of approximately $153 million. The Company has not provided U.S. income taxes or foreign withholding taxes on these earnings as it is the Company's intention to permanently reinvest the earnings outside the U.S.

   The Company's effective tax rate before nondeductible acquisition related expenses for the years ended December 31, 2000, 1999 and 1998 was 26%, 27% and 23%, respectively.

8 Leases

   Lease agreements, expiring at various dates through 2019, cover buildings, office equipment and automobiles. Rental expense was approximately $12,695 in 2000, $11,812 in 1999 and $10,766 in 1998. Future minimum rents payable as of December 31, 2000 under non-cancelable leases with initial terms exceeding one year are as follows:

   2001................................................................. $12,770
   2002.................................................................  11,909
   2003.................................................................   9,173
   2004.................................................................   6,773
   2005.................................................................   5,338
   Thereafter...........................................................  18,864

9 Redeemable Preferred Stock

   In conjunction with the August 18, 1994 acquisition of the predecessor HPLC business of Millipore Corporation ("Millipore"), the Company authorized and issued one hundred shares of Redeemable Preferred Stock ("Preferred Stock") with a par value of $.01 per share. The Preferred Stock had a liquidation value of $10,000 and earned an annual 6% cumulative dividend on the liquidation value with any accumulated but unpaid dividends added to the liquidation value. The Company could, at any time, redeem the Preferred Stock at the current liquidation value but in no event later than August 18, 2006. The Preferred Stock was recorded at its estimated fair value of $5,000 on the date of issuance. The excess of the liquidation value over the fair market value was being accreted by periodic charges to additional paid-in capital or available retained earnings since the date of issue.

   On November 2, 1999, the Company redeemed all outstanding shares of Preferred Stock, including cumulative unpaid dividends, for $9,500 in cash. The carrying value of the one hundred shares of Preferred Stock and cumulative dividends payable was $9,883 on that date and the transaction resulted in a gain on redemption of $383 which was credited to additional paid-in capital.

   During the years ended December 31, 1999 and 1998, $322 and $363, respectively, for accretion and $503 and $600, respectively, for unpaid dividends were charged against additional paid-in capital or available retained earnings.

                      WATERS CORPORATION AND SUBSIDIARIES

10 Stock Compensation and Purchase Plans

 Basis of Accounting

   The Company has four stock-based compensation plans, which are described below. The Company uses the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations for its plans. Accordingly, no compensation expense has been recognized for its fixed employee stock option plans and its employee stock purchase plan under SFAS 123, Accounting for Stock-Based Compensation. Had compensation expense for the Company's four stock-based compensation plans been recorded based on the fair value of awards at grant date consistent with the alternative method prescribed by SFAS 123, the Company's pro forma net income for 2000, 1999 and 1998, would have been $135,404, $115,857 and $70,043, respectively. Basic income per share for 2000, 1999, and 1998 would have been $1.06, $.94 and $.59, respectively. Diluted income per share for 2000, 1999, and 1998 would have been $.99, $.87 and $.54, respectively. The pro forma amounts include amortized fair values attributable to options granted after December 31, 1994 only and, therefore, are not likely to be representative of the effects on reported net income for future years.

   The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option-pricing model. Relevant data are described below:

                                                        2000    1999    1998
                                                       ------  ------  ------
Significant Assumptions Used to Estimate Option Fair
 Values
  Options issued......................................  1,733   1,868   2,112
  Risk-free interest rate.............................    5.4%    6.2%    4.7%
  Expected life in years..............................    7.5     7.5     7.5
  Expected volatility.................................   .524   0.437   0.454
  Expected dividends..................................      0       0       0
Weighted Average Exercise Price and Fair Values of
 Options on the Date of Grant
  Exercise price...................................... $70.64  $23.06  $19.64
  Fair value.......................................... $42.85  $13.31  $10.93

   The following table details the weighted average remaining contractual life of options outstanding at December 31, 2000 by range of exercise prices:

                                                    Remaining
                                          Weighted Contractual             Weighted
                               Number of  Average    Life of    Number of  Average
                                Shares    Exercise   Options     Shares    Exercise
 Execise Price Ranger         Outstanding  Price   Outstanding Exercisable  Price
--------------------          ----------- -------- ----------- ----------- --------
    $ 0.00 to $ 2.00.........      280     $ 1.02   3.8 years       280     $ 1.02
      2.01 to   5.00.........    7,949       3.73   3.7 years     7,949       3.73
      5.01 to  10.00.........      940       8.55   5.4 years       662       8.56
     10.01 to  15.00.........    1,521      10.69   6.9 years       785      10.69
     15.01 to  20.00.........    1,872      19.68   7.9 years       648      19.68
     20.01 to  40.00.........    1,824      23.10   8.9 years       324      23.06
    $40.01 to $75.00.........    1,705     $71.38   9.9 years         0     $ 0.00
                                ------     ------   ---------    ------     ------
                                16,091     $15.84   5.8 years    10,648     $ 6.03
                                ======     ======   =========    ======     ======

                      WATERS CORPORATION AND SUBSIDIARIES

 Stock Option Plans

   On May 7, 1996, the Company's shareholders approved the 1996 Long-Term Incentive Plan ("1996 Plan"), which provides for the granting of 4,000 shares of Common Stock, in the form of incentive or non-qualified stock options, stock appreciation rights ("SARs"), restricted stock or other types of awards. Under the 1996 Plan, the exercise price for stock options may not be less than the fair market value of the underlying stock at the date of grant. On December 2, 1997, the Board of Directors approved an additional 8,000 shares of Common Stock for issue under the 1996 Plan. The 1996 Plan is scheduled to terminate on May 7, 2006, unless extended for a period of up to five years by action of the Board of Directors. Options generally will expire no later than ten years after the date on which they are granted and will become exercisable as directed by the Compensation Committee of the Board of Directors. A SAR may be granted alone or in conjunction with an option or other award. No SARs, restricted stock, or other types of awards were outstanding as of December 31, 2000.

   The Company's 1994 Stock Option Plan ( "1994 Plan") provided for the granting of 20,141 options to purchase shares of common stock to certain key employees of the Company. The exercise price of the options was determined by a committee of the Board of Directors of the Company. Options granted have a term of ten years and vest in five equal installments on the first five anniversaries after the grant.

   On May 7, 1996, the Company's shareholders approved the 1996 Non-Employee Director Deferred Compensation Plan ("Deferred Compensation Plan") and the 1996 Non-Employee Director Stock Option Plan ("Director Stock Option Plan"). Under the Deferred Compensation Plan, outside directors may elect to defer their fees and credit such fees to either a cash account which earns interest at a market-based rate or to a common stock unit account, for which four hundred thousand shares of Common Stock have been reserved. Under the Director Stock Option Plan, each outside director will receive an annual option to purchase four thousand shares of Common Stock. Two hundred thousand shares of Common Stock may be issued under the plan. Options have a term of ten years and, with the exception of options granted in 1996, which vest in one year, vest in five equal installments on the first five anniversaries following the date of grant and have option prices no less than fair market value at the date of grant.

   The following table summarizes stock option activity for the plans:

                                                              Weighted Average
                             Number of Shares Price Per Share  Exercise Price
                             ---------------- --------------- ----------------
Outstanding at December 31,
 1997.......................      21,840      $1.02 to $10.69      $ 4.05
  Granted...................       2,112        9.39 to 19.68       19.64
  Exercised.................      (2,776)       1.02 to 10.69        2.07
  Canceled..................         (28)       8.05 to 10.69        9.92
                                  ------
Outstanding at December 31,
 1998.......................      21,148        1.02 to 19.68        5.86
  Granted...................       1,868                23.06       23.06
  Exercised.................      (3,272)       1.02 to 19.68        3.03
  Canceled..................         (62)       8.56 to 19.68       12.29
                                  ------
Outstanding at December 31,
 1999.......................      19,682        1.02 to 23.06        7.94
  Granted...................       1,733       25.75 to 72.06       70.64
  Exercised.................      (5,239)       1.02 to 23.06        4.24
  Canceled..................         (85)       8.05 to 23.06       17.59
                                  ------
Outstanding at December 31,
 2000.......................      16,091      $1.02 to $72.06      $15.84
                                  ======      ===============      ======

   Options exercisable at December 31, 2000, 1999, and 1998 were 10,648, 14,058 and 13,128, respectively. The weighted average exercise prices of options exercisable at December 31, 2000, 1999, and 1998 were $6.03, $4.45 and $3.67, respectively. Available stock options for grant at December 31, 2000 were 3,392.

                      WATERS CORPORATION AND SUBSIDIARIES

 Employee Stock Purchase Plan

   On February 26, 1996, the Company adopted the 1996 Employee Stock Purchase Plan under which eligible employees may contribute up to 15% of their earnings toward the quarterly purchase of the Company's Common Stock. The plan makes available 1,000 shares of the Company's Common Stock commencing October 1, 1996. As of December 31, 2000, approximately 290 shares have been issued under the plan. Each plan period lasts three months beginning on January 1, April 1, July 1 and October 1 of each year. The purchase price for each share of stock is the lesser of 90% of the market price on the first day of the plan period or 100% of the market price on the last day of the plan period. No compensation expense is recorded in connection with the plan.

11 Earnings per Share

   Basic and diluted EPS calculations are detailed as follows:

                                                      Year Ended 2000
                                            -----------------------------------
                                              Income       Shares     Per Share
                                            (Numerator) (Denominator)  Amount
                                            ----------- ------------- ---------
Net income per basic common share before
 the cumulative effect of change in
 accounting principle......................  $156,113      127,568      $1.22
                                             ========      =======      =====
Effect of dilutive securities:
  Options outstanding......................                  7,882
  Options exercised........................                  1,293
                                             --------      -------      -----
Income per diluted common share before the
 cumulative effect of change in accounting
 principle.................................  $156,113      136,743      $1.14
                                             ========      =======      =====


                                                      Year Ended 1999
                                            -----------------------------------
                                              Income       Shares     Per Share
                                            (Numerator) (Denominator)  Amount
                                            ----------- ------------- ---------
Net income per basic common share before
 the cumulative effect of change in
 accounting principle......................  $122,318
Accretion of and 6% dividend on preferred
 stock.....................................      (825)
Gain on redemption of preferred stock......       383
                                             --------
Income per basic common share..............  $121,876      123,013      $ .99
                                             ========      =======      =====
Effect of dilutive securities:
  Options outstanding......................                  8,787
  Options exercised........................                    832
                                             --------      -------      -----
Income per diluted common share............  $121,876      132,632      $ .92
                                             ========      =======      =====

                      WATERS CORPORATION AND SUBSIDIARIES

                                                      Year Ended 1998
                                            -----------------------------------
                                              Income       Shares     Per Share
                                            (Numerator) (Denominator)  Amount
                                            ----------- ------------- ---------
Net income per basic common share before
 the cumulative effect of change in
 accounting principle......................   $74,399
Accretion of and 6% dividend on preferred
 stock.....................................      (963)
                                              -------
Income per basic common share..............   $73,436      119,720      $ .61
                                              =======      =======      =====
Effect of dilutive securities:
  Options outstanding......................                  8,808
  Options exercised........................                    756
                                              -------      -------      -----
Income per diluted common share............   $73,436      129,284      $ .57
                                              =======      =======      =====

   For the years ended December 31, 2000, 1999, and 1998, the Company had 114, 0 and 2,100 stock option securities that were antidilutive, respectively. These securities were not included in the computation of diluted EPS. The effect of dilutive securities was calculated using the treasury stock method.

12 Comprehensive Income

   Comprehensive income details follow:

                                                   Year Ended December 31
                                                  ---------------------------
                                                    2000      1999     1998
                                                  --------  --------  -------
Net income....................................... $145,342  $122,318  $74,399
Foreign currency translation adjustments before
 income taxes....................................   (4,897)   (1,333)     (58)
Income tax (benefit).............................   (1,273)     (360)     (13)
                                                  --------  --------  -------
  Foreign currency translation adjustments, net
   of tax........................................   (3,624)     (973)     (45)
Unrealized (loss) on investments before income
 taxes...........................................   (1,008)
Income tax (benefit).............................     (262)
                                                  --------
  Unrealized (loss) on investments, net of tax...     (746)
                                                  --------  --------  -------
  Other comprehensive (loss).....................   (4,370)     (973)     (45)
                                                  --------  --------  -------
  Comprehensive income........................... $140,972  $121,345  $74,354
                                                  ========  ========  =======

13 Retirement Plans

   The Company has two retirement plans for employees: the Waters Employee Investment Plan, a defined contribution plan, and the Waters Retirement Plan, a defined benefit cash balance plan.

   U.S. employees are eligible to participate in the Waters Employee Investment Plan after one month of service. Employees may contribute from 1% to 20% of eligible pay on a pre-tax basis. The Company makes a matching contribution of 50% for contributions up to 6% of eligible pay. Employees are 100% vested in company matching contributions after one year of service. For the years ended December 31, 2000, 1999 and 1998, the Company's matching contributions amounted to $2,136, $1,984 and $1,839, respectively. Effective January 1, 1998, the Micromass, Inc. 401(k) Plan was merged into and YMC employees joined the Waters Employee Investment Plan.

   U.S. employees are eligible to participate in the Waters Retirement Plan after one year of service. The Company makes an annual contribution to each employee's account as a percentage of eligible pay based on years of service. In addition, each employee's account is credited for investment returns at the beginning of

                      WATERS CORPORATION AND SUBSIDIARIES
each year for the prior year at the average 12 month Treasury Bill rate plus 0.5%, limited to a minimum rate of 5% and a maximum rate of 10%. An employee does not vest until the completion of five years of service at which time the employee becomes 100% vested.

   The net periodic pension cost under SFAS 87, Employers' Accounting for Pensions, is made up of several components that reflect different aspects of the Company's financial arrangements as well as the cost of benefits earned by employees. These components are determined using the projected unit credit actuarial cost method and are based on certain actuarial assumptions. The Company's accounting policy is to reflect in the projected benefit obligation all benefit changes to which the Company is committed as of the current valuation date; use a market-related value of assets to determine pension expense; amortize increases in prior service costs on a straight-line basis over the expected future service of active participants as of the date such costs are first recognized; and amortize cumulative actuarial gains and losses in excess of 10% of the larger of the market-related value of plan assets and the projected benefit obligation over the expected future service of active participants. Summary data for the Waters Retirement Plan are presented in the following tables:

                                                              2000      1999
                                                            --------  --------
Reconciliation of Projected Benefit Obligation
Benefit obligation, January 1.............................. $ 22,710  $ 20,930
  Service cost.............................................    2,695     2,878
  Interest cost............................................    2,010     1,696
  Employee rollovers.......................................      149        45
  Actuarial loss (gain)....................................      941    (2,544)
  Disbursements............................................     (656)     (295)
                                                            --------  --------
Benefit obligation, December 31............................ $ 27,849  $ 22,710
                                                            ========  ========


                                                              2000      1999
                                                            --------  --------
Reconciliation of Fair Value of Assets
Fair value of assets, January 1............................ $ 22,886  $ 17,162
  Actual return on plan assets.............................   (2,666)    1,896
  Company contributions....................................    3,240     4,078
  Disbursements............................................     (656)     (295)
  Employee rollovers.......................................      149        45
                                                            --------  --------
Fair value of assets, December 31.......................... $ 22,953  $ 22,886
                                                            ========  ========


                                                               December 31
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Reconciliation of Funded Status
Projected benefit obligation............................... $(27,849) $(22,710)
  Fair value of plan assets................................   22,953    22,886
                                                            --------  --------
  Projected benefit obligation (in excess of) less than
   fair value of plan assets...............................   (4,896)      176
  Unrecognized prior service cost..........................   (1,126)   (1,225)
  Unrecognized net actuarial loss (gain)...................    3,186    (2,597)
                                                            --------  --------
Accrued (liability)........................................ $ (2,836) $ (3,646)
                                                            ========  ========

                      WATERS CORPORATION AND SUBSIDIARIES

   The projected benefit obligation was calculated using the following weighted average assumptions:

  Discount rate..................................................... 7.50% 8.00%
  Return on assets.................................................. 9.00% 9.00%
  Increases in compensation levels.................................. 4.75% 4.75%

                                                      Year Ended December 31
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
Components of Net Periodic Pension Cost
Service cost......................................... $ 2,695  $ 2,878  $ 2,513
Interest cost........................................   2,010    1,696    1,369
Return on plan assets................................  (2,171)  (1,645)  (1,391)
Net amortization:
  Prior service cost.................................     (99)     (99)     (99)
  Net actuarial (gain)...............................      (5)     --       --
                                                      -------  -------  -------
Net periodic pension cost............................ $ 2,430  $ 2,830  $ 2,392
                                                      =======  =======  =======

                                                       2000     1999     1998
                                                      -------  -------  -------
Reconciliation of (Accrued) Pension Cost
(Accrued) pension cost, January 1.................... $(3,646) $(4,894) $(2,502)
FAS 87 (cost)........................................  (2,430)  (2,830)  (2,392)
Contributions made during the year...................   3,240    4,078      --
                                                      -------  -------  -------
(Accrued) pension cost, December 31.................. $(2,836) $(3,646) $(4,894)
                                                      =======  =======  =======

   The Company also sponsors several unfunded defined benefit post-retirement plans covering U.S. employees. The plans provide medical insurance benefits and are, depending on the plan, either contributory or non-contributory. The Company's accrued post-retirement benefit obligation was $2,636 and $2,596 at December 31, 2000 and 1999, respectively, and is included in other liabilities in the consolidated balance sheets.

14 Related Party Transactions

   In 1996 and 1995, the Company made loans to certain executive officers of the Company. The loans are collateralized by a pledge of shares of common stock held by these executive officers. The 1995 loans bore interest at 5.83% per annum and matured on December 1, 2000. The 1996 loans bear interest at 5.65% per annum and mature on January 8, 2001. Loans receivable of $723 at December 31, 2000 and $1,337 at December 31, 1999 are included in other assets in the consolidated balance sheets.

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

                      WATERS CORPORATION AND SUBSIDIARIES

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

   Revenue                                              2000     1999     1998
   -------                                            -------- -------- --------
   Products.......................................... $640,654 $569,504 $504,956
   Service...........................................  154,417  134,896  113,857
                                                      -------- -------- --------
     Total........................................... $795,071 $704,400 $618,813
                                                      ======== ======== ========

   Geographic information is presented below:

                           United                            Other
                           States   Europe   Japan   Asia    Int'l  Elimination  Total
                          -------- -------- ------- ------- ------- ----------- --------
2000
Sales:
 Unaffiliated sales.....  $343,336 $228,971 $64,228 $34,512 $60,982  $     --   $732,029
 Unaffiliated export
  sales to Japan........       --    26,581     --      --      --         --     26,581
 Unaffiliated export
  sales to Asia.........     7,677   10,927     --      --      --         --     18,604
 Unaffiliated export
  sales to Other Int'l..    12,929    4,928     --      --      --         --     17,857
 Transfers between
  areas.................   162,935   93,344     --      --      --    (256,279)      --
                          -------- -------- ------- ------- -------  ---------  --------
  Total sales...........  $526,877 $364,751 $64,228 $34,512 $60,982  $(256,279) $795,071
                          ======== ======== ======= ======= =======  =========  ========
Long-lived assets:
 Unaffiliated...........  $230,048 $ 97,606 $ 3,298 $ 3,408 $14,190  $     --   $348,550
 Between affiliates.....   272,294   24,011   2,181     --    3,811   (302,297)      --
                          -------- -------- ------- ------- -------  ---------  --------
  Total long-lived
   assets...............  $502,342 $121,617 $ 5,479 $ 3,408 $18,001  $(302,297) $348,550
                          ======== ======== ======= ======= =======  =========  ========
1999
Sales:
 Unaffiliated sales.....  $289,538 $228,181 $65,137 $27,603 $51,134  $     --   $661,593
 Unaffiliated export
  sales to Japan........       --    16,119     --      --      --         --     16,119
 Unaffiliated export
  sales to Asia.........     5,831    5,007     --      --      --         --     10,838
 Unaffiliated export
  sales to Other Int'l..    14,326    1,524     --      --      --         --     15,850
 Transfers between areas
  ......................   182,471   59,510     --      --      --    (241,981)      --
                          -------- -------- ------- ------- -------  ---------  --------
  Total sales...........  $492,166 $310,341 $65,137 $27,603 $51,134  $(241,981) $704,400
                          ======== ======== ======= ======= =======  =========  ========
Long-lived assets:
 Unaffiliated...........  $221,907 $100,516 $ 3,279 $   192 $11,213  $     --   $337,107
 Between affiliates.....   227,246   24,011   2,181     --    3,795   (257,233)      --
                          -------- -------- ------- ------- -------  ---------  --------
  Total long-lived
   assets...............  $449,153 $124,527 $ 5,460 $   192 $15,008  $(257,233) $337,107
                          ======== ======== ======= ======= =======  =========  ========

                      WATERS CORPORATION AND SUBSIDIARIES

                           United                            Other
                           States   Europe   Japan   Asia    Int'l  Elimination  Total
                          -------- -------- ------- ------- ------- ----------- --------
1998
Sales:
 Unaffiliated sales.....  $258,050 $208,168 $46,098 $21,923 $44,578  $     --   $578,817
 Unaffiliated export
  sales to Japan........       --    12,199     --      --      --         --     12,199
 Unaffiliated export
  sales to Asia.........     5,276    6,896     --      --      --         --     12,172
 Unaffiliated export
  sales to Other
  Int'l...                  12,347    3,278     --      --      --         --     15,625
 Transfers between areas
  ......................   153,666   49,148     --      --      --    (202,814)      --
                          -------- -------- ------- ------- -------  ---------  --------
  Total sales...........  $429,339 $279,689 $46,098 $21,923 $44,578  $(202,814) $618,813
                          ======== ======== ======= ======= =======  =========  ========
Long-lived assets:
 Unaffiliated...........  $225,811 $ 98,058 $ 2,775 $   367 $11,658  $     --   $338,669
 Between affiliates.....   234,652   20,963   2,180     --    3,790   (261,585)      --
                          -------- -------- ------- ------- -------  ---------  --------
  Total long-lived
   assets...............  $460,463 $119,021 $ 4,955 $   367 $15,448  $(261,585) $338,669
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

16 Quarterly Results

   The Company's unaudited quarterly results are summarized below:

                            First                          Third
                           Quarter   Second Quarter       Quarter    Fourth Quarter      Total
                          ---------  ---------------  -------------- ----------------  ---------
2000
Net sales...............  $ 180,202  $       197,408  $      191,953  $       225,508  $ 795,071
Cost of sales...........     66,340           71,777          70,293           79,854    288,264
                          ---------  ---------------  --------------  ---------------  ---------
 Gross profit...........    113,862          125,631         121,660          145,654    506,807
Selling, general and
 administrative
 expenses...............     60,395           61,060          59,712           65,223    246,390
Research and development
 expenses...............     10,362           10,557          10,394           11,200     42,513
Goodwill and purchased
 technology
 amortization...........      1,811            1,760           1,755            1,751      7,077
                          ---------  ---------------  --------------  ---------------  ---------
 Operating income.......     41,294           52,254          49,799           67,480    210,827
Interest (expense)
 income, net............       (701)            (343)            322              857        135
                          ---------  ---------------  --------------  ---------------  ---------
 Income from operations
  before income taxes...     40,593           51,911          50,121           68,337    210,962
Provision for income
 taxes..................     10,545           13,506          13,030           17,768     54,849
                          ---------  ---------------  --------------  ---------------  ---------
 Income before
  cumulative effect of
  change in accounting
  principle.............     30,048           38,405          37,091           50,569    156,113
Cumulative effect of
 change in accounting
 principle..............    (10,771)             --              --               --     (10,771)
                          ---------  ---------------  --------------  ---------------  ---------
 Net Income.............  $  19,277  $        38,405  $       37,091  $        50,569  $ 145,342
                          =========  ===============  ==============  ===============  =========
Income per basic common
 share:
 Net income per basic
  common share before
  cumulative effect of
  change in accounting
  principle.............  $     .24  $           .30  $          .29  $           .39  $    1.22
 Cumulative effect of
  change in accounting
  principle.............       (.09)             --              --               --        (.08)
                          ---------  ---------------  --------------  ---------------  ---------
 Net income per basic
  common share            $     .15  $           .30  $          .29  $           .39  $    1.14
                          ---------  ---------------  --------------  ---------------  ---------
Weighted average number
 of basic common
 shares.................    125,602          126,914         128,485          129,347    127,568
                          =========  ===============  ==============  ===============  =========
Income per diluted
 common share:
 Net income per diluted
  common share before
  cumulative effect of
  change in accounting
  principle.............  $     .22  $           .28  $          .27  $           .37  $    1.14
 Cumulative effect of
  change in accounting
  principle.............       (.08)             --              --               --        (.08)
                          ---------  ---------------  --------------  ---------------  ---------
 Net income per diluted
  common share..........  $     .14  $           .28  $          .27  $           .37  $    1.06
                          =========  ===============  ==============  ===============  =========
Weighted average number
 of diluted common
 shares and
 equivalents............    135,184          136,222         137,430          137,795    136,743
                          =========  ===============  ==============  ===============  =========
Stock price range.......  22-53 3/8  38 23/32-64 3/4  59 5/16-90 3/8  62 11/16-88 1/2  22-90 3/8

                      WATERS CORPORATION AND SUBSIDIARIES

                                             Second
                          First Quarter      Quarter      Third Quarter   Fourth Quarter       Total
                          --------------  -------------  ---------------  --------------  ---------------
1999
Net sales...............  $      160,362  $     172,280  $       171,090  $      200,668  $       704,400
Cost of sales...........          60,622         63,712           61,903          70,899          257,136
                          --------------  -------------  ---------------  --------------  ---------------
 Gross profit...........          99,740        108,568          109,187         129,769          447,264
Selling, general and
 administrative
 expenses...............          54,504         55,537           57,075          59,477          226,593
Research and development
 expenses...............           8,686          9,021            8,634           9,753           36,094
Goodwill and purchased
 technology
 amortization...........           2,045          2,034            1,999           1,990            8,068
                          --------------  -------------  ---------------  --------------  ---------------
 Operating income.......          34,505         41,976           41,479          58,549          176,509
Interest (expense),
 net....................          (3,033)        (2,379)          (1,794)         (1,742)          (8,948)
                          --------------  -------------  ---------------  --------------  ---------------
 Income from operations
  before income taxes...          31,472         39,597           39,685          56,807          167,561
Provision for income
 taxes..................           8,498         10,691           10,715          15,339           45,243
                          --------------  -------------  ---------------  --------------  ---------------
 Net income.............          22,974         28,906           28,970          41,468          122,318
Accretion of and
 dividend on preferred
 stock..................            (244)          (245)            (247)            (89)            (825)
Gain on redemption of
 preferred stock........             --             --               --              383              383
                          --------------  -------------  ---------------  --------------  ---------------
 Net income available to
  common stockholders...  $       22,730  $      28,661  $        28,723  $       41,762  $       121,876
                          ==============  =============  ===============  ==============  ===============
Net income per basic
 common share...........  $          .19  $         .23  $           .23  $          .34  $           .99
                          ==============  =============  ===============  ==============  ===============
Weighted average number
 of basic common
 shares.................         121,788        122,444          123,509         124,408          123,013
                          ==============  =============  ===============  ==============  ===============
Net income per diluted
 common share...........  $          .17  $         .22  $           .22  $          .31  $           .92
                          ==============  =============  ===============  ==============  ===============
Weighted average number
 of diluted common
 shares and
 equivalents............         131,680        132,334          133,222         133,242          132,632
                          ==============  =============  ===============  ==============  ===============
Stock price range.......  18 1/8-27 1/16  23 1/4-28 1/4  24 3/8-33 13/16  18 1/2-33 1/16  18 1/8-33 13/16

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      WATERS CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
              (In thousands, except per share and employees data)

                                                    The Company
                          ----------------------------------------------------------------
                           Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                          December 31, December 31, December 31, December 31, December 31,
                              2000         1999         1998         1997         1996
                          ------------ ------------ ------------ ------------ ------------
Statement of Operations
 Data:
Net sales...............   $ 795,071    $ 704,400    $ 618,813    $ 465,470    $ 391,113
Cost of sales...........     288,264      257,136      232,497      173,275      145,254
Revaluation of acquired
 inventory (B)..........         --           --        16,500       16,500        6,100
                           ---------    ---------    ---------    ---------    ---------
  Gross profit..........     506,807      447,264      369,816      275,695      239,759
Selling, general and
 administrative
 expenses...............     246,390      226,593      206,211      167,290      148,513
Research and development
 expenses...............      42,513       36,094       34,433       25,750       20,898
Goodwill and purchased
 technology
 amortization...........       7,077        8,068        9,347        6,468        5,219
Expensed in-process
 research and
 development (B)........         --           --           --        55,000       19,300
Management fee (B)......         --           --           --           --           --
Restructuring charge
 (B)....................         --           --           --           --           --
                           ---------    ---------    ---------    ---------    ---------
  Operating income
   (loss)...............     210,827      176,509      119,825       21,187       45,829
Interest income
 (expense), net (C).....         135       (8,948)     (18,278)     (13,720)     (14,740)
Gains on cash flow
 hedges (B).............         --           --           --           --           --
                           ---------    ---------    ---------    ---------    ---------
  Income (loss) from
   operations before
   income taxes.........     210,962      167,561      101,547        7,467       31,089
Provision for income
 taxes..................      54,849       45,243       27,148       15,755       11,230
                           ---------    ---------    ---------    ---------    ---------
  Income (loss) from
   operations...........     156,113      122,318       74,399       (8,288)      19,859
Income (loss) from
 discontinued
 operations, net of tax
 (B)....................         --           --           --           --           --
                           ---------    ---------    ---------    ---------    ---------
  Income (loss) before
   extraordinary item...     156,113      122,318       74,399       (8,288)      19,859
Extraordinary item-
 (loss) on early
 retirement of debt
 (B)....................         --           --           --           --       (22,264)
                           ---------    ---------    ---------    ---------    ---------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............     156,113      122,318       74,399       (8,288)      (2,405)
Cumulative effect of
 change in accounting
 principle (B)..........     (10,771)         --           --           --           --
                           ---------    ---------    ---------    ---------    ---------
  Net income (loss).....     145,342      122,318       74,399       (8,288)      (2,405)
Less: Accretion of and
 dividend on preferred
 stock, net of gain.....         --           442          963          942          921
                           ---------    ---------    ---------    ---------    ---------
  Net income (loss)
   available to common
   stockholders.........   $ 145,342    $ 121,876    $  73,436    $  (9,230)   $  (3,326)
                           =========    =========    =========    =========    =========
Income (loss) per basic
 common share:
  Income (loss) per
   common share before
   extraordinary item...   $    1.22    $     .99    $     .61    $    (.08)   $     .16
  (Loss) per common
   share from
   discontinued
   operations...........         --           --           --           --           --
  Extraordinary (loss)
   per common share.....         --           --           --           --          (.19)
  Cumulative effect of
   change in accounting
   principle............        (.08)         --           --           --           --
                           ---------    ---------    ---------    ---------    ---------
  Net income (loss) per
   common share.........   $    1.14    $     .99    $     .61    $    (.08)   $    (.03)
                           =========    =========    =========    =========    =========
Weighted average number
 of basic common
 shares.................     127,568      123,013      119,720      116,508      115,364
                           =========    =========    =========    =========    =========
Income (loss) per
 diluted common share:
  Income (loss) per
   common share before
   extraordinary item...   $    1.14    $     .92    $     .57    $    (.08)   $     .15
  (Loss) per common
   share from
   discontinued
   operations...........         --           --           --           --           --
  Extraordinary (loss)
   per common share.....         --           --           --           --          (.18)
  Cumulative effect of
   change in accounting
   principle............        (.08)         --           --           --           --
                           ---------    ---------    ---------    ---------    ---------
  Net income (loss) per
   common share.........   $    1.06    $     .92    $     .57    $    (.08)   $    (.03)
                           =========    =========    =========    =========    =========
Weighted average number
 of diluted common
 shares and
 equivalents............     136,743      132,632      129,284      116,508      126,512
                           =========    =========    =========    =========    =========
Balance Sheet and Other
 Data (D):
Working capital.........   $ 123,263    $  49,489    $  53,459    $  45,843    $  61,227
Total assets............   $ 692,345    $ 586,345    $ 577,701    $ 552,059    $ 365,502
Long term debt,
 including current
 maturities (C).........         --     $  91,080    $ 218,250    $ 305,340    $ 210,470
Redeemable preferred
 stock..................         --           --     $   9,058    $   8,096    $   7,153
Stockholders' equity
 (deficit)/parent
 company investment.....   $ 451,781    $ 292,162    $ 150,119    $  62,297    $  57,780
Employees...............       3,158        2,968        2,758        2,640        2,135
Depreciation and
 amortization for the
 period.................   $  28,701    $  28,947    $  27,248    $  20,010    $  16,709
Capital expenditures for
 the period.............   $  35,368    $  24,416    $  20,616    $  23,393    $  13,822

--------
(A) Results of predecessor HPLC business of former parent Millipore Corporation acquired by Company on August 18, 1994.
(B) Nonrecurring charges and gains.
(C) Interest expense through August 18, 1994 was an allocation of Millipore's worldwide net interest expense based upon the ratio of the Predecessor's net assets to Millipore's net assets. No debt obligations of Millipore were reflected on the Predecessor's balance sheets.
(D) As a publicly held company, the Company has not declared or paid any dividends on common stock.

                                                   Predecessor Business (A)
                  ------------------------- --------------------------------------
                   Year Ended  August 19 to January 1 to  Year Ended   Year Ended
                  December 31, December 31,  August 18,  December 31, December 31,
                      1995         1994         1994         1993         1992
                  ------------ ------------ ------------ ------------ ------------
                   $ 332,972    $ 131,057     $176,097    $ 304,927    $ 309,287
                     126,216       49,740       73,446      124,387      123,342
                         925       38,424          --           --           --
                   ---------    ---------     --------    ---------    ---------
                     205,831       42,893      102,651      180,540      185,945
                     132,746       44,522       85,216      132,452      138,318
                      17,681        6,790       13,399       18,525       19,142
                       3,629        1,227          --           --           --
                         --        53,918          --           --           --
                       5,393          552          --           --           --
                         --         3,500          --        13,000          --
                   ---------    ---------     --------    ---------    ---------
                      46,382      (67,616)       4,036       16,563       28,485
                     (30,315)     (12,011)        (828)      (2,072)      (2,107)
                       1,175          923          --           --           --
                   ---------    ---------     --------    ---------    ---------
                      17,242      (78,704)       3,208       14,491       26,378
                       3,129        1,487          916        4,169        6,180
                   ---------    ---------     --------    ---------    ---------
                      14,113      (80,191)       2,292       10,322       20,198
                         --        (7,213)        (448)          (9)         108
                   ---------    ---------     --------    ---------    ---------
                      14,113      (87,404)       1,844       10,313       20,306
                     (12,112)         --           --           --           --
                   ---------    ---------     --------    ---------    ---------
                       2,001      (87,404)       1,844       10,313       20,306
                         --           --           --           --        (2,228)
                   ---------    ---------     --------    ---------    ---------
                       2,001      (87,404)    $  1,844    $  10,313    $  18,078
                                              ========    =========    =========
                         902          330
                   ---------    ---------
                   $   1,099    $ (87,734)
                   =========    =========
                   $     .15    $    (.94)
                         --          (.08)
                        (.14)         --
                         --           --
                   ---------    ---------
                   $     .01    $   (1.02)
                   =========    =========
                      89,304       85,928
                   =========    =========
                   $     .13    $    (.94)
                         --          (.08)
                        (.12)         --
                         --           --
                   ---------    ---------
                   $     .01    $   (1.02)
                   =========    =========
                      98,328       85,928
                   =========    =========
                   $  56,385    $  87,357                 $ 100,528    $ 112,905
                   $ 299,816    $ 331,598                 $ 189,592    $ 199,513
                   $ 158,500    $ 275,000                       --           --
                   $   6,232    $   5,330                       --           --
                   $  58,118    $ (22,670)                $ 149,095    $ 163,157
                       1,934        2,021        2,069        2,009        2,180
                   $  13,774    $   4,394     $  6,323    $   9,265    $   8,857
                   $   9,878    $   2,191     $  5,935    $   8,439    $  10,739

                                       40